     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 23, 2000

                                                      REGISTRATION NO. 333-94321
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 4

                                       TO
                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                             VIASYSTEMS GROUP, INC.
             (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                          3672                         75-2668620
(State or Other Jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
Incorporation or Organization)    Classification Code Number)       Identification Number)

                                                             DAVID M. SINDELAR
                                                 SENIOR VICE PRESIDENT AND CHIEF FINANCIAL
                                                                  OFFICER
            VIASYSTEMS GROUP, INC.                         VIASYSTEMS GROUP, INC.
       101 SOUTH HANLEY ROAD, SUITE 400               101 SOUTH HANLEY ROAD, SUITE 400
          ST. LOUIS, MISSOURI 63105                      ST. LOUIS, MISSOURI 63105
                (314) 727-2087                                 (314) 727-2087
 (Address, Including Zip Code, and Telephone      (Name, Address, Including Zip Code, and
 Number, Including Area Code, of Registrant's    Telephone Number, Including Area Code, of
         Principal Executive Offices)                        Agent for Service)

                             ---------------------

                                         Copies to:
                                                            BRIAN W. DUWE, ESQ.
             R. SCOTT COHEN, ESQ.                   SKADDEN, ARPS, SLATE, MEAGHER & FLOM
          WEIL, GOTSHAL & MANGES LLP                             (ILLINOIS)
        100 CRESCENT COURT, SUITE 1300               333 WEST WACKER DRIVE, SUITE 2100
             DALLAS, TEXAS 75201                          CHICAGO, ILLINOIS 60606
                (214) 746-7700                                 (312) 407-0700

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this registration statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8 OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8, MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     This registration statement contains two separate prospectuses. The first prospectus relates to a public offering in the United States and Canada of an aggregate of 32,000,000 shares of common stock. The second prospectus relates to a concurrent offering outside the United States and Canada of an aggregate of 8,000,000 shares of common stock. The prospectuses for each of the U.S. offering and the international offering will be identical with the exception of an alternate front cover page for the international offering. This alternate page appears in this registration statement immediately following the complete prospectus for the U.S. offering.

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS (Subject to Completion)

Issued March 23, 2000


                               40,000,000 Shares

                               [VIASYSTEMS LOGO]

                                  COMMON STOCK
                            ------------------------

VIASYSTEMS GROUP, INC. IS OFFERING SHARES OF ITS COMMON STOCK. THIS IS OUR INITIAL PUBLIC OFFERING AND NO PUBLIC MARKET CURRENTLY EXISTS FOR OUR SHARES. WE ANTICIPATE THAT THE INITIAL PUBLIC OFFERING PRICE WILL BE BETWEEN $16 AND $19 PER SHARE.
                            ------------------------


OUR COMMON STOCK HAS BEEN APPROVED FOR LISTING ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOL "VG."

                            ------------------------

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 11.
                            ------------------------

                              PRICE $     A SHARE
                            ------------------------

                                                UNDERWRITING
                                   PRICE TO     DISCOUNTS AND   PROCEEDS TO
                                    PUBLIC       COMMISSIONS    VIASYSTEMS
                                 ------------   -------------   -----------
Per Share......................             $              $              $
Total..........................  $               $              $

Viasystems Group, Inc. has granted the underwriters the right to purchase up to an additional 6,000,000 shares to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers on
          , 2000.
                            ------------------------

MORGAN STANLEY DEAN WITTER
                                      CREDIT SUISSE FIRST BOSTON
                                                                       CHASE H&Q
BANC OF AMERICA SECURITIES LLC
            BEAR, STEARNS & CO. INC.
                         DEUTSCHE BANC ALEX. BROWN
                                     GOLDMAN, SACHS & CO.
                                               SALOMON SMITH BARNEY
                                                        WIT SOUNDVIEW

            , 2000

 [PHOTOS OF PRINTED CIRCUIT BOARDS, BACKPANEL ASSEMBLIES AND WIRE HARNESSES AND
                               CABLE ASSEMBLIES]

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary...................     3
Risk Factors.........................    11
Special Note About Forward-Looking
  Statements.........................    17
The Transactions.....................    18
Use of Proceeds......................    20
Dividend Policy......................    20
Dilution.............................    21
Capitalization.......................    22
Unaudited Pro Forma Financial
  Information........................    24
Selected Financial Data..............    36
Management's Discussion and Analysis
  of Results of Operations and
  Financial Condition................    42


                                        PAGE
                                        ----
Business.............................    53
Management...........................    67
Principal Stockholders...............    75
Related Party Transactions...........    78
Description of Indebtedness..........    83
Description of Capital Stock.........    87
Shares Eligible for Future Sale......    93
Important United States Federal Tax
  Considerations for Non-United
  States Holders.....................    94
Underwriters.........................    97
Legal Matters........................   101
Experts..............................   101
Additional Information...............   101
Index to Financial Statements........   F-1


                            ------------------------

     Our principal executive offices are located at 101 South Hanley Road, Suite 400, St. Louis, Missouri 63105 and our telephone number at that address is (314) 727-2087.

     Unless we indicate otherwise, information in this prospectus assumes the underwriters will not exercise their over-allotment option. The share and per share information provided in this prospectus gives effect to a 1 for 6 reverse stock split of our common stock and the reclassification of each 6 2/3 shares of our class A common stock and class A series II common stock into one share of our common stock, which will occur on the date of this prospectus.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell shares of our common stock and seeking offers to buy shares of our common stock, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common stock.

     UNTIL                , 2000, 25 DAYS AFTER THE COMMENCEMENT OF THIS
OFFERING, ALL DEALERS THAT BUY, SELL OR TRADE OUR COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY


     You should read the following summary together with the more detailed information regarding our company, the common stock being sold in this offering and our financial statements and notes appearing elsewhere in this prospectus. Throughout this prospectus, "pro forma" information gives effect to the transactions described under the caption "The Transactions" elsewhere in this prospectus.



     We are a leading worldwide independent provider of electronics manufacturing services. Electronics manufacturing services include a wide spectrum of services, ranging from the design, production and assembly of electronic devices to testing and after-sales support. We serve primarily the telecommunications and networking industries, which we believe to be the fastest-growing customer segments of the $73 billion electronics manufacturing services market. Our pro forma revenues for the year ended December 31, 1999 were approximately $1 billion. We are a supplier to over 50 manufacturers of original equipment, including industry leaders Alcatel, Cisco Systems, Delco, Ericsson, Intel, Lucent Technologies, Marconi Communications, Motorola, Nortel, Siemens, Sun Microsystems and 3Com. Additionally, upon the consummation of the acquisition of the wire harness business of International Wire Group, Inc, an entity controlled by affiliates of Hicks, Muse, Tate & Furst Incorporated, we will be a supplier to General Electric. Upon completion of the acquisition of the wire harness business and the transfer of nine European manufacturing facilities to our existing stockholders, we will operate 20 manufacturing facilities located in the United States, Canada, Mexico, the United Kingdom, the Netherlands and China. These facilities are strategically located to take advantage of low-cost manufacturing environments and to better serve the needs of our customers.


     We offer a wide range of products and services to original equipment manufacturers of electronic products. Our original equipment manufacturer customers typically use product components from one or more other companies to build a product that they sell under their own brand name. Our products and services consist of:

     - the design and fabrication of printed circuit boards, in particular highly complex multi-layered printed circuit boards;

     - the manufacture of custom-designed backpanel assemblies, which are large printed circuit boards into which electronic components, including other printed circuit boards and integrated circuits, can be plugged;

     - the manufacture of complex printed circuit board assemblies, which are printed circuit boards to which electronic components, including integrated circuits, capacitors, microprocessors and resistors, are attached;


     - the procurement and management of materials; and


     - the assembly and testing of our customers' complete systems and products.


Additionally, upon the consummation of the acquisition of the wire harness business of International Wire, we will also design and manufacture wire harnesses and cable assemblies, which are assemblies of wires with connectors and terminals attached that transmit electricity between two or more end points.


For the year ended December 31, 1999, approximately 35% of our pro forma revenues were generated from value-added services, including the manufacture of custom-designed backpanel assemblies, printed circuit board assemblies and wire harnesses and cable assemblies, and 26% of our pro forma revenues were generated from the fabrication of highly complex multi-layered printed circuit boards, with the remainder of our pro forma revenues generated from the fabrication of low-layer printed circuit boards.


     We believe that our leadership in the design and fabrication of highly complex multi-layered printed circuit boards and custom-designed backpanel assemblies is a competitive advantage. As a result, we gain early access to our customers' new product designs, giving us the opportunity to use our printed circuit board and backpanel capabilities to capture the full system assembly business of our customers at the design stage of their product development cycles. Upon the consummation of the acquisition of the wire harness business of International Wire, our integrated manufacturing capabilities, including our ability to manufacture wire harnesses and cable assemblies, will enable us to provide a broad array of services and offer more value to our customers.


     We target leading original equipment manufacturers primarily in the telecommunications and networking industries. We believe that these industries represent a large and attractive market for electronics manufacturing services. Networking companies were among the first communications equipment companies to aggressively outsource much of their manufacturing to providers of electronics manufacturing services. Telecommunications equipment companies have only recently begun to use providers of electronics manufacturing services and we expect their use of electronics manufacturing service providers to increase.

     Approximately 55% of our pro forma revenues for the year ended December 31, 1999 were from telecommunications and networking customers. The products we manufacture for these customers include, or can be found in, a wide array of products including switching and transmission equipment, wireless base stations, workstations, servers and data networking equipment including hubs, routers and switches. Given our strong relationships with leading original equipment manufacturers in the telecommunications and networking industries, we believe we are well positioned to participate in the outsourcing programs and asset dispositions of those manufacturers.

     Our principal competitive advantages are our advanced product capabilities, strong customer relationships, global infrastructure, broad service offering, supply chain management capabilities and experienced and successful management team. These competitive advantages allow us to provide significant value to our customers by reducing their new product development cycles, the amount of time it takes to bring their product to market, the amount of time it takes to reach desired volume levels of production and their overall manufacturing cost. Based on our estimates of market share and our product capabilities, we believe we are the industry leader in the manufacture of highly complex, technologically advanced multi-layered printed circuit boards and custom-designed backpanel assemblies. In our state-of-the-art manufacturing facilities, we currently produce commercial quantities of printed circuit boards with up to 48 layers and circuit track widths as narrow as three one-thousandths of an inch. We have the capability to produce printed circuit boards with up to 60 layers and circuit track widths as narrow as two one-thousandths of an inch. We have used these capabilities to participate in the product design of many next generation products for major original equipment manufacturers in the telecommunications and networking industries.

OUR STRATEGY

     Our goal is to be the partner of choice to leading original equipment manufacturers. Our strategy is to:

     - focus on the high growth telecommunications and networking customer segments;

     - capitalize on our advanced printed circuit board and backpanel capabilities to further expand into complete assembly and other value-added services;

     - take advantage of our ability to provide a full-service offering to, and expand relationships with, our customers;

     - concentrate on high value-added products and services;

     - exploit our low-cost manufacturing locations to reduce our customers' total costs;

     - expand our manufacturing facilities geographically to better meet the needs of our customers; and

     - pursue acquisition opportunities.

OUR HISTORY

     We were formed in 1996 by Hicks, Muse, Tate & Furst Incorporated and Mills & Partners, Inc. to create a preferred global manufacturing provider to leading original equipment manufacturers through acquisitions of printed circuit board fabricators and backpanel assemblers. During the past eighteen months, we have broadened our focus to become a full-solution provider in the electronics manufacturing services industry. We have completed six acquisitions and established operations at four newly created facilities, significantly broadening our service offering capabilities, expanding our geographic reach and building our customer base of original equipment manufacturers. Our management team previously worked together at Berg Electronics, a leading electronics manufacturing enterprise, where they worked directly with many of the same original equipment manufacturer customers that are currently some of our largest customers.

THE TRANSACTIONS

     In connection with the offering, we will complete the following transactions:

     - the transfer of nine European printed circuit board manufacturing facilities, consisting primarily of the operations formerly conducted by Interconnection Systems Limited, Forward Group, Zincocelere and Viasystems Sweden, to a new entity formed by our existing stockholders in consideration for subordinated notes payable to us in the aggregate amount of $124.0 million; and

     - the acquisition of the wire harness business of International Wire Group, Inc., an entity controlled by affiliates of Hicks, Muse, Tate & Furst Incorporated, for a cash purchase price of $210.0 million.

     We are transferring the operations consisting primarily of the business formerly conducted by Interconnection Systems Limited, Forward Group, Zincocelere and Viasystems Sweden as part of our overall strategy to focus our resources on value-added electronics manufacturing services for telecommunications and networking customers. The acquisition of the wire harness business allows us to provide our wire harnesses for products we manufacture to our customers.

     For the fiscal year ended December 31, 1999, the business we are transferring had revenue of $364.2 million; operating income (loss), plus depreciation, amortization and the non-cash charge relating to the impairment loss, of $20.9 million; and a net loss before cumulative effect of a change in accounting principle of $562.9 million. During the same period, the wire harness business had revenue of $191.0 million; operating income (loss), plus depreciation and amortization of $25.3 million; and income before cumulative effect of a change in accounting principle of $5.0 million.

     In connection with these transactions and concurrently with the offering, we expect to refinance our existing senior credit facility with a new senior credit facility.

     For a more detailed description of these transactions, please see "The Transactions" beginning on page 18.

RECENT EVENTS

     On January 25, 2000, we entered into an agreement with Marconi Communications, Inc. to acquire Marconi's network components and services business for $115.0 million. This business has manufacturing facilities in Europe and China, where it provides electronic manufacturing services primarily to telecommunications customers, including Italtel, Lucent, Marconi, Nokia and Siemens. For the twelve months ended December 31, 1999, the network components and services business had revenues and operating income (loss), plus depreciation and amortization of approximately $151.6 million and $10.6 million, respectively.

     While the acquisition of the network components and services business is expected to close on March 30, 2000, we cannot assure you that the closing will occur at, or subsequent to, that time. This offering is not dependent on the closing of the acquisition.

                                  THE OFFERING

Common stock offered.......  40,000,000 shares(1)

Common stock offered in

  United States offering...  32,000,000 shares

  International offering...  8,000,000 shares

Common stock to be
outstanding after this
  offering.................  128,233,472 shares(1)(2)(3)

Over-allotment option......  6,000,000 shares

Use of proceeds............  We intend to use the estimated net proceeds of
                             $658.5 million from the offering to fund the acquisition of the wire harness business and to repay a portion of our outstanding indebtedness. See "Use of Proceeds."


New York Stock Exchange
  symbol...................  VG

------------

(1) Excludes up to 6,000,000 shares that may be sold by us if the underwriters exercise their over-allotment option.

(2) Gives effect to a 1 for 6 reverse stock split of our common stock and the reclassification of each 6 2/3 shares of our class A common stock and class A series II common stock into one share of our common stock.

(3) Excludes:

     - 2,430,333 shares of common stock that are issuable upon the exercise of our outstanding stock options that have been issued under our management stock option plan with a weighted average exercise price of $6.99 per share;

     - 2,802,897 shares of common stock that are issuable upon the exercise of our outstanding performance options with an exercise price of $9.00 per share after giving effect to amendments to those options to be effected prior to completion of the offering;

     - 16,666 shares of common stock that are issuable upon the exercise of our outstanding stock options that have been issued to a director with an exercise price of $6.00 per share;

     - 136,645 shares of common stock that are issuable upon the exercise of our outstanding warrants with an exercise price of $10.50 per share; and


     - 2,134,000 shares of common stock which will be issuable upon the exercise of stock options to be granted to Hicks Muse and partners of Hicks Muse with an exercise price equal to the initial public offering price of our common stock.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following table presents summary historical consolidated financial data of Viasystems Group, Inc. for the periods indicated. The financial data used in the preparation of the summary historical consolidated financial data has been derived from our audited financial statements for the periods indicated.

     The following information should be read in conjunction with our consolidated financial statements and the related notes, "Selected Financial Data," and "Management's Discussion and Analysis of Results of Operations and Financial Condition," all included elsewhere in this prospectus.

                                                                       YEAR ENDED DECEMBER 31,
                                                         ---------------------------------------------------
                                                             1997(1)           1998(2)           1999(3)
                                                         ---------------   ---------------   ---------------
                                                         (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
  Net sales............................................    $   795,289       $ 1,031,928       $ 1,102,324
                                                           -----------       -----------       -----------
  Cost of goods sold...................................        554,097           723,741           816,370
  Selling, general and administrative expenses,
     including non-cash compensation expense charge of
     $--, $3,398 and $110,070, respectively(4).........         75,650           110,147           223,139
  Depreciation and amortization........................        110,037           166,606           174,322
  Impairment loss(5)...................................             --                --           468,389
  Write-off of acquired in-process research and
     development(6)....................................        294,500            20,100            17,600
                                                           -----------       -----------       -----------
     Operating income (loss)...........................       (238,995)           11,334          (597,496)
                                                           -----------       -----------       -----------
  Interest expense, net................................         64,612            92,535           109,980
  Amortization of deferred financing costs.............          6,629             9,354             6,619
  Other expense........................................          1,024             4,960            23,594
                                                           -----------       -----------       -----------
     Loss before income taxes, cumulative effect of a
       change in accounting principle and extraordinary
       item............................................       (311,260)          (95,515)         (737,689)
  Provision (benefit) from income taxes................          8,432            (7,334)          (28,289)
                                                           -----------       -----------       -----------
     Loss before cumulative effect of change in
       accounting principle and extraordinary item.....       (319,692)          (88,181)         (709,400)
  Cumulative effect -- write-off of start-up costs, net
     of income tax benefit of $5,647...................             --                --            16,942
  Extraordinary item -- loss on early extinguishment of
     debt, net of income tax benefit of $4,332.........          7,796                --                --
                                                           -----------       -----------       -----------
  Net loss.............................................    $  (327,488)      $   (88,181)      $  (726,342)
                                                           ===========       ===========       ===========
     Basic net loss per weighted average common
       share(7)........................................    $    (10.99)      $     (1.68)      $    (10.24)
                                                           ===========       ===========       ===========
     Basic weighted average common shares(7)...........     26,507,409        48,205,838        62,123,268
     Diluted net loss per weighted average common
       share(7)........................................    $    (12.48)      $     (1.89)      $    (10.86)
                                                           ===========       ===========       ===========
     Diluted weighted average common shares(7).........     26,507,409        48,669,528        67,238,458
BALANCE SHEET DATA:
  Cash and cash equivalents............................    $    27,538       $     9,335       $    22,839
  Working capital......................................         16,659            19,538            99,066
  Total assets.........................................      1,068,912         1,454,703         1,212,558
  Total debt, including current maturities.............        847,375         1,134,495         1,362,212
  Stockholders' deficit................................       (125,491)         (150,519)         (603,003)

------------

(1) Amounts are derived from our audited historical financial statements for the year ended December 31, 1997, and include the results of Forward Group and Interconnection Systems Limited since the dates of acquisition in April 1997. See note 1 to our consolidated financial statements.

(2) Amounts are derived from our audited historical financial statements for the year ended December 31, 1998 and include the results of the printed circuit board production facility of Ericsson Telecom AB purchased by our subsidiary, Viasystems Sweden, Mommers Print Service B.V. and Zincocelere S.p.A.

    since the dates of acquisition in the first quarter of 1998. See note 1 to our consolidated financial statements.

(3) Amounts are derived from our audited historical financial statements for the year ended December 31, 1999, and include the results of the printed circuit board manufacturing facilities of Kalex Printed Circuit Board Limited and its direct and indirect subsidiaries, which we purchased from Termbray Industries International (Holdings) Limited, since the date of acquisition in August 1999 and PAGG Corporation since the date of acquisition in April 1999. See note 1 to our consolidated financial statements.

(4) During the years ended December 31, 1998 and 1999, we recorded non-cash compensation charges of $3,398 and $110,070, respectively, which reflect the difference between the cost of the class A common stock and class A series II common stock and the value of the common stock that it is convertible into at those dates. We expect to record an additional non-cash compensation charge in the first-quarter of 2000 as a result of the reclassification of each 6 2/3 shares of class A common stock and class A series II common stock into one share of common stock in connection with this offering.

(5) Represents an impairment loss related to the write-off of long-lived assets in accordance with Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." See note 3 to our consolidated financial statements.

(6) Represents charges relating to the write-off of acquired in-process research and development costs associated with the purchase accounting for the acquisition of Forward Group and Interconnection Systems Limited in 1997, the Mommers and Zincocelere acquisitions in 1998 and the Kalex acquisition in 1999. The write-off relates to acquired research and development for projects that do not have a future alternative use. See note 1 to our consolidated financial statements.

(7) Basic net loss per weighted average common share is computed by dividing the net loss plus the charge for preferred stock dividends and accretion less the loss attributable to class A common stock and class A series II common stock by the weighted average common shares outstanding during the period. Diluted net loss per weighted average common share is computed by dividing the net loss plus the charge for preferred stock dividends and accretion by the weighted average common shares outstanding during the period plus the weighted average class A common stock and class A series II common stock shares outstanding on an as if converted basis. Options and warrants were excluded from the diluted calculation because their effect is anti-dilutive. For further discussion of the calculation of basic and diluted loss per share, refer to note 22 of our consolidated financial statements.

                   SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA

     The following table presents summary pro forma financial data for the fiscal year ended December 31, 1999 giving effect to (1) the acquisitions we completed in 1999, (2) the transfer of the operations formerly conducted by Interconnection Systems Limited, Forward Group, Zincocelere and Viasystems Sweden and the acquisition of the wire harness business of International Wire, collectively referred to as the "Transactions" in the table below, and (3) the offering, including the application of the net proceeds from the offering, in each case, as if those transactions had occurred at January 1, 1999 and as more fully described under the heading "Unaudited Pro Forma Financial Information" contained elsewhere in this prospectus. The pro forma balance sheet data as of December 31, 1999 gives effect to (1) the transfer of the operations formerly conducted by Interconnection Systems Limited, Forward Group, Zincocelere and Viasystems Sweden and the acquisition of the wire harness business of International Wire, and (2) the offering, including the application of the net proceeds from the offering, in each case, as if those transactions had occurred at the balance sheet date.

     The summary pro forma financial data are not necessarily indicative of either our future results of operations or the results of operations that would have occurred if those events had been consummated on the indicated dates. The following information should be read in conjunction with our consolidated financial statements and the related notes, "Selected Financial Data," "Unaudited Pro Forma Financial Information," and "Management's Discussion and Analysis of Results of Operations and Financial Condition," all included elsewhere in this prospectus.


                                                                                         PRO FORMA
                                                              PRO FORMA           COMPLETED ACQUISITIONS,
                                                        COMPLETED ACQUISITIONS        THE TRANSACTIONS
                                                         AND THE TRANSACTIONS         AND THE OFFERING
                                                       ------------------------   ------------------------
                                                              YEAR ENDED                 YEAR ENDED
                                                             DECEMBER 31,               DECEMBER 31,
                                                                 1999                     1999(1)
                                                       ------------------------   ------------------------
                                                       (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
  Net sales..........................................         $1,026,354                $  1,026,354
  Cost of goods sold.................................            735,420                     735,420
  Selling, general and administrative expenses,
     including non-cash compensation expense charge
     of $110,070(2)..................................            195,763                     195,763
  Depreciation and amortization......................            124,044                     124,044
  Write-off of acquired in-process research and
     development(3)..................................             17,600                      17,600
                                                              ----------                ------------
     Operating income................................            (46,473)                    (46,473)
                                                              ----------                ------------
  Interest expense, net..............................            131,290                      74,192
  Amortization of deferred financing costs...........              6,461                       2,680
  Other expense (income).............................              4,335                       4,335
                                                              ----------                ------------
     Loss before income taxes and cumulative effect
       of a change in accounting principle...........           (188,559)                   (127,680)
  Benefit from income taxes..........................            (36,049)                    (11,697)
                                                              ----------                ------------
     Loss before cumulative effect of a change in
       accounting principle..........................         $ (152,510)               $   (115,983)
                                                              ==========                ============
     Basic net loss per weighted average common share
       before cumulative effect of a change in
       accounting principle(4).......................                                   $      (1.07)
                                                                                        ============
     Basic weighted average common shares(4).........                                    112,355,486
     Diluted net loss per weighted average common
       share before cumulative effect of a change in
       accounting principle(4).......................                                   $      (1.07)
                                                                                        ============
     Diluted weighted average common shares(4).......                                    112,355,486

                                                                                      PRO FORMA
                                                                 PRO FORMA       THE TRANSACTIONS AND
                                                             THE TRANSACTIONS        THE OFFERING
                                                             -----------------   --------------------
                                                                   AS OF                AS OF
                                                             DECEMBER 31, 1999    DECEMBER 31, 1999
                                                             -----------------   --------------------
                                                                          (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents................................     $   16,306            $   16,306
  Working capital..........................................        113,470               122,875
  Total assets.............................................      1,049,633             1,047,147
  Total debt, including current maturities.................      1,541,877               900,702
  Stockholders' deficit....................................       (822,826)             (176,232)

------------


(1) Assuming the underwriters' over-allotment option is exercised in full, interest expense, net, would be $66.3 million, net loss before cumulative effect of a change in accounting principle would be $111.3 million, basic and diluted net loss per weighted average common share before cumulative effect of a change in accounting principle would be $(.98).



(2) During the year ended December 31, 1999, we recorded a non-cash compensation charge of $110.1 million which reflects the difference between the cost of the class A common stock and class A series II common stock and the value of the common stock into which it is convertible at that date. We expect to record an additional non-cash compensation charge in the first quarter of 2000 of $67.2 million, assuming an initial public offering price of $17.50 per share, as a result of the reclassification of each 6 2/3 shares of class A common stock and class A series II common stock into one share of common stock in connection with this offering. In addition, in the event the initial public offering price exceeds $17.50 per share, we will record an additional non-cash compensation charge equal to the excess of the initial public offering price over $17.50 multiplied by the number of shares of common stock issued in the reclassification. No additional charge related to the class A common stock and class A series II common stock will be required after the reclassification. Excluding the non-cash compensation expense of $110.1 million, loss before cumulative effect of a change in accounting principle would be $(3.9) million, basic net loss per weighted average common share before cumulative effect of a change in accounting principle would be $(.07) and diluted net loss per weighted average common share before cumulative effect of a change in accounting principle would be $(.07).


(3) Represents charges relating to the write-off of acquired in-process research and development costs associated with the purchase accounting for the Kalex acquisition in 1999. The write-off relates to acquired research and development for projects that do not have a future alternative use. See note 1 to our consolidated financial statements.

(4) Basic and diluted net loss per weighted average common share before cumulative effect of a change in accounting principle is computed by dividing the net loss before cumulative effect of a change in accounting principle plus the charge for preferred stock dividends and accretion by the weighted average common shares outstanding during the period plus the class A common stock and class A series II common stock shares outstanding on an as if converted basis at a conversion rate of one share of common stock for each 6 2/3 outstanding shares of class A common stock and class A series II common stock. The shares used in the computation of net loss per share also include shares being sold in the offering that would be required to retire the debt and fund the wire harness business acquisition as more fully described under "Use of Proceeds." Options and warrants were excluded from the diluted calculation because their effect is antidilutive. For a further discussion of the methodology used to calculate basic and diluted loss per share, refer to note 22 of our consolidated financial statements.

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

     Our business, financial conditions or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

WE MAY EXPERIENCE FLUCTUATIONS IN OUR OPERATING RESULTS AND, BECAUSE MANY OF OUR OPERATING COSTS ARE FIXED, EVEN SMALL REVENUE SHORTFALLS CAN HAVE A DISPROPORTIONATE EFFECT ON OUR OPERATING RESULTS

     Our operating results may vary significantly for a variety of reasons, including:

     - expenditures or write-offs related to acquisitions;

     - start-up expenses relating to new manufacturing facilities;

     - pricing pressures;

     - timing of orders from and shipments to major customers;

     - our capacity relative to the volume of orders;

     - expenditures in anticipation of future sales;

     - variations in product mix; and

     - overall economic conditions in the electronics industry.

     Historically, expenditures and write-offs related to acquisitions, start-up expenses relating to new manufacturing facilities and pricing pressures have caused fluctuations in our operating results. For example, in the fiscal year ended December 31, 1999, we incurred $17.6 million of write-offs related to acquisitions and $16.9 million of start-up expenses, net of tax benefit of $5.6 million. Because a significant portion of our operating expenses are fixed, even a relatively small revenue shortfall can have a disproportionate effect on our results of operations. Results of operations in any period should not be considered indicative of the results to be expected for any future period.

A SIGNIFICANT PORTION OF OUR REVENUES ARE BASED ON SALES TO OUR LARGEST CUSTOMERS; IF WE LOSE ANY OF THESE CUSTOMERS, OUR SALES COULD DECLINE SIGNIFICANTLY


     Lucent Technologies accounted for approximately 34% and 32%, General Electric accounted for approximately 10% and 9% and our five largest customers as a group accounted for approximately 60% and 55% of our pro forma net sales for the calendar years 1998 and 1999, respectively. General Electric will become our customer upon the consummation of the acquisition of the wire harness business of International Wire. Although we cannot assure you that our principal customers will continue to purchase products from us at past levels, we expect a significant portion of our revenue will continue to be concentrated within a small number of customers. In addition, we anticipate that Lucent Technologies will continue to be our largest customer for at least the next few years. Although we have supply agreements with each of Lucent Technologies and General Electric which could first expire in December 2001 and December 2006, respectively, there may be circumstances that would allow them to terminate those agreements or to purchase required quantities from other suppliers if we fail to perform. Additionally, an extraordinary change in the financial condition or business of these customers could cause them to be unable to fulfill their obligations to us under those contracts. The loss of, or significant curtailment of purchases by, Lucent Technologies or General Electric or one or more of these principal customers could have a material adverse effect on our revenues.

WE RELY HEAVILY ON THE TELECOMMUNICATIONS AND NETWORKING INDUSTRIES; ACCORDINGLY, A DOWNTURN IN THESE INDUSTRIES WOULD LIKELY HAVE A MATERIAL ADVERSE EFFECT ON OUR ABILITY TO FORECAST DEMAND AND PRODUCTION AND TO MEET DESIRED SALES LEVELS

     Our principal customers are in the telecommunications and networking industries, which are characterized by intense competition, relatively short product life cycles and significant fluctuations in product demand. In addition, these industries are generally subject to rapid technological change and product obsolescence. Furthermore, these industries are subject to economic cycles and have in the past experienced, and are likely in the future to experience, recessionary periods. A recession or any other event leading to excess capacity or a downturn in the telecommunications and networking industries would likely have a material adverse effect on our ability to forecast demand and production and to meet desired sales levels.

WE ARE EXPANDING OUR BUSINESS INTO NEW PRODUCTS AND SERVICES AND MAY NOT BE ABLE TO COMPETE EFFECTIVELY WITH OTHER COMPANIES WHO HAVE BEEN IN THESE BUSINESSES LONGER THAN WE HAVE

     The electronics manufacturing services industry is highly fragmented and characterized by intense competition. During the last eighteen months, we have broadened our product offerings by expanding our backpanel assembly capabilities as well as adding printed circuit board assembly, full system assembly and test capabilities. As a result of our broadened focus in the electronics manufacturing services industry, we will be competing with companies that have substantially greater financial and manufacturing resources than we have and who have been providing these services longer than we have. As a participant in the electronics manufacturing services industry, we compete on the basis of product quality, responsiveness to customers, manufacturing and engineering technology and price. There can be no assurance that we will be able to successfully compete on this basis with our more established competitors.

THE ELECTRONICS MANUFACTURING SERVICES INDUSTRY IS SUBJECT TO RAPID TECHNOLOGICAL CHANGE; OUR FAILURE TO TIMELY OR ADEQUATELY RESPOND TO THOSE CHANGES MAY RENDER OUR EXISTING TECHNOLOGY LESS COMPETITIVE OR OBSOLETE, AND OUR OPERATING RESULTS MAY SUFFER

     The market for our products and services is characterized by rapidly changing technology and continuing process development. The future success of our business will depend in large part upon our ability to maintain and enhance our technological capabilities, develop and market products and services that meet changing customer needs, and successfully anticipate or respond to technological changes on a cost-effective and timely basis. Research and development expenses are expected to increase as manufacturers make demands for higher technology and more complex products. In addition, the electronics manufacturing services industry could in the future encounter competition from new or revised technologies that render existing technology less competitive or obsolete. There can be no assurance that we will effectively respond to the technological requirements of the changing market, including the need for substantial additional capital expenditures that may be required as a result of those changes and, as a result, our operating results may suffer.

IF WE DO NOT MANAGE EFFECTIVELY THE EXPANSION OF OUR OPERATIONS, OUR ABILITY TO CONTROL BUSINESS OPERATIONS AND EXPENDITURES MAY BE LIMITED

     We have grown rapidly in recent periods, and this growth may be difficult to sustain. Internal growth and further expansion of our value-added electronics manufacturing services offerings will require us to expand our existing operations and relationships and to improve our operational and information systems.

     We plan to expand our manufacturing capacity and value-added electronics manufacturing services offerings by expanding our facilities and by adding new equipment. This expansion involves significant risks. For example:

     - we may not be able to attract and retain the management personnel and skilled employees necessary to support expanded operations;

     - we may not efficiently and effectively integrate new operations, expand existing operations and manage geographically dispersed operations;

     - we may incur cost overruns;

     - we may encounter construction delays, equipment delays or shortages, labor shortages and disputes and production start-up problems that could adversely affect our growth and our ability to meet customers' delivery schedules; and

     - we may not be able to obtain funds for this expansion on acceptable terms.

     In addition, we expect to incur new fixed operating expenses associated with our expansion efforts, including increases in depreciation expense and rental expense. If our revenues do not increase sufficiently to offset these expenses, our operating results would be adversely affected.

OUR ACQUISITION STRATEGY COULD FAIL OR PRESENT UNANTICIPATED PROBLEMS FOR OUR BUSINESS IN THE FUTURE, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO MAKE ACQUIRED BUSINESSES PROFITABLE OR REALIZE ANTICIPATED BENEFITS OF THOSE ACQUISITIONS

     Our growth strategy includes acquiring complementary businesses. We cannot assure you that we will be able to successfully identify suitable acquisition opportunities or finance and complete any particular acquisition, combination or other transaction on acceptable terms and prices. Furthermore, acquisitions involve a number of risks and challenges, including:

     - diversion of management's attention;

     - the need to integrate acquired operations;

     - potential loss of key employees and customers of the acquired companies;

     - lack of experience operating in the geographic market of the acquired business; and

     - an increase in our expenses and working capital requirements.

     Any of these and other factors could adversely affect our ability to achieve anticipated levels of profitability at acquired operations or realize other anticipated benefits of acquisitions.

THERE MAY BE SHORTAGES OF REQUIRED COMPONENTS WHICH WOULD CAUSE US TO CURTAIL OUR MANUFACTURING OR INCUR HIGHER THAN EXPECTED COSTS

     We purchase the components we use in producing printed circuit board and backpanel assemblies and other electronics manufacturing services and we may be required to bear the risk of component price fluctuations. In addition, shortages of electronic components have occurred in the past and may occur in the future. Component shortages or price fluctuations could have an adverse effect on our results of operations. Due to the continued increase of our contract manufacturing and assembly businesses as a percentage of our net sales, component shortages and price fluctuations would adversely affect our results of operations to a greater extent than in prior fiscal years.

WE WILL CONTINUE TO HAVE A SUBSTANTIAL AMOUNT OF DEBT AND THE ABILITY TO FURTHER INCREASE OUR DEBT, WHICH COULD HAVE NEGATIVE CONSEQUENCES ON OUR BUSINESS IN THE FUTURE

     After the consummation of the transfer of the operations formerly conducted by Interconnection Systems Limited, Forward Group, Zincocelere and Viasystems Sweden, the acquisition of the wire harness business of International Wire, and completion of this offering, including the application of net proceeds that we receive and the refinancing of our senior credit facility, we will continue to have substantial indebtedness and leverage. As of December 31, 1999, after giving effect to the foregoing transactions:

     - our total debt outstanding would have been approximately $900.7 million;

     - our interest expense would have been approximately $74.2 million for the year ended December 31, 1999; and

     - our total stockholders' deficit would have been approximately $176.2 million.

     Upon completion of the transfer of the operations formerly conducted by Interconnection Systems Limited, Forward Group, Zincocelere and Viasystems Sweden, the acquisition of the wire harness business of International Wire and the offering, we expect to have approximately $175.0 million available for future borrowings under our new senior credit facility that may be used for future acquisitions, including the acquisition of the network components and services business from Marconi, and capital expenditures.

     Depending on our future performance, we and our subsidiaries will be permitted to incur significant additional debt in the future. Our high level of debt could have negative consequences. For example, it could:

     - increase our vulnerability to adverse industry and general economic conditions;

     - require us to dedicate a substantial portion of our cash flow from operations to make scheduled principal payments on our debt, thereby reducing the availability of our cash flow for working capital, capital investments, acquisitions and other business activities;

     - limit our ability to obtain additional financing to fund future working capital, capital investments, acquisitions and other business activities;

     - expose us to the risk of interest rate fluctuations to the extent we pay interest at variable rates on our debt;

     - limit our flexibility to plan for, and react to, changes in our business and our industry; and

     - place us at a competitive disadvantage relative to our less leveraged competitors.

WE EXPECT FUTURE AMORTIZATION OF OUR INTANGIBLES TO CONTINUE TO HAVE A NEGATIVE EFFECT ON OUR OPERATING RESULTS, AND ANY FUTURE IMPAIRMENT OF OUR LONG-LIVED ASSETS, INCLUDING OUR INTANGIBLES, WOULD LIKELY HAVE A NEGATIVE EFFECT ON OUR OPERATING RESULTS

     In the past, we have experienced net losses as a result of significant amortization and write-offs associated with our acquisitions. Since acquisitions are expected to continue to be a focus of our growth strategy, we expect these charges and expenses to have a negative impact on our results in the future. For example, in 1999, we incurred $44.1 million in charges relating to the amortization of goodwill from prior acquisitions. Additionally, in 1999, we incurred a $468.4 million non-cash impairment loss related to the write-down of long-lived assets, including goodwill and other acquired intangibles. We assess the recoverability of our long-lived assets (including intangible assets) based on their current and anticipated future undiscounted cash flows. Our policy for the recognition and measurement of any impairment of long-lived assets is to assess the current and anticipated future discounted cash flows associated with any impaired assets. To the extent any assets become impaired in the future, the charges would have a negative impact on our results.

A SIGNIFICANT PORTION OF OUR BUSINESS IS CONDUCTED IN FOREIGN COUNTRIES, EXPOSING US TO ADDITIONAL RISKS THAT MAY NOT EXIST IN THE UNITED STATES

     A significant portion of our operations is conducted in foreign countries and is subject to risks that are inherent in operating abroad, including:

     - inflation or changes in political and economic conditions;

     - governmental regulation;

     - changes in import duties;

     - trade restrictions;

     - work stoppages; and

     - other restraints and burdensome taxes.

     After giving effect to the transfer of the operations formerly conducted by Interconnection Systems Limited, Forward Group, Zincocelere and Viasystems Sweden and the acquisition of the wire harness business of International Wire, our pro forma net sales outside the United States during fiscal years 1998 and 1999 were approximately $543.5 million and $608.7 million, or 56.8% and 59.3% of net sales, respectively.

WE ARE SUBJECT TO CURRENCY FLUCTUATIONS WHICH MAY AFFECT OUR COST OF GOODS SOLD AND OPERATING MARGINS

     Approximately 3.5% of our business is conducted in the Euro. In addition, approximately 27% of our costs, including payroll and rent, are denominated in the Hong Kong dollar, the Chinese renminbi and the Mexican peso, as well as the Euro. Changes in exchange rates between these and other currencies and the U.S. dollar will affect our cost of goods sold and operating margins. Historically, these currency fluctuations have not had a significant effect on our operating results. We cannot predict the impact of future exchange rate fluctuations.

OUR SUCCESS DEPENDS ON OUR ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY AND WE MAY BECOME INVOLVED IN INTELLECTUAL PROPERTY DISPUTES WHICH MAY CAUSE US TO INCUR SUBSTANTIAL COSTS

     Our success depends in part on proprietary technology and manufacturing techniques. We have few patents for these proprietary techniques and choose to rely primarily on trade secret protection. Litigation may be necessary to protect our technology, to determine the validity and scope of the proprietary rights of others or to defend against claims of patent infringement. Litigation with respect to patents or other intellectual property matters could result in substantial costs and diversion of management and other resources and could have a material adverse effect on us. If any infringement claim is asserted against us, we may seek to obtain a license of the other party's intellectual property rights. We cannot assure you that a license would be available on reasonable terms or at all.

WE ARE SUBJECT TO ENVIRONMENTAL LAWS AND REGULATIONS WHICH EXPOSE US TO POTENTIAL FINANCIAL LIABILITY

     Our operations are regulated under a number of federal, state, local and foreign environmental laws and regulations, which govern, among other things, the discharge of hazardous materials into the air and water as well as the handling, storage and disposal of hazardous materials. Compliance with these environmental laws are major considerations in the fabrication of printed circuit boards because metals and other hazardous materials are used in the manufacturing process. Various federal, state and local laws and regulations impose liability on current or previous real property owners or operators for the cost of investigating, cleaning up or removing contamination caused by hazardous or toxic substances at the property. In addition, because we are a generator of hazardous wastes, we, along with any other person who arranges for the disposal of those wastes, may be subject to potential financial exposure for costs associated with the investigation and remediation of sites at which it has arranged for the disposal of hazardous wastes, if those sites become contaminated. Liability may be imposed without regard to legality of the original actions and without regard to whether we knew of, or were responsible for, the presence of such hazardous or toxic substances, and we could be responsible for payment of the full amount of the liability, whether or not any other responsible party is also liable. In addition, it is possible that in the future new or more stringent requirements could be imposed.

SOME OF OUR EMPLOYEES ARE UNIONIZED WHICH COULD RESULT IN LABOR DISPUTES THAT COULD DIVERT MANAGEMENT RESOURCES AND INCREASE OUR LABOR COSTS

     Approximately 9% of our employees are unionized, all at our Richmond, Virginia facility. A prolonged dispute, work stoppage or strike at this facility could have a material adverse effect on us, divert management resources or increase our labor costs. We have closed facilities in the past and may do so in the future. In connection with these closures, there is the potential for work stoppages or other disruptions, which could have an adverse effect on us.

OUR DEBT INSTRUMENTS IMPOSE RESTRICTIONS ON US THAT MAY RESTRICT OUR ABILITY TO OPERATE THE BUSINESS

     The agreements governing our indebtedness contain covenants that restrict our ability to, among other things, incur additional debt, pay dividends, repurchase junior debt, make investments, enter into transactions with affiliates, merge or consolidate with other entities and sell all or substantially all of our assets. In addition, our new senior credit facility is expected to contain other limitations and also require us to maintain specified financial ratios. A breach of any of these provisions could result in a default under our indebtedness, which would allow our lenders to declare all amounts outstanding under the indebtedness immediately due and payable, in which case, our assets might not be sufficient to repay those amounts. We may also be prevented from taking advantage of business opportunities that arise because of the limitations imposed on us by the restrictive covenants under our indebtedness.

WE ARE CONTROLLED BY AFFILIATES OF HICKS MUSE, WHICH COULD RESULT IN ACTIONS OR DECISIONS THAT ARE NOT CONSISTENT WITH THE INTERESTS OF OUR OTHER STOCKHOLDERS


     Following the offering, approximately 61.3% of our common stock will continue to be controlled by affiliates of Hicks, Muse, Tate & Furst Incorporated. In addition, a stockholders agreement among us, affiliates of Hicks Muse and other existing holders of our common stock provides that we and those stockholders have agreed to take all actions necessary, including voting the shares held by those stockholders, to elect the designees of Hicks Muse to our board of directors. Accordingly, Hicks Muse controls the election of our board of directors and the approval or disapproval of other matters requiring stockholder approval and, as a result thereof, the direction of our management and policies. Using this control, Hicks Muse may take actions or make decisions that are not in the best interests of our other stockholders.


THERE MAY NOT BE AN ACTIVE MARKET FOR OUR COMMON STOCK, MAKING IT DIFFICULT FOR YOU
TO SELL YOUR STOCK

     This is our initial public offering, which means that there is no current market for our common stock. We cannot assure you that after this offering our stock will be traded actively. An illiquid market for our stock may result in price volatility and poor execution of buy and sell orders for investors. The initial public offering price may bear no relationship to the price at which the common stock will trade upon completion of this offering.

OUR STOCK PRICE MAY BE VOLATILE AND MAY DECREASE SIGNIFICANTLY

     Historically, stock prices and trading volumes for newly public companies fluctuate widely for a number of reasons, including reasons that may be unrelated to their businesses or results of operations. This market volatility could depress the price of our common stock without regard to our operating performance. In addition, our operating results may be below the expectations of public market analysts or investors. If this were to occur, the market price of our common stock could decrease, perhaps significantly.

FUTURE SALES OF OUR COMMON STOCK COULD ADVERSELY AFFECT OUR STOCK PRICE

     The market price for our common stock could fall substantially if our stockholders who hold restricted shares of common stock sell large amounts of shares of common stock in the public market following this offering. These sales, or the possibility that these sales may occur, could make it more difficult for us to sell equity or equity related securities in the future. These sales in the public market are limited by restrictions under federal securities law and by lock-up agreements that we, our directors, officers and substantially all of our existing stockholders have agreed to enter into with the underwriters. With several exceptions, the lock-up agreements restrict us, our directors and officers and those stockholders from selling or otherwise disposing of any shares for a period of 180 days after the date of this prospectus without the prior written consent of Morgan Stanley & Co. Incorporated.

     As of the date of this prospectus, we have 88,223,472 outstanding shares of common stock, not including the shares of common stock being sold in the offering. All of the shares outstanding before the offering are "restricted" securities within the meaning of the federal securities laws and may not be resold unless registered under the Securities Act of 1933 or sold pursuant to an applicable exemption, including Rule 144. Following the offering, and in the case of our directors, officers and stockholders who have entered into lock-up agreements, the expiration of 180 days following the offering, all of those 88,233,472 shares will be eligible for sale in the public market under Rule 144, subject, if applicable, to volume and manner of sale limitations imposed by Rule 144.

IT MAY BE DIFFICULT TO TAKE OVER OUR COMPANY, AND THAT COULD ADVERSELY AFFECT THE PRICE
OF OUR COMMON STOCK


     Following the offering, affiliates of Hicks, Muse, Tate & Furst Incorporated will control approximately 61.3% of our outstanding common stock. Accordingly, Hicks Muse effectively controls the decision whether a change of control will occur. Moreover, some provisions of our certificate of incorporation, bylaws and Delaware law could make it more difficult for a third party to acquire control of us, even if a change of control could be beneficial to you. These provisions and controlling ownership by Hicks Muse could also adversely affect our common stock price.



YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS



     In an article published in an Asian newspaper on January 11, 2000, the following statement was attributed to Mr. Timothy L. Conlon, our President: "Mr. Conlon forecast[ed that] mainland sales would triple to US$250 million after two years." Viasystems does not, as a matter of policy, publish projections of its future sales or financial results. The referenced article related to potential sales growth in mainland China permitted by our current expansion of our mainland China manufacturing facilities. However, Mr. Conlon did not state that this sales growth would be realized over any particular time frame, nor did he offer any assurance that our mainland China facilities would achieve full capacity. Investors should not assume that Viasystems will increase its mainland China sales to $250 million within two years.


                 SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

     We have made forward-looking statements in this prospectus, including the section entitled "Management's Discussion and Analysis of Results of Operations and Financial Condition" that are based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities, benefits resulting from the transactions described herein, this offering, and the effects of competition. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or other similar expressions.

     Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements. We do not have any intention or obligation to update forward-looking statements after we distribute this prospectus.

     You should understand that many important factors could cause our results to differ materially from those expressed in forward-looking statements. These factors include fluctuations in our operating results and customer orders, our competitive environment, our reliance on our largest customers, risks associated with our international operations, our ability to protect our patents and trade secrets, environmental laws and regulations, our relationship with unionized employees, risks associated with our acquisition strategy, our substantial indebtedness, control by our largest stockholders and other factors described under "Risk Factors" elsewhere in this prospectus.

                                THE TRANSACTIONS

TRANSFER OF NINE EUROPEAN PRINTED CIRCUIT BOARD MANUFACTURING FACILITIES

     Concurrently with the consummation of this offering, we will transfer all of the capital stock of our subsidiaries that own nine European printed circuit board manufacturing facilities to our existing stockholders, which will not include the stockholders who purchase common stock in the offering. The operations we are transferring consist primarily of the operations formerly conducted by Interconnection Systems Limited, Forward Group, Zincocelere and Viasystems Sweden. These operations are being transferred because:

     - they do not provide value-added assembly services, such as backpanel and printed circuit board assembly, manufacture of wire harness and cable assemblies or the assembly and testing of complete systems or products;

     - they do not produce complex higher technology products such as high layer count printed circuit boards; or

     - they supply products to other competing providers of electronics manufacturing services.


     As a result, the transferred operations do not provide services or capabilities which will allow us to expand our relationships with our strategic customers. Consequently, we believe that each of the operations being transferred and our remaining operations after the transfer will be better positioned to serve its respective customers. The operations of the transferred businesses will focus on the European market for quick-turn and low-layer count printed circuit board fabrication. In consideration for the stock of our subsidiaries that own Interconnection Systems Limited, Forward Group, Zincocelere and Viasystems Sweden, we will receive subordinated notes payable to us in the aggregate principal amount of $124 million. The subordinated notes will be unsecured and will bear interest at 9% per year, which interest will be payable in kind by the issuance of additional notes. The notes will mature in 10 years.


     The transferred businesses will enter into a contract manufacturing agreement with us, whereby those businesses will continue to provide manufacturing services to us from their facilities at North Tyneside in the United Kingdom and Norrkoping, Sweden. Pursuant to the contract manufacturing agreement, those businesses will supply us with our forecasted needs for the specified manufacturing services at a price equal to our direct costs of providing the services from one of our other facilities. The specified manufacturing services may include the production of innerlayers as well as complete printed circuit boards. Innerlayers are the simple building blocks used in the production of multi-layered printed circuit boards. The agreement will provide for a three year term and otherwise will contain terms and conditions similar to our agreements to provide similar manufacturing services to third parties. In addition, we will have an option, exercisable by us at any time within two years following the closing, to acquire the North Tyneside and Norrkoping facilities for an amount equal to the book value of the facilities. Currently, the North Tyneside facility is adding manufacturing equipment designed to enable it to expand its innerlayer capacity and to produce high layer count printed circuit boards.

ACQUISITION OF THE WIRE HARNESS BUSINESS OF INTERNATIONAL WIRE GROUP

     Immediately prior to the consummation of the offering, we will acquire for $210 million in cash all of the outstanding shares of Wirekraft Industries, Inc., a wholly-owned subsidiary of International Wire Group, Inc. A majority of the common stock of International Wire is held by affiliates of Hicks, Muse, Tate & Furst Incorporated. Wirekraft Industries manufactures and assembles wire harness products, which are assemblies of wires with connectors and terminals attached to their ends that transmit electricity between two or more end points.

     The acquisition of the wire harness business of International Wire allows us to increase our vertical integration by allowing us to provide our wire harnesses to customers. By manufacturing wire harnesses and cable assemblies, we are able to shorten our customers' product development cycles, lower their cost and provide expertise not generally available from other suppliers in the electronics manufacturing services industry. In addition, our vertical integration provides us with greater control over quality, delivery and costs, and enables us to offer our customers a broad array of services.

     At the closing of the acquisition of the wire harness business, we will enter into a supply agreement with International Wire whereby International Wire will continue to supply insulated wire to us for use in the wire harness business at market prices. The terms of the supply agreement will require us to purchase 100% of the wire harness business' requirements for insulated appliance wire from International Wire, which is a continuation of existing practice. The acquisition of the wire harness business will be accounted for at historical cost, on a basis similar to a pooling of interests, as Viasystems Group, Inc. and International Wire are under common control.

     The closing of the purchase of the wire harness business is conditioned upon the receipt by each of the boards of directors of Viasystems and International Wire of opinions of financial advisors that the purchase price for the wire harness business is fair, from a financial point of view, to the respective parties.

                                USE OF PROCEEDS

     The net proceeds to Viasystems from this offering at an assumed initial public offering price of $17.50 per share are estimated to be approximately $658.5 million, or approximately $757.7 million if the underwriters' over-allotment option is exercised in full, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by Viasystems. Viasystems intends to use the net proceeds to fund the $210.0 million purchase price of the wire harness business and to repay approximately $448.5 million in borrowings outstanding under our senior credit facilities.


     On December 31, 1999, the weighted average annual interest rate applicable to our existing senior credit facility was approximately 8.5%. The outstanding indebtedness under our existing senior credit facility was used in part to fund the acquisition of the printed circuit board manufacturing business of Termbray Industries International (Holdings) Limited in August 1999, to repay amounts outstanding under our revolving loan facility and to cash collateralize future amounts due under our term loans. Approximately $187.3 million of the term loans under our existing senior credit facility relate to our acquisition of Interconnections Systems Limited. The operations formerly conducted by Interconnections Systems Limited are being transferred prior to this offering to our existing stockholders. Our senior credit facility is also used on an ongoing basis for debt service requirements, working capital needs and capital expenditures and may be used in the future to fund acquisitions of other businesses. Our existing senior credit facility is scheduled to expire on June 30, 2005. Concurrently with the offering, we expect to refinance the remaining amounts outstanding under our existing senior credit facility with a new senior credit facility.


     The wire harness business is being acquired from International Wire, a designer, manufacturer and marketer of wire products and wire harnesses controlled by affiliates of Hicks, Muse, Tate & Furst Incorporated, for $210.0 million in cash. The purchase price was determined by senior management of Viasystems and International Wire. In addition, each of the boards of directors of Viasystems and International Wire are expected to receive opinions from nationally recognized financial advisors that the purchase price is fair, from a financial point of view, to each of the respective parties. The acquisition of the wire harness business will be accounted for at historical cost, on a basis similar to a pooling of interests, as Viasystems Group, Inc. and International Wire are under common control.


     The acquisition price for the network components and services business of Marconi Communications, Inc. will be funded by amounts available under our new senior credit facility. While this acquisition is expected to close on March 30, 2000, we cannot assure you that the closing will occur at, or subsequent to, that time. This offering is not dependent on the closing of the acquisition.


                                DIVIDEND POLICY

     We do not currently anticipate paying cash dividends on our common stock in the foreseeable future because we expect to retain our future earnings, if any, for use in the operation and expansion of our business. Moreover, the indentures governing our senior subordinated notes and our Series B preferred stock restrict, and we anticipate that our new senior credit facility will restrict, our ability to pay dividends on our common stock. Any payment of future dividends will be at the discretion of our board of directors and will depend upon, among other things, our earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends, and other considerations that our board of directors deems relevant.

                                    DILUTION

     Purchasers of the common stock offered by this prospectus will suffer an immediate and substantial dilution in net tangible book value per share. Dilution is the amount by which the initial public offering price paid by the purchasers of common stock will exceed the net tangible book value per share of common stock after the offering. The net tangible book value (deficit) per share of common stock is determined by subtracting total liabilities from the total book value of the tangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding on the date the book value is determined. As of December 31, 1999, we had a pro forma tangible book value (deficit) of $(1,143.1) million or $(12.96) per share after giving effect to the 1 for 6 reverse stock split, the reclassification of each 6 2/3 shares of class A common stock and class A series II common stock into one share of common stock, the transfer of the operations formerly conducted by Interconnection Systems Limited, Forward Group, Zincocelere and Viasystems Sweden and the acquisition of the wire harness business of International Wire, but excluding this offering. Assuming the sale of 40,000,000 shares at an initial public offering price of $17.50 per share and deducting estimated underwriting discounts and commissions and estimated offering expenses, our pro forma tangible book value (deficit) as of December 31, 1999 would have been $(490.0) million or $(3.82) per share. This represents an immediate increase in pro forma net tangible book value to existing stockholders of $9.14 per share and an immediate dilution to new investors of $21.32 per share. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............            $17.50
  Pro forma net tangible book value (deficit) per share
     before the offering....................................  $(12.96)
  Increase in pro forma net tangible book value per share
     resulting from the offering............................     9.14
                                                              -------
Pro forma net tangible book value (deficit) per share after
  the offering..............................................             (3.82)
                                                                        ------
Dilution per share to new investors.........................            $21.32
                                                                        ======

     The following table summarizes, on a pro forma, as adjusted basis set forth above as of December 31, 1999, the differences between existing stockholders and the new investors with respect to the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid before deducting estimated underwriting discounts, commissions and offering expenses payable by us.

                                        SHARES PURCHASED          TOTAL CONSIDERATION
                                   --------------------------   ------------------------   AVERAGE PRICE
                                   NUMBER OF SHARES   PERCENT       AMOUNT       PERCENT     PER SHARE
                                   ----------------   -------   --------------   -------   -------------
Existing Stockholders............     88,233,472         69%    $  514,784,000      42%       $ 6.09
New Investors....................     40,000,000         31        700,000,000      58         17.50
                                     -----------        ---     --------------     ---
          Total..................    128,233,472        100%    $1,214,784,000     100%
                                     ===========        ===     ==============     ===


     As of March 21, 2000, there were outstanding options and warrants to purchase an additional 5,386,541 shares of common stock at exercise prices ranging from $6.00 to $10.50 per share. To the extent these options or warrants are exercised, there will be further dilution to new investors.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of December 31, 1999:

     - on an actual basis; and

     - as adjusted to give effect to the transfer of the operations formerly conducted by Interconnection Systems Limited, Forward Group, Zincocelere and Viasystems Sweden and the acquisition of the wire harness business of International Wire, referred to in the table below as the "Transactions," and the offering, including the application of the net proceeds of the offering, assuming an initial public offering price of $17.50 per share.

     The information set forth below should be read in conjunction with "Selected Financial Data," "Unaudited Pro Forma Financial Information," "Management's Discussion and Analysis of Results of Operations and Financial Condition" and the Consolidated Financial Statements of Viasystems and the notes thereto, included elsewhere in this prospectus.


                                                                    DECEMBER 31, 1999
                                                              ------------------------------
                                                                            AS ADJUSTED FOR
                                                                            THE TRANSACTIONS
                                                                ACTUAL        AND OFFERING
                                                              -----------   ----------------
                                                                      (IN THOUSANDS)
Cash........................................................  $    22,839     $    16,306
                                                              ===========     ===========
Long-term debt, including current portion:
  Existing credit facility..................................  $   530,853     $        --
  New credit facility.......................................           --         100,678(1)
  Loan notes................................................      285,312         285,312
  9 3/4% senior subordinated notes(2).......................      503,865         503,865
  Other(3)..................................................       42,182          10,847
                                                              -----------     -----------
         Total long-term debt...............................    1,362,212         900,702
                                                              -----------     -----------
Series B preferred stock, $.01 par value, 6,000,000 shares
  authorized, 1,521,890.17 shares issued and outstanding,
  aggregate liquidation value $38,047(4)....................       41,273          41,273
Stockholders' equity:
  Common stock, $.01 par value, 500,000,000 shares
    authorized, 78,001,265 shares issued and outstanding
    (actual)(5), 128,233,472 shares issued and outstanding
    (as adjusted)(5)(6).....................................          780           1,282
  Class A common stock, $.01 par value, 25,000,000 shares
    authorized, 5,196,216 shares issued and outstanding
    (actual)(6), no shares issued and outstanding (as
    adjusted)(7)............................................           59              --
  Class A series II common stock, $.01 par value, 25,000,000 shares authorized, 6,172,891 shares issued and
    outstanding (actual)(6), no shares issued and
    outstanding (as adjusted)(7)............................           62              --
  Additional paid-in capital................................      610,156       1,150,980(7)
  Accumulated deficit.......................................   (1,190,753)     (1,305,187)(8)
  Treasury stock............................................         (162)           (162)
  Accumulated other comprehensive income....................      (23,145)        (23,145)
                                                              -----------     -----------
         Total stockholders' equity (deficit)...............     (603,003)       (176,232)
                                                              -----------     -----------
           Total capitalization.............................  $   800,482     $   765,743
                                                              ===========     ===========


------------

(1) The new senior credit facility is expected to provide for a seven year term loan facility in the amount of $150.0 million, a letter of credit reimbursement facility in the amount of $303.1 million and a revolving credit facility in the amount of $175.0 million. As of December 31, 1999, on a pro forma basis after giving effect to the transfer of the operations formerly conducted by Interconnection Systems Limited, Forward Group, Zincocelere and Viasystems Sweden, the acquisition of the wire harness business of International Wire and the offering and the use of net proceeds therefrom, we would have had $175.0 million of available revolving borrowings under the new senior credit facility. Because the term loan facility requires us to make a single drawing of the $150.0 million facility, upon consummation of the offering the amount outstanding under the new credit facility would be $150.0 million and our cash balance would be $66.6 million.

(2) Includes unamortized premium of $3.9 million.

(3) Includes $12.1 million of capital lease obligations.

(4) Does not include 10,146 shares, $0.254 million liquidation preference, issuable to holders of series B preferred stock for the period from November 30, 1999 to December 31, 1999.

(5) Excludes:

    - 2,430,333 shares of common stock that are issuable upon the exercise of our outstanding stock options that have been issued under our management stock option plan with a weighted average exercise price of $6.99 per share;

    - 2,802,897 shares of common stock that are issuable upon the exercise of our outstanding performance options with an exercise price of $9.00 per share after giving effect to amendments to those options to be effected prior to the completion of the offering;

    - 16,666 shares of common stock that are issuable upon the exercise of our outstanding stock options that have been issued to a director with an exercise price of $6.00 per share;

    - 136,645 shares of common stock that are issuable upon the exercise of our outstanding warrants with an exercise price of $10.50 per share; and


    - 2,134,000 shares of common stock which will be issuable upon the exercise of stock options to be granted to Hicks Muse and partners of Hicks Muse with an exercise price equal to the initial public offering price of our common stock.



(6) As of December 31, 1999, 31,177,359 shares of class A common stock and 37,037,431 shares of class A series II common stock were issued and outstanding. If the 1 for 6 reverse stock split of the common stock had occurred as of that date, the class A common stock and class A series II common stock would have participated equally in the 1 for 6 reverse stock split in accordance with their terms. Accordingly, the number of shares of class A common stock and class A series II common stock that would have been outstanding on December 31, 1999 after giving effect to a 1 for 6 reverse stock split has been reflected in the actual amounts.



(7) Reflects the reclassification of each 6 2/3 shares of our class A common stock (based on 31,177,359 shares outstanding) and class A series II common stock (based on 37,037,431 shares outstanding) into one share of common stock.



(8) Reflects an adjustment of $208.3 million related to the intercompany accounts of the nine European manufacturing facilities being transferred prior to the offering and a compensation charge of $23.8 million related to performance options which will be amended and become exercisable in connection with the offering.



(9) Reflects the write-off of deferred financing costs previously capitalized of $15.9 million (net of income tax benefit of $4.0 million) and the net adjustment of $148.4 million related to the acquisition of the wire harness business of International Wire. Additionally, accumulated deficit and additional paid in capital will be increased by $23.8 million as a result of a charge related to performance options which will be amended in connection with the offering and become exercisable, by $22.8 million as a result of a charge related to the grant of the option to Hicks Muse in connection with the termination of the monitoring and oversight agreement and the financial advisory agreement and, based on an assumed public offering price of $17.50, $67.2 million as a result of a non-cash compensation charge related to the reclassification of the class A common stock and class A series II common stock into our common stock. In addition, in the event the initial public offering price exceeds $17.50 per share, accumulated deficit and additional paid in capital will be increased by the excess of the initial public offering price over $17.50 multiplied by the number of shares of common stock issued in the reclassification.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma financial information is based on our condensed consolidated financial statements, the condensed financial statements of the operations formerly conducted by Interconnection Systems Limited, Forward Group, Zincocelere and Viasystems Sweden, referred to in the pro forma financial statements as the "Transferred Operations," and the condensed financial statements of the wire harness business of International Wire, which we are acquiring prior to the offering and the condensed financial statements of businesses acquired in 1999. The unaudited pro forma balance sheet as of December 31, 1999 gives effect to the transfer of the operations formerly conducted by Interconnection Systems Limited, Forward Group, Zincocelere and Viasystems Sweden and the acquisition of the wire harness business of International Wire, and the consummation of the offering, as though each such transaction had occurred on December 31, 1999. The unaudited pro forma statement of operations for the years ended December 31, 1997 and 1998 gives effect to the acquisition of the wire harness business of International Wire as though the acquisition had occurred at January 1, 1997. The unaudited pro forma statement of operations for the year ended December 31, 1999, gives effect to the acquisition of the wire harness business as though the acquisition had occurred on January 1, 1997 and the acquisitions of PAGG Corporation and Kalex (collectively referred to in the pro forma financial statements as the "1999 Acquisitions"), the transfer of the operations formerly conducted by Interconnection Systems Limited, Forward Group, Zincocelere and Viasystems Sweden and the consummation of the offering, as though each such transaction had occurred at January 1, 1999.

     The pro forma financial information gives effect to pro forma adjustments that are based upon available information and assumptions that we believe are reasonable. The acquisition of the wire harness business will be accounted for at historical cost, on a basis similar to a pooling of interest, as Viasystems Group, Inc. and International Wire are under common control. Viasystems Group, Inc.'s transfer of the operations formerly conducted by Interconnection Systems Limited, Forward Group, Zincocelere and Viasystems Sweden to a new entity formed by our existing stockholders will be transferred at historical cost. The pro forma financial information should be read in conjunction with our historical financial statements and the related notes thereto, and "Management's Discussion and Analysis of Results of Operations and Financial Condition" included elsewhere herein.

     The pro forma financial information does not purport to be indicative of the results that would have been obtained had those transactions been completed as of the assumed dates and for the periods presented or that may be obtained in the future.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

                       UNAUDITED PRO FORMA BALANCE SHEET
                            AS OF DECEMBER 31, 1999
                                 (IN THOUSANDS)

                                                                                                                 PRO FORMA
                                                               "AS IF             "AS IF                        ADJUSTMENTS
                                          WIRE HARNESS        POOLED"            POOLED"                          FOR THE
                              COMPANY       BUSINESS         PRO FORMA           COMPANY         TRANSFERRED    TRANSFERRED
                             HISTORICAL   HISTORICAL(1)    ADJUSTMENTS(2)       HISTORICAL      OPERATIONS(6)   OPERATIONS
                             ----------   -------------   ----------------   ----------------   -------------   -----------
                                                          ASSETS
Current assets:
  Cash.....................  $   22,839     $     --         $      --          $   22,839        $  (6,533)     $      --
  Accounts receivable......     220,619       15,836                --             236,455          (78,159)            --
  Inventories..............     155,818       20,307                --             176,125          (40,970)            --
  Prepaid expenses &
    other..................      46,871        4,139                --              51,010           (8,548)            --
                             ----------     --------         ---------          ----------        ---------      ---------
        Total current
          assets...........     446,147       40,282                --             486,429         (134,210)            --
Property, plant &
  equipment, net...........     462,266       19,878                --             482,144         (109,476)            --
Deferred financing costs,
  net......................      41,751        2,115            (2,115)(3)          41,751           (1,088)            --
Intangible assets, net.....     261,298       33,747                --             295,045          (15,441)            --
Other assets...............       1,096        4,098                --               5,194             (715)            --
                             ----------     --------         ---------          ----------        ---------      ---------
        Total assets.......  $1,212,558     $100,120         $  (2,115)         $1,310,563        $(260,930)     $      --
                             ==========     ========         =========          ==========        =========      =========

                                      LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Current maturities of
    long-term
    obligations............  $   27,663     $    188         $    (188)(3)      $   27,663        $ (16,210)     $      --
  Accounts payable.........     173,591       14,041              (195)(3)         187,437          (80,299)            --
  Accrued and other
    liabilities............     121,475       10,819                --             132,294          (38,094)            --
  Income taxes payable.....      24,352          811                --              25,163              795             --
                             ----------     --------         ---------          ----------        ---------      ---------
        Total current
          liabilities......     347,081       25,859              (383)            372,557         (133,808)            --
Deferred taxes.............      23,887        4,463                --              28,350           (6,462)            --
Long-term obligations, less
  current maturities.......   1,334,549          123           210,877(4)        1,545,549          (15,125)            --
Other noncurrent
  liabilities..............      68,771        1,060            (1,060)(3)          68,771          (28,646)            --
Intercompany...............          --       63,100           (63,100)(3)              --         (208,338)       208,338(7)
Preferred Stock............      41,273           --                --              41,273               --             --
Stockholders' equity
  (deficit)................    (603,003)       5,515          (148,449)(5)        (745,937)         131,449       (208,338)(8)
                             ----------     --------         ---------          ----------        ---------      ---------
        Total liabilities
          and stockholders'
          equity
          (deficit)........  $1,212,558     $100,120         $  (2,115)         $1,310,563        $(260,930)     $      --
                             ==========     ========         =========          ==========        =========      =========

                               COMPANY
                              PRO FORMA
                                AFTER
                               GIVING
                              EFFECT TO
                                 THE
                             DISPOSITION    PRO FORMA
                               OF THE      ADJUSTMENTS      COMPANY
                             TRANSFERRED     FOR THE      PRO FORMA,
                             OPERATIONS     OFFERING      AS ADJUSTED
                             -----------   -----------    -----------
                                              ASSETS
Current assets:
  Cash.....................  $   16,306     $      --     $   16,306
  Accounts receivable......     158,296            --        158,296
  Inventories..............     135,155            --        135,155
  Prepaid expenses &
    other..................      42,462            --         42,462
                             ----------     ---------     ----------
        Total current
          assets...........     352,219            --        352,219
Property, plant &
  equipment, net...........     372,668            --        372,668
Deferred financing costs,
  net......................      40,663        (6,455)(9)     34,208
Intangible assets, net.....     279,604            --        279,604
Other assets...............       4,479         3,969(10)      8,448
                             ----------     ---------     ----------
        Total assets.......  $1,049,633     $  (2,486)    $1,047,147
                             ==========     =========     ==========
                               LIABILITIES AND STOCKHOLDERS' EQUITY
                                             (DEFICIT)
Current liabilities:
  Current maturities of
    long-term
    obligations............  $   11,453     $  (1,500)(11) $    9,953
  Accounts payable.........     107,138            --        107,138
  Accrued and other
    liabilities............      94,200        (7,905)(12)     86,295
  Income taxes payable.....      25,958            --         25,958
                             ----------     ---------     ----------
        Total current
          liabilities......     238,749        (9,405)       229,344
Deferred taxes.............      21,888            --         21,888
Long-term obligations, less
  current maturities.......   1,530,424      (639,675)(13)    890,749
Other noncurrent
  liabilities..............      40,125            --         40,125
Intercompany...............          --            --             --
Preferred Stock............      41,273            --         41,273
Stockholders' equity
  (deficit)................    (822,826)      646,594(14)   (176,232)
                             ----------     ---------     ----------
        Total liabilities
          and stockholders'
          equity
          (deficit)........  $1,049,633     $  (2,486)    $1,047,147
                             ==========     =========     ==========

          See accompanying notes to Unaudited Pro Forma Balance Sheet.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

                 NOTES TO THE UNAUDITED PRO FORMA BALANCE SHEET
                            AS OF DECEMBER 31, 1999
                                 (IN THOUSANDS)

 (1) The detail of the historical financial data as of December 31, 1999 has been obtained from the audited historical financial statement of the wire harness business.

 (2) The acquisition of the wire harness business will be accounted for at historical cost, on a basis similar to a pooling of interests, as Viasystems Group, Inc. and International Wire are under common control. The excess of the consideration paid over historical cost of net assets acquired, $148,449, has been reflected as a distribution to Viasystems Group, Inc.'s stockholders.

 (3) Adjustment reflects the elimination of assets not acquired and liabilities not assumed.

 (4) Adjustment reflects:

 Borrowing for purchase of the wire harness business........    $210,000
 Borrowings for payment of acquisition expenses.............       1,000
 Repayment of historical debt of wire harness business......        (123)
                                                                --------
                                                                $210,877
                                                                ========

 (5) Adjustment reflects the impact on stockholders' equity of the acquisition of the wire harness business which is considered a distribution to Viasystems Group, Inc.'s stockholders.


 (6) Concurrently with the completion of the offering, we will complete a transfer of the capital stock of our subsidiaries that own the business formerly conducted by Interconnection Systems Limited, Forward Group, Zincocelere and Viasystems Sweden to a new entity formed by our existing stockholders. The financial information related to those operations has been derived from the unaudited historical financial statements of those operations as of December 31, 1999. Viasystems will receive subordinated notes in the aggregate principal amount of $124,000 for the capital stock of those entities. The subordinated notes will be unsecured and will bear interest at 9% per year, which interest will be payable in kind by the issuance of additional notes. The notes will mature in 10 years. For financial reporting purposes, the subordinated notes will be deducted from stockholders' equity. Any difference at the date of transfer between the net book value of the net assets transferred of the transferred operations (($131,449) at December 31, 1999) and $124,000 will be accounted for as a reduction or increase to additional paid in capital.


 (7) Reflects the elimination of intercompany balances related to the operations formerly conducted by Interconnection Systems Limited, Forward Group, Zincocelere and Viasystems Sweden.

 (8) Adjustment reflects the effect on equity of intercompany balance not transferred.

 (9) Reflects the write-off of approximately $15,875 of previously capitalized deferred financing costs related to the prior credit agreement, net of the capitalization of approximately $9,420 of deferred financing costs related to the new credit agreement.

(10) Reflects deferred taxes established as a result of items set forth in footnote 14(b) below.

(11) Reflects the repayment of current maturities of indebtedness under the existing credit agreement.

(12) Reflects the repayment of accrued interest on amounts repaid under the existing credit agreement.

(13) Reflects the following:

 Repayment of indebtedness from the acquisition of the wire
  harness business..........................................  $(210,000)
 Repayment of indebtedness under the existing credit
  agreement.................................................   (530,853)
 Borrowings under the new credit agreement..................    101,178
                                                              ---------
                                                              $(639,675)
                                                              =========

(14) Reflects the following:

 (a) The estimated net proceeds of the offering.............    $658,500
 (b) Write-off of deferred financing costs previously
     capitalized (net of income tax benefit of $3,969)......     (11,906)
                                                                --------
                                                                $646,594
                                                                ========

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

     Additionally, accumulated deficit and additional paid in capital will be


     - increased by $23,825 as a result of a charge related to performance options which will be amended in connection with the offering to eliminate the exercisability restrictions and modify the exercise price. Currently the performance options are only exercisable upon the occurrence of an initial public offering or other liquidity event of the Company or ten years from the option's grant date if on either date Hicks Muse has realized an overall rate of return of 35%. The initial exercise price for the performance options was either $6.00 or $7.32 per share and such exercise price increased by 8% per year. The modified exercise price will be $9.00 per share;



     - increased by approximately $22,800 as a result of a charge related to the grant of options to purchase common stock to be given to Hicks Muse and partners of Hicks Muse in connection with the termination of the monitoring and oversight agreement and the financial advisory agreement; and


     - increased, based on an assumed initial public offering price of $17.50, by approximately $67,219 as a result of a non-cash compensation charge related to the reclassification of each 6 2/3 shares of our class A common stock and class A series II common stock into one share of common stock.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                               WIRE
                                              HARNESS       "AS IF POOLED"     "AS IF POOLED"                        1999
                               COMPANY       BUSINESS         PRO FORMA           COMPANY         TRANSFERRED    ACQUISITIONS
                             HISTORICAL    HISTORICAL(1)    ADJUSTMENTS(2)       HISTORICAL      OPERATIONS(7)   HISTORICAL(8)
                             -----------   -------------   ----------------   ----------------   -------------   -------------
Net sales..................  $ 1,102,324     $191,046          $     --          $1,293,370        $(364,157)       $97,141
Costs of goods sold........      816,370      153,244                --             969,614         (296,462)        62,268
Selling, general and
 administrative expenses,
 including non-cash
 compensation expense
 charge of $110,070........      223,139       12,514            (3,000)(3)         232,653          (46,783)         9,893
Depreciation and
 amortization..............      174,322        8,466                --             182,788          (84,705)         6,890
Impairment loss............      468,389           --                --             468,389         (468,389)            --
Write-off of acquired
 in-process research and
 development...............       17,600           --                --              17,600               --             --
                             -----------     --------          --------          ----------        ---------        -------
Operating income (loss)....     (597,496)      16,822             3,000            (577,674)         532,182         18,090
Interest expense, net......      109,980        7,842            12,108(4)          129,930           (8,018)         1,021
Amortization of deferred
 financing costs...........        6,619          529              (529)(5)           6,619             (158)            --
Other expense (income).....       23,594           --                --              23,594          (17,403)        (1,856)
                             -----------     --------          --------          ----------        ---------        -------
Income (loss) before income
 taxes and cumulative
 effect of a change in
 accounting principle......     (737,689)       8,451            (8,579)           (737,817)         557,761         18,925
Provision (benefit) for
 income taxes..............      (28,289)       3,407            (3,432)(6)         (28,314)          (5,143)           840
                             -----------     --------          --------          ----------        ---------        -------
Income (loss) before
 cumulative effect of a
 change in accounting
 principle.................  $  (709,400)    $  5,044          $ (5,147)         $ (709,503)       $ 562,904        $18,085
                             ===========     ========          ========          ==========        =========        =======
Basic net loss per weighted
 average common share
 before cumulative effect
 of a change in accounting
 principle(17).............  $     10.00
                             ===========
Basic weighted average
 common shares(17).........   62,123,268
Diluted net loss per
 weighted average common
 share before cumulative
 effect of a change in
 accounting
 principle(17).............  $     10.61
                             ===========
Diluted weighted average
 common shares(17).........   67,238,458

                                                COMPANY
                                               PRO FORMA
                                             AFTER GIVING
                              PRO FORMA      EFFECT TO THE
                             ADJUSTMENTS      DISPOSITION
                               FOR THE          OF THE
                             TRANSFERRED      TRANSFERRED
                              OPERATIONS      OPERATIONS      PRO FORMA
                               AND THE          AND THE      ADJUSTMENTS       COMPANY
                                 1999            1999          FOR THE        PRO FORMA,
                             ACQUISITIONS    ACQUISITIONS    OFFERING(12)    AS ADJUSTED
                             ------------    -------------   ------------    ------------
Net sales..................    $     --       $1,026,354     $        --     $  1,026,354
Costs of goods sold........          --          735,420              --          735,420
Selling, general and
 administrative expenses,
 including non-cash
 compensation expense
 charge of $110,070........          --          195,763              --          195,763
Depreciation and
 amortization..............      19,071(9)       124,044              --          124,044
Impairment loss............          --               --              --
Write-off of acquired
 in-process research and
 development...............          --           17,600              --           17,600
                               --------       ----------     -----------     ------------
Operating income (loss)....     (19,071)         (46,473)             --          (46,473)
Interest expense, net......       8,357(10)      131,290         (57,098)(13)       74,192
Amortization of deferred
 financing costs...........          --            6,461          (3,781)(14)        2,680
Other expense (income).....          --            4,335              --            4,335
                               --------       ----------     -----------     ------------
Income (loss) before income
 taxes and cumulative
 effect of a change in
 accounting principle......     (27,428)        (188,559)         60,879         (127,680)
Provision (benefit) for
 income taxes..............      (3,432)(11)     (36,049)         24,352(15)      (11,697)
                               --------       ----------     -----------     ------------
Income (loss) before
 cumulative effect of a
 change in accounting
 principle.................    $(23,996)      $ (152,510)    $    36,527     $   (115,983)
                               ========       ==========     ===========     ============
Basic net loss per weighted
 average common share
 before cumulative effect
 of a change in accounting
 principle(17).............                   $    (2.20)                    $      (1.07)
                                              ==========                     ============
Basic weighted average
 common shares(17).........                   62,123,268                      112,355,486
Diluted net loss per
 weighted average common
 share before cumulative
 effect of a change in
 accounting
 principle(17).............                   $    (2.33)                    $      (1.07)
                                              ==========                     ============
Diluted weighted average
 common shares(17).........                   67,238,458                      112,355,486


     See accompanying notes to Unaudited Pro Forma Statement of Operations.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

            NOTES TO THE UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(1) The detail of the historical financial data for the year ended December 31, 1999 has been obtained from the audited historical financial statement of the wire harness business.

(2) The acquisition of the wire harness business will be accounted for at historical cost, on a basis similar to a pooling of interests, as Viasystems Group, Inc. and International Wire are under common control.


(3) Adjustment represents the elimination of a $3,000 charge related to a liability not being assumed. Additionally, upon completion of the acquisition of the wire harness business, there will be approximately $3,300 of corporate allocations for management fees incurred by International Wire and allocated to the wire harness business, which will no longer be incurred by or on behalf of the wire harness business in the future because the obligation to pay such fees is not being assumed by us.


(4) Reflects the impact on interest expense of the additional borrowings as if the acquisition of the wire harness business had been consummated as of the beginning of the period calculated as follows:

Borrowings -- $210,000 at 9.5%..............................  $19,950
Elimination of historical interest of the wire harness
  business..................................................   (7,842)
                                                              -------
                                                              $12,108
                                                              =======

(5) Reflects the elimination of historical amortization of deferred financing costs.

(6) Adjustment reflects the tax effect of the adjustments (3), (4) and (5) above.

(7) Concurrently with the completion of the offering, we will complete a transfer of the capital stock of our subsidiaries that own Interconnection Systems Limited, Forward Group, Zincocelere and Viasystems Sweden to a new entity formed by our existing stockholders. The financial information related to those operations has been derived from the unaudited historical financial statements of those operations for the year ended December 31, 1999. Viasystems will receive subordinated notes in the aggregate principal amount of $124,000 for the capital stock of those entities. For financial reporting purposes, the subordinated notes will be a component of stockholders' equity.

(8) The detail of the historical financial data from the acquisitions of PAGG Corporation and Kalex for the periods prior to acquisition by Viasystems during the year ended December 31, 1999 has been obtained from the unaudited historical financial statements of the respective companies below:

                                                                                                   1999
                                                                   PAGG            KALEX       ACQUISITIONS
                                                               HISTORICAL(a)   HISTORICAL(b)    HISTORICAL
                                                               -------------   -------------   ------------
        Net sales............................................     $ 4,925         $92,216        $97,141
        Costs of goods sold..................................       4,644          57,624         62,268
        Selling, general and administrative expenses.........         815           9,078          9,893
        Depreciation and amortization........................         439           6,451          6,890
                                                                  -------         -------        -------
        Operating income (loss)..............................        (973)         19,063         18,090
        Interest expense, net................................         256             765          1,021
        Other expense (income)...............................          32          (1,888)        (1,856)
                                                                  -------         -------        -------
        Income (loss) before income taxes and cumulative
          effect of a change in accounting principle.........      (1,261)         20,186         18,925
        Provision (benefit) for income taxes.................        (161)          1,001            840
                                                                  -------         -------        -------
        Income (loss) before cumulative effect of a change in
          accounting principle...............................     $(1,100)        $19,185        $18,085
                                                                  =======         =======        =======

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

     (a) Amounts reflect the historical unaudited results of PAGG Corporation for the period prior to its acquisition by Viasystems from January 1, 1999 to April 30, 1999.

     (b) Amounts reflect the historical unaudited results of Kalex for the period prior to its acquisition by Viasystems from January 1, 1999 to July 31, 1999. The financial information for Kalex was translated at a rate of HK$7.7536 = US$1.00, the average rate in effect for the respective period.

 (9) Adjustment reflects the effect of the amortization of acquired intangibles and goodwill related to the acquisitions of PAGG Corporation and Kalex. Amortization is computed using systematic methods over the estimated useful lives ranging from 1 to 20 years.

(10) Reflects the net impact to interest expense of the following borrowings as if the acquisitions of PAGG Corporation and Kalex, the transfer of the operations formerly conducted by Interconnection Systems Limited, Forward Group, Zincocelere and Viasystems Sweden and the acquisition of the wire harness business of International Wire had been consummated as of the beginning of the period.

Tranche C Term Loan -- $291,000 at 9.2%.....................  $15,617
Interest income of cash collateral account -- $89,900 at
  4.5%......................................................   (2,360)
US Revolver -- paydown $70,000 at 8.3%......................   (3,389)
Term Loan -- paydown $10,125 at 8.3%........................     (490)
                                                              -------
                                                                9,378
Eliminate historical interest of the acquisitions of PAGG
  Corporation and Kalex.....................................   (1,021)
                                                              -------
                                                              $ 8,357
                                                              =======

(11) Reflects the tax effect of adjustments (9) and (10) above.

(12) The pro forma statement of operations data does not reflect the following:

     - direct acquisition costs incurred in connection with the acquisition of the wire harness business of $1,000;

     - a noncash extraordinary charge of approximately $11,906 (net of income tax benefit of $3,969) for the write-off of previously capitalized debt issuance costs;

     - a compensation charge of $23,825 related to performance options which will be amended in connection with the offering and become exercisable;


     - a charge of approximately $22,800 related to the grant of options to purchase common stock to be given to Hicks Muse and partners of Hicks Muse in connection with the termination of the monitoring and oversight agreement and the financial advisory agreement; and


     - a non-cash compensation charge, based on an assumed initial public offering price of $17.50 per share, of approximately $67,219 as a result of the reclassification of each 6 2/3 shares of our class A common stock and class A series II common stock into one share of common stock.

(13) Reflects the following:

Estimated interest on the new credit facility at 8.0%.......  $  7,975
Elimination of interest under the borrowings for the
  acquisition of the wire harness business at 9.5%..........   (19,950)
Elimination of interest under the existing credit agreement
  at 8.5%...................................................   (45,123)
                                                              --------
                                                              $(57,098)
                                                              ========

     Borrowings under the new credit facility bear interest at variable rates. Accordingly, our earnings and cash flow are affected by changes in interest rates. Assuming the pro forma levels of borrowing under the

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES
     new credit facility at variable rates and assuming a change in interest rates of two percentage points, it is estimated that the impact on our pro forma interest expense would have been approximately $1,995.

(14) Adjustment reflects $1,343 related to the amortization of deferred financing costs associated with the refinancing of the existing senior credit facility net of the elimination of $5,124 of historical amortization of deferred financing fees associated with the existing credit facility.

(15) Adjustment reflects the pro forma tax effect of the adjustments related to the offering described above.


(16) Assuming the underwriters' over-allotment option is exercised in full, then interest expense (net) would be $66,254 million, loss before cumulative effect of a change in accounting principle would be $111 million, basic and diluted net loss per weighted average common share before cumulative effect of a change in accounting principle would be $(.98).


(17) Basic net loss per weighted average common share before cumulative effect of a change in accounting principle is computed by dividing the net loss before cumulative effect of a change in accounting principle plus the charge for preferred stock dividends and accretion less the loss attributable to class A common stock and class A series II common stock by the weighted average common shares outstanding during the period. Basic and diluted net loss per weighted average common share before cumulative effect of a change in accounting principle is computed by dividing the net loss before cumulative effect of a change in accounting principle plus the charge for preferred stock dividends and accretion by the weighted average common shares outstanding during the period plus the weighted average class A common stock and class A series II common stock shares outstanding on an as if converted basis (prior to the offering, assuming an initial public offering price of $17.50 per share on a pro forma basis). The number of shares of class A common stock and class A series II common stock used to calculate the diluted net loss per weighted average common share before cumulative effect of a change in accounting principle as of the offering is the number of shares outstanding, converted at a rate of one share of common stock for each 6 2/3 outstanding shares of class A common stock and class A series II common stock. The shares used in the computation of net loss per share also include shares being sold in the offering that would be required to retire the debt and fund the acquisition of the wire harness business as more fully described under "Use of Proceeds." Options and warrants were excluded from the diluted calculation because their effect is antidilutive. For further discussion of the methodology used to calculate the basic and diluted loss per share, refer to note 22 of our consolidated financial statements.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                          WIRE HARNESS      "AS IF POOLED"
                                                            COMPANY         BUSINESS           COMPANY
                                                          HISTORICAL    HISTORICAL(1)(2)      HISTORICAL
                                                          -----------   ----------------   ----------------
Net sales...............................................  $ 1,031,928       $170,393         $ 1,202,321
Costs of goods sold.....................................      723,741        133,201             856,942
Selling, general and administrative expenses, including
  non-cash compensation expense charge of $3,398........      110,147          9,277             119,424
Depreciation and amortization...........................      166,606          6,968             173,574
Write-off of acquired in-process research and
  development...........................................       20,100             --              20,100
                                                          -----------       --------         -----------
Operating income (loss).................................       11,334         20,947              32,281
Interest expense, net...................................       92,535          8,510             101,045
Amortization of deferred financing costs................        9,354            519               9,873
Other expense (income)..................................        4,960              4               4,964
                                                          -----------       --------         -----------
Income (loss) before income taxes.......................      (95,515)        11,914             (83,601)
Provision (benefit) for income taxes....................       (7,334)         5,042              (2,292)
                                                          -----------       --------         -----------
Net income (loss).......................................  $   (88,181)      $  6,872         $   (81,309)
                                                          ===========       ========         ===========
Basic net loss per weighted average common share(3).....  $     (1.68)                       $     (1.60)
                                                          ===========                        ===========
Basic weighted average common shares(3).................   48,205,838                         48,205,838

Diluted net loss per weighted average common share(3)...  $     (1.89)                       $     (1.79)
                                                          ===========                        ===========
Diluted weighted average common shares(3)...............   48,669,528                         48,669,528

     See accompanying notes to Unaudited Pro Forma Statement of Operations.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

            NOTES TO THE UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

 (1) The detail of the historical financial data as for the year ending December 31, 1998 has been obtained from the audited historical financial statement of the wire harness business.

 (2) The acquisition of the wire harness business will be accounted for at historical cost, on a basis similar to a pooling of interests, as Viasystems Group, Inc. and International Wire are under common control.

 (3) Basic net loss per weighted average common share is computed by dividing the net loss plus the charge for preferred stock dividends and accretion less the loss attributable to class A common stock and class A series II common stock by the weighted average common shares outstanding during the period. Diluted net loss per weighted average common share is computed by dividing the net loss plus the charge for preferred stock dividends and accretion by the weighted average common shares outstanding during the period plus the weighted average class A common stock and class A series II common stock shares outstanding on an as if converted basis (assuming an initial public offering price of $17.50 per share on a pro forma basis). The shares used in the computation of net loss per share also include shares being sold in the offering that would be required to retire the debt and fund the acquisition of the wire harness business as more fully described under "Use of Proceeds." Options and warrants were excluded from the diluted calculation because their effect is antidilutive. For further discussion of the methodology used to calculate basic and diluted loss per share, refer to note 22 of our consolidated financial statements.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                              WIRE HARNESS      "AS IF POOLED"
                                                                COMPANY         BUSINESS           COMPANY
                                                              HISTORICAL    HISTORICAL(1)(2)      HISTORICAL
                                                              -----------   ----------------    --------------
Net sales...................................................  $   795,289       $165,430         $   960,719
Cost of goods sold..........................................      554,097        130,680             684,777
Selling, general and administrative expenses................       75,650          7,847              83,497
Depreciation and amortization...............................      110,037          6,811             116,848
Write-off of acquired in-process research and development...      294,500             --             294,500
                                                              -----------       --------         -----------
Operating income (loss).....................................     (238,995)        20,092            (218,903)
Interest expense, net.......................................       64,612          8,710              73,322
Amortization of deferred financing costs....................        6,629            545               7,174
Other expense (income)......................................        1,024            114               1,138
                                                              -----------       --------         -----------
Income (loss) before income taxes and extraordinary item....     (311,260)        10,723            (300,537)
Provision (benefit) for income taxes........................        8,432          4,558              12,990
                                                              -----------       --------         -----------
Income (loss) before extraordinary item.....................  $  (319,692)      $  6,165         $  (313,527)
                                                              ===========       ========         ===========
Basic net loss per weighted average common share before
  extraordinary item(3).....................................  $    (10.73)                       $    (10.52)
                                                              ===========                        ===========
Basic weighted average common shares(3).....................   26,507,409                         26,507,409
Diluted net loss per weighted average common share before
  extraordinary item(3).....................................  $    (12.19)                       $    (11.95)
                                                              ===========                        ===========
Diluted weighted average common shares(3)...................   26,507,409                         26,507,409

     See accompanying notes to Unaudited Pro Forma Statement of Operations.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

            NOTES TO THE UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(1) The detail of the historical financial information for the year ended December 31, 1997 has been obtained from the audited historical financial statement of the wire harness business.

(2) The wire harness acquisition is accounted for at historical cost, on a basis similar to a pooling of interests, as Viasystems Group, Inc. and International Wire are under common control.

(3) Basic net loss per weighted average common share is computed by dividing the net loss plus the charge for preferred stock dividends and accretion less the loss attributable to class A common stock and class A series II common stock by the weighted average common shares outstanding during the period. Diluted net loss per weighted average common share is computed by dividing the net loss plus the charge for preferred stock dividends and accretion by the weighted average common shares outstanding during the period plus the weighted average class A common stock and class A series II common stock shares outstanding on an as if converted basis (assuming an initial public offering price of $17.50 per share on a pro forma basis). Options and warrants were excluded from the diluted calculation because their effect is antidilutive. For further discussion of the methodology used to calculated basic and diluted loss per share, refer to note 22 of our consolidated financial statements.

                            SELECTED FINANCIAL DATA

VIASYSTEMS GROUP, INC.

     The selected financial and other data below for the period from inception, August 28, 1996, to December 31, 1996 and for the years ended December 31, 1997, 1998 and 1999 presents consolidated financial information of Viasystems Group, Inc. and subsidiaries and have been derived from our audited consolidated financial statements. The following information should be read in conjunction with our audited consolidated financial statements and the notes thereto and "Management's Discussion and Analysis of Results of Operations and Financial Condition," all included elsewhere in this prospectus.

                                               FROM INCEPTION
                                                (AUGUST 28,
                                                  1996) TO              YEAR ENDED DECEMBER 31,
                                                DECEMBER 31,    ---------------------------------------
                                                    1996           1997          1998          1999
                                               --------------   -----------   -----------   -----------
                                                  (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
  Net sales..................................     $ 50,400      $   795,289   $ 1,031,928   $ 1,102,324
  Cost of goods sold.........................       42,052          554,097       723,741       816,370
  Selling, general and administrative
     expenses, including non-cash
     compensation expense charge of $3,398 in
     1998 and $110,070 in 1999(1)............        3,844           75,650       110,147       223,139
  Depreciation...............................        4,102           51,884       104,831       114,753
  Amortization of intangible assets..........          533           58,153        61,775        59,569
  Impairment loss(2).........................           --               --            --       468,389
  Write-off of acquired in-process research
     and development(3)......................       50,800          294,500        20,100        17,600
                                                  --------      -----------   -----------   -----------
  Operating income (loss)....................      (50,931)        (238,995)       11,334      (597,496)
  Interest expense...........................        2,503           64,612        92,535       109,980
  Amortization of deferred financing costs...          470            6,629         9,354         6,619
  Other expense..............................          262            1,024         4,960        23,594
                                                  --------      -----------   -----------   -----------
  Loss before income taxes, cumulative effect
     of a change in accounting principle, and
     extraordinary item......................      (54,166)        (311,260)      (95,515)     (737,689)
  Provision (benefit) for income taxes.......       (5,424)           8,432        (7,334)      (28,289)
                                                  --------      -----------   -----------   -----------
  Loss before, cumulative effect of a change
     in accounting principle, extraordinary
     item....................................      (48,742)        (319,692)      (88,181)     (709,400)
  Cumulative effect-write-off of start-up
     costs, net of income tax benefit of
     $5,647(4)...............................           --               --            --        16,942
  Extraordinary loss, net of tax(5)..........           --            7,796            --            --
                                                  --------      -----------   -----------   -----------
  Net loss...................................     $(48,742)     $  (327,488)  $   (88,181)  $  (726,342)
                                                  ========      ===========   ===========   ===========
  Basic net loss per weighted average common
     share(6)................................     $ (29.78)     $    (10.99)  $     (1.68)  $    (10.24)
                                                  ========      ===========   ===========   ===========
  Basic weighted average common shares(6)....    1,440,000       26,507,409    48,205,838    62,123,268
  Diluted net loss per weighted average
     common share(6).........................     $ (33.57)     $    (12.48)  $     (1.89)  $    (10.86)
                                                  ========      ===========   ===========   ===========
  Diluted weighted average common
     shares(6)...............................    1,451,955       26,507,407    48,669,528    67,238,458
BALANCE SHEET DATA:
  Cash and cash equivalents..................     $ 16,117      $    27,538   $     9,335   $    22,839
  Working capital............................       44,938           16,659        19,538        99,066
  Total assets...............................      387,741        1,068,912     1,454,703     1,212,558
  Total debt, including current maturities...      265,620          847,375     1,134,495     1,362,212
  Stockholders' equity (deficit).............       24,955         (125,491)     (150,519)     (603,003)

------------

(1) During the years ended December 31, 1998 and 1999, we recorded non-cash compensation charges of $3,398 and $110,070, respectively, which reflect the difference between the cost of the class A common stock and class A series II common stock and the value of the common stock that it is convertible into at those dates. We expect to record an additional non-cash compensation charge in the first-quarter of 2000 as a result of the reclassification of each 6 2/3 shares of class A common stock and class A series II common stock into one share of common stock in connection with this offering.

(2) Represents an impairment loss related to the write-off of long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." See note 3 to our consolidated financial statements.

(3) Represents charges relating to the write-off of acquired in-process research and development costs associated with the acquisitions of Circo Craft and the assets of the Interconnection Technologies Unit of the Microelectronics Group (the "Lucent Division") of Lucent Technologies Inc. in 1996, Forward and ISL in 1997, Mommers and Zincocelere in 1998 and Kalex in 1999. The write-off relates to acquired research and development for projects that do not have a future alternative use. See note 1 to our consolidated financial statements included elsewhere herein.

(4) Represents the write-off of the net book value of start-up costs as of January 1, 1999 related to the required adoption of the Financial Accounting Standards Board's issuance of Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities," which requires costs of start-up activities and organizational costs to be expensed as incurred effective January 1, 1999.

(5) We recorded, as an extraordinary item, a non-cash write-off of deferred financing fees of approximately $7,796, net of income tax benefit of $4,332, related to deferred financing fees incurred on debt retired before maturity.

(6) Basic net loss per weighted average common share is computed by dividing the net loss plus the charge for preferred stock dividends and accretion less the loss attributable to class A common stock and class A series II common stock by the weighted average common shares outstanding during the period. Diluted net loss per weighted average common share is computed by dividing the net loss plus the charge for preferred stock dividends and accretion by the weighted average common shares outstanding during the period plus the weighted average class A common stock and class A series II common stock on an as if converted basis. Options and warrants were excluded from the diluted calculation because their effect is anti-dilutive. For further discussion on the calculation of basic and diluted loss per share, refer to note 22 of our consolidated financial statements.

PREDECESSORS

     Each of Circo Craft Co. Inc., Viasystems Technologies Corp., Forward Group PLC and Interconnection Systems (Holdings) Limited are considered predecessors to Viasystems Group, Inc. and, as such, the following selected financial data is presented for each predecessor.

     CIRCO CRAFT CO. INC.

     The selected financial and other data below represents the financial information of Circo Craft for the periods indicated. The data for the year ended December 31, 1995 and the nine months ended September 30, 1996 (the period prior to the acquisition of Circo Craft by Viasystems), set forth in Canadian GAAP in Canadian dollars, has been derived from the audited consolidated financial statements of Circo Craft. The consolidated financial statements of Circo Craft have been prepared in accordance with Canadian GAAP, which differs in significant respects from U.S. GAAP. The data set forth in U.S. GAAP for the fiscal year ended December 31, 1995 and the nine months ended September 30, 1996, has been derived from the audited consolidated financial statements of Circo Craft and adjusted for differences between Canadian GAAP and U.S. GAAP. The following information should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition," all included elsewhere herein.

                                                                                   APPROXIMATE AMOUNTS
                                                       CANADIAN GAAP                   IN U.S. GAAP
                                                ----------------------------   ----------------------------
                                                FISCAL YEAR     NINE MONTHS    FISCAL YEAR     NINE MONTHS
                                                   ENDED           ENDED          ENDED           ENDED
                                                DECEMBER 31,   SEPTEMBER 30,   DECEMBER 31,   SEPTEMBER 30,
                                                  1995(1)          1996          1995(1)          1996
                                                ------------   -------------   ------------   -------------
                                                                      (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Net sales...................................   C$185,156       C$129,633      C$194,140       C$129,633
  Cost of goods sold..........................     148,788         101,532        148,788         101,532
  Selling, general and administrative
     expenses.................................      11,087           7,969         10,846           8,072
  Depreciation and amortization...............       7,931           8,456          7,931           8,456
                                                 ---------       ---------      ---------       ---------
     Operating income.........................      17,350          11,676         26,575          11,573
  Interest expense............................         852             646            852             646
  Other income................................        (915)           (880)          (915)           (880)
  Expenses related to sale(2).................          --           5,907             --           5,907
                                                 ---------       ---------      ---------       ---------
     Income before income taxes...............      17,413           6,003         26,638           5,900
  Provision for income taxes..................       5,564           3,847          6,079           3,680
                                                 ---------       ---------      ---------       ---------
          Net income before non-controlling
            interest..........................   C$ 11,849       C$  2,156      C$ 20,559       C$  2,220
                                                 =========       =========      =========       =========
BALANCE SHEET DATA (END OF PERIOD):
  Cash and cash equivalents...................   C$ 19,231       C$ 28,438      C$ 16,600       C$ 21,411
  Working capital.............................      40,057          41,909         40,057          41,909
  Total assets................................     128,964         134,725        128,964         134,725
  Total debt, including current maturities....                                     15,998          17,563

------------

(1) Under Canadian GAAP in effect at the time, Circo Craft recognized revenues related to a gain on an out-of-court settlement in 1994. Under U.S. GAAP, that gain would have been deferred and recognized in 1995.

(2) Represents non-recurring expenses incurred in connection with the sale of Circo Craft to Viasystems which includes, among others, brokerage and legal fees.

     VIASYSTEMS TECHNOLOGIES CORP.

     The selected financial and other data below presents financial information of the Lucent Division (renamed Viasystems Technologies) for the periods indicated. The data for the fiscal year ended December 31, 1995, and the eleven months ended November 30, 1996 (the period prior to the acquisition of the Lucent Division by Viasystems Technologies), has been derived from the audited statements of operations of Viasystems Technologies. We have omitted balance sheet data because we do not believe that the presentation of balance sheet data for Viasystems Technologies is meaningful because such business was a division of Lucent Technologies for the periods indicated. In addition, Viasystems Technologies was a captive producer for Lucent Technologies and historical financial results for Viasystems Technologies may not be indicative of its results of operations as an independent entity. The following information should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition."

                                                                                ELEVEN
                                                              FISCAL YEAR       MONTHS
                                                                 ENDED          ENDED
                                                              DECEMBER 31,   NOVEMBER 30,
                                                                  1995           1996
                                                              ------------   ------------
                                                                    (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Net sales.................................................    $325,047       $325,102
  Cost of goods sold........................................     274,824        244,313
  Selling, general and administrative expenses..............      42,445         34,792
  Depreciation and amortization.............................      16,378         18,317
                                                                --------       --------
     Operating income (loss)................................      (8,600)        27,680
  Interest expense(1).......................................         204            917
  Other income..............................................         (94)          (228)
                                                                --------       --------
     Income (loss) before income taxes......................      (8,710)        26,991
  Provision (benefit) for income taxes......................      (3,310)        10,257
                                                                --------       --------
          Net income (loss).................................    $ (5,400)      $ 16,734
                                                                ========       ========

------------

(1) Interest expense represents interest incurred on capital leases.

     FORWARD GROUP PLC

     The selected financial and other data below presents financial information of Forward Group for the periods indicated. The data for the two fiscal years ended January 31, 1997, set forth in U.K. GAAP in U.K. pounds sterling, has been derived from the audited consolidated financial statements of Forward Group. The consolidated financial statements of Forward Group have been prepared in accordance with U.K. GAAP, which differs in significant respects from U.S. GAAP. The data set forth in U.S. GAAP as of and for the two fiscal years ended January 31, 1997, has been derived from the audited consolidated financial statements of Forward Group and adjusted for differences between U.K. GAAP and U.S. GAAP. The following information should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition."

                                                                            APPROXIMATE AMOUNTS
                                                           U.K. GAAP            IN U.S. GAAP
                                                       FISCAL YEAR ENDED     FISCAL YEAR ENDED
                                                          JANUARY 31,           JANUARY 31,
                                                       ------------------   --------------------
                                                        1996       1997       1996       1997
                                                       -------   --------   --------   ---------
                                                                    (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Net sales..........................................  L66,839   L105,029   L66,839    L105,029
  Costs of goods sold................................   49,850     79,030    49,850      79,030
  Selling, general and administrative expenses.......    6,425     11,189     6,390      11,029
  Depreciation and amortization......................    2,701      4,694     2,787       4,870
  Restructuring charges(1)...........................       --      1,244        --       1,244
                                                       -------   --------   -------    --------
     Operating income................................    7,863      8,872     7,812       8,856
  Interest expense...................................      412        996       412         996
  Other income.......................................     (113)      (229)     (113)       (229)
                                                       -------   --------   -------    --------
     Income before income taxes......................    7,564      8,105     7,513       8,089
  Provision for income taxes.........................    2,641      2,707     2,652       2,760
                                                       -------   --------   -------    --------
          Net income.................................  L 4,923   L  5,398   L 4,861    L  5,329
                                                       =======   ========   =======    ========
BALANCE SHEET DATA (END OF PERIOD):
  Cash and cash equivalents..........................  L   789   L     --   L   789    L     --
  Working capital....................................    1,898     (3,074)    2,553      (3,074)
  Total assets.......................................   51,124     60,282    56,539      67,406
  Total debt, including current maturities...........                         7,879      15,535

------------

(1) Represents non-recurring restructuring charges related to the consolidation and rationalization of several facilities at Forward Group.

     INTERCONNECTION SYSTEMS (HOLDINGS) LIMITED

     The selected financial and other data below presents financial information of Interconnection Systems (Holdings) Limited, or ISL, as of and for the periods indicated. The data as of and for the fiscal years ended March 29, 1996, and April 4, 1997 set forth in U.K. GAAP in U.K.L, has been derived from the audited consolidated financial statements of ISL. The consolidated financial statements of ISL have been prepared in accordance with U.K. GAAP, which differs in significant respects from U.S. GAAP. The data set forth in U.S. GAAP as of and for the fiscal years ended March 29, 1996 and April 4, 1997, has been derived from the audited consolidated financial statements of ISL and adjusted for differences between U.K. GAAP and U.S. GAAP. The following information should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition."

                                                                              APPROXIMATE AMOUNTS IN
                                                            U.K. GAAP               U.S. GAAP
                                                        FISCAL YEAR ENDED       FISCAL YEAR ENDED
                                                      ---------------------   ----------------------
                                                      MARCH 29,   APRIL 4,    MARCH 29,    APRIL 4,
                                                        1996        1997         1996        1997
                                                      ---------   ---------   ----------   ---------
                                                                      (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Net sales.........................................  L104,611    L141,643     L104,611    L141,643
  Costs of goods sold...............................    73,407      94,466       73,407      94,466
  Selling, general and administrative expenses......     7,522      10,514        7,464      10,437
  Depreciation and amortization.....................    17,302      26,771       15,752      17,522
                                                      --------    --------     --------    --------
  Operating income..................................     6,380       9,892        7,988      19,218
  Interest expense..................................       807         818          807         818
  Other income......................................        --         (44)          --         (44)
                                                      --------    --------     --------    --------
  Income before income taxes........................     5,573       9,118        7,181      18,444
  Provision for income taxes........................     4,422       6,874        2,584       6,112
                                                      --------    --------     --------    --------
          Net income................................  L  1,151    L  2,244     L  4,597    L 12,332
                                                      ========    ========     ========    ========
BALANCE SHEET DATA (END OF PERIOD):
  Cash and cash equivalents.........................  L  2,636    L 26,244     L  2,636    L 26,244
  Working capital...................................    (5,851)     11,516       (3,929)     14,276
  Total assets......................................    67,349     129,921       62,893     105,452
  Total debt, including current maturities..........                             15,699      35,754

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

GENERAL


     We are a leading worldwide independent provider of electronics manufacturing services, or EMS. We serve primarily the telecommunications and networking industries, which we believe to be the fastest-growing customer segments of the $73 billion EMS market. We offer a wide range of products and services to original equipment manufacturers of electronic products. Our products and services consist of the design and fabrication of printed circuit boards, in particular highly complex multi-layered printed circuit boards, the manufacture of custom-designed backpanel assemblies, the manufacture of complex printed circuit board assemblies, the procurement and management of materials and the assembly and testing of our customers' complete systems and products.


OUR DEVELOPMENT


     We were formed in 1996 by Hicks, Muse, Tate & Furst Incorporated and Mills & Partners, Inc. under the name Circo Craft Holding Company to create a preferred global manufacturing provider to leading original equipment manufacturers through acquisitions of printed circuit board fabricators and backpanel assemblers. In August 1996, we changed our name to CC Canada Holding Company and then back to Circo Craft Holding Company in September 1996. We had no operations prior to our first acquisition in October 1996, when we changed our name to Circo Technologies, Inc. In January 1997, we changed our name to Viasystems Group, Inc.


     During the past eighteen months, we have broadened our focus to become a full-solution provider in the electronics manufacturing services industry. This change occurred as a result of our recognition that many of the next generation products in the telecommunications and networking industries require highly advanced printed circuit boards and backpanel assemblies. As a result, we made a strategic decision to capitalize on our capabilities to compete for the complete assembly of our customers' products that utilize our printed circuit boards and backpanels.


     In connection with this initiative, we opened four new facilities in the later part of 1998. The four new facilities broadened our product offerings by expanding our backpanel assembly capabilities as well as adding full system assembly and test capabilities. In addition, in 1999 we consummated the acquisition of PAGG Corporation and the printed circuit board manufacturing facilities of Kalex Printed Circuit Board Limited and its direct and indirect subsidiaries. The PAGG and Kalex acquisitions added printed circuit board assembly capabilities and expanded our full system assembly and test capabilities. The acquisition of the wire harness business will add the design and manufacture of wire harnesses and cable assemblies to our capabilities.


     Since our formation, we have also undertaken a rationalization of various facilities we have acquired. In particular, we have closed the Selkirk and Galashiels, Scotland facilities and the Manchester and Rugby, England facilities.

RECENT EVENTS

     On January 25, 2000, we entered into an agreement with Marconi Communications, Inc. to acquire Marconi's network components and services business for $115 million. This business has manufacturing facilities in Europe and China, where it provides electronic manufacturing services primarily to telecommunications customers, including Italtel, Lucent, Marconi, Nokia and Siemens.

     The network components and services business' products include integrated enclosures, racks, sub-racks, cable assemblies and custom power supplies and, through a joint ventures heat management systems. A rack is the metal framework inside an enclosure used for the mounting and/or holding of printed circuit boards and electronic components; and a sub rack is the smaller framework included within a rack used to mount electronic components. Power supplies distribute and regulate power for electronics equipment. There are two primary types of power supplies -- alternating current to direct current or direct current to direct current. Heat management systems are systems that either cool or heat electronic equipment.

     The core products of the network components and services business are enclosures, racks and sub-racks. These products are used primarily in wireless base stations, telecommunications switching and transmission equipment, cable TV infrastructure and precision control instrumentation. Precision control instrumentation equipment is utilized primarily in manufacturing process control equipment to monitor manufacturing functions on a factory floor.

     For the twelve months ended December 31, 1999, the network components and services business had revenues and operating income (loss), plus depreciation and amortization of approximately $151.6 million and $10.6 million, respectively. The network components and services business operates from manufacturing facilities in England, Northern Ireland, Italy and China. In addition the network components and services business' joint venture has manufacturing facilities in Denmark and South Carolina.

     While the acquisition of the network components and services business is expected to close on March 30, 2000, we cannot assure you that the closing will occur at, or subsequent to, that time.

ACQUISITIONS

     A significant portion of our growth has been generated through acquisitions completed since 1996. Giving effect to the transfer of the operations formerly conducted by Interconnection Systems Limited, Forward Group, Zincocelere and Viasystems Sweden and the acquisition of the wire harness business of International Wire, our business will include the following six acquired businesses:


     - the purchase of Circo Craft, a business engaged in the fabrication of printed circuit boards, in Canada in October 1996 for $129.9 million cash;



     - the purchase of the assets of the Interconnection Technologies Unit of the Microelectronics Group of Lucent Technologies Inc., a business engaged in the fabrication of printed circuit boards and backpanels and the assembly of backpanels, in Richmond, Virginia in December 1996 for $170.0 million cash and $30.0 million series B preferred stock;



     - the purchase of Mommers, a business engaged in the fabrication of printed circuit boards and backpanels, in the Netherlands in February 1998 for $59.4 million cash;



     - the purchase of PAGG Corporation, a business engaged in design and prototype services, printed circuit board assembly, full system assembly and testing, in Milford, Massachusetts in April 1999 for $9.3 million cash, plus the issuance of 273,223 shares of our common stock, and warrants to purchase 136,645 shares of common stock;



     - the purchase of the printed circuit board manufacturing facilities of Kalex Printed Circuit Board Limited and its direct and indirect subsidiaries in the People's Republic of China in August 1999 for $301.0 million cash; and


     - the purchase of the wire harness business of International Wire, which will occur immediately prior to the consummation of the offering, for $210.0 million cash.

     We continue to examine numerous acquisition opportunities in order to:

     - diversify end-product programs with existing customers;

     - locate manufacturing facilities close to original equipment manufacturers or their end users;

     - expand our capacity in selected geographic regions to take advantage of existing infrastructure or low cost manufacturing;

     - complement our service offerings; and

     - diversify our customer base to serve a wide variety of end-markets with new telecommunications and networking customers.

We routinely engage in discussions with respect to possible acquisitions. Acquisitions considered by us could include a single facility, significant multiple facilities or original equipment manufacturer asset acquisitions. There can be no assurance that any of these discussions will result in a definitive purchase agreement and, if they do, what the terms or timing of any agreement would be.

     We expect each acquisition to be accretive to earnings and cash flow after a transition period for each acquisition, generally approximately one year. The initial margins from a newly acquired business or facility will likely be lower than our current overall margins for several reasons:

     - an acquired business or facility may be underutilized;

     - existing business at a new or acquired business or facility may be lower margin, such as printed circuit board assembly or system assembly;

     - a newly acquired business or facility may be less efficient initially;
       and

     - we may accept lower initial margins on large-scale operations with significant new customers.


The risks of lower margins frequently are mitigated during transition periods by supply arrangements agreed to in connection with a particular acquisition. These arrangements may include limited overhead contribution commitments, take or pay arrangements or limited revenue or product volume guarantees to support the financial viability of the facility until it reaches self-sufficiency. As an example, when we acquired Lucent Technologies' captive printed circuit board facility in December 1996, pricing to Lucent initially exceeded prevailing market rates, but we were required to reduce that pricing over a two year period thereafter. As a result, in 1998 and 1999, we experienced price reductions under the Lucent contract which exceeded industry-wide price decreases. Commencing January 1, 1999 we are charging Lucent market pricing as required by our supply contract and will continue to do so for the remaining term of the contract.


     We expect that the results for an acquired business or facility will improve over the transition period as we:

     - increase capacity utilization and reduce cost;

     - complete integration activities, including replacing third-party suppliers of printed circuit boards, backpanel assemblies and wire harnesses and cable assemblies with our own internal production of those components;

     - implement our processes and disciplines to reduce costs and obtain the cost benefits of our procurement leverage; and

     - introduce new business from the original customer and others.

GREENFIELD FACILITIES

     Since our inception in 1996, we have opened four new start-up, or greenfield, facilities in the United States, Mexico, Europe and Asia. These facilities provide us with operations in key geographic markets. The four greenfield facilities are:

     - a 35,000 square foot facility opened September 1998 in Columbus, Ohio providing full system assembly services;

     - a 51,000 square foot facility opened August 1998 in Juarez, Mexico providing backpanel assembly services;

     - a 52,000 square foot facility opened June 1998 in Boldon, England providing backpanel assembly and full system assembly services; and

     - a 17,000 square foot facility opened November 1998 in Nantong, China providing backpanel assembly services.

Consistent with our past practices and as a normal course of business, we will continue to evaluate establishing new greenfield facilities particularly when greenfield operations have the potential to enable us to increase our sales or service to our existing customers, access new geographic markets or provide favorable cost advantages.

HISTORICAL RESULTS OF OPERATIONS -- VIASYSTEMS

     YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1999

     Net sales for the year ended December 31, 1999 were $1,102.0 million, representing a $70.4 million, or 6.8%, increase from the comparable period in 1998. Approximately $123.6 million of the increase was due primarily to the acquisitions of Mommers and Zincocelere in 1998 and the acquisitions of Kalex and PAGG Corporation in 1999, offset by contractual price reductions of approximately $48.0 million under the Lucent supply agreement and other industry-wide pricing pressures.

     Cost of goods sold for the year ended December 31, 1999 was $816.4 million, or 74.1% of net sales, compared to $723.7 million, or 70.1% of net sales, for the year ended December 31, 1998. Cost of goods sold as a percent of net sales increased year over year as a result of the contractual and industry-wide pricing pressures, partially offset by cost containment activities which approximated $80.0 million in reduced material costs negotiated as a result of our increased purchasing power and improved plant operating efficiencies through upgrades in systems and equipment technologies and by improving the process flow of our Echt, Netherlands facility.

     Selling, general and administrative expenses (excluding the non-cash compensation expense charge of $3.4 million and $110.1 million in 1998 and 1999, respectively) for the year ended December 31, 1999 increased by $6.3 million versus the comparable period in 1998. These costs increased primarily due to increases in general and administrative expenses related to the Kalex and PAGG Corporation acquisitions partially offset by cost containment efforts resulting from headcount reductions made at our corporate offices. During the years ended December 31, 1998 and 1999, we recorded non-cash compensation charges of $3.4 million and $110.1 million, respectively, which reflect the difference between the cost of the class A common stock and class A series II common stock and the value of common stock that it is convertible into at December 31, 1998 and 1999, respectively.

     Other expense increased $33.3 million, from $106.9 million for the year ended December 31, 1998 to $140.2 million in the same period of 1999, due primarily to increased interest expense and amortization of deferred financing costs related to the debt financing incurred to fund the acquisitions of Mommers and Zincocelere in the first quarter of 1998 and Kalex in August 1999 and from the loss on disposal of plant, property and equipment related to our Selkirk, Scotland facility that was closed during 1999.

     Depreciation and amortization increased $7.7 million, from $166.6 million for the year ended December 31, 1998 to $174.3 million for the same period in 1999, primarily as a result of the impact to depreciation of acquired fixed assets and to amortization of acquired intangibles from the acquisitions of Mommers and Zincocelere in the first quarter of 1998 and the Kalex acquisition in August 1999.

     During 1999, we recorded a non-cash impairment loss of $468.4 million related to the write-off of long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." Based on current business enterprise values using common appraisal methods, the assessment has identified impairment of long-lived assets acquired from the Forward Group, Interconnection Systems Limited and Zincocelere acquisitions. The calculated business enterprise values determined were compared to the net book value of the related long-lived assets with the difference representing the amount of the impairment loss. The impairment loss for each group of assets was first charged against goodwill with any remaining amounts being charged to the other acquired intangibles and property, plant and equipment, if necessary. The impairment resulted due to significant changes in the markets served by the acquisitions that were not anticipated at the time of each acquisition, most significantly a significant decline in market pricing. The decline in market pricing was due to the convergence of two factors: significant currency fluctuations and the emergence of significant offshore competition from Asia Pacific. While the primary currency for the acquisitions is the U.K. pound sterling, their competitors were in Continental Europe and beginning to emerge from Asia Pacific. The currencies for most of the Continental European and Asia Pacific countries declined significantly against the U.K. pound sterling, which resulted in an improved relative cost position for the competitors and reduced market pricing.

This decline in market pricing has resulted in a significant decline in profitability that is not expected to return in the near term.

     During 1999, we recorded a one-time non-cash cumulative effect of a change in accounting principle of $16.9 million (net of $5.6 million income tax benefit) related to the write-off of the net book value of start-up costs as of January 1, 1999.

     During 1998, we recorded a one-time non-cash write-off of $20.1 million related to in-process research and development acquired in the acquisitions of Mommers and Zincocelere. During 1999, we recorded a one-time non-cash write-off of $17.6 million related to in-process research and development acquired in the Kalex acquisition.

     During 1999, we initiated a comprehensive review of the strategic position of our individual business units with the intent to restructure our existing operations. As a result of the events detailed in "The Transactions," we decided to abandon the planned restructuring.

     YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     Net sales for the year ended December 31, 1998 were $1,031.9 million, representing an increase of $236.6 million, or 29.8%, over the year ended December 31, 1997. The increase was primarily attributable to the acquisitions of Viasystems Sweden, Mommers and Zincocelere completed in the first quarter of 1998 and increased volume partially offset by typical, industry-wide pricing pressures as well as the negative impact of the stronger U.K. pound as it relates to continental European and Asian currencies and contractual price reductions under the Lucent supply agreement.

     Cost of goods sold for the year ended December 31, 1998 was $723.7 million, or 70.1% of net sales, compared to $554.1 million, or 69.7% of net sales for the year ended December 31, 1997. Cost of goods sold as a percent of net sales increased as a result of product mix changes from the acquisitions of Viasystems Sweden, Mommers and Zincocelere, as well as the above mentioned currency-related and contractual price reductions we experienced. These factors were partially offset by cost containment and reduction activities.

     Selling, general and administrative expenses (excluding the non-cash compensation expense charge of $3.4 million in 1998) for the year ended December 31, 1998 increased by $31.1 million over selling, general and administrative expenses for the year ended December 31, 1997. These costs increased primarily due to the 1998 acquisitions of Viasystems Sweden, Mommers and Zincocelere, increased sales and marketing expenses and increases in administrative expenses at our Richmond, Virginia facility related to the separation from Lucent Technologies. During the year ended December 31, 1998, we recorded a non-cash compensation charge of $3.4 million, which reflects the difference between the cost of the class A common stock and class A series II common stock and the value of common stock that it is convertible into at December 31, 1998.


     Depreciation and amortization for the year ended December 31, 1998 increased $56.6 million over the comparable period for 1997 primarily as a result of the full year impact of the acquisitions of Forward Group and Interconnection Systems Limited in the second quarter of 1997 and of Viasystems Sweden, Mommers and Zincocelere in the first quarter of 1998.


     During the year ended December 31, 1998 we recorded a one-time non-cash write-off of $20.1 million related to in-process research and development acquired in the acquisitions of Mommers and Zincocelere. During the year ended December 31, 1997, we recorded a similar charge of $294.5 million related to the acquisitions of Forward Group and Interconnection Systems Limited.

     Other expense increased $34.5 million, from $72.3 million for the year ended December 31, 1997 to $106.8 million for the same period in 1998, due primarily to increased interest expense and amortization of deferred financing costs related to the debt financing incurred to fund the acquisitions of Viasystems Sweden, Mommers and Zincocelere.

LIQUIDITY AND CAPITAL RESOURCES -- VIASYSTEMS

     We are a holding company that has no significant assets other than the capital stock of Viasystems, Inc., and therefore, we rely on dividends and distributions from Viasystems, Inc. as our sole source of cash. Our right to participate in dividends or other distributions from Viasystems, Inc. is subject to restrictions imposed by the terms of Viasystems, Inc.'s senior credit facility and senior subordinated notes, as well as the prior rights of Viasystems, Inc.'s creditors and other statutory restrictions.

     Net cash provided by operating activities was $31.6 million for the year ended December 31, 1999 compared to net cash used in operating activities of $43.8 million for the same period in 1998. The increase in net cash from operating activities related primarily to timing of payments to vendors. Net cash used in investing activities was $441.0 million for the year ended December 31, 1999, compared to $276.0 million for the year ended December 31, 1998. The net cash used in investing activities for 1999 included $314.2 million related to the acquisitions of Kalex and PAGG Corporation with the remainder related to capital expenditures. In 1998, net cash used in investing activities included $145.7 million related to the acquisitions of Viasystems Sweden, Mommers and Zincocelere with the remainder related to capital expenditures.

     In connection with our acquisition of Interconnection Systems Limited in June 1997, we assumed approximately $437.5 million of loan notes, of which $285.3 million were outstanding as of December 31, 1999. Our prior credit facility contained a committed term loan facility that we could draw upon to satisfy our remaining obligations under those loan notes. In June 1997, we also completed a $400.0 million offering of Viasystems, Inc.'s 9 3/4% senior subordinated notes due 2007. The net proceeds of that offering were used to repay a bridge loan facility and approximately $171.9 million under our existing credit facility.


     In February 1998, Viasystems, Inc. issued an additional $100.0 million of its 9 3/4% senior subordinated notes due 2007 at a price of 104.5% of their principal amount, yielding approximately $101.0 million in proceeds. In connection with this offering of senior subordinated notes, our existing credit facilities were increased by $95.0 million, and an affiliate of Hicks, Muse, Tate & Furst Incorporated purchased an additional $50.0 million of our common stock. The proceeds from these financing activities were used to fund the acquisitions of Viasystems Sweden, Mommers and Zincocelere and repay a portion of our revolving credit facilities.


     In connection with the acquisition of Kalex in August 1999, we entered into a third amended and restated credit agreement with terms substantially similar to the prior credit agreement. Our credit agreement was amended to, among other things, establish an additional $291.0 million term loan facility, repay $10.1 million outstanding under the term loans available to refinance the loan notes issued in connection with the acquisition of Interconnection Systems Limited in 1997, and collateralize future amounts due under the term loans with approximately $89.9 million in cash. Additionally, we received an equity contribution of $200.0 million.

     As of December 31, 1999, our indebtedness consisted of amounts outstanding under the existing senior credit facilities, the senior subordinated notes, the loan notes, capital leases and other debt.

     We anticipate that our primary uses of cash in 2000 will be:

     - for capital expenditures for maintenance, replacement and acquisitions of equipment, expansion of capacity, productivity improvements and product and process technology development;


     - the $115.0 million purchase price for the Marconi Communications, Inc. network components and service business; and


     - to pay interest on, and to repay principal of, indebtedness under our senior credit facilities, the senior subordinated notes and our other outstanding indebtedness as discussed in note 8 to our consolidated financial statements set forth elsewhere herein.

     We anticipate making capital expenditures of approximately $120.0 million in 2000. In 2000, we will be obligated to make principal and interest payments of approximately $75.0 million under our new senior credit facilities and the senior subordinated notes.

     We expect that our primary sources of cash will be cash on hand, cash from operating activities and revolving borrowings under our senior credit facilities. In connection with the offering, we expect to refinance our existing senior credit facilities and our obligations under the loan notes with a new senior secured credit facility. Our new credit facility is expected to consist of a $150.0 million term loan facility, $303.0 million letter of credit and term loan reimbursement facility and $175.0 million of available revolving loans. As of December 31, 1999, as adjusted for the offering, the transfer of the operations formerly conducted by Interconnection Systems Limited, Forward Group, Zincocelere and Viasystems Sweden and the acquisition of the wire harness business of International Wire, there would have been no amounts outstanding under the revolving credit facilities available under the new senior credit facilities, and approximately $175.0 million of available borrowing capacity thereunder, subject to limitations.


     We anticipate that our cash on hand, cash flow from operations and additional funds available under the revolving facilities of our new senior credit facilities will be sufficient to meet our requirements for working capital, capital expenditures, the purchase price for the Marconi network components and service business, and debt service and other operating cash requirements over the next 12 months. Although we are not able to currently predict those needs in periods beyond 12 months, we believe our current cash flow from operations and borrowings available under our new senior credit facility will be sufficient to meet our capital requirements through 2001. Any future acquisitions would likely require external sources of debt and/or equity financing. There can be no assurance that those funds would be available on terms satisfactory to us, or at all. In addition, our future operating performance and ability to meet our financial obligations will be subject to future economic conditions and to financial, business and other factors, many of which will be beyond our control.


     Borrowings under our senior credit facilities are expected to bear interest at floating rates and will require interest payments on varying dates depending on the interest rate option we select. The senior subordinated notes bear interest at the rate of 9 3/4% per annum, which is payable semiannually in arrears.

     The senior subordinated notes restrict us from, and the new senior credit facilities are expected to restrict us from, among other things:

     - incurring additional indebtedness;

     - making capital expenditures in excess of $130.0 million for the fiscal years ended 2000 and 2001 and $110.0 million for the fiscal years ended 2002, 2003 and 2004;

     - creating liens upon its property, assets or revenues;

     - disposing of assets;

     - guaranteeing indebtedness;

     - merging or selling substantially all of our assets;

     - declaring and paying dividends;

     - making investments and loans; and

     - entering into transactions with affiliates,

in each case with exceptions customary for credit facilities such as the new senior credit facilities.

NET OPERATING LOSS CARRYFORWARD

     We estimate that for United States federal income tax purposes we will have net operating loss carryforwards, or NOLs, amounting to approximately $545 million as of January 1, 2000. Such NOLs expire in 2018 through 2019 if not utilized before then to offset taxable income. Section 382 of the Internal Revenue Code of 1986, as amended, and regulations issued thereunder impose limitations on the ability of corporations to use NOLs if the corporation experiences more than a 50% change in ownership during certain periods. Changes in ownership in future periods could substantially restrict our ability to utilize our tax net operating loss carryforwards. We believe that no such ownership change has occurred or will occur as a result of the offering. There can be no assurances, however, that such an ownership change will not occur in the future. In addition, as of January 1, 2000 we had NOLs of $11 million in the People's Republic of China, $6 million in

Puerto Rico, $55 million in the United Kingdom, and $19 million in the Netherlands. The NOLs in the People's Republic of China and Puerto Rico begin to expire in 2000, while the other NOLs carry forward indefinitely.

EXTRAORDINARY ITEM AND NON-CASH COMPENSATION EXPENSE


     In connection with this offering, the transfer of the operations formerly conducted by Interconnection Systems Limited, Forward Group, Zincocelere and Viasystems Sweden and the acquisition of the wire harness business of International Wire, we will repay our existing senior credit facility. That repayment will result in the write-off of deferred financing costs, which we expect will be reported as an extraordinary item in the first quarter of fiscal year 2000. Had the offering and those transactions been completed at December 31, 1999, we would have recorded an extraordinary charge of $15.9 million (net of income tax benefit of $4.0 million) with respect to the write-off of these deferred financing costs.


     Also in connection with this offering, we are amending the terms of our performance stock options held by members of management to eliminate the exercisability restrictions and variable exercise price terms. The amended performance options will have a fixed exercise price and will be immediately exercisable. As a result of these amendments, we expect to record a one-time non-cash charge of $23.8 million, based on an assumed initial public offering price of $17.50, to compensation expense in the first quarter of fiscal year 2000.

     In connection with this offering, we expect to reclassify each 6 2/3 shares of our class A common stock and class A series II common stock into one share of common stock. The reclassification is expected to result in a non-cash compensation charge, based on an assumed initial public offering price of $17.50, of $67.2 million. In addition, in the event the initial public offering price exceeds $17.50 per share, we will record an additional one-time non-cash compensation charge equal to the excess of the initial public offering price over $17.50 multiplied by the number of shares of common stock issued in the reclassification. No additional charge related to the class A common stock and class A series II common stock will be required after the reclassification.


     In connection with this offering, we also expect to terminate the monitoring and oversight agreement and financial advisory agreement with an affiliate of Hicks Muse. As consideration for Hicks Muse's willingness to agree to such termination, we will grant to Hicks Muse and partners of Hicks Muse options to purchase an aggregate of 2,134,000 shares of our common stock at an exercise price equal to the initial public offering price of our common stock. The grant is expected to result in a non-cash compensation charge of $22.8 million.


RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allow a derivative's gains and losses to offset related results on the hedged item in the income statement, and require that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. We have not yet quantified the impacts of adopting SFAS No. 133 on its consolidated financial statements nor have we determined the timing or method of its adoption of SFAS No. 133. However, SFAS No. 133 could increase volatility in earnings and other comprehensive income.

IN-PROCESS RESEARCH AND DEVELOPMENT

  1997 Acquisitions

     Forward Group's and Interconnection Systems Limited's in-process research and development, or R&D, value was comprised of numerous R&D projects. These R&D projects targeted improvements in materials and processing to reduce printed circuit board thickness, lines, spaces and vias for market applications and improvements in registration which would allow for the increase in the thickness of the printed circuit board backpanels for other market applications. There were several in-process R&D projects focused on plating, including panel plating, reverse pulse plating, direct metallization and immersion silver. In addition, other in-process R&D projects were investigating laser technology, sequential build up of printed circuit boards, the applicability of specialty materials and the ability to build components into a printed circuit board. Finally, the remaining in-process R&D projects targeted improvements in testing procedures to allow for testing for the more complex technologies related to the above-mentioned in-process R&D projects.

     The in-process R&D projects from the Forward Group and Interconnection Systems Limited acquisitions can now be classified into three categories: completed, abandoned or still in progress. We were technologically successful on many of the in-process R&D projects, but several were abandoned due to the unavailability of appropriate materials or manufacturing equipment or the lack of market acceptance. The remaining, still in progress, projects are primarily specialty materials projects, which have yet to develop the market demand anticipated at the time of these acquisitions. We believe that efforts to complete the still in progress acquired in-process R&D projects will consist primarily of internal engineering costs over the next one to three years. These costs are estimated to be approximately $1 million.

     The revenues derived from the in-process R&D projects from the Forward Group and Interconnection Systems Limited acquisitions are significantly lower than anticipated. This significant shortfall was caused by the abandonment of certain projects, the lack of market demand for others, and the general economic conditions of the printed circuit board market served by the Forward Group and Interconnection Systems Limited acquisitions. The market served by the Forward Group and Interconnection Systems Limited acquisitions has experienced significant changes not anticipated at the time of the acquisitions, most significantly a significant decline in market pricing. The decline in market pricing was due to the convergence of two factors: significant currency fluctuations and the emergence of significant offshore competition from Asia Pacific. While the primary currency for the Forward Group and Interconnection Systems Limited acquisitions is the U.K. pound sterling, their competitors were in Continental Europe and beginning to emerge from Asia Pacific. The currencies for most of the Continental European and Asia Pacific countries declined significantly against the U.K. pound sterling, which resulted in an improved relative cost position for the competitors and reduced market pricing. The decline in market pricing has resulted in a significant decline in profitability for the Forward Group and Interconnection Systems Limited acquisitions.

  1998 Acquisitions

     Mommers' in-process R&D value was comprised of several R&D projects. These in-process R&D projects, like those of the Forward Group and Interconnection Systems Limited acquisitions, targeted improvements in materials, processing and registration. Mommers' primary in-process R&D projects were focused on developing the capability to produce larger, thicker backpanels ranging from 48 to 60 layers and the development of thin core technology. The remaining projects were related to the further development of Mommers' high-density capabilities and the applicability of specialty materials.

     We approached the development of thicker backpanels as the combination of several projects: increasing board thickness, increasing the aspect ratio, which is a measure of hole diameter to board thickness, improving drilling and plating of higher aspect ratios and thicker boards, and increasing board size. Finally, upon successful completion of these steps, we would need to invest in the capital equipment necessary to produce the larger boards.

     The thin core technology project targeted the reduction of insulating material between two conductive layers of a printed circuit board, to produce thin, lightweight printed circuit boards. The reason for this activity is to address the electronics industry trend toward lighter and more densely populated product offerings.

     The primary in-process R&D projects from the Mommers acquisition can now be classified as completed as the development of the capabilities for the larger, thicker backpanels and the development of thin core technology have been achieved. In 1999, the revenues derived from the Mommers in-process R&D approximate the levels anticipated at the time of the acquisition. We are unable to accurately quantify the potential impact in the future of the failure of any single project or multiple projects, which were acquired as in-process R&D in the acquisition. There can be no guarantee that the acquired in-process R&D projects will result in future revenue growth, we believe that the likelihood is reasonable for these projects.

     Zincocelere's in-process R&D value was also comprised of several R&D projects, which targeted improvements in materials, processing and registration. Zincocelere's primary in-process R&D projects related to material processing and developing a photo microvia process. In addition, Zincocelere was involved in projects designed to reduce printed circuit board thickness, lines, spaces and vias, and other projects designed to increase board thickness for other applications.

     The primary material-processing project underway at the time of the acquisition was focused on finding solutions to the problem of thin copper foil handling. This project was primarily related to the reduction of cost. We have successfully completed this project.

     The photo microvia process project under development at the time of the acquisition has been abandoned at this site. The commercial viability of this project for the customer base served by Zincocelere was limited and would have required significantly more capital investment.

     Most of the other in-process R&D projects related to the Zincocelere acquisition have also been abandoned. The abandonment of most of Zincocelere's in-process R&D projects combined with a significant reduction in market pricing for lower technology printed circuit boards has resulted in less revenue than anticipated at the date of the acquisition. The decline in market pricing has resulted in a significant decline in profitability for the Zincocelere acquisition.

  1999 Acquisitions

     Kalex's in-process R&D value is comprised of three primary projects consisting of developing Rambus technology, increasing board layer count and developing ball grid array substrates capability. At the acquisition date, R&D programs ranged from 65% to 80% complete and total continuing R&D commitments to complete the projects were expected to be $2.4 million. Since the date of the acquisition we have completed the Rambus project and continued to pursue the board layer count project and the ball grid array substrate project.

     The Rambus project is expected to generate revenues in 2000 at levels originally anticipated, assuming market acceptance of the technology. Rambus technology is designed to improve the communication between current and next generation fast central processing unit microchips and peripherals on the motherboard. This requires motherboards with finer lines, much lower impedance, and extremely small variance in specification tolerance. The applications for Rambus technology are personal computers, workstations, mainframes, mobile phones, communications equipment and network systems.

     Because we have capabilities at most of our facilities to produce high layer count printed circuit boards, the board layer count project has progressed more quickly than originally anticipated and is nearing completion. The ball grid array substrates project is designed to improve printed circuit board density and performance. This project, to be successful, will require specific machinery and precision tools, including unique drilling, routing, lamination, and etching equipment. We will further evaluate this program before committing to such investment.

     These estimates are subject to change, given the uncertainties of the development process, and no assurance can be given that deviations from these estimates will not occur.

CONVERSION TO THE EURO

     On January 1, 1999, eleven participating countries of the European Union converted to the Euro as their common national currency. The previous national currencies of these countries will still be accepted as legal tender until at least January 1, 2002. We do not expect the conversion to the Euro to have a material effect on our results of operations, financial condition or cash flows.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     INTEREST RATE RISK

     At December 31, 1999, approximately $816.2 million of our long-term debt, specifically borrowings outstanding under our existing senior credit facility and the loan notes, bear interest at variable rates. Accordingly, our earnings and cash flow are affected by changes in interest rates. Assuming the current level of borrowings at variable rates and assuming a change of twenty percent in the end-of-period market rates under these borrowings, it is estimated that our interest expense for the year ended December 31, 1999, would have increased by approximately $15.2 million. In the event of an adverse change in interest rates, management would likely take actions that would mitigate our exposure to interest rate risk; however, due to the uncertainty of the actions that would be taken and their possible effects, this analysis assumes no such action. Further, this analysis does not consider the effects of the change in the level of overall economic activity that could exist in such an environment.

     FOREIGN CURRENCY RISK

     We conduct our business in various regions of the world, and export and import products to and from several countries. Our operations may, therefore, be subject to volatility because of currency fluctuations, inflation and changes in political and economic conditions in these countries. Sales and expenses are frequently denominated in local currencies, and results of operations may be affected adversely as currency fluctuations affect our product prices and operating costs or those of our competitors. From time to time, we engage in hedging operations, such as forward exchange contracts, to reduce our exposure to foreign currency fluctuations. We do not engage in hedging transactions for speculative investment reasons. Our hedging operations historically have not been material and gains or losses from these operations have not been significant. There can be no assurance that our hedging operations will eliminate or substantially reduce risks associated with fluctuating currencies.

                                    BUSINESS

     Unless otherwise indicated or required in the context, the following discussion gives effect to the transfer of the operations formerly conducted by Interconnection Systems Limited, Forward Group, Zincocelere and Viasystems Sweden and the acquisition of the wire harness business of International Wire, all as more fully described under "The Transactions" contained elsewhere in this prospectus.

GENERAL

     We are a leading worldwide independent provider of electronics manufacturing services, or EMS, to original equipment manufacturers, or OEMs, primarily in the telecommunications and networking industries. We offer our EMS solutions to OEMs that outsource the design and manufacture of their products. Our products and services consist of the following:

     - the manufacture of printed circuit board assemblies, in particular highly complex multi-layered printed circuit boards;

     - the manufacture of custom-designed backpanel assemblies;


     - the procurement and management of materials; and


     - the assembly and testing of our customers' complete systems and products.


Additionally, upon the consummation of the acquisition of the wire harness business of International Wire, we will also design and manufacture wire harnesses and custom cable assemblies.


     By manufacturing highly complex multi-layered printed circuit boards and custom-designed backpanel assemblies, we are able to gain early access to our customers' new product designs. This access gives us an opportunity to use our printed circuit board and backpanel capabilities to capture the full assembly of our customers' products at the design stage of their product development cycle.


     Our customer base primarily consists of OEMs in the telecommunications and networking industries. We currently are a supplier to over 50 OEMs, including industry leaders Alcatel, Cisco Systems, Delco, Ericsson, Intel, Lucent Technologies, Marconi Communications, Motorola, Nortel, Siemens, Sun Microsystems and 3Com. Additionally, upon the consummation of the acquisition of the wire harness business of International Wire, we will be a supplier to General Electric. For the year ended December 31, 1999, approximately 55% of our pro forma revenues were from telecommunications and networking customers. The products we manufacture include, or can be found in, a wide array of products such as switching and transmission equipment, wireless base stations, workstations, servers and data networking equipment including hubs, routers and switches.



     Our pro forma revenues for the year ended December 31, 1999 were approximately $1 billion. Upon completion of the acquisition of the wire harness business and the transfer of nine European manufacturing facilities to our existing stockholders, we will operate 20 manufacturing facilities located in the United States, Canada, Mexico, the United Kingdom, the Netherlands and China.


ELECTRONICS MANUFACTURING SERVICES INDUSTRY

     OVERVIEW

     The EMS industry is comprised of companies that provide a range of manufacturing services to OEMs. The industry is experiencing a rapid rate of growth. Technology Forecasters, Inc. forecasts that the EMS industry will grow annually at approximately 20% from 1998 through 2003, with total industry revenue projected to be $149.4 billion by 2003. Additionally, Technology Forecasters forecasts that the EMS providers with annual 1998 revenue of greater than $500 million will have a growth rate of approximately 30% over the same period. In addition, the EMS industry is highly fragmented, with only eight EMS providers achieving total revenue in excess of $1 billion, and the ten largest participants accounting for approximately 39% of total industry revenue in 1998, based on estimates by Technology Forecasters.

     EMS industry growth is being fueled by the growth of the overall electronics industry and increased outsourcing of manufacturing and related functions by electronics OEMs worldwide. This outsourcing trend is being fueled by an increasing number of OEMs that are outsourcing a substantial portion of their manufacturing in order to focus resources on core competencies, including through the sale of manufacturing operations to EMS providers. We believe that, as the trend to outsourcing continues, OEMs will increasingly outsource more complex products and services. We believe this trend will favor larger EMS providers that have clear advantages of scale, geographic diversity, technology and quality and lead to consolidation in the EMS industry.

     We believe that the telecommunications and networking equipment industries represent large and attractive markets for electronics manufacturing services. The rapid growth of the Internet has changed the way that networks must be constructed in order to handle the growing volume of both voice and data traffic. This shift is causing network providers to make significant capital expenditures to expand and upgrade the existing network infrastructure. Networking companies such as Cisco, Bay Networks and Ascend Communications were among the first communications equipment companies to aggressively outsource much of their manufacturing to EMS providers. These companies set the standard for the networking industry, demonstrating the benefits that can be realized from an OEM model that relies heavily on the services of EMS providers. Telecommunications equipment companies have only recently begun to use EMS providers. In part because of acquisitions such as Lucent's purchase of Ascend and Nortel's acquisition of Bay Networks, telecommunications equipment vendors have seen the success that the networking companies they acquired have achieved through outsourcing. In addition, networking companies are increasingly offering products that compete with those of telecommunications equipment vendors, forcing telecommunications OEMs to react to and adopt the outsourcing practices of their networking competitors to be able to compete effectively.

     EVOLUTION OF EMS INDUSTRY

     Historically, OEMs invested heavily in manufacturing assets and facilities around the world to support the manufacture, service and distribution of their products. In the early stages of the EMS industry, EMS companies acted as subcontractors and performed simple, labor-intensive material assembly functions to provide excess production capacity for OEMs during peak demand periods. Accordingly, the relationship between OEMs and EMS providers tended to be transactional in nature.

     Significant advancements in manufacturing process technology in the 1980s, such as surface mount technology, enabled EMS companies to provide cost savings to OEMs while at the same time improving the quality of their products. Furthermore, as the capabilities of EMS companies expanded, an increasing number of OEMs adopted and increasingly relied upon manufacturing outsourcing strategies. In recent years, large sophisticated EMS companies have further expanded their capabilities to include services ranging from front-end design to back-end full system assembly, product test, test development, order fulfillment and distribution and after-sales support. Large EMS companies generally have a lower cost structure, superior manufacturing technological expertise and more advanced manufacturing processes relative to the OEM customers they serve.

     By using EMS providers, OEMs are able to focus on their core competencies, including product development, sales, marketing and customer service, while leveraging the expertise of EMS providers for design, procurement, assembly and test operations and supply chain management. As a result, larger, more sophisticated EMS providers have established strong strategic relationships with many of their OEM customers.

     We believe that the principal reasons OEMs establish relationships with EMS providers include the following:

          Decrease Time-to-Market and Time-to-Volume. Electronics products are experiencing shorter product life cycles, requiring OEMs to continually reduce the time required to bring products to market. OEMs can significantly shorten product development cycles and decrease time-to-market by benefiting from the design and manufacturing expertise and infrastructure of EMS providers. This includes capabilities relating to design, quick-turn prototype development and rapid ramp-up of new products to high volume production, combined with critical worldwide supply chain management expertise.

          Reduce Operating Costs and Invested Capital. As electronics products have become more technologically advanced, manufacturing processes have become increasingly automated, requiring greater levels of investment in capital equipment. EMS companies provide OEMs access to advanced manufacturing facilities, supply chain management and engineering capabilities, additional capacity, greater production flexibility and economies of scale without capital investment.

          Focus Resources on Core Competencies. The electronics industry is experiencing greater levels of competition and rapid technological change. In this environment, many OEMs are seeking to focus on their core competencies of product development, sales, marketing and customer service, and to outsource design, manufacturing and related requirements to their EMS providers.

          Access Leading Manufacturing Technologies. Electronics products and electronics manufacturing technology have become increasingly sophisticated and complex, making it difficult for many OEMs to maintain the necessary technological expertise and focus required to efficiently manufacture products themselves. By working closely with EMS providers, OEMs gain access to high quality manufacturing expertise and capabilities in the areas of advanced process, interconnect and test technologies.

          Utilize EMS Companies' Procurement, Inventory Management and Logistics Expertise. OEMs that manufacture internally are faced with greater complexities in planning, procurement and inventory management due to frequent design changes, short product life cycles and product demand fluctuations. OEMs can address these complexities by outsourcing to EMS providers that possess sophisticated supply chain management capabilities and can use significant component procurement advantages to reduce product costs.

          Improve Access to Global Markets. OEMs are generally increasing their international activities in an effort to expand their sales through access to foreign markets. EMS companies with worldwide capabilities are able to offer OEMs global manufacturing solutions to assist them in meeting local content requirements, distributing products efficiently around the world and reducing costs.

     KEY SUCCESS FACTORS

     We believe that the following are the key success factors for EMS providers seeking to establish and expand relationships with leading OEMs:

          Large-Scale and Flexible Production Capacity. Increasingly, leading OEMs are seeking to outsource large-scale manufacturing programs. Generally, those EMS providers that can meet the volume and time-to-market requirements associated with these programs will be able to exploit these opportunities. EMS providers must have sufficient scale and flexible production capacity to be awarded large outsourcing programs, as OEMs often seek partners with the resources to support simultaneous product launches in multiple markets.

          Broad Service Offering. In order to establish strategic relationships with OEM customers that are seeking to reduce their number of suppliers, EMS companies must be able to provide a broad portfolio of services. These services include front-end product design and design for manufacturability, component selection and procurement, quick-turn prototyping, product testing, product assurance and failure analysis as well as back-end functions such as full system assembly, order fulfillment, worldwide distribution and after-sales support, including repair services.

          Sophisticated Technological Capabilities. The desire of OEMs to increase product performance, functionality and quality is driving a requirement for increasingly complex printed circuit board fabrication, assembly and test technologies. EMS providers that possess expertise in manufacturing technology, and that continually innovate and develop advanced fabrication, assembly and test techniques, provide a competitive advantage to their OEM customers. We believe that as the trend to outsourcing continues, OEMs will increasingly outsource more complex products.

          Global Supply Chain Management Skills. EMS providers must possess the skills required to optimize many aspects of an OEM's global supply chain, from managing a sophisticated supplier base, including component selection and cost-effective procurement to inventory management and rapid product distribution directly to end customers. EMS providers who lack the sophisticated material resource planning and information technology systems necessary to effectively optimize the supply chain will be at a significant disadvantage in the marketplace.

          Global Presence. EMS companies with global facilities can simplify and shorten an OEM's supply chain and significantly reduce the time required to bring products to market. Additionally, EMS providers are locating facilities in lower-cost regions, including Mexico and Asia, in order to complement their offerings by providing lower cost manufacturing solutions for price-sensitive applications. As a result of these trends, many large OEMs are beginning to work with a smaller number of EMS providers that, as worldwide suppliers, can meet their needs in multiple geographic markets.

     MARKET CONSOLIDATION

     We believe that larger EMS providers that possess the foregoing attributes are well positioned to take advantage of anticipated growth in the EMS industry. Conversely, we believe that smaller providers who seek to serve leading OEMs are disadvantaged due to lack of scale and difficulty in meeting OEM requirements relating to capacity, broad service offerings, technology, supply chain management and global manufacturing capabilities.

     The EMS industry has experienced an increase in large-scale acquisition activity in recent years, primarily as a result of the sale of OEM facilities and manufacturing operations to EMS providers. OEMs have tended to award these opportunities to larger EMS providers that possess the capital, management expertise and advanced systems required to acquire and integrate the acquired businesses effectively. For the EMS provider, these acquisitions have been driven by the need for additional capacity, a desire to enter new geographic or product markets and services, or a desire to establish or further develop a customer relationship with a particular OEM.

     Given this environment, we believe that the EMS industry may experience significant consolidation, driven by the continued trend among OEMs to outsource large-volume programs to leading EMS providers, the continued disposition of OEM manufacturing assets to these companies and acquisition activity among EMS businesses themselves.

OUR STRATEGY

     Our goal is to be the EMS full-solution partner of choice to leading OEMs through leadership in technology, quality and supply chain management. To meet this goal, we are implementing the following strategy which we believe will allow us to achieve superior financial performance and enhance stockholder value:

          Focus on the High Growth Telecommunications and Networking Customer Segments. We have focused our marketing efforts on the fast-growing telecommunications and networking industries. Approximately 55% of our pro forma revenues for the year ended December 31, 1999 were from telecommunications and networking customers. Our sales efforts will focus on generating revenue from new programs as well as diversifying our customer base in these high growth segments by increasing our penetration of our existing customer base and attracting new customers.

          Capitalize on Our Advanced Printed Circuit Board and Backpanel Capabilities. Based on our estimates of market share and our product capabilities, we believe we are the industry leader in the manufacture of complex, technologically advanced multi-layer printed circuit boards and custom-designed backpanel assemblies. Our state-of-the-art manufacturing facilities allow us to efficiently produce commercial quantities of printed circuit boards with up to 48 layers and circuit track widths as narrow as three one-thousandths of an inch. We also have the capability to produce printed circuit boards with up to 60 layers and circuit track widths as narrow as two one-thousandths of an inch. We have pioneered advances in some of the most significant areas of printed circuit board fabrication. Because many of the next generation products in the telecommunications and networking industries will require highly advanced printed circuit boards and backpanel assemblies, we are well positioned to capitalize on our capabilities in those areas to compete for the complete assembly of customers' products that utilize our printed circuit boards and backpanels. Currently, we are involved in the design of several new platforms for large telecommunication OEMs where we are leveraging our printed circuit board and backpanel capabilities to generate additional assembly revenues.


          Take Advantage of Our Ability to Provide a Full-Service Offering to, and Expand Relationships with, Our Customers. Building on our integrated manufacturing capabilities, we can provide our customers with a broad range of EMS solutions from fabrication of bare boards to final system assembly and test. The wire harness capabilities we will acquire as part of the acquisition of the wire harness business and our cable assembly capabilities provide us with further opportunities to sell these services to our existing OEM customers. The capability to manufacture a range of product components from printed circuit boards to wire harnesses and cable assemblies used in final assemblies, will enable us to shorten our customers' product development cycles and to lower their cost. In addition, our vertical integration provides us with greater control over quality, delivery and cost, and enables us to offer our customers a complete EMS solution. Each of the four greenfield facilities (all of which are assembly facilities) we have opened since 1996 has been in response to the expansion of our relationships with existing customers. We will continue to emphasize being a full-solution partner to our existing customers.


          Concentrate on High Value-Added Products and Services. We focus on providing EMS solutions to leading manufacturers of advanced electronic products that generally require custom designed, more complex interconnect products and short lead-time manufacturing services. These products are typically lower-volume, higher-margin products.


          Exploit our Low Cost Manufacturing Locations. By aggressively pursuing the transfer of products and services from high cost areas to China and Mexico, we have successfully reduced our customers' total cost, improved our margins and freed up our capacity in other regions of the world to focus on more technologically advanced products and services. Our Kalex facilities in China allow and the wire harness and cable assembly facilities in Mexico that we will acquire in connection with the acquisition of the wire harness business will allow us to offer OEM customers a lower cost solution for printed circuit board fabrication, wire harness and cable assembly as well as full system assembly.


          Expand Manufacturing Facilities Geographically. Since 1996, we have significantly expanded our operations through acquisitions and the opening of greenfield facilities. In order to increase our scale and expand our capabilities, we have opened four greenfield facilities in the United States, Mexico, Europe and Asia. These facilities provide us with operations in key geographic markets for our existing customers as well as the electronics industry in general. We will continue to pursue future expansion opportunities.

          Pursue Acquisition Opportunities. We continue to pursue business acquisition opportunities in order to broaden our service offerings, gain access to new geographic markets, implement our vertical integration strategy and/or obtain facilities and equipment at a lower cost than building or leasing them. We have acquired entire companies, such as Circo Craft, Mommers, PAGG Corporation and Kalex. In addition, given our strong relationships with leading OEMs in the telecommunications and networking segments, we expect to proactively pursue acquisition opportunities from our OEM customers that divest their captive manufacturing assets. Prior acquisitions of this nature include the acquisition of the Richmond, Virginia, operations of Lucent Technologies, the acquisition of the wire harness assets of General Electric and our pending acquisition of the Marconi network components and services business.

MARKETS AND CUSTOMERS


     We provide EMS services to more than 50 OEMs. Our position as a strategic supplier of EMS services, including printed circuit boards, backpanel assemblies and, upon consummation of the acquisition of the wire harness business, wire harnesses and cable assemblies fosters close relationships with our customers. These relationships result in additional growth opportunities as we have expanded our capabilities and capacity to meet our customers' wide range of needs.

     The following table shows our pro forma net sales as a percentage by principal end-user markets we serve:

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
MARKETS                                                        1997     1998     1999
-------                                                       ------   ------   ------
Telecommunications and networking...........................   52.8%    52.7%    55.3%
Industrial/Consumer.........................................   22.2     22.0     22.4
Computer....................................................   14.8     14.9     12.1
Automotive..................................................    6.8      7.1      7.9
Other.......................................................    3.4      3.3      2.3
                                                              -----    -----    -----
          Total combined net sales..........................  100.0%   100.0%   100.0%
                                                              =====    =====    =====

     The following table lists our telecommunications and networking customers in alphabetical order and the end products for which we provide manufacturing services.

CUSTOMER                                                 END PRODUCT
--------                                                 -----------
Alcatel............................  Telecommunications switching and transmission equipment, datacommunications networks, routing and
                                     switching equipment, mobile phones
Cisco..............................  Datacommunications high end routers, LAN/WAN, routing and switching equipment
Ericsson...........................  Telecommunications switching and transmission equipment, mobile phones, datacommunications routing
                                     and switching equipment
Lucent Technologies................  Telecommunications switching and transmission equipment, business communication systems,
                                     datacommunications routing and switching equipment
Marconi Communications.............  Telecommunications optical transmission equipment,
                                     WAN network switching equipment
Motorola...........................  Telecommunications infrastructure equipment, wireless datacommunications equipment, satellite
                                     communication equipment
Newbridge..........................  Datacommunications carrier switch routing equipment, advanced enterprise networking equipment
Nortel Networks....................  Telecommunications optical network equipment,
                                     LAN/WAN routers, access switching equipment
Siemens............................  Telecommunications switching equipment, LAN/WAN network equipment, mobile switching equipment
3Com...............................  Datacommunications hubs, routing and switching equipment, modems, network interface cards
Tellabs............................  Datacommunications routing and switching equipment

     Other than Lucent Technologies, no customer accounted for more than 10% of pro forma net sales for the year ended December 31, 1999.

PRODUCTS AND SERVICES

     For each of the years ended December 31, 1997, 1998 and 1999, approximately 35% of our pro forma revenues were generated from value-added services, including the manufacture of custom-designed backpanel assemblies, printed circuit board assemblies and wire harness and cable assemblies. For the same periods, approximately 19%, 20% and 26%, respectively, of our pro forma revenues were generated from the fabrication of highly complex, multi-layered printed circuit boards, with the remainder of our pro forma revenues generated from the fabrication of low-layer printed circuit boards.

     We believe that our ability to deliver a wide spectrum of services to our OEM customers provides us with a competitive advantage over EMS providers focused in few service areas. We offer a full range of manufacturing services, including those depicted in the following diagram.

                        [SUPPLY CHAIN MANAGEMENT CHART]

     Design and Prototyping Services. We provide comprehensive front-end engineering services, including circuit board layout and design services for efficient manufacturing and testing. We offer quick-turn prototyping, which is the rapid production of a new product sample. Our quick-turn prototype service allows us to provide small test quantities to our customers' product development groups. Our participation in product design and prototyping allows us to reduce our customers' manufacturing costs and their time-to-market and time-to-volume. These services enable us to strengthen our relationships with customers that require advanced engineering services. In addition, by working closely with customers throughout the development and manufacturing process, we gain insight into their future product requirements.

     Printed Circuit Board and Backpanel Fabrication. Printed circuit boards and backpanels are platforms that connect semiconductors and other electronic components. Backpanels also connect printed circuit boards. We manufacture multi-layer printed circuit boards and backpanels on a low-volume, quick-turn basis, as well as on a high-volume production basis. In recent years, the trend in the electronics industry has been to increase the speed and performance of components while reducing their size. Semiconductor designs are currently so complex that they often require printed circuit boards with many layers of narrow, tightly spaced wiring. These advancements in component technologies have driven the change in printed circuit board design to higher density printed circuits. We have invested approximately $150 million in the last two years primarily for the advanced engineering systems and process equipment needed to meet these higher density requirements.

     Systems Assembly and Test. Our manufacturing operations include the placement of electronic parts onto printed circuit boards as well as the manufacture of complete electronics products. As OEMs seek to provide greater functionality in smaller products, they require more sophisticated systems assembly technologies and processes. Our investment in advanced manufacturing equipment and our experience with the latest technologies enable us to offer a variety of complex systems assembly services. We offer testing of assembled printed circuit boards and testing of all of the functions of the completed product, and we work with our customers to develop product-specific test strategies. Our test capabilities include manufacturing defect analysis, in-circuit tests, functional tests and environmental stress tests of board or system assemblies.

     Wire Harnesses and Cable Assemblies. A wire harness and cable assembly is an assembly of wires with connectors and terminals attached to their ends that transmits electricity between two or more points. Our capability to provide wire harness and cable assembly components will complement our vertically integrated approach to providing our OEM customers a complete EMS solution. Our acquisition of the wire harness business will make us one of the leading suppliers of wire harnesses and cable assemblies for use in household appliances. Due to the similar process technology utilized in the manufacture of wire harnesses and cable assemblies for telecommunications and networking products to that utilized in the manufacture of wire harnesses for use in household appliances, we intend to leverage this expertise to enhance the value of the products and services we supply to our OEM customers in the telecommunications and networking industries.


     Full System Assembly. We provide full system assembly services to OEMs. These services require sophisticated logistics capabilities and supply chain management capabilities to rapidly procure components, assemble products, perform complex testing and deliver products to end users around the world. Our full system assembly services involve combining a wide range of subassemblies, including printed circuit board assembly, and employing advanced test techniques to various subassemblies and final end products. Increasingly, OEMs require custom build-to-order system solutions with very short lead times. We are focused on exploiting this trend through our advanced supply chain management capabilities.

     Packaging and Global Distribution. We offer our customers flexible just-in-time and build-to-order delivery programs, allowing product shipments to be closely coordinated with customers' inventory requirements. Increasingly, we ship products directly into customers' distribution channels or directly to the end-user.

     After-Sales Support. We offer a wide range of after-sales support services. This support can be tailored to meet customer requirements, including field failure analysis, product upgrades, repair and engineering change management.

     Supply Chain Management. Effective management of the supply chain is critical to the success of OEMs as it directly impacts the time required to deliver product to market and the capital requirements associated with carrying inventory. Our global supply chain organization works with customers and suppliers to meet production requirements. We utilize our enterprise resource planning systems to optimize inventory management.

SALES AND MARKETING

     We focus on developing close relationships with our customers at the earliest development and design phases and continuing throughout all stages of production. We identify, develop and market new technologies that benefit our customers and position us as a preferred EMS provider.

     We market our products through our own sales and marketing organization as well as manufacturers' representatives. This global sales organization is structured to ensure geographic coverage and account coordination. As of December 31, 1999, after giving effect to the transfer of the operations formerly conducted by Interconnection Systems Limited, Forward Group, Zincocelere and Viasystems Sweden and the acquisition of the wire harness business of International Wire, we employed approximately 200 sales and marketing employees, of which 75 are direct sales representatives strategically located throughout fifteen countries in North America, Europe and Asia. The North American sales organization is divided into five regions which are jointly serviced by direct sales representatives and nineteen manufacturers' representatives. In Europe and Asia, our sales force is focused by country and by customer. Each sales region has a support staff of sales engineers, technical service personnel and customer service organizations to ensure high-quality, customer-focused service. The global marketing organization further supports the sales organization through market research, market development and communications.

     We have enhanced our global sales and marketing network in order to leverage our increased EMS capabilities. For those customers with locations in more than one region of the world, we offer consistently high-quality products and services which can be delivered from our facility which best meets that customer's requirements.

     We have a unique, long-term supplier relationship with Lucent Technologies, one of the world's leading designers, developers and manufacturers of telecommunications systems, software and products. To ensure itself a stable and consistent supply of printed circuit boards and backpanels in the future, Lucent entered into a five-year supply agreement with us in November 1996. The agreement contains automatic renewal provisions for two additional one-year periods upon our satisfaction of performance requirements for cost, quality and service. Under the agreement, Lucent is required to purchase a minimum annual dollar volume of printed circuit boards and backpanels from us. Lucent is also required to compensate us if they fail to purchase the minimum annual dollar volume. As required by the agreement, our prices for products supplied were reduced to market-based prices effective January 1, 1999. Additionally, either party is permitted to undertake a formal study to reset the benchmark based upon a variety of factors, including the prices charged by comparable industry manufacturers for printed circuit boards and backpanels. Depending upon the results of such benchmarking study, the prices we charge may be further adjusted. After the expiration of the two additional annual renewal periods, the agreement continues to renew unless either party terminates the agreement on 18 months' notice. Lucent has also designated us as a preferred supplier and afforded us the right to bid for all of Lucent's product requirements for which we demonstrate capability.


MANUFACTURING AND ENGINEERING

     We produce highly complex, technologically advanced multi-layer and low-layer printed circuit boards, backpanel assemblies, printed circuit board assemblies, wire harnesses and custom cable assemblies and full systems that meet increasingly tight tolerances and specifications demanded by OEMs. Multi-layering, which involves placing multiple layers of electrical circuitry on a single printed circuit board or backpanel, expands the number of circuits and components that can be contained on the interconnect product and increases the operating speed of the system by reducing the distance that electrical signals must travel. Increasing the density of the circuitry in each layer is accomplished by reducing the width of the circuit tracks and placing them closer together on the printed circuit board or backpanel. Interconnect products having narrow, closely spaced circuit tracks are known as fine line products. Today, we and a few other industry leaders are capable of efficiently producing commercial quantities of printed circuit boards with up to 48 layers and circuit track widths as narrow as three one-thousandths of an inch. We have the capability to produce printed circuit boards with up to 60 layers and circuit track widths as narrow as two one-thousandths of an inch. The manufacture of complex multi-layer interconnect products often requires the use of sophisticated circuit interconnections between layers, called blind or buried vias, and adherence to strict electrical characteristics to maintain consistent circuit transmission speeds, referred to as controlled impedance. These technologies require very tight lamination and etching tolerances and are especially critical for printed circuit boards with ten or more layers.

     The manufacture of printed circuit boards involves several steps: etching the circuit image on copper-clad epoxy laminate, pressing the laminates together to form a panel, drilling holes and depositing copper or other conductive material to form the innerlayer electrical connections and, lastly, cutting the panels to shape. Advanced interconnect products may also require additional critical steps, including dry film imaging, photoimageable soldermask processing, computer controlled drilling and routing, automated plating and process controls and achievement of controlled impedance. Manufacture of printed circuit boards used in backpanel assemblies requires specialized expertise and equipment because of the larger size of the backpanel relative to other printed circuit boards and the increased number of holes for component mounting.

     The manufacture of printed circuit board assemblies involves the attachment of various electronic components, such as integrated circuits, capacitors, microprocessors and resistors to printed circuit boards. The manufacture of backpanel assemblies involves attachment of electronic components, including printed circuit boards, integrated circuits and other components, to the backpanel, which is a large printed circuit board. We use surface mount, pin-through hole and press fit technologies in backpanel assembly. We also assemble higher-level sub-systems and full systems incorporating printed circuit boards and complex electromechanical components. We manufacture on a turnkey basis, directly procuring some or all of the components necessary for production.

     We also provide computer-aided testing of printed circuit boards, sub-systems and full systems, which contributes significantly to our ability to deliver high quality products on a consistent basis. We test boards and system level assemblies to verify that all components have been properly inserted and that the electrical circuits are complete. Further functional tests determine if the board or system assembly is performing to customer specifications.

QUALITY STANDARDS

     All of our manufacturing facilities are certified under ISO 9002, a set of standards published by the International Organization of Standardization and used to document, implement and demonstrate quality management and assurance systems in design and manufacturing. As part of the ISO 9002 certification process, we developed a quality systems manual and an internal system of quality controls and audits. Although ISO 9002 certification is of particular importance to the companies doing business in the European Community, we believe that United States electronics manufacturers are increasing their use of ISO 9002 registration as a criteria for suppliers.

     In addition to ISO 9002 certification, we are BellCore, British Approval Board for Telecommunications, or BABT, and Underwriters Laboratories, or UL, compliant. These qualifications establish standards for quality, manufacturing process control and manufacturing documentation and are required by many OEMs in the electronics industry.

TECHNOLOGY DEVELOPMENT

     Our close involvement with our customers at the early stages of their product development cycles positions us at the leading edge of technical innovation in the manufacturing of backpanel assemblies and printed circuit boards. We selectively seek orders that require the use of state-of-the-art manufacturing techniques or materials in order to further develop our manufacturing expertise. We work closely with our customers and suppliers to provide industry-leading solutions. Current areas of manufacturing process development include reducing circuit widths and hole sizes, establishing new standards for particle contamination and developing new manufacturing processes for use with new materials and new surface mount connector and component designs.

     Recent developments in the electronics industry have necessitated improvements in the types of laminate used in the manufacture of interconnect products. New laminate materials may contain new chemical formulations to achieve better control of flow, resin systems with high glass transition temperatures, reduced surface imperfections and greatly improved dimensional stability. Future generations of interconnect products will require ultra fine lines, multi-layers of much greater complexity and thickness and extremely small holes in the range of 4 to 10 one-thousandths of an inch. The materials designed to meet these requirements, such as BT epoxy, cyanate esters, polyamide quartz and Kevlar epoxy, are beginning to appear in the marketplace. Widespread commercial use of these materials will depend upon statistical process control and improved manufacturing procedures to achieve the required yields and quality.

     We have developed expertise and techniques that we use in the manufacture of printed circuit boards, backpanels and subsystems. We believe many of the manufacturing processes related to the manufacture of printed circuit boards are proprietary, including our ability to manufacture large perimeter, thick high layer count backpanels. Generally, we rely on common law trade secret protection and on confidentiality agreements with our employees to protect our expertise and techniques. We own 13 and license 14 patents and believe that patents have not historically constituted a significant form of intellectual property right in our industry. Six patents expire within the next two years and the remainder expire over the next 15 years. The expiration of any of these patents is not expected to have a material adverse effect on our ability to operate.

SUPPLIER RELATIONSHIPS

     We order materials and components based on purchase orders received and accepted and seek to minimize our inventory of materials or components that are not identified for use in filling specific orders. Materials and components we use are readily available in the open market and to date we have not experienced any significant shortages of those materials. We work with our suppliers to develop just-in-time supply systems which reduce inventory carrying costs. We also maintain a supplier certification program which evaluates potential vendors on the basis of such factors as quality, on-time delivery, costs, technical capability, and potential technical advancement.

COMPETITION

     Significant competitive factors in the electronics manufacturing services, or EMS, industry include product quality, responsiveness to customers, manufacturing and engineering technology and price. We believe that competition in the market segments served by us is based more on product quality and responsive customer service and support than on price, in part because the cost of interconnect products manufactured by us is usually low relative to the total cost of the equipment and the greater importance of product reliability and prompt delivery to our customers. We believe that our primary competitive strengths are our ability to provide responsive, flexible, short lead-time manufacturing services, our engineering and manufacturing expertise and our customer service support.

     We believe that our breadth of service offering in the electronics manufacturing services industry compares favorably to that of the other leading EMS providers. The acquisition of the wire harness business allows us to increase our service offerings, while the transfer of the operations formerly conducted by Interconnection Systems Limited, Forward Group, Zincocelere and Viasystems Sweden does not affect our ability to provide a full range of services to original equipment manufacturers.

     We face intense competition from a number of established competitors in our various product markets. We also face competition from OEMs who perform EMS services internally. We have competitors that have greater financial and manufacturing resources than we do, including significantly greater printed circuit board assembly capacity. During periods of recession, our competitive advantages may be of reduced importance.

     In addition, captive interconnect product manufacturers may seek orders in the open market to fill excess capacity, thereby increasing price competition. Although we generally do not pursue high-volume, highly price sensitive interconnect product business, we may be at a competitive disadvantage with respect to price when compared to manufacturers with lower cost structures, particularly those manufacturers with offshore facilities where labor and other costs are lower.

INTERNATIONAL OPERATIONS

     Approximately 59.3% of our pro forma sales for the year ended December 31, 1999 originated outside of the United States. As of December 31, 1999, after giving effect to the transfer of the operations formerly conducted by Interconnection Systems Limited, Forward Group, Zincocelere and Viasystems Sweden and the acquisition of the wire harness business of International Wire, we had 13 manufacturing facilities in the United Kingdom, Canada, Mexico, the Netherlands and China, and sales offices throughout Europe. We believe that our global presence is important as it allows us to provide consistent, quality products on a timely basis to our multinational customers worldwide.

     We are subject to risks generally associated with international operations, including price and exchange controls and other restrictive actions. In addition, fluctuations in currency exchange rates may affect our results of operations.

BACKLOG

     We estimate that our pro forma backlog of unfilled orders on December 31, 1998 and 1999 was approximately $88.5 million and $139.6 million, respectively. The increase in backlog in 1999 was due to increased demand from our OEM customers for our printed circuit boards manufactured in Canada and the Netherlands. Unfilled orders may be cancelled prior to delivery. Historically, those cancellations have not been material. The backlog outstanding at any point in time is not necessarily indicative of the level of business to be expected in the ensuing period.

ENVIRONMENTAL

     Some of our operations are subject to federal, state, local and foreign environmental laws and regulations, which govern, among other things, the discharge of pollutants into the air and water, as well as the handling and disposal of solid and hazardous wastes. We believe that we are in material compliance with applicable environmental laws and the costs of compliance with such current or proposed environmental laws and regulations will not have a material adverse effect on us. Further, we are not a party to any claim or proceeding and we are not aware of any threatened claim or proceeding under environmental laws that could, if adversely decided, reasonably be expected to have a material adverse effect on us. Currently, remediation of contamination is being undertaken at our facilities in Virginia and Puerto Rico. While the cost of the remediation could be material, the prior owners are conducting the requisite remedial actions and have agreed to indemnify us for costs associated with the remediations. We believe that the prior owners of those facilities are fully capable of performing and will perform under such agreements. Accordingly, we do not believe that any of these matters are reasonably likely to have a material adverse effect on our business, results of operations, financial condition, prospects and ability to service debt.

EMPLOYEES

     As of December 31, 1999, after giving effect to the transfer of the operations formerly conducted by Interconnection Systems Limited, Forward Group, Zincocelere and Viasystems Sweden and the acquisition of the wire harness business of International Wire, we had approximately 19,550 employees. Of these employees, approximately 17,200 were involved in manufacturing, 1,350 worked in engineering, 200 worked in sales and marketing, and 800 worked in accounting and administrative capacities. Approximately 1,800 employees, or about 9%, were represented by a union pursuant to a collective bargaining agreement. We have not experienced any labor problems resulting in a work stoppage or work slowdown, and believe we have good relations with our employees.

FACILITIES

     In addition to our executive offices in St. Louis, Missouri, as of December 31, 1999, after giving effect to the transfer of the operations formerly conducted by Interconnection Systems Limited, Forward Group, Zincocelere and Viasystems Sweden and the acquisition of the wire harness business of International Wire, we operate 20 principal manufacturing and research facilities located in six different countries with a total area of approximately 4,549,000 square feet. We own approximately 3,774,000 square feet and lease approximately 775,000 square feet. We believe our plants and equipment include state-of-the-art technology and are well maintained. Our principal circuit board manufacturing facilities are operating at or near capacity.

     Some of our owned facilities are subject to mortgages under our existing senior credit facility and are expected to be similarly subject to mortgages under our new senior credit facility. See "Management's Discussion and Analysis of Results of Operations and Financial Condition" and our consolidated financial statements contained elsewhere in this prospectus.

     Our facilities at December 31, 1999, after giving effect to the transfer of the operations formerly conducted by Interconnection Systems Limited, Forward Group, Zincocelere and Viasystems Sweden and the acquisition of the wire harness business of International Wire, were as follows:

                                   SIZE               TYPE OF               DESCRIPTION OF
LOCATION                    (APPROX. SQ. FT.)        INTEREST         PRODUCTS/SERVICES PROVIDED
--------                   --------------------   ---------------   -------------------------------
UNITED STATES
Richmond, Virginia.......          726,000        Owned             Printed circuit board
                                                                    fabrication, backpanel assembly
                                                                    and full system assembly
Bucyrus, Ohio............           47,000        Leased(1)         Wire harness and cable assembly
El Paso, Texas...........           38,000        Leased(2)         Wire harness and cable assembly
Mishawaka, Indiana.......           29,000        Owned             Wire harness and cable assembly
San German, Puerto                 199,000        Leased(3)         Printed circuit board
  Rico...................                                           fabrication
Columbus, Ohio...........           35,000        Leased(4)         Full system assembly
Milford, Massachusetts...          125,000        Leased(5)         Full system assembly
CANADA
Kirkland, Quebec.........          115,000        Owned             Printed circuit board
                                                                    fabrication
Pointe-Claire, Quebec....          168,000        Owned             Printed circuit board
                                                                    fabrication
Granby, Quebec...........          119,000        Owned             Printed circuit board
                                                                    fabrication
MEXICO
Juarez, Mexico...........           51,000        Leased(3)         Backpanel assembly
Juarez, Mexico...........          120,000        Leased(6)         Wire harness and cable assembly
Chihuahua, Mexico........          100,000        Owned             Wire harness and cable assembly
Chihuahua, Mexico........           91,000        Leased(7)         Wire harness and cable assembly
EUROPE
Boldon, England..........           52,000        Leased(8)         Backpanel assembly and full
                                                                    system assembly
Echt, Netherlands........          462,000        Owned             Printed circuit board
                                                                    fabrication and backpanel
                                                                    assembly
ASIA
Guangzhou, China.........        1,665,000        Owned             Printed circuit board
                                                                    fabrication
Nantong, China...........           17,000        Leased(9)         Backpanel assembly
Zhongshan, China.........          260,000        Owned             Printed circuit board
                                                                    fabrication
Guangzhou, China.........          130,000        Owned             Laminate products

------------

(1) Lease expires November 12, 2000.

(2) Lease expires March 31, 2002.

(3) Lease expires December 31, 2002.

(4) Lease expires February 1, 2002.

(5) Lease expires August 31, 2009.

(6) Lease expires July 31, 2002.

(7) Lease expires March 15, 2008.

(8) Lease expires June 21, 2019.

(9) Lease expires April 28, 2000.

     In addition to the facilities listed above, at December 31, 1999 we maintained several sales and marketing facilities located throughout North America and Europe, all of which are leased.

LEGAL

     Our operations have from time to time been involved in claims and litigation. The nature of our business is such that it is anticipated that we will be involved from time to time in claims and litigation in the ordinary course of our business. Based on experience with similar claims and litigation, we do not anticipate that these matters will have a material adverse effect on our business, results of operations, financial condition, prospects or ability to service debt.

     We anticipate that we may, from time to time, receive notifications alleging infringements of patents generally held by other manufacturers. Disputes over patent infringement are common in the electronics industry and typically begin with notices of the type described above. Although the ultimate resolution of the legal action and infringement notices described above cannot be predicted, we believe that the resolution, including any ultimate liability, will not have a material adverse effect on our business, results of operations, financial condition, prospects or ability to service debt. We are not currently involved in any patent infringement disputes and have not received any notices alleging infringement of patents, the unfavorable resolution of which we believe would be material.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below are the names and positions of our directors and executive officers. All directors hold office until our next annual meeting of stockholders and until their successors are duly elected and qualified.

NAME                        AGE                        TITLE
----                        ---                        -----
James N. Mills...........   62   Chairman of the Board and Chief Executive Officer
Thomas O. Hicks..........   53   Director
Jack D. Furst............   40   Director
Richard W. Vieser........   72   Director
Kenneth F. Yontz.........   55   Director
Thomas H. O'Brien........   63   Director Nominee
Alex J. Mandl............   55   Director Nominee
Timothy L. Conlon........   48   President, Chief Operating Officer and Director
David M. Sindelar........   42   Senior Vice President and Chief Financial Officer
Barry L. Brigman.........   52   President -- Viasystems Americas
Steven S.L. Tang.........   44   President -- Viasystems Asia
James G. Powers..........   38   Executive Vice President -- Operations
Dominic J. Pileggi.......   48   Executive Vice President -- Sales and Marketing
Joseph S. Catanzaro......   47   Senior Vice President -- Finance
Jeffrey A. Bloch.........   42   Vice President -- Global Supply Management

     Prior to the offering, we will amend and restate our certificate of incorporation to provide that our board of directors will be divided into three classes. It is expected that Messrs. Vieser and Yontz will serve as Class I directors, with terms expiring at the 2001 annual meeting of stockholders; Messrs. Conlon and Furst will serve as Class II directors, with terms expiring at the 2002 annual meeting of stockholders; and Messrs. Hicks and Mills will serve as Class III directors, with terms expiring at the 2003 annual meeting of stockholders. At each annual meeting of stockholders thereafter, directors in the class to be elected at the meeting will be elected to three-year terms to succeed those directors whose terms are expiring. These procedures could have the effect of discouraging opposition to candidates nominated by management and could provide management with a greater opportunity to oppose stockholder nominees or proposals should they choose to do so. For a discussion of other proposed charter and bylaw provisions that could have the effect of delaying a change of control, see "Description of Capital Stock -- Special Provisions in Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws."

     In January 2000, the board of directors established an Audit Committee comprised of Messrs. Vieser and Yontz, a Compensation Committee comprised of Messrs. Hicks, Mills, Vieser and Yontz, and an Independent Compensation Committee comprised of Messrs. Vieser and Yontz. The board of directors has nominated two additional candidates to serve on the board of directors following the offering. Messrs. O'Brien and Mandl will serve as Class I and Class II directors, respectively. One of these additional directors is expected to meet the independence requirements of The New York Stock Exchange relating to members of the Audit Committee and will be appointed to the Audit Committee upon election.

     James N. Mills has been Chairman of the Board and Chief Executive Officer of Viasystems since January 1997. Mr. Mills is also the Chairman of the Board and Chief Executive Officer of Mills & Partners, International Wire Holding Company, International Wire Group, Inc. and LLS Corp. Mr. Mills was Chairman of the Board and Chief Executive Officer of Berg Electronics Corp. and Chairman of the Board and sole director of Berg Electronics Group, Inc. from November 1992 through October 1998 and was Chairman of the Board and Chief Executive Officer of Crain Holdings Corp. and Crain Industries, Inc. from August 1995 through December 1997 and of Jackson Holding Company and Jackson Products, Inc. from February 1993 through August 1995.

     Thomas O. Hicks has been a director of Viasystems since January 1997. Mr. Hicks is Chairman of the Board and Chief Executive Officer of Hicks, Muse, Tate & Furst Incorporated. From 1984 to May 1989, Mr. Hicks was Co-Chairman of the Board and Co-Chief Executive Officer of Hicks & Haas Incorporated, a Dallas-based private investment firm. Mr. Hicks serves as a director, Chairman and Chief Executive Officer of AMFM Inc. and as a director of International Home Foods, Inc., Sybron International Corporation, Home Interiors & Gifts, Inc., LIN Holdings Corp., LIN Television Corporation, Regal Cinemas, Inc., Triton Energy Limited, Mumm Perrier-Jouet, Teligent, Inc. and Cooperative Computing, Inc.

     Jack D. Furst has been a director of Viasystems since August 1996. Mr. Furst is a Partner of Hicks, Muse, Tate & Furst Incorporated and has held this position since 1989. Mr. Furst has approximately 20 years of experience in leveraged acquisitions and private investments. Mr. Furst is involved in all aspects of Hicks Muse's business and has been actively involved in originating, structuring and monitoring its investments. Mr. Furst is primarily responsible for managing the relationship with Mills & Partners. Prior to joining Hicks Muse, Mr. Furst was a Vice President and subsequently a Partner of Hicks & Haas Incorporated, a Dallas-based private investment firm from 1987 to May 1989. From 1984 to 1986, Mr. Furst was a merger and acquisition/corporate finance specialist for The First Boston Corporation in New York. Before joining First Boston, Mr. Furst was a financial consultant at Price Waterhouse. Mr. Furst serves on the board of directors of American Tower Corporation, Triton Energy Limited, Home Interiors & Gifts, Inc., Hedstrom Holdings, Inc., International Wire Holding Company, Cooperative Computing, Inc., LLS Corp. and Globix Corporation.

     Richard W. Vieser has been a director of Viasystems since January 1997. Mr. Vieser is the retired Chairman of the Board, Chief Executive Officer and President of Lear Siegler, Inc. (a diversified manufacturing company), the former Chairman of the Board and Chief Executive Officer of FL Industries, Inc. and FL Aerospace (also diversified manufacturing companies) and the former President and Chief Operating Officer of McGraw-Edison Co. He is the Chairman of the Board of Varian Medical Systems and is also a director of Harvard Industries, Inc., International Wire Holding Company and Sybron International Corporation.

     Kenneth F. Yontz has been a director of Viasystems since January 1997. Mr. Yontz is the Chairman, President and Chief Executive Officer of Sybron International Corporation, a manufacturer and marketer of laboratory apparatus products, dental sundry supplies and orthodontic appliances. Mr. Yontz is also a director of Playtex Products, Inc. Prior to joining Sybron, Mr. Yontz was Group Vice President and Executive Vice President of the Allen-Bradley Company. Mr. Yontz also held various managerial and professional positions with Chemetron from 1974 to 1980 and at Ford Motor Company from 1966 to 1974.

     Thomas H. O'Brien has been nominated to become a director of Viasystems. Mr. O'Brien is chairman and chief executive officer of PNC Bank Corp. and PNC Bank, National Association and a member of PNC's Office of the Chairman. Mr. O'Brien was appointed to the board of directors and elected vice chairman of PNC in 1983, president and chief executive officer in 1985 and chairman in June 1988. Prior to his election as president and chief executive officer in 1985, he was chairman and chief executive officer of Pittsburgh National Bank (predecessor of PNC Bank). He joined Pittsburgh National Bank in 1962, was elected vice president in 1967, senior vice president in 1973, executive vice president in 1980, vice chairman of PNC Bank in 1983 and chairman of PNC Bank in 1993. Mr. O'Brien is also a director of Bell Atlantic Corp., BlackRock, Inc., US Airways Group, Inc. and Hilb, Rogal & Hamilton Co.

     Alex J. Mandl has been nominated to become a director of Viasystems. Mr. Mandl has been Chairman and Chief Executive Officer of Teligent since September 1996. Prior to joining Teligent, Mr. Mandl served as President and Chief Operating Officer of AT&T and Executive Vice President of AT&T and CEO of AT&T's Communications Services Group from 1993 to 1995. As President and Chief Operating Officer, Mr. Mandl oversaw AT&T's operations including its long-distance, wireless and local communications services, in addition to its credit card and Internet businesses. As Chief Financial Officer of AT&T from 1991 to 1993, Mr. Mandl directed AT&T's financial strategy, policy and operations, and managed the acquisition of McCaw Cellular Communications, Inc. Earlier, Mr. Mandl served as Chairman and CEO of Sea-Land Services, Inc., an ocean transportation and distribution services company. Mr. Mandl also serves on the boards of the

Warner-Lambert Company, Dell Computer Corporation, Forstmann Little & Co. and General Instrument Corp.

     Timothy L. Conlon has been a director, President and Chief Operating Officer of Viasystems since October 1998. Prior to joining Viasystems, Mr. Conlon was employed as President and Chief Operating Officer of Berg Electronics Corp. from January 1997 through October 1998. Mr. Conlon also served as Executive Vice President and Chief Operating Officer of Berg Electronics Group, Inc., a wholly owned subsidiary of Berg Electronics Corp., from October 1993 through January 1997. Prior to joining Berg Electronics Group, Inc., Mr. Conlon was employed as President of the Cutting and Welding Division of Thermadyne Industries, Inc. from April 1993 through October 1993. Prior to joining Thermadyne Industries, Inc., Mr. Conlon spent nine years in the electronic connector industry including serving as General Manager of the Information Technologies and Spectra strip divisions of Amphenol Corporation from 1990 through July 1992 and President of Cambridge Products from 1988 through 1989.

     David M. Sindelar has been a Senior Vice President of Viasystems since January 1997 and Chief Financial Officer of Viasystems since its inception. Mr. Sindelar is also President and Chief Operating Officer of Mills & Partners. Mr. Sindelar also serves as Senior Vice President and Chief Financial Officer of International Wire Holding Company and LLS Corp. Mr. Sindelar was Senior Vice President and Chief Financial Officer of Berg Electronics Corp. from March 1993 through October 1998 and of Crain Industries, Inc. and Crain Holdings Corp. from August 1995 through December 1997 and of Jackson Holding Company from February 1993 through August 1995. Mr. Sindelar is a director of LLS Corp.

     Barry L. Brigman joined Viasystems in January 1997 as President of Viasystems Americas and is currently responsible for the overall operations of Viasystems' facilities on the continent of North America. Prior to Viasystems, Brigman was Senior Vice President and General Manager of Berg Electronics from March 1993. Prior to 1993, Mr. Brigman held various management positions within the fibers, medical and electronics groups of E.I. DuPont Company.

     Steven S.L. Tang joined Viasystems in July 1999 as President -- Viasystems Asia. Prior to coming to Viasystems, Mr. Tang served as a Managing Director for the Asian division of Utilix Asia Limited, an Australian connector manufacturing company, from 1995 to July 1999. Prior to 1995, Mr. Tang held various positions, all in Asia, with companies such as Amphenol, Pace Inc., National Semiconductor and Honeywell. Mr. Tang is a director of China Gateway Holdings, Inc.

     James G. Powers has been a Vice President of Viasystems since January 1997, serving as Executive Vice President -- Operations since June 1999, and as Senior Vice President -- Finance from January 1997 until June 1999. Prior to joining Viasystems, Mr. Powers served as Vice President -- Finance of Crain Industries, Inc. He also held various positions at Berg Electronics Corp., including Vice President -- Controller, from June 1993 to August 1995. Previously, Mr. Powers was Controller of Moog Automotive, Inc. from 1991 through 1993 and was employed by Arthur Andersen & Co. from 1983 to 1991.

     Dominic J. Pileggi joined Viasystems in July 1998 as Executive Vice President of Sales and Marketing. Mr. Pileggi is responsible for the global marketing and sales organization of Viasystems. Mr. Pileggi has more than 20 years experience in global business operations, most recently serving as President and Chief Executive Officer of Jordan Telecommunications Products, a division of Jordan Industries, Inc. Mr. Pileggi was also president of the electronics division and electrical division of Thomas & Betts.

     Joseph S. Catanzaro was named Senior Vice President -- Finance of Viasystems in June 1999. Mr. Catanzaro joined Viasystems in October 1998 in the position of Vice President of Business Services, and continues to manage that department along with his global financial responsibilities. Prior to joining Viasystems, Mr. Catanzaro was Vice President of Finance at Berg Electronics from April 1993 to October 1998.

     Jeffrey A. Bloch joined Viasystems in April 1999 as Vice President of Global Supply Management and is responsible for the company's global supply chain and materials management. Mr. Bloch has more than 15 years experience in global materials management, including key positions with Solectron and Intel. From May 1997 until March 1999, Mr. Bloch was Vice President of Worldwide Materials at GET Manufacturing and prior to that time, from April 1995 until March 1997, Mr. Bloch served as Director, Corporate Procurement, at Cirrus Logic.

COMPENSATION OF DIRECTORS

     Directors who are officers or employees of Viasystems receive no compensation for their services as directors. Each director of Viasystems who is not also an officer or employee of Viasystems receives an annual retainer of $12,000 and a fee of $1,000 for each meeting of the board of directors at which the director is present. Directors of Viasystems are reimbursed for their reasonable out-of-pocket expenses in connection with their travel to and attendance at the meetings of the board of directors or committees thereof. Following the offering, we expect to evaluate the compensation structure for our directors who are not officers or employees based upon an analysis of comparable public companies and applicable published guidelines and policies and may implement a new compensation structure at that time.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the cash and non-cash compensation earned during the fiscal years ended December 31, 1997, 1998 and 1999 by the Chief Executive Officer and the four other most highly compensated executive officers of Viasystems.

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                                                          COMPENSATION
                                                                             AWARDS
                                                ANNUAL COMPENSATION(1)     SECURITIES
                                                -----------------------    UNDERLYING      ALL OTHER
                                         YEAR     SALARY      BONUS(2)    OPTIONS(#)(3)   COMPENSATION
                                         ----   ----------   ----------   -------------   ------------
James N. Mills, Chairman of the Board
  and Chief Executive Officer..........  1999    $685,000     $445,250       453,665(4)           --
                                         1998     685,000      342,500       133,886(4)           --
                                         1997     395,000      550,000       355,398(4)           --
Timothy L. Conlon, President and Chief
  Operating Officer....................  1999     425,000      325,000            --              --
                                         1998      88,542       34,815            --        $537,374(5)
                                         1997          --           --            --              --
Barry Brigman, President --  Viasystems
  Americas.............................  1999     341,300      205,000       125,000              --
                                         1998     325,000      105,600            --         155,369(6)
                                         1997     310,000      201,500       125,000          66,285(6)
David M. Sindelar, Senior Vice
  President and Chief Financial
  Officer..............................  1999     300,000      250,000       306,332(4)           --
                                         1998     230,000       92,000        80,833(4)           --
                                         1997     168,200      150,000       219,750(4)           --
Dominic J. Pileggi, Executive Vice
  President -- Sales and Marketing.....  1999     331,875      125,000       125,000              --
                                         1998     189,583(7)   126,750       125,000         116,997(8)

------------

(1) We provide a car allowance, reimbursement of club memberships and other benefits to some executives. The aggregate incremental costs of these benefits to us do not exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for each executive.

(2) Bonuses were paid in 1998 for 1997, in 1999 for 1998 and in 2000 for 1999.

(3) Options were granted under the Viasystems Group, Inc. 1997 Stock Option Plan, pursuant to which incentive and non-qualified stock options may be issued to Viasystems' or its subsidiaries' officers, key employees and directors.

(4) Reflects performance options granted by Viasystems. See "Benefit Plans -- Performance Options."

(5) Reflects amounts paid to Mr. Conlon to partially compensate him for his voluntary termination of his employment contract with Berg Electronics Corp. and forego compensation otherwise payable to him thereunder.

(6) Mr. Brigman received compensation in the form of reimbursement of relocation expenses during 1997 and 1998.

(7) Mr. Pileggi commenced employment with Viasystems on June 1, 1998.

(8) Reflects relocation expenses paid to Mr. Pileggi in connection with his relocation to St. Louis, Missouri.

     The following table summarizes option grants made with respect to Viasystems' common stock during fiscal year 1999 to the executive officers named above:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                   POTENTIAL REALIZABLE VALUE
                                      % OF TOTAL                                   AT ASSUMED ANNUAL RATES OF
                       NUMBER OF       OPTIONS                                      STOCK PRICE APPRECIATION
                       SECURITIES      GRANTED       EXERCISE                          FOR OPTION TERM(2)
                       UNDERLYING    TO EMPLOYEES      PRICE                       ---------------------------
                       OPTIONS(#)   IN FISCAL YEAR   ($/SHARE)   EXPIRATION DATE        5%            10%
                       ----------   --------------   ---------   ---------------   ------------   ------------
James N. Mills(1)....   453,665         18.1%          $9.00         8/5/09         $     --(3)    $     --(3)
Timothy L. Conlon....        --          N/A             N/A            N/A                N/A            N/A
Barry L. Brigman.....   125,000          5.0           $7.32         9/1/09         $2,478,750     $4,242,500
David M.
  Sindelar(1)........   306,332         12.2           $9.00         8/5/09               --(3)          --(3)
Dominic J. Pileggi...   125,000          5.0           $7.32         9/1/09         $2,478,750     $4,242,500

------------

(1) Reflects performance options granted by Viasystems. See "Benefit Plans -- Performance Options."

(2) The potential realizable value portion of the foregoing table illustrates the value that might be realized upon exercise of the option immediately prior to the expiration of its term, assuming the specified compound rules of appreciation of common stock over the term of the options. Actual gains on the exercise of the options are dependent on the future performance of the common stock. There can be no assurance that the potential values reflected in this table will be achieved. All amounts have been rounded to the nearest whole dollar.

(3) The terms of the performance options held by Mr. Mills and Mr. Sindelar would not have been exercisable based upon annual rates of stock appreciation of 5% or 10% at the end of the last fiscal year. Pursuant to the terms of the amended performance options, potential realizable value of Mr. Mills' and Mr. Sindelar's amended performance options for an assumed rate of stock price appreciation term of 5% and 10% would be $8,234,019 and $14,635,232 for Mr. Mills, respectively, and $5,559,925 and $9,882,270 for
    Mr. Sindelar, respectively.

     The following table summarizes the number of options exercised during the fiscal year ended December 31, 1999 for the above named executive officers and the value of unexercised options as of December 31, 1999:

   AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

                                              NUMBER OF SECURITIES               VALUE OF
                                             UNDERLYING UNEXERCISED      UNEXERCISED IN-THE-MONEY
                                                   OPTIONS AT                   OPTIONS AT
                                               FISCAL YEAR END(#)           FISCAL YEAR END(1)
                                            -------------------------    -------------------------
                                            EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
                                            -------------------------    -------------------------
James N. Mills............................         --/1,099,018(2)                --/--(3)
Timothy L. Conlon.........................         --/--                          --/--
Barry L. Brigman..........................     50,000/200,000               $575,000/$2,389,500
David M. Sindelar.........................         --/737,257(2)                  --/--(3)
Dominic J. Pileggi........................     25,000/225,000               $254,500/$2,290,500

------------

(1) Represents the difference between $17.50 per share, the assumed initial public offering price of common stock, and the exercise price per share of the options.

(2) In connection with this offering, we are amending the terms of the performance options, the effect of which will make them exercisable.

(3) At fiscal year end, the value of performance options could not be calculated due to exercisability restrictions and variable exercise prices. As a result of the amendments to the performance options, those restrictions will be eliminated and the exercise price fixed at $9.00 per share. As a result, the value of Mr. Mills' and Mr. Sindelar's performance options at fiscal year end would have been $9,341,653 and $6,266,684, respectively.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Historically, compensation decisions were made by the entire board of directors. Each of James N. Mills and Timothy L. Conlon served as both an executive officer and a director during 1999. Messrs. Mills and Conlon participated in deliberations of the board of directors concerning compensation of executive officers. As of January 2000, compensation decisions are made by the compensation committee of the board of directors. Mr. Mills serves as a member of the compensation committee.

EMPLOYMENT AGREEMENTS

     James N. Mills Executive Employment Agreement. Mr. James N. Mills entered into an amended and restated executive employment agreement with Viasystems and some of its subsidiaries as of February 16, 2000. Pursuant to his employment agreement, Mr. Mills will serve as the Chairman of the board of directors and Chief Executive Officer of Viasystems through March 31, 2005, unless terminated earlier by Viasystems or Mr. Mills. Mr. Mills is required to devote the amount of time reasonably necessary to faithfully and adequately supervise the overall executive management of Viasystems and its subsidiaries, both direct and indirect. Subject to the foregoing limitation on his activities, Mr. Mills is free to participate in other endeavors.

     The compensation provided to Mr. Mills under his executive employment agreement includes an annual base salary of not less than $685,000, subject to upward adjustment at the sole discretion of the board of directors of Viasystems, as well as those benefits customarily accorded the executives of Viasystems as long as the executive employment agreement is in force. In addition, Mr. Mills is entitled to an annual bonus in an amount determined in accordance with our incentive compensation plan for senior executives and reimbursement for expenses to own and maintain an automobile.

     Mr. Mills' executive employment agreement also provides that if Mr. Mills' employment is terminated without cause, Mr. Mills will continue to receive his then current salary, which shall not be less than $685,000, for the longer of the remainder of the period the executive employment agreement is in force or a period of one year following such termination. The executive employment agreement terminates upon Mr. Mills' death or his inability to perform his duties due to mental or physical incapacity for six consecutive months or any one hundred working days out of a twelve month period, and no further compensation shall be payable except that he or his estate, heirs or beneficiaries, as applicable, shall receive his then current salary for a period of 18 months, in addition to benefits otherwise specifically provided for. The agreement also provides medical benefits for Mr. Mills' and his spouse's lifetime.

     Timothy L. Conlon Executive Employment Agreement. Mr. Timothy L. Conlon entered into an amended and restated executive employment agreement with Viasystems and some of its subsidiaries as of February 16, 2000. Pursuant to his employment agreement, Mr. Conlon will serve as the President and Chief Operating Officer of Viasystems through March 31, 2005, unless terminated earlier by Viasystems or Mr. Conlon. Mr. Conlon is required to devote the amount of time reasonably necessary to faithfully and adequately supervise the overall financial management of Viasystems and its subsidiaries, both direct and indirect.

     The compensation provided to Mr. Conlon under his executive employment agreement includes an annual base salary of not less than $500,000, subject to upward adjustment at the sole discretion of the

Chairman of the board of directors of Viasystems, as well as those benefits customarily accorded the executives of Viasystems as long as the executive employment agreement is in force. In addition, Mr. Conlon is entitled to an annual bonus in an amount determined in accordance with our incentive compensation plan for senior executives and reimbursement for expenses to own and maintain an automobile.

     Mr. Conlon's executive employment agreement also provides that if Mr. Conlon's employment is terminated without cause, Mr. Conlon will continue to receive his then current salary, which shall not be less than $500,000, for the longer of the remainder of the period the executive employment agreement is in force or a period of one year following such termination. The executive employment agreement terminates upon Mr. Conlon's death or his inability to perform his duties due to mental or physical incapacity for six consecutive months or any one hundred working days out of a twelve month period, and no further compensation shall be payable except that he or his estate, heirs or beneficiaries, as applicable, shall receive his then current salary for a period of 18 months, in addition to benefits otherwise specifically provided for. The agreement also provides medical benefits for Mr. Conlon's and his spouse's lifetime.

     David M. Sindelar Executive Employment Agreement. Mr. David M. Sindelar entered into an amended and restated executive employment agreement with Viasystems and some of its subsidiaries as of February 16, 2000. Pursuant to his employment agreement, Mr. Sindelar will serve as the Senior Vice President and Chief Financial Officer of Viasystems through March 31, 2005, unless terminated earlier by Viasystems or Mr. Sindelar. Mr. Sindelar is required to devote the amount of time reasonably necessary to faithfully and adequately supervise the overall financial management of Viasystems and its subsidiaries, both direct and indirect. Subject to the foregoing limitation on his activities, Mr. Sindelar is free to participate in other business endeavors.

     The compensation provided to Mr. Sindelar under his executive employment agreement includes an annual base salary of not less than $300,000, subject to upward adjustment at the sole discretion of the Chairman of the board of directors of Viasystems, as well as those benefits customarily accorded the executives of Viasystems as long as the executive employment agreement is in force. In addition, Mr. Sindelar is entitled to an annual bonus in an amount determined in accordance with our incentive compensation plan for senior executives and reimbursement for expenses to own and maintain an automobile.

     Mr. Sindelar's executive employment agreement also provides that if Mr. Sindelar's employment is terminated without cause, Mr. Sindelar will continue to receive his then current salary, which shall not be less than $300,000, for the longer of the remainder of the period the executive employment agreement is in force or a period of one year following such termination. The executive employment agreement terminates upon Mr. Sindelar's death or his inability to perform his duties due to mental or physical incapacity for six consecutive months or any one hundred working days out of a twelve month period, and no further compensation shall be payable except that he or his estate, heirs or beneficiaries, as applicable, shall receive his then current salary for a period of 18 months, in addition to benefits otherwise specifically provided for. The agreement also provides medical benefits for his and his spouse's lifetime.

BENEFIT PLANS

     STOCK OPTION PLAN

     Viasystems has adopted the Viasystems Group, Inc. 1997 Stock Option Plan pursuant to which incentive and non-qualified stock options, stock appreciation rights, stock awards, performance awards and stock units may be issued to employees of Viasystems and any parent or subsidiary corporation designated by the board of directors of Viasystems. It is expected that prior to the offering, Viasystems will amend the stock option plan to increase the number of shares issuable under the plan to a total of 4,404,613 shares of Viasystems common stock. As of December 31, 1999, options to purchase an aggregate of 2,430,333 shares of common stock subject to the terms and conditions of the stock option plan are outstanding.

     The stock option plan provides that it is to be administered by a committee of the board of directors of Viasystems or a subcommittee of that committee. The committee has the authority to grant to any participant one or more stock options, and to establish the terms and conditions of the options, subject to limitations specified in the stock option plan. For example, the per-share exercise price of each option must not be less than 100% of the fair market value of the Viasystems common stock on the date the option is granted, and no option may be exercisable later than ten years after the date of grant. In the event that any person other than Hicks, Muse, Tate & Furst Equity Fund III, L.P. and/or Mills & Partners Inc. becomes the owner of a majority of the voting power of the company or a majority of the board consists of directors who were not directors at the time the plan was adopted or were not nominated or elected by those directors, the committee, in its discretion, may take those actions it deems appropriate with respect to outstanding awards, including, without limitation, accelerating the exercisability or vesting of those awards.

     Viasystems' stock option plan became effective as of February 4, 1997 and was subsequently amended to increase the number of shares eligible for grant under the stock option plan. The stock option plan, as amended, will terminate on February 4, 2007, unless sooner terminated by the committee.

     PERFORMANCE OPTIONS

     In addition to the options granted under the stock option plan, Viasystems has granted performance options to purchase an aggregate of 2,802,897 shares of common stock to officers of Viasystems also affiliated with Mills & Partners.

     The performance options are exercisable only in the event that affiliates of Hicks Muse have, as of the exercise date, realized an overall rate of return of at least 35% per annum, compounded annually, on all equity funds invested by it in Viasystems. In addition, the performance options are exercisable upon the occurrence of a liquidity event, including an initial public offering of our common stock. The initial exercise prices of the performance options were $6.00 and $7.32 per share, increasing by 8% annually.

     In connection with this offering, we expect to amend the terms of the performance options to eliminate the exercisability restrictions and variable exercise price features. The amended performance options will have a fixed exercise price of $9.00 per share and will be immediately exercisable for an aggregate of 2,802,897 shares of common stock. As a result of the amendments, we expect to record a one-time charge of $23.8 million, based on an assumed initial public offering price of $17.50 per share, in non-cash compensation expense in the first quarter of fiscal year 2000.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth, as of March 21, 2000, information regarding the beneficial ownership of our common stock by each person who beneficially owned more than 5% of any class of our voting securities and by our directors and named executive officers, individually, and by our directors and executive officers as a group, in each case after giving effect to the 1 for 6 reverse stock split of our common stock and the reclassification of each 6 2/3 shares of our class A common stock and class A series II common stock into one share of our common stock immediately prior to the offering.



                                                                                   PERCENT
                                                                                BENEFICIALLY
                                                               NUMBER OF            OWNED
                                                                 SHARES      -------------------
                                                              BENEFICIALLY    BEFORE     AFTER
                                                                OWNED(1)     OFFERING   OFFERING
                                                              ------------   --------   --------
5% STOCKHOLDERS:
  HM Parties(2).............................................   78,176,840      88.4%      60.9%
  c/o Hicks, Muse, Tate & Furst Incorporated
  200 Crescent Court, Suite 1600
  Dallas, Texas 75201
OFFICERS AND DIRECTORS:
  James N. Mills(3).........................................   11,381,224      12.7        8.8
  Thomas O. Hicks(4)........................................   78,702,708      89.0       61.3
  Jack D. Furst(5)..........................................   51,185,616     57.8        39.8
  Richard W. Vieser(6)......................................       83,332      *             *
  Kenneth F. Yontz(7).......................................       66,666      *             *
  Thomas H. O'Brien.........................................           --        --         --
  Alex J. Mandl.............................................           --        --         --
  Timothy L. Conlon(8)......................................    2,014,106       2.3        1.6
  David M. Sindelar(9)......................................    2,941,840       3.3        2.3
  Barry L. Brigman(10)......................................       52,500      *          *
  Dominic J. Pileggi(11)....................................       25,000      *          *
  All executive officers and directors as a group (15
     persons)(12)...........................................   91,437,367      98.2       68.7


------------

  *  Represents less than 1%.


 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock and options, warrants or other convertible securities that are currently exercisable or exercisable within 60 days of March 21, 2000 are deemed to be outstanding and to be beneficially owned by the person holding those options, warrants or other convertible securities for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.


 (2) These figures include:

     - 47,843,495 shares held of record by Hicks, Muse, Tate & Furst Equity Fund III, L.P., a limited partnership, of which the ultimate general partner is Hicks, Muse Fund III Incorporated, an affiliate of Hicks, Muse, Tate & Furst Incorporated;

     - 1,487,106 shares held of record by HM3 Coinvestors, L.P., a limited partnership of which the ultimate general partner is Hicks, Muse Fund III Incorporated;

     - 416,708 shares held of record by HMTF/Viasystems Partners, L.P., a limited partnership controlled by affiliates of Hicks, Muse, Tate & Furst Incorporated; and

     - 27,322,404 shares held of record by HMTF/Viasystems Investments, LLC, a limited liability company controlled by affiliates of Hicks, Muse, Tate & Furst Incorporated and in which an affiliate of Chase Securities Inc., one of the underwriters, holds an approximate 25% membership interest, and an affiliate of Deutsche Bank Securities Inc., one of the underwriters, holds a 5% membership interest.

          In addition, these figures include 234,740 shares of common stock issuable upon exercise of options held by Hicks, Muse & Co. Partners, L.P., a limited partnership controlled by affiliates of Hicks, Muse, Tate & Furst Incorporated, and partners of Hicks Muse and 872,387 shares of common stock owned of record by other stockholders and for which Hicks, Muse, Tate & Furst Equity Fund III, L.P. holds an irrevocable proxy to vote the shares. An aggregate of 133,332 shares of common stock shown in the table above as owned by Messrs. Vieser and Yontz are subject to this proxy.



          Thomas O. Hicks, John R. Muse, Jack D. Furst, Charles W. Tate, Lawrence D. Stuart, Jr., Michael J. Levitt, Dan H. Blanks and David R. Deniger are officers, directors and stockholders of Hicks, Muse, Tate & Furst Incorporated and as such may be deemed to share the power to vote or dispose of common stock held by Hicks, Muse, Tate and Furst Equity Fund III, L.P., HM3 Coinvestors, L.P., HMTF/Viasystems Partners, L.P. and HMTF/Viasystems Investments, LLC. Each of Messrs. Hicks, Muse, Tate, Furst, Stuart, Levitt, Blanks and Deniger disclaims the existence of a group and disclaims beneficial ownership of common stock not owned of record by him.



 (3) These figures include:


     - 3,154,906 shares of common stock held by a limited partnership controlled by Mr. Mills;

     - 1,099,018 shares of common stock issuable upon exercise of amended performance options that will be exercisable upon the effective date of the amendments; and


     - 7,093,967 shares of common stock owned of record by other stockholders and for which Mr. Mills holds an irrevocable proxy to vote the shares, which includes an aggregate of 4,218,689 shares of common stock shown in the table above as owned by Messrs. Sindelar and Conlon.



 (4) These figures include:



     - 77,069,713 shares of common stock held of record by Hicks, Muse, Tate & Furst Equity Fund III, L.P., HM3 Coinvestors, L.P., HMTF/Viasystems Partners, L.P. and HMTF/Viasystems Investments, LLC;



     - 234,740 shares of common stock issuable upon exercise of an option to be issued to by Hicks, Muse & Co. Partners, L.P.; and



     - 872,387 shares of common stock owned of record by other stockholders and for which Hicks, Muse, Tate & Furst Equity Fund III, L.P. holds an irrevocable proxy to vote the shares.



     Mr. Hicks is the controlling stockholder of the general partner of each of Hicks, Muse, Tate & Furst Equity Fund III, L.P., HM3 Coinvestors, L.P., HMTF/Viasystems Partners, L.P. and Hicks, Muse & Co. Partners, L.P. and the Manager of HMTF/Viasystems Investments, LLC and, accordingly, may be deemed to beneficially own all or a portion of the shares held by those entities. Mr. Hicks disclaims beneficial ownership of common stock not owned of record by him.



     These figures also include 525,868 shares of common stock issuable upon the exercise of an option to be issued to Mr. Hicks that will be exercisable upon issuance.



 (5) These figures include:



     - 49,747,309 shares of common stock held of record by Hicks, Muse, Tate & Furst Equity Fund III, L.P., HM3 Coinvestors, L.P. and HMTF/Viasystems Partners, L.P.;



     - 234,740 shares of common stock issuable upon exercise of an option to be issued to by Hicks, Muse & Co. Partners, L.P.; and



     - 872,387 shares of common stock owned of record by other stockholders and for which Hicks, Muse, Tate & Furst Equity Fund III, L.P. holds an irrevocable proxy to vote the shares.



     Mr. Furst is a minority stockholder and officer of the general partner of each of Hicks, Muse, Tate & Furst Equity Fund III, L.P., HM3 Coinvestors, L.P., HMTF/Viasystems Partners, L.P. and Hicks, Muse & Co. Partners, L.P. and, accordingly, may be deemed to beneficially own all or a portion of the shares held by those entities. Mr. Hicks disclaims beneficial ownership of common stock not owned of record by him. These figures also include 331,180 shares of common stock issuable upon the exercise of an option to be issued to Mr. Furst that will be exercisable upon issuance.



 (6) These figures include 16,666 shares of common stock issuable upon the exercise of options that are currently exercisable.



 (7) These figures include 33,333 shares of common stock owned of record by the Kenneth F. Yontz 1996 Family Trust, a trust of which Mr. Yontz does not have the power to vote or dispose of this stock. Mr. Yontz disclaims beneficial ownership of common stock not owned of record by him.



 (8) These figures include 1,110,000 shares of common stock owned by a family limited partnership controlled by Mr. Conlon. Mr. Conlon disclaims beneficial ownership of shares of common stock not owned of record by him.



 (9) These figures include:


     - 120,000 shares of common stock owned of record by two children's trusts, of which Mr. Sindelar is a trustee having the power to vote and dispose of this stock; and

     - 2,084,583 shares of common stock owned of record by The D&S Trust #2, of which Mr. Sindelar's brother is the sole trustee. Mr. Sindelar disclaims beneficial ownership of common stock not owned of record by him.

     These figures also include 737,257 shares of common stock issuable to Mr. Sindelar upon exercise of amended performance options that will be exercisable upon the effective date of the amendments.


(10) Represents 52,500 shares of common stock issuable upon the exercise of options that are exercisable within 60 days.



(11) Represents 25,000 shares of common stock issuable upon the exercise of options that are exercisable within 60 days.



(12) Includes 196,666 shares issuable upon exercise of outstanding options issued under Viasystems' stock option plan and to one of our directors that are exercisable within 60 days of the date of this prospectus. Also includes 1,836,275 shares of common stock issuable to executive officers of Viasystems upon the exercise of amended performance options, and 1,091,788 shares of common stock issuable to Thomas O. Hicks, Jack D. Furst and an affiliate of Hicks, Muse, Tate & Furst Incorporated upon exercise of options to be issued in connection with the termination of the monitoring and oversight and financial advisory agreements.

                           RELATED PARTY TRANSACTIONS

MONITORING AND OVERSIGHT AGREEMENT; FINANCIAL ADVISORY AGREEMENT

     In 1996, Viasystems and its subsidiaries entered into a ten-year monitoring and oversight agreement with an affiliate of Hicks, Muse, Tate & Furst Incorporated, as amended from time to time. Under the monitoring and oversight agreement, Viasystems and its subsidiaries are required to pay Hicks Muse an annual fee, payable quarterly, for oversight and monitoring services to Viasystems. The annual fee is adjustable on January 1 of each calendar year to an amount equal to .2% of our budgeted consolidated annual net sales for the then-current fiscal year, but in no event less than the base fee of $1.75 million. For 1999, 1998 and 1997, we paid an annual fee to Hicks Muse of $1.8 million, $3.0 million and $1.7 million, respectively. Upon the acquisition by Viasystems or any of its subsidiaries of another entity or business, the fee shall be adjusted prospectively in the same manner using our pro forma combined budgeted consolidated annual net sales. Hicks Muse has performed various monitoring and oversight activities for Viasystems including providing input in management's establishment of Viasystems' financial and strategic acquisition plans. Hicks Muse monitors the viability and implementation of Viasystems' strategic plan through actions such as review of monthly financial data, management briefings and facility visits. Thomas O. Hicks and Jack D. Furst, directors of Viasystems, are each principals of Hicks Muse. Hicks Muse is also entitled to reimbursement for any expenses incurred by it in connection with rendering services allocable to Viasystems under the monitoring and oversight agreement. In addition, Viasystems and its subsidiaries have agreed to indemnify Hicks Muse, its affiliates, and their respective directors, officers, controlling persons, agents and employees from and against all claims, liabilities, losses, damages, expenses and fees and disbursements of counsel related to or arising out of or in connection with the services rendered by Hicks Muse under the monitoring and oversight agreement and not resulting primarily from the bad faith, gross negligence, or willful misconduct of Hicks Muse. The monitoring and oversight agreement makes available the resources of Hicks Muse concerning a variety of financial and operational matters. Historically, these services have been provided not only by Messrs. Hicks and Furst, outside their scope of duties as our directors, but also from numerous other employees of Hicks Muse.

     In 1996, Viasystems and its subsidiaries also entered into a ten-year financial advisory agreement with Hicks Muse, pursuant to which Hicks Muse is entitled to receive a fee equal to 1.5% of the "transaction value" for each "add-on transaction" in which Viasystems or any of its subsidiaries is involved. In respect of acquisitions to date, Hicks Muse has received aggregate fees of approximately $22.5 million under the financial advisory agreement. In 1999, 1998 and 1997, we paid Hicks Muse $4.7 million, $5.0 million and $10.4 million, respectively. The term "transaction value" means the total value of the add-on transaction including without limitation, the aggregate amount of the funds required to complete the add-on transaction, excluding any fees payable pursuant to the financial advisory agreement, including the amount of any indebtedness, preferred stock or similar terms assumed (or remaining outstanding). The term "add-on transaction" means any future proposal for a tender offer, acquisition, sale, merger, exchange offer, recapitalization, restructuring or other similar transaction directly involving Viasystems or any of its subsidiaries or any of their respective subsidiaries and any other person or entity. In addition, Viasystems and its subsidiaries have agreed to indemnify Hicks Muse, its affiliates, and their respective directors, officers, controlling persons, agents and employees from and against all claims, liabilities, losses, damages, expenses and fees related to or arising out of or in connection with the services rendered by Hicks Muse under the financial advisory agreement and not resulting primarily from the bad faith, gross negligence, or willful misconduct of Hicks Muse. The financial advisory agreement makes available the resources of Hicks Muse concerning a variety of financial and operational matters. Historically, these services have been provided not only by Messrs. Hicks and Furst, outside their scope of duties as our directors, but also from numerous other employees of Hicks Muse. Although Hicks Muse is contractually entitled to receive fees from both Viasystems and International Wire in connection with the transfer of the operations formerly conducted by Interconnection Systems Limited, Forward Group, Zincocelere and Viasystems Sweden and the acquisition of the wire harness business of International Wire, Hicks Muse has agreed to waive any fee payable under the financial advisory agreement.

     In connection with this offering, we expect to terminate the monitoring and oversight agreement and the financial advisory agreement. As consideration for Hicks Muse's willingness to agree to such termination, we will grant to Hicks Muse and partners of Hicks Muse options to purchase an aggregate of 2,134,000 shares of our common stock at an exercise price equal to the initial public offering price of our common stock. The option shall be exercisable for three years from the date of issue.


     The options are designed to have a present value equal to $22.8 million, the present value of the projected amount of fee income which Hicks Muse will forego for the period through the stated expiration date of the agreements (December 31, 2006) as a result of the termination of the agreements. The present value of such options were calculated using the Black-Scholes option pricing model.

STOCKHOLDERS AGREEMENT

     Nearly all holders of all classes of common stock of Viasystems have entered into an amended and restated stockholders agreement. The stockholders agreement, among other things, grants registration rights to the parties thereto. All parties to the stockholders agreement agreed to take all action within their respective power, including the voting of common stock, to cause the board of directors of Viasystems to at all times be constituted by the members designated by an affiliate of Hicks, Muse, Tate & Furst Incorporated. The stockholders agreement contains an irrevocable proxy pursuant to which all parties to the stockholders agreement, other than James N. Mills, David M. Sindelar, Timothy L. Conlon and the other securityholders employed by Mills & Partners and their transferees, grant to an affiliate of Hicks Muse the power to vote all shares of common stock held by these parties on all matters submitted to stockholders. Further, the stockholders agreement contains an irrevocable proxy pursuant to which David M. Sindelar, Timothy L. Conlon and the other securityholders employed by Mills & Partners and their transferees grant to James N. Mills, or to an affiliate of Hicks Muse if Mr. Mills is no longer an officer or director of Viasystems, the power to vote all shares of common stock held by these parties on all matters submitted to stockholders. The stockholders agreement terminates on its tenth anniversary date.

WIRE HARNESS BUSINESS

     Immediately prior to the consummation of the offering, Viasystems will purchase the wire harness business of International Wire for $210.0 million. International Wire is controlled by affiliates of Hicks Muse which is also our controlling stockholder. Mr. James N. Mills is Chairman of the Board and Chief Executive Officer of each of Viasystems and International Wire. In addition Mr. David M. Sindelar is Senior Vice President and Chief Financial Officer of both Viasystems and International Wire, and Jack D. Furst and Richard W. Vieser are directors of both companies. The closing of the purchase of the wire harness business is conditioned upon the receipt by each of the boards of directors of Viasystems and International Wire of opinions of financial advisors that the purchase price for the wire harness business is fair, from a financial point of view, to the respective parties. At the closing of the acquisition of the wire harness business, we will enter into a supply agreement with International Wire whereby International Wire will continue to supply insulated wire to us for use in the wire harness business at market prices.

TRANSFER OF PRINTED CIRCUIT BOARD FACILITIES

     Concurrently with the consummation of the offering, we will transfer all of the capital stock of our subsidiaries that own the operations formerly conducted by Interconnection Systems Limited, Forward Group, Zincocelere and Viasystems Sweden to our existing stockholders, including affiliates of Hicks Muse and officers and directors of Viasystems. In consideration for the capital stock of those entities, we will receive subordinated notes payable to us in the aggregate principal amount of $124.0 million. The subordinated notes will be unsecured, bear interest at 9% per year, be payable in kind by the issuance of additional notes, and will mature in 10 years. The determination of the consideration we received for those entities was based on business enterprise values using common appraisal methods. We originally paid $738.0 million for the assets related to the printed circuit board facilities being transferred. See "Management's Discussion and Analysis of Results of Operations and Financial Condition" for an explanation of the decline in value of these assets. Following the completion of the transfer, the transferred businesses are expected to enter into a contract manufacturing agreement with us, whereby the transferred businesses will continue to provide manufacturing services to us from their facilities at North Tyneside in the United Kingdom and Norrkoping, Sweden. We will also have an option to repurchase the North Tyneside and Norrkoping, Sweden facilities for an amount equal to the net book value of the facilities.

CHIPS HOLDING, INC.

     In April 1997, our stockholders and their affiliates formed Chips Holding, Inc. to acquire Interconnection Systems Limited. On April 21, 1997, Chips acquired Interconnection Systems Limited for $437.5 million plus $9.0 million of acquisition fees and expenses, payable in notes to the former stockholders of Interconnection Systems Limited. In connection with the transaction, our stockholders invested $140.0 million of equity in Chips, and Chips paid Hicks Muse a financial advisory fee of $6.9 million.

     On June 6, 1997, Chips merged with Viasystems, and the subsidiaries of Chips became subsidiaries of Viasystems, in consideration for the issuance to our stockholders of 23,333,333 shares of our common stock valued at $140.0 million. We assumed the notes payable incurred by Chips to finance the acquisition of Interconnection Systems Limited. The acquisition was consummated by Chips prior to being acquired by Viasystems because of timing considerations relating to our financing of the acquisition. No additional fee was paid to Hicks Muse under our financial advisory agreement in connection with our merger with Chips.


FORWARD GROUP ACQUISITION



     In April 1997, an affiliate of Hicks Muse acquired Forward Group plc for a purchase price of approximately $236.3 million, plus the issuance of loan notes to former stockholders of Forward Group in the principal amount of $23.9 million. The acquisition was funded with $216.0 million of borrowings under a tender offer loan facility and the proceeds from the issuance to Hicks Muse of $40.0 million of the preferred stock of the acquiring entity. Subsequently, Viasystems acquired Forward Group at cost, consisting of the assumption of the $216.0 million tender offer loan facility, the assumption of the $23.9 million principal amount of loan notes payable to the former stockholders of Forward Group, and the issuance to Hicks Muse of $40.0 million in initial liquidation preference of Viasystems' preferred stock in exchange for the $40.0 million of preferred stock of the acquiring entity. In connection with the initial acquisition, Hicks Muse received a $3.5 million financial advisory fee from the acquiring entity. No additional fee was paid to Hicks Muse under our financial advisory agreement in connection with our subsequent acquisition of Forward Group.


GENERAL

     All future transactions, including loans, between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of the board of directors, including a majority of the disinterested directors. The determination as to whether a particular director is disinterested will be made under applicable standards of Delaware law.

     We believe that the terms of each of the transactions described in this section were no less favorable to Viasystems than could have been obtained with non-affiliated parties, but we have not independently verified this conclusion.

STOCK OPTIONS

     Stock option grants to our executive officers are described in this prospectus under the heading "Management -- Compensation of Executive Officers." In addition, stock options were granted to each of Messrs. Vieser and Yontz on February 4, 1997, to purchase 16,666 shares of common stock at an exercise price of $6.00 per share. We issued 16,666 shares of common stock to Mr. Vieser on May 13, 1997 upon exercise of his stock options.

COMMON STOCK

     From March through June 1997, we sold an aggregate of 66,666 shares of common stock to Mr. Vieser at a purchase price per share of $6.00 for cash proceeds in the amount of $400,000.

     From March through June 1997, we sold an aggregate of 49,999 shares of common stock to Mr. Yontz at a purchase price per share of $6.00 for cash proceeds in the amount of $300,000.

     In June 1997, we sold an aggregate of 37,500,000 shares of common stock to affiliates of Hicks, Muse, Tate & Furst Incorporated at a purchase price per share of $6.00 for cash proceeds in the amount of $225,000,000.

     In June 1997, we sold 33,333 shares of common stock to Mr. Mills at a purchase price per share of $6.00 for cash proceeds in the amount of $200,000.

     In April 1998, we sold an aggregate of 416,708 shares of common stock to a partnership affiliated with Hicks, Muse, Tate & Furst Incorporated at a purchase price per share of $6.00 for cash proceeds in the amount of $2,500,250.

     In April 1998, we sold an aggregate of 6,830,601 shares of common stock to affiliates of Hicks, Muse, Tate & Furst Incorporated at a purchase price per share of $7.32 for cash proceeds in the amount of $50,000,000.


     In August 1999, we sold 27,322,404 shares of common stock to an affiliate of Hicks, Muse, Tate & Furst Incorporated at a purchase price per share of $7.32 for cash proceeds in the amount of $200,000,000.


CLASS A COMMON STOCK

     In June 1997, we sold 1,817,083 shares of class A common stock to Mr. Mills for a purchase price per share of $.06 for cash proceeds in the amount of $109,024.99.

     In June 1997, we sold 116,071 shares of class A common stock to Mr. Conlon for a purchase price per share of $.06 for cash proceeds in the amount of $6,964.29.

     In June 1997, we sold 1,066,666 shares of class A common stock to Mr. Sindelar for a purchase price per share of $.06 for cash proceeds in the amount of $63,999.98.

     In May 1998, we sold 31,921 shares of class A common stock to Mr. Mills for a per share purchase price of $.06 for cash proceeds of $1,915.27.

     In May 1998, we sold 18,333 shares of class A common stock to Mr. Sindelar for a per share purchase price of $.06 for cash proceeds of $1,100.00.

CLASS A SERIES II COMMON STOCK

     In May 1998, we sold 346,563 shares of class A series II common stock to Mr. Mills for a per share purchase price of $.06 for cash proceeds of $20,793.81.

     In May 1998, we sold 206,768 shares of class A series II common stock to Mr. Sindelar for a per share purchase price of $.06 for cash proceeds of $12,406.09.

     In May 1998, we sold 14,657 shares of class A series II common stock to Mr. Conlon for a per share purchase price of $.06 for cash proceeds of $879.46. In November 1998, we sold 1,243,833 additional shares of class A series II common stock to Mr. Conlon for a per share purchase price of $.06 for cash proceeds of $74,630.00.

     In August 1999, we sold an aggregate of 1,026,670 shares of class A series II common stock to Mr. Mills for a per share purchase price of $.06 for cash proceeds of $61,600.20.

     In August 1999, we sold an aggregate of 100,000 shares of class A series II common stock to trusts for the benefit of Mr. Sindelar's children. Those shares were purchased at $.06 per share for cash proceeds of $6,000.00.

     In August 1999, we sold 846,668 shares of class A series II common stock to Mr. Conlon for a per share purchase price of $.06 for cash proceeds of $50,800.13.

     In August 1999, we sold 841,502 shares of class A series II common stock to a trust for the benefit of Mr. Sindelar's children for cash proceeds of $50,490.15. The purchase price per share was $.06.

                          DESCRIPTION OF INDEBTEDNESS

SENIOR CREDIT FACILITY


     In connection with the offering, the transfer of operations formerly conducted by Interconnection Systems Limited, Forward Group, Zincocelere and Viasystems Sweden and the acquisition of the wire harness business of International Wire, Viasystems, Inc. will enter into a new senior credit facility in its entirety. Viasystems, Inc. has received a commitment letter from its lenders with respect to this facility. The material terms of the new senior credit facility, as set forth in the commitment letter, are described below. However, according to the commitment letter, the lenders may change the terms, pricing and structure of the loans so long as the changes do not materially and adversely affect us. Those changes may affect the interest rate we are required to pay on all or any part of the loans, as well as amortization.


     The new senior credit facility will include:

     - a $150,000,000 term loan facility;

     - a $175,000,000 revolving credit facility; and

     - a letter of credit and term loan facility in the amount of $303,100,000 in respect of our obligations under the loan notes made in connection with the acquisition of Interconnection Systems Limited.


The term loan facility amortizes semi-annually over seven years, commencing September 30, 2000; and the letter of credit and term loan facility amortizes semi-annually over four years, commencing September 30, 2003.


     Viasystems, Inc. and its foreign subsidiaries who are parties to the senior credit facility, or the borrowers, may use the revolving loans for letters of credit in an amount not to exceed $40 million. Furthermore, up to an aggregate principal amount of $75 million of the revolving loan will be available as a multicurrency facility. Also, up to $10 million of the revolving facility will be available for swingline loans.

     The borrowers may optionally prepay the term loans from time to time in whole or in part, without premium or penalty. At our option, the revolving loans may be prepaid, and revolving credit commitments may be permanently reduced, in whole or in part, at any time.

     Viasystems, Inc. will be required to make mandatory prepayments of the term loans, to cash collateralize the letter of credit term loan and to reduce the revolving facility, in the amounts equal to (a) 50% of excess cash flow, beginning in the earlier of the fiscal year in which the letter of credit term loans exceed $270 million and fiscal year 2002 and (b) 100% of the net proceeds of dispositions by us or any of our subsidiaries of material assets or incurrences of senior indebtedness by us or any of our subsidiaries.


     Viasystems, Inc.'s obligations under the new senior credit facilities are unconditionally and irrevocably guaranteed by us and each existing and future domestic subsidiary of Viasystems, Inc. In addition, the senior credit facility is secured by a perfected first priority security interest in all of the capital stock of Viasystems, Inc. and each of its direct and indirect subsidiaries and 65% of each first tier foreign subsidiary of Viasystems, Inc. and its domestic subsidiaries, all intercompany notes owing to Viasystems, Inc. or any of its subsidiaries, the notes issued in connection with the transfer of the operations formerly conducted by Interconnection Systems Limited, Forward Group, Zincocelere and Viasystems Sweden and all other tangible and intangible assets of Viasystems, Inc. and each guarantor.


     The loans bear interest, at the borrower's election, at either:

     - the highest of (A) the rate of interest publicly announced by The Chase Manhattan Bank as its prime rate in effect, (B) the secondary market rate for three-month certificates of deposit plus 1% and (C) the federal funds effective rate from time to time plus .5%, plus a percentage based on the ratio of consolidated total debt to consolidated EBITDA; or

     - the rate for eurodollar (or Canadian, as applicable) deposits for a period equal to one, two, three or six months, or to the extent available to all lenders, nine or twelve months, as selected by the borrower, plus a percentage based on the ratio of consolidated total debt to consolidated EBITDA.

     The senior credit facility contains a number of covenants that, among other things, restrict the ability of Viasystems, Inc. and its subsidiaries to:

     - incur additional indebtedness;

     - create liens on assets;

     - incur guarantee obligations;

     - enter into mergers, consolidations or amalgamations or liquidate, wind up or dissolve;

     - dispose of assets;

     - pay dividends;

     - make capital expenditures;

     - make amendments to the Lucent supply agreement which would have a material adverse effect on the lenders;

     - make optional repurchases of subordinated debt or preferred stock;

     - make advances, loans, extensions of credit, capital contributions to, or purchases of any stock, bonds, notes, debentures or other securities;

     - engage in transactions with subsidiaries and affiliates; and

     - enter into sale and leaseback transactions.

     The senior credit facility also contains customary events of default including:

     - failure to pay principal on any loan when due or any interest or other amount that becomes due within five days after the due date thereof;

     - any representation or warranty made or deemed made is incorrect in any material respect on or as of the date made or deemed made;

     - the default in the performance of negative covenants or a default in the performance of other covenants or agreements for a period of thirty days;

     - default in other indebtedness or guarantee obligations with a principal amount in excess of $20.0 million beyond the period of grace;

     - events of insolvency;

     - ERISA events; and

     - other customary events of default for facilities similar to the senior credit facility.

SENIOR SUBORDINATED NOTES

     Following completion of the offering and the application of the net proceeds from the offering, Viasystems, Inc., a wholly-owned subsidiary of Viasystems, will have an aggregate of $500 million of its 9 3/4% Senior Subordinated Notes due 2007 and Series B 9 3/4% Senior Subordinated Notes due 2007 issued and outstanding. The following is a brief summary of the material provisions of the notes.

     The notes mature on June 1, 2007. Interest on the notes accrues at the rate of 9 3/4% per annum and is payable semiannually. The notes are unsecured obligations of Viasystems, Inc., ranking subordinate in right of payment to all senior indebtedness, including the senior credit facility of Viasystems, Inc., on par with any future senior indebtedness that is subordinated in right of payment to senior indebtedness of Viasystems, Inc., and senior to all indebtedness of Viasystems, Inc. that is subordinate in right of payment to the notes by written agreement.

     Except as set forth below, the notes will not be redeemable at the option of Viasystems, Inc. prior to June 1, 2002. On and after that date, the notes will be redeemable at the following redemption prices (expressed in percentages of principal amount) if redeemed during the twelve month period beginning on June 1 of the years set forth below, plus, in each case, accrued and unpaid interest to the redemption date:

                                                            REDEMPTION
PERIOD                                                        PRICE
------                                                      ----------
2002.....................................................    104.875%
2003.....................................................    103.250
2004.....................................................    101.625
2005 and thereafter......................................    100.000

     In addition, at any time and from time to time prior to June 1, 2000, Viasystems, Inc. may redeem in the aggregate up to $175.0 million of the notes with the net cash proceeds of one or more equity offerings by Viasystems or Viasystems, Inc. (to the extent, in the case of Viasystems, that the net cash proceeds of the offering are contributed to the common or non-redeemable preferred equity capital of Viasystems, Inc.) so long as there is a public market at the time of such redemption, at a redemption price (expressed as a percentage of principal amount) of 109.75%, plus accrued and unpaid interest, if any, to the redemption date; provided, however, that at least $250.0 million aggregate principal amount of the notes must remain outstanding after each redemption.

     At any time on or prior to June 1, 2002, the notes may also be redeemed as a whole at the option of Viasystems, Inc. upon the occurrence of a change of control, including upon a sale of substantially all of the assets of Viasystems, Inc., the acquisition of a majority of the voting power of Viasystems, Inc. by persons other than Hicks Muse, Mills & Partners or any of their affiliates, or a change in the board composition so that a majority of the board consists of directors who were not directors at the time the indentures were executed or were not nominated or elected by those directors. The redemption price will be equal to 100% of the principal amount of the notes, plus the greater of:

     - 1.0% of the principal amount of the notes and

     - the excess of (A) the present value of the sum of 104.875% of the principal amount of the notes and all required interest payments due on the notes through June 1, 2002 over (B) the principal amount of the notes as of, and accrued and unpaid interest, if any, to, the date of redemption.

     The indentures governing the notes contain restrictive covenants which, among other things, impose limitations (subject to exceptions) on Viasystems, Inc. with respect to the following:

     - the payment of dividends or other distributions on capital stock and the purchase, redemption or retirement for value of shares of capital stock or warrants, options or other securities convertible into capital stock;

     - the repayment or redemption of subordinated indebtedness other than in accordance with scheduled repayment;

     - making investments, except for permitted investments;

     - the incurrence of indebtedness, except for permitted indebtedness and other indebtedness incurred after satisfying specified financial ratios;

     - the incurrence of indebtedness senior to the notes and subordinated to its senior indebtedness;

     - the restrictions of payments by subsidiaries to their respective parents;

     - sales of assets and stock of its subsidiaries;

     - the issuance of capital stock by any of its subsidiaries;

     - transactions with stockholders and affiliates; and

     - the merger or sale of all or substantially all of its assets.

Upon the occurrence of events of default specified in the indentures, the trustee for the notes or the holders of at least 25% of the principal amount of the outstanding notes may declare the principal amount then outstanding of, and accrued but unpaid interest, if any, on, all of the notes to be due and payable. Upon the happening of other events of default specified in the indentures, the unpaid balance of an accrued but unpaid interest on all outstanding notes will automatically become due and payable without any action by the trustee or the holders of the notes.

     Viasystems, Inc. may terminate most of its obligations under the notes indentures at any time by irrevocably depositing in trust with the trustee money or U.S. government obligations for the payment of principal, premium (if any), and interest on the notes to maturity or any redemption date specified by Viasystems, Inc., together with satisfying other conditions and obligations set forth in the indentures.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of our capital stock and provisions of our charter gives effect to:

        - the 1 for 6 reverse stock split that will be effected prior to the offering;

        - the reclassification of each 6 2/3 shares of our class A common stock and class A series II common stock into one share of our common stock; and

        - the other provisions of our amended and restated certificate of incorporation, which is expected to be filed immediately prior to the offering.

AUTHORIZED CAPITAL STOCK

     Our authorized capital stock consists of:

     - 60,000,000 shares of preferred stock, 6,000,000 shares of which have been designated series B preferred stock, of which 1,522,327.98 shares are outstanding; and

     - 500,000,000 shares of common stock, of which 88,233,472 shares were outstanding as of the date of this prospectus and held of record by approximately 45 stockholders.

STOCK RESERVED FOR ISSUANCE


     As of the date of this prospectus, no shares of series B preferred stock are reserved for issuance. 4,404,613 shares of common stock are reserved for issuance upon exercise of options granted under our stock option plan. In addition, 2,802,897 shares of common stock are reserved for issuance upon exercise of outstanding performance options, 2,134,000 shares of common stock reserved for issuance upon exercise of options to be issued to partners and affiliates of Hicks, Muse, Tate & Furst Incorporated in connection with the termination of monitoring and oversight and financial advisory agreements, and 16,666 shares are reserved for issuance upon exercise of an option granted to one of our directors. 136,645 shares of common stock are reserved for issuance upon exercise of outstanding warrants.


COMMON STOCK

     Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting. The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at such time and in such amounts as the board of directors may from time to time determine, subject to the prior rights of the holders of any preferred stock. See "Dividend Policy." The shares of common stock are not convertible and the holders have no preemptive or subscription rights to purchase any of our securities. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive, pro rata, our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the rights of any holders of preferred stock. There are no redemption or sinking fund provisions applicable to the common stock. All of our outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully-paid and nonassessable.

PREFERRED STOCK

     Our board is authorized without stockholder approval to issue preferred stock in one or more classes or series and to designate for each class or series the following:

     - the terms and conditions of any voting, dividend and conversion or exchange rights;

     - the amount payable on the series upon redemption and upon our dissolution or distribution of our assets; and

     - the rights, qualifications, limitations or restrictions pertaining to the class or series.

These rights and privileges could adversely affect your voting power, and our board's authority to issue preferred stock without your approval could delay or prevent a change in control of the company.

SERIES B PREFERRED STOCK

     Dividends. The holders of series B preferred stock are entitled to be paid cumulative dividends at a rate per annum equal to:

     - $2.00 per whole share prior to November 30, 2004;

     - $2.50 per whole share on and after November 30, 2004 and prior to November 30, 2005;

     - $3.00 per whole share on and after November 30, 2005 and prior to November 30, 2006; and

     - $3.50 per whole share on and after November 30, 2006, payable quarterly on February 28, May 31, August 31, and November 30 in each year.

     On the first twenty payment dates, any dividend shall be payable either:

     - in cash;

     - by issuing a number of additional shares (or fractional shares) of series B preferred stock in respect of each share (or fractional share) of series B preferred stock then outstanding at the rate of 1/25th of a whole share of series B preferred stock for each $1.00 of dividend declared; or

     - in any combination of the above.

However, upon the completion of this offering, all dividends on the series B preferred stock will be payable in cash unless we are prohibited from using cash under the terms of our existing credit arrangements, in which case the dividends will be paid in shares of series B preferred stock. If dividends on the series B preferred stock are not paid in full on any dividend payment date, the dividends will accrue and cumulate.

So long as any shares of series B preferred stock remain outstanding, we will not:

     - pay any dividend (other than a dividend payable solely in junior securities) on any junior securities;

     - redeem or purchase any junior securities or parity stock (except in exchange for junior securities);

     - pay any monies or make available for a sinking fund for redemption or purchase of any junior securities or parity stock;

unless, in each of the instances mentioned above, full dividends on all outstanding shares of series B preferred stock for all past dividend periods are paid, and the dividends on all outstanding shares of series B preferred stock for the then current quarterly dividend period are paid or set aside for payment.

     So long as any series B preferred stock remains outstanding, we will not:

     - pay cash dividends with respect to any junior securities or parity stock;

     - redeem or purchase any junior securities or parity stock (except in exchange for junior securities);

     - pay any monies to or make available for a sinking fund for redemption or purchase of any junior securities or parity stock;

unless, in each such instance, we have paid cash dividends on all outstanding shares of series B preferred stock for the then current quarterly dividend period.

We will not pay any dividend on any share of series B preferred stock for any dividend period unless at the same time:

     - we pay a like proportionate dividend for the same dividend period on all shares of the series B preferred stock then outstanding and entitled to receive the dividend; and

     - we have paid on all shares ranking on parity with the series B preferred stock, dividends ratably in proportion to the respective dividend rates fixed for the series B preferred stock and any parity stock. We will pay no dividend on the parity stock unless we have paid dividends on all shares then outstanding of the series B preferred stock, for the same dividend period ratably in proportion to the respective dividend rates fixed for the series B preferred stock and the parity capital stock.

     Ranking. The series B preferred stock ranks:

     - senior to the common stock and any other class or series of capital stock which provides that it ranks junior to the series B preferred stock or which does not expressly provide for any ranking;

     - on a parity with any class or series of capital stock which provides that it ranks on a parity with the series B preferred stock; and

     - junior to any class or series of capital stock which provides that it ranks senior to the series B preferred stock.

     Liquidation. Subject to the rights of the holders of any class of capital stock or series of capital stock ranking senior to the series B preferred stock, in the event of any liquidation, dissolution or winding up, the holder of each share of series B preferred stock will be entitled to receive a cash liquidation payment equal to $25.00 per share plus a cash amount equal to all accumulated and unpaid dividends before any distribution or payment shall be made to the holders of any junior securities. If we lack sufficient funds to pay the full amount owed to the holders of the series B preferred stock and the full amount owed to the holders of any other class or series of capital stock ranking on a parity with the series B preferred stock, we will distribute funds to the holders of the series B preferred stock and the parity stock on a pro rata basis.

     Redemption. We can redeem, at any time, shares of series B preferred stock, for cash at a redemption price of $25.00 per share plus an amount equal to all accumulated and unpaid dividends on the shares. We must redeem within sixty calendar days of a change of control, all outstanding shares of the series B preferred stock at a redemption price, payable in cash, equal to the per share liquidation preference of the shares, plus an amount equal to accumulated and unpaid dividends on the shares to the date the shares are redeemed. Notwithstanding our obligation to redeem shares of the series B preferred stock upon the occurrence of a change of control, we are also subject to the limitations under our existing credit arrangements. A "change of control" will be deemed to occur if Hicks, Muse, Tate & Furst Incorporated, Mills & Partners, Inc. and/or their respective affiliates cease to have the power to vote or direct the voting of securities having a majority interest for the election of our directors, provided, that this event shall not be deemed a change of control if following the consummation of this offering:

     - Hicks, Muse, Tate & Furst Incorporated, Mills & Partners, Inc. and/or their respective affiliates own greater than 20% of our outstanding common stock; and

     - (A) no "Person" or "group" (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Hicks, Muse, Tate & Furst Incorporated, Mills & Partners, Inc. and/or their respective affiliates, is or becomes the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of a greater percentage of our voting stock than is owned by Hicks, Muse, Tate & Furst Incorporated, Mills & Partners, Inc. and/or their respective affiliates, or (B) our board consists of a majority of those directors serving on November 26, 1996 and each other director whose nomination for election is recommended by a majority of the then continuing directors or who receives the vote of Hicks, Muse, Tate & Furst Incorporated, Mills & Partners, Inc. and/or their respective affiliates in his or her election by our shareholders.

In the event we merge or consolidate and are not the surviving entity and in connection with the transaction we are not required to redeem the series B preferred stock, the holders will be entitled to exchange their series B preferred stock for securities of the surviving entity having economic terms substantially similar to the series B preferred stock.

     Any share of series B preferred stock which we redeem, repurchase or reacquire will be retired.

     Special Voting Rights to Elect Directors. If dividends on the series B preferred stock remain unpaid for four consecutive quarterly periods, the holders of series B preferred stock will be entitled to elect two directors. Each share of series B preferred stock will be entitled to one vote. The holders of series B preferred stock will retain this right until we pay all accumulated dividends on the series B preferred stock in full or we redeem all the outstanding series B preferred stock. In the event we pay all accumulated dividends in full on the series B preferred stock or redeem in full the series B preferred stock, the terms of the directors elected by the holders of the series B preferred stock will terminate.

     Other Special Voting Rights. So long as any shares of the series B preferred stock are outstanding, we cannot, without the consent of at least a majority of the votes of the shares of the series B preferred stock then outstanding:

     - create, authorize or issue more than 10,000,000 shares of any class or series of capital stock that ranks senior to the series B preferred stock;

     - pay any dividend (other than a dividend payable solely in junior securities) with respect to any junior securities or repurchase or redeem for cash any junior securities; or

     - amend any rights of the series B preferred stock so as to affect adversely those rights.

The above provisions will not prohibit:

     - the payment of any dividend within sixty days after the date of declaration, if the payment would have complied with the above provisions;

     - the retirement of any of our shares capital stock, other than shares issued to Hicks, Muse, Tate & Furst Incorporated, Mills & Partners, Inc. and/or their respective affiliates on November 26, 1996, in exchange for, or out of the net proceeds of the substantially concurrent sale of, other shares of any of our capital stock;

     - the acquisition or cancellation of capital stock in connection with any merger, consolidation or transfer;

     - any repurchase or redemption of capital stock or equity interest of any of our subsidiaries held by any of our employees or employees of any of our subsidiaries in connection with the termination of those employees, to the extent that the aggregate amount of all such payments, redemptions, and repurchases does not exceed $5,000,000; and

     - cash payments to holders of junior securities in lieu of the issuance of fractional shares.

SPECIAL PROVISIONS IN OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND AMENDED AND RESTATED BYLAWS

     Upon consummation of the offering, our amended and restated certificate of incorporation and amended and restated bylaws will include provisions that could have an anti-takeover effect. We intend these provisions to enhance the likelihood of continuity and stability in the composition of our board and in the policies formulated by our board. We also intend these provisions to help ensure that our board, if confronted by a surprise proposal from a third party which has acquired a block of our stock, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in what it believes to be the stockholders' best interests.

     Blank Check Preferred Stock. Our amended and restated certificate of incorporation provides that our board may authorize the issuance of up to 60,000,000 shares of preferred stock in one or more series and may designate the dividend rate, voting rights and other rights, preferences and restrictions of each series. To date, 6,000,000 shares have been designated series B preferred stock. We have no present intention to issue any additional shares of preferred stock. We could, however, issue a series of preferred stock that could either impede or facilitate the completion of a merger, tender offer or other takeover attempt. Although our board is required to make any determination to issue stock based on its judgment as to the best interests of our stockholders, our board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of their stock. Our board does not intend to seek stockholder approval prior to any issuance of any preferred stock, unless otherwise required by law or stock exchange rules.


     Classified Board of Directors. Our amended and restated certificate of incorporation will provide for a board divided into three classes of directors serving staggered three-year terms. The classification of directors has the effect of making it more difficult for stockholders to change the composition of the board in a relatively short period of time. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the board. Furthermore, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all shares entitled to vote generally in the election of directors then outstanding, voting together as a single class, is required to alter, amend or adopt any provision inconsistent with or repeal the provision relating to the classified board.


     Number of Directors; Vacancies; Removal. Our amended and restated certificate of incorporation will provide that the board must consist of at least six and no more than nine members. Our amended and restated bylaws provide that the board, acting by majority vote of the directors then in office, may fill any newly created directorships or vacancies on the board. Moreover, under the DGCL, in the case of a corporation having a classified board, stockholders may remove a director only for cause. This provision, when coupled with the provision of our amended and restated bylaws authorizing the board to fill vacant directorships, will preclude a stockholder from removing incumbent directors without cause and simultaneously gaining control of the board by filling the vacancies created by the directors' removal with its own nominees.


     Stockholder Action by Written Consent; Special Meetings. Our amended and restated certificate of incorporation will prohibit action by stockholders by written consent in lieu of a meeting. The affirmative vote of the holders of at least eighty percent (80%) of the voting power of all shares entitled to vote generally in the election of directors then outstanding, voting together as a single class, is required to alter, amend or adopt any provision inconsistent with or repeal the provision prohibiting action by stockholders by written consent in lieu of a meeting. Our amended and restated bylaws will provide that special meetings of stockholders may be called by a majority of the board, the chairman of the board or any holder or holders of at least 50% of the outstanding shares of our voting capital stock.


     Advance Notice Requirements for Stockholder Proposals and Director Nominees. Our amended and restated bylaws will establish an advance notice procedure with regard to business proposed to be submitted by a stockholder at any annual or special meeting of our stockholders, including the nomination of candidates for election as directors. The procedure provides that a notice of proposed stockholder business must be timely given in writing to our Secretary prior to the meeting. In all cases, to be timely, notice relating to an annual meeting must be received at our principal executive office not less than 60 days nor more than 90 days before the first anniversary of the prior year's annual meeting.

     Notice to us from a stockholder who proposes to nominate a person at a meeting for election as a director must contain all information relating to that person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act. The notice must also include the person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

     The chairman of a meeting of stockholders may determine that a person was not nominated in accordance with the nomination procedure, in which case the person's nomination will be disregarded. If the chairman of a meeting of stockholders determines that other business was not properly brought before the meeting in accordance with our amended and restated bylaw procedures, the business will not be conducted at the meeting. Nothing in the nomination procedure or the business procedure will preclude discussion by any stockholder of any nomination or business properly made or brought before the annual or any other meeting in accordance with the above-mentioned procedures.

LIMITATIONS ON DIRECTOR LIABILITY

     Our amended and restated certificate of incorporation also contains provisions permitted under the DGCL regarding liability of directors. These provisions eliminate the personal liability of directors for monetary damages for any breach of their fiduciary duties as directors, except for:

     - any breach of the duty of loyalty;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - liability under Section 174 of the DGCL regarding unlawful dividends, stock repurchases or stock redemptions; or

     - any transaction from which the director derived an improper personal benefit.

These provisions do not eliminate a director's duty of care and do not affect the availability of equitable remedies, including action to enjoin or rescind a transaction involving a breach of fiduciary duty. Moreover, these provisions do not apply to claims against a director for knowing violation of laws, including the federal securities laws. Our amended and restated certificate of incorporation further provides that we must indemnify our directors and officers, and may indemnify any of our employees or agents, to the fullest extent permitted by the DGCL. We believe these provisions assist us in attracting and retaining qualified individuals to serve as directors and officers.

DELAWARE TAKEOVER STATUTE

     Section 203 of the DGCL prohibits persons deemed "interested stockholders" from engaging in a "business combination" with a Delaware corporation for three years following the date those persons become interested stockholders. Interested stockholders generally include:

     - persons who are the beneficial owners of 15% or more of our outstanding voting stock; and

     - persons who are our affiliates or associates and who hold 15% or more of our outstanding voting stock at any time within three years before the date on which the person's status as an interested stockholder is determined.

Subject to statutory exceptions, a "business combination" includes, among other things:

     - mergers and consolidations;

     - the sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all our outstanding stock;

     - transactions that result in our issuance or transfer of any of our stock to the interested stockholder, except pursuant to exercises, exchanges, conversions, distributions or offers to purchase with respect to securities outstanding prior to the time that the interested stockholder became an interested stockholder and that, generally, do not increase the interested stockholder's proportionate share of any class or series of our stock;

     - any transaction involving us that has the effect of increasing the proportionate share of our stock of any class or series, or securities convertible into the stock of any class or series, that is owned directly or indirectly by the interested stockholder; or

     - any receipt by the interested stockholder of the benefit, except proportionately as a stockholder, of any loans, advances, guarantees, pledges or other financial benefits which we provided.

Section 203 does not apply to a business combination if:

     - before a person becomes an interested stockholder, our board approves the transaction in which the interested stockholder became an interested stockholder or approves the business combination;

     - upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commences, excluding, for purposes of determining the number of shares outstanding, those shares owned by persons who are directors and also officers, and those shares subject to employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     - following a transaction in which the person became an interested stockholder, the business combination is approved by our board and authorized at a regular or special meeting of stockholders (and not by written consent) by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock not owned by the interested stockholder.

     These provisions of Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws could discourage hostile takeover attempts. As a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the common stock is Harris Trust and Savings Bank.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for our common stock, and we cannot assure you that a significant public market for the common stock will develop or be sustained after this offering. Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options and warrants, in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.


     Upon completion of this offering, we will have outstanding 128,233,472 shares of common stock, assuming no exercise of the underwriters' over-allotment option. Of these shares, 40,000,000 shares, or 46,000,000 shares if the underwriters exercise their over-allotment option in full, of the common stock sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by one of our affiliates as that term is defined in Rule 144 under the Securities Act, which generally includes directors, officers or 10% stockholders, or unless purchased by any of our directors, officers or stockholders that enter into the lock-up agreement described in "Underwriters" or by any of our employees if the shares are part of the 2,000,000 shares that have been reserved, at our request, by the underwriters for sale as described in "Underwriters." The remaining 88,233,472 shares of common stock outstanding will be restricted securities under Rule 144 and may in the future be sold without registration under the Securities Act to the extent permitted by Rule 144 or any other applicable exemption under the Securities Act, subject to the restrictions on transfer contained in the lock-up agreements described in "Underwriters."


     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including the holding period of any prior owner except an affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     - one percent of the number of shares of common stock then outstanding, which will equal approximately 1,282,335 shares immediately after this offering; or

     - the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

     Sales under Rule 144 also are subject to manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of Viasystems at any time during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation and notice provisions of Rule 144.

     Rule 701 permits resales of shares in reliance on Rule 144 but without compliance with specified restrictions of Rule 144. Any employee, officer or director of or consultant to Viasystems who purchased his or her shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell those shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling those shares.

     Nearly all holders of all classes of common stock outstanding immediately prior to this offering have entered into an amended and restated stockholders agreement that grants registration rights to the parties thereto with respect to outstanding shares of common stock and shares of common stock issued upon exercise of outstanding options or warrants. Registration of shares of common stock pursuant to these registration rights will result in those shares becoming freely tradable without restriction under the Securities Act.

     Following consummation of this offering we intend to file a registration statement on Form S-8 under the Securities Act covering shares of common stock reserved for issuance under our stock option plan and our performance option agreements. Based on the number of shares that are expected to be reserved for issuance under our stock option plan and amended performance options, that registration statement would cover up to 7,207,510 shares issuable on exercise of the options, of which 5,249,896 options will have been issued as of the date of this offering. The registration statement on Form S-8 will automatically become effective upon filing. Accordingly, subject to the exercise of those options, shares registered under that registration statement will immediately be available for sale in the open market, subject to the restrictions on transfer contained in the lock-up agreements described in "Underwriters."

             IMPORTANT UNITED STATES FEDERAL TAX CONSIDERATIONS FOR
                           NON-UNITED STATES HOLDERS

     This is a general discussion of the United States federal tax consequences of the acquisition, ownership, and disposition of our common stock by a holder that, for U.S. federal income tax purposes, is not a U.S. person as we define that term below. A holder of our common stock who is not a U.S. person is a non-U.S. holder. We assume in this discussion that you will hold our common stock issued pursuant to the offering as a capital asset (generally, property held for investment). We do not discuss all aspects of U.S. federal taxation that may be important to you in light of your individual investment circumstances, such as special tax rules that would apply to you, for example, if you are a dealer in securities, financial institution, bank, insurance company, tax-exempt organization, partnership or owner of more than 5% of our common stock. In addition, this discussion does not apply to persons holding the common stock through a partnership or other pass-through entity. Our discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations, judicial opinions, published positions of the U.S. Internal Revenue Service and other applicable authorities, all as in effect on the date of this prospectus and all of which are subject to differing interpretations or change, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS or opinion of counsel with respect to the tax consequences discussed in this prospectus, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained. We urge you to consult your tax advisor about the U.S. federal tax consequences of acquiring, holding, and disposing of our common stock, as well as any tax consequences that may arise under the laws of any foreign, state, local, or other taxing jurisdiction.

     For purposes of this discussion, a U.S. person means any one of the following:

     - a citizen or resident of the U.S;

     - a corporation, partnership, or other entity created or organized in the U.S. or under the laws of the U.S. or of any political subdivision of the U.S;

     - an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

     - a trust, the administration of which is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

DIVIDENDS

     Dividends paid to a non-U.S. holder will generally be subject to withholding of U.S. federal income tax at the rate of 30%. If, however, the dividend is effectively connected with the conduct of a trade or business of the U.S. by the non-U.S. holder, the dividend will be subject to U.S. federal income tax imposed on net income on the same basis that applies to U.S. persons generally, and, for corporate holders under certain circumstances, the branch profits tax. Non-U.S. holders should consult any applicable income tax treaties that may provide for a reduction of, or exemption from, withholding taxes. For purposes of determining whether tax is to be withheld at a reduced rate as specified by a treaty, we generally will presume that dividends we pay on or before December 31, 2000, to an address in a foreign country are paid to a resident of that country.

     Under recently finalized Treasury regulations, which in general apply to dividends that we pay after December 31, 2000, to obtain a reduced rate of withholding under a treaty, a non-U.S. holder generally will be required to provide certification as to that non-U.S. holder's entitlement to treaty benefits. These regulations also provide special rules to determine whether, for purposes of applying a treaty, dividends that we pay a non-U.S. holder that is an entity should be treated as paid to holders of interests in that entity.

GAIN ON DISPOSITION

     A non-U.S. holder will generally not be subject to United States federal income tax, including by way of withholding, on gain recognized on a sale or other disposition of our common stock unless any one of the following is true:

     - the gain is effectively connected with the conduct of a trade or business in the U.S. by the non-U.S. holder;

     - the non-U.S. holder is a nonresident alien individual present in the U.S. for 183 or more days in the taxable year of the disposition and certain other requirements are met;

     - the non-U.S. holder is subject to tax pursuant to provisions of the U.S. federal income tax law applicable to certain U.S. expatriates; or

     - we are or have been during certain periods a "United States real property holding corporation" for U.S. federal income tax purposes.

     If we are or have been a United States real property holding corporation, a non-U.S. holder will generally not be subject to U.S. federal income tax on gain recognized on a sale or other disposition of our common stock provided that:

     - the non-U.S. holder does not hold, and has not held during certain periods, directly or indirectly, more than 5% of our outstanding common stock; and

     - our common stock is and continues to be regularly traded on an established securities market for U.S. federal income tax purposes.

     We believe that our common stock will be regularly traded on an established securities market for this purpose in any year in which it is listed on The New York Stock Exchange.

     If we are or have been during certain periods a U.S. real property holding corporation and the above exception does not apply, a non-U.S. holder will be subject to U.S. federal income tax with respect to gain realized on any sale or other disposition of our common stock as well as to a withholding tax, generally at a rate of 10% of the proceeds. Any amount withheld pursuant to a withholding tax will be creditable against a non-U.S. holder's U.S. federal income tax liability.

     Gain that is effectively connected with the conduct of a trade or business in the U.S. by the non-U.S. holder will be subject to the U.S. federal income tax imposed on net income on the same basis that applies to U.S. persons generally, and, for corporate holders under certain circumstances, the branch profits tax, but will generally not be subject to withholding. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

UNITED STATES FEDERAL ESTATE TAXES

     Our common stock that is owned or treated as owned by an individual who is not a citizen or resident of the U.S., as specially defined for U.S. federal estate tax purposes, on the date of that person's death will be included in his or her estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Generally, we must report annually to the IRS and to each non-U.S. holder the amount of dividends that we paid to a holder, and the amount of tax that we withheld on those dividends. This information may also be made available to the tax authorities of a county in which the non-U.S. holder resides.

     Under current U.S. Treasury regulations, certain U.S. information reporting requirements and backup withholding tax will generally not apply to dividends that we pay on our common stock to a non-U.S. holder at an address outside the U.S. Payments of the proceeds of a sale or other taxable disposition of our common stock by a U.S. office of a broker are subject to both backup withholding at a rate of 31% and information reporting, unless the holder certifies as to its non-U.S. holder status under penalties of perjury or otherwise establishes an exemption. Information reporting requirements, but not backup withholding tax, will also apply to payments of the proceeds of a sale or other taxable disposition of our common stock by foreign offices of U.S. brokers or foreign brokers with certain types of relationships to the U.S. unless the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain other conditions are met or the holder otherwise established an exemption.

     Backup withholding is not an additional tax. Any amounts that we withhold under the backup withholding rules will be refunded or credited against the non-U.S. holder's U.S. federal income tax liability if certain required information is furnished to the IRS.

     The U.S. Treasury Department has promulgated final regulations regarding the withholding and information reporting rules discussed above. In general, those regulations do not significantly alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify reliance standards. The final regulations are generally effective for payments made after December 31, 2000, subject to transition rules.

                                  UNDERWRITERS

     Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the U.S. underwriters named below, for whom Morgan Stanley & Co. Incorporated, Credit Suisse First Boston Corporation, Chase Securities Inc., Banc of America Securities LLC, Bear, Stearns & Co. Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co., Salomon Smith Barney Inc. and SoundView Technology Group, Inc. are acting as U.S. representatives, and the international underwriters named below for whom Morgan Stanley & Co. International Limited, Credit Suisse First Boston (Europe) Limited, Chase Securities Inc., Bank of America International Limited, Bear, Stearns International Limited, Deutsche Bank Securities Inc., Goldman Sachs International, Salomon Brothers International Limited and SoundView Technology Group, Inc. are acting as international representatives, have severally agreed to purchase, and Viasystems has agreed to sell to them, severally, the number of shares indicated below:

NAME                                                          NUMBER OF SHARES
----                                                          ----------------
U.S. Underwriters:
  Morgan Stanley & Co. Incorporated.........................
  Credit Suisse First Boston Corporation....................
  Chase Securities Inc......................................
  Banc of America Securities LLC............................
  Bear, Stearns & Co. Inc. .................................
  Deutsche Bank Securities Inc. ............................
  Goldman, Sachs & Co. .....................................
  Salomon Smith Barney Inc. ................................
  SoundView Technology Group, Inc. .........................

                                                                 ----------
  Subtotal..................................................     32,000,000
                                                                 ----------
International Underwriters:
  Morgan Stanley & Co. International Limited................
  Credit Suisse First Boston (Europe) Limited...............
  Chase Securities Inc......................................
  Bank of America International Limited.....................
  Bear, Stearns International Limited.......................
  Deutsche Bank Securities Inc. ............................
  Goldman Sachs International...............................
  Salomon Brothers International Limited....................
  SoundView Technology Group, Inc. .........................

                                                                 ----------
  Subtotal..................................................      8,000,000
                                                                 ----------
          Total.............................................     40,000,000
                                                                 ==========

     The U.S. underwriters and the international underwriters are collectively referred to as the underwriters, and the U.S. representatives and the international representatives are collectively referred to as the representatives. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of legal matters by their counsel and to other conditions specified in the underwriting agreement. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus, if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

     In the agreement between U.S. and international underwriters, sales may be made between U.S. underwriters and international underwriters of any number of shares as may be agreed upon by the U.S. underwriters and the international underwriters, but any such sales will not reduce the total number of shares of common stock the underwriters have agreed to purchase. The per share price of any shares sold between the U.S. and international underwriters shall be the public offering price listed on the cover page of this prospectus, in United States dollars, less an amount not greater than the per share amount of the concession to dealers set forth below.

     The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus and part to securities dealers at a price that
represents a concession not in excess of $     a share under the public offering
price. Any underwriter may allow, and such dealers may reallow, a concession not
in excess of $     a share to other underwriters or to other dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

     Viasystems has granted to the U.S. underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 6,000,000 additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The U.S. underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent this option is exercised, each U.S. underwriter will become obligated, subject to limited conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the U.S. underwriter's name in the preceding table bears to the total number of shares of common stock listed next to the names of all U.S. underwriters in the preceding table.

     The underwriters have informed Viasystems that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.


     At the request of Viasystems, the underwriters have reserved for sale, at the initial public offering price, up to 2,000,000 shares of common stock offered by this prospectus for our directors, officers, employees, business associates and related persons. Any of these shares purchased by our employees may not be sold, transferred, assigned or pledged for a period of 180 days after the date of this prospectus. The number of shares available for sale to the general public will be reduced to the extent that such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as the other shares of common stock offered by this prospectus.


     Morgan Stanley Dean Witter Online Inc., an affiliate of Morgan Stanley & Co. Incorporated, is acting as a dealer in connection with this distribution and, together with Wit Capital Corporation, an affiliate of Wit SoundView, will distribute shares of common stock over the Internet to their eligible account holders.


     The common stock has been approved for listing, subject to official notice of issuance, on The New York Stock Exchange under the symbol "VG."


     Pursuant to the agreement between U.S. and international underwriters, each international underwriter has represented and agreed that:

     - it has not offered or sold and, prior to the date six months after the closing of the sale of the common stock to the international underwriters, it will not offer or sell, any common stock to persons in the U.K. except to persons whose ordinary activities involve them in acquiring, holding, managing, or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances that have not resulted and will not result in an offer to the public in the U.K. within the meaning of the Public Offers of Securities Regulations 1995 or as otherwise permitted by those Regulations;

     - it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the common stock in, from or otherwise involving the U.K.; and

     - it has only issued or passed on and will only issue or pass on in the U.K. any document received by it in connection with the offering of the common stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, as amended, or is a person to whom such document may otherwise by lawfully issued or passed on.

     Each of Viasystems and the directors, officers and substantially all of the other stockholders of Viasystems has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, it will not, during the period ending 180 days after the date of this prospectus:

     - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

     - enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common stock,

whether any transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

     The restrictions described in this paragraph do not apply to:

     - the sale of shares to the underwriters;

     - the issuance by Viasystems of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing;

     - transactions by any person other than Viasystems relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares; or

     - the transfer of shares by one of the foregoing persons as a bona fide gift, as a distribution to its limited partners, stockholders or members, or to its affiliates, if the person receiving the shares as a bona fide gift, distribution or transfer agrees to be bound by the foregoing provisions.

     In addition, the directors, officers and stockholders referred to above have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, they will not, during the period ending 180 days after the date of this prospectus, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

     In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the common stock for their own account. In addition, to cover over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering if the syndicate repurchases previously distributed shares of common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

     Some of the underwriters and their affiliates have provided, and may in the future from time to time provide, investment banking and general financing and banking services to Viasystems and its affiliates, including Hicks, Muse, Tate & Furst Incorporated for which they have in the past received, and may in the future receive, customary fees. An affiliate of Chase Securities Inc. acts as an agent and lender under Viasystems current credit facility and will act in those capacities under Viasystems' new credit facility, and receives fees customary for performing those services. An affiliate of Chase Securities Inc. holds approximately 25% of the ownership interest, and an affiliate of Deutsche Bank Securities Inc. holds 5% of the ownership interest, in HMTF/Viasystems Investments, LLC, which in turn beneficially owns approximately 35% of the outstanding common stock of Viasystems. In addition, affiliates of Banc of America Securities LLC, Bear, Stearns & Co. Inc., Chase Securities Inc., Credit Suisse First Boston Corporation, Deutsche Bank Securities Inc. and Salomon Smith Barney Inc. are limited partners in the limited partnerships through which Hicks Muse owns common stock in Viasystems.


     Viasystems and the underwriters have agreed to indemnify each other against a number of specified liabilities, including liabilities under the Securities Act.

PRICING OF THE OFFERING

     Prior to this offering, there has been no public market for the common stock. The initial public offering price for the shares of common stock offered by this prospectus will be determined by negotiations between Viasystems and the representatives. Among the factors to be considered in determining the initial public offering price will be:

     - Viasystems' results of operations, current financial position and future prospects;

     - sales, earnings and other financial and operating information of Viasystems in recent periods; and

     - the price-earnings ratios, price-sales ratios, market prices of securities and financial and operating information of companies engaged in activities similar to Viasystems.

     The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.


     Goldman, Sachs & Co. beneficially owns more than 10% of Viasystems' preferred equity. In addition, affiliates of Chase Securities Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co. and Salomon Smith Barney Inc. are lenders to Viasystems under its existing credit facility. More than 10% of the net proceeds Viasystems receives from this offering may be used to repay indebtedness owing to those lenders. As a result, this offering must be conducted in compliance with the conflict-of-interest requirements of the National Association of Securities Dealers, Inc., the regulatory agency that governs the compensation paid to underwriters in securities offerings. Under these rules, the initial public offering price of the common stock can be no higher than that recommended by a qualified independent underwriter, as that term is defined in the NASD's rules. Morgan Stanley & Co. Incorporated has agreed to serve as a qualified independent underwriter and has conducted due diligence and will recommend the maximum price for the shares of common stock to be offered.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for Viasystems by Weil, Gotshal & Manges LLP, Dallas, Texas and New York, New York. A number of partners of Weil, Gotshal & Manges LLP are investors in Hicks Muse-sponsored limited partnerships that own an aggregate of 41,984 shares of our common stock attributable to the gross investment by those partners. Legal matters in connection with the offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom (Illinois), Chicago, Illinois.

                                    EXPERTS

     The consolidated financial statements of Viasystems Group, Inc. and Subsidiaries as of December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing. The combined balance sheet of the Printed Circuit Board Division of Termbray Industries International (Holdings) Limited as of March 31, 1999 and the related combined statements of income, of cash flows and of changes in divisional equity for the year ended March 31, 1999, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     We have filed with the Commission a Registration Statement on Form S-1 regarding this offering. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement, and you should refer to the registration statement and its exhibits to read that information. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may read and copy the registration statement, the related exhibits and the other material we file with the Commission at the Commission's public reference room in Washington, D.C. and at the Commission's regional offices in Chicago, Illinois and New York, New York. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Commission also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the Commission. The site's address is www.sec.gov. You may also request a copy of these filings, at no cost, by writing or telephoning us as follows: 101 South Hanley Road, Suite 400, St. Louis, Missouri 63105, Attention: Chief Financial Officer.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
VIASYSTEMS GROUP, INC. & SUBSIDIARIES
Report of Independent Accountants...........................  F-2
Consolidated Balance Sheets as of December 31, 1998 and
  1999......................................................  F-3
Consolidated Statements of Operations and Comprehensive
  Income for the years ended December 31, 1997, 1998 and
  1999......................................................  F-4
Consolidated Statements of Stockholders' Deficit for the
  years ended December 31, 1997, 1998 and 1999..............  F-5
Consolidated Statements of Cash Flows for the years ended
  December 31, 1997, 1998 and 1999..........................  F-6
Notes to Consolidated Financial Statements..................  F-7
TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LIMITED -- THE
  PCB DIVISION
Independent Auditors' Report................................  F-34
Combined Statement of Income for the year ended March 31,
  1999......................................................  F-35
Combined Balance Sheet as of March 31, 1999.................  F-36
Combined Statement of Changes in Divisional Equity for the
  year ended March 31, 1999.................................  F-37
Combined Statement of Cash Flows for the year ended March
  31, 1999..................................................  F-38
Notes to the Combined Financial Statements..................  F-40

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Shareholders of Viasystems Group, Inc.:


     In our opinion, the consolidated financial statements listed in the accompanying index on page F-1 present fairly, in all material respects, the financial position of Viasystems Group, Inc. and its subsidiaries at December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



     As discussed in Note 2 to the consolidated financial statements, the Company changed its method of reporting costs of start-up activities.



PricewaterhouseCoopers LLP



Philadelphia, Pennsylvania


February 23, 2000, except as to Note 24,


which is as of March 23, 2000

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                     ASSETS

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1998           1999
                                                              ------------   ------------
Current assets:
  Cash and cash equivalents.................................   $    9,335     $   22,839
  Accounts receivable, less allowance for doubtful accounts
     of $3,794 for 1998, $6,965 for 1999....................      179,503        220,619
  Inventories...............................................      130,661        155,818
  Prepaid expenses and other................................       44,612         46,871
                                                               ----------     ----------
          Total current assets..............................      364,111        446,147
Property, plant and equipment, net..........................      580,204        462,266
Deferred financing costs, net...............................       41,986         41,751
Intangible assets, net......................................      421,747        261,298
Other assets................................................       46,655          1,096
                                                               ----------     ----------
          Total assets......................................   $1,454,703     $1,212,558
                                                               ==========     ==========
                          LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Current maturities of long-term obligations...............   $   54,534     $   27,663
  Accounts payable..........................................      133,725        173,591
  Accrued and other liabilities.............................      141,400        121,475
  Income taxes payable......................................       14,914         24,352
                                                               ----------     ----------
          Total current liabilities.........................      344,573        347,081
Deferred taxes..............................................       77,214         23,887
Long-term obligations, less current maturities..............    1,079,961      1,334,549
Other non-current liabilities...............................       66,441         68,771
                                                               ----------     ----------
          Total liabilities.................................    1,568,189      1,774,288
                                                               ----------     ----------
Preferred Stock:
  Series B preferred stock, par value $.01 per share,
  6,000,000 shares authorized; 1,405,992 and 1,521,890
  shares issued and outstanding, respectively, including
  liquidation preferences of $25.00 per share...............       37,033         41,273
Stockholders' deficit
     Common stock, par value $.01 per share, 600,000,000
      shares authorized; 50,414,810 and 78,001,272 shares
      issued and outstanding, respectively..................          504            780
     Class A common stock, par value $.01 per share,
      50,000,000 shares authorized; 5,862,894 and 5,196,216
      shares issued and outstanding, respectively...........           59             59
     Series II Class A common stock, par value $.01 per
      share, 50,000,000 shares authorized; 990,062 and
      6,172,891 shares issued and outstanding,
      respectively..........................................           10             62
     Paid in capital........................................      304,199        610,156
     Accumulated deficit....................................     (464,411)    (1,190,753)
     Treasury stock, at cost................................           --           (162)
     Accumulated other comprehensive income.................        9,120        (23,145)
                                                               ----------     ----------
          Total stockholders' deficit.......................     (150,519)      (603,003)
                                                               ----------     ----------
          Total liabilities and stockholders' deficit.......   $1,454,703     $1,212,558
                                                               ==========     ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

         CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                YEARS ENDED DECEMBER 31,
                                                           -----------------------------------
                                                             1997         1998         1999
                                                           ---------   ----------   ----------
Net sales................................................  $ 795,289   $1,031,928   $1,102,324
Operating expenses:
  Cost of goods sold.....................................    554,097      723,741      816,370
  Selling, general and administrative, including non-cash
     compensation expense charge of $--, $3,398 and
     $110,070, respectively..............................     75,650      110,147      223,139
  Depreciation...........................................     51,884      104,831      114,753
  Amortization of intangibles............................     58,153       61,775       59,569
  Impairment loss........................................         --           --      468,389
  Write-off of acquired in-process research and
     development.........................................    294,500       20,100       17,600
                                                           ---------   ----------   ----------
Operating income (loss)..................................   (238,995)      11,334     (597,496)
                                                           ---------   ----------   ----------
Other expenses:
  Interest expense.......................................     64,612       92,535      109,980
  Amortization of deferred financing costs...............      6,629        9,354        6,619
  Other expense..........................................      1,024        4,960       23,594
                                                           ---------   ----------   ----------
Loss before income taxes, cumulative effect of a change
  in accounting principle and extraordinary item.........   (311,260)     (95,515)    (737,689)
Provision (benefit) for income taxes.....................      8,432       (7,334)     (28,289)
                                                           ---------   ----------   ----------
Loss before cumulative effect of a change in accounting
  principle and extraordinary item.......................   (319,692)     (88,181)    (709,400)
Cumulative effect -- write-off of start-up costs, net of
  income tax benefit of $5,647...........................         --           --       16,942
Extraordinary item -- loss on early extinguishment of
  debt, net of income tax benefit of $4,332..............      7,796           --           --
                                                           ---------   ----------   ----------
Net loss.................................................   (327,488)     (88,181)    (726,342)
Other comprehensive income (loss):
  Foreign currency translation adjustments...............      1,353        9,187      (32,858)
  Minimum pension liability, net of income tax provision
     (benefit) of $0, $575 and $(254), respectively......         --       (1,341)         593
                                                           ---------   ----------   ----------
Comprehensive loss.......................................  $(326,135)  $  (80,335)  $ (758,607)
                                                           =========   ==========   ==========
Basic loss per weighted average common share:
  Before cumulative effect of a change in accounting
     principle and extraordinary item....................  $  (10.73)  $    (1.68)  $   (10.00)
  Cumulative effect......................................         --           --        (0.24)
  Extraordinary item.....................................      (0.26)          --           --
                                                           ---------   ----------   ----------
  Net loss...............................................  $  (10.99)  $    (1.68)  $   (10.24)
                                                           =========   ==========   ==========
Diluted loss per weighted average common share:
  Before cumulative effect of a change in accounting
     principle and extraordinary item....................  $  (12.19)  $    (1.89)  $   (10.61)
  Cumulative effect......................................         --           --        (0.25)
  Extraordinary item.....................................      (0.29)          --           --
                                                           ---------   ----------   ----------
     Net loss............................................  $  (12.48)  $    (1.89)  $   (10.86)
                                                           =========   ==========   ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                     ACCUMULATED
                                                                                                      AND OTHER
                                                                                                    COMPREHENSIVE
                                                       COMMON   PAID IN    ACCUMULATED   TREASURY      INCOME
                                                       STOCK    CAPITAL      DEFICIT      STOCK        (LOSS)         TOTAL
                                                       ------   --------   -----------   --------   -------------   ---------
Balance at December 31, 1996.........................  $  57    $ 73,719   $   (48,742)   $  --       $    (79)     $  24,955
  Issuance of 37,745,833 shares of common stock......    377     226,098            --       --             --        226,475
  Issuance of 5,122,917 shares of Class A common
    stock............................................     51         256            --       --             --            307
  Conversion of 1,800,000 shares of Series A
    Preferred Stock into common stock................     --     (44,982)           --       --             --        (44,982)
  Issuance of 1,600,000 shares of Series C Preferred
    Stock............................................     --      39,984            --       --                        39,984
  Conversion of 1,600,000 shares of Series C
    Preferred Stock into common stock................     --     (39,984)           --       --                       (39,984)
  Paid-in-kind dividends of 98,919 shares of Series B
    Preferred Stock..................................     --      (3,298)           --       --             --         (3,298)
  Stock issuance costs...............................             (2,813)                    --                        (2,813)
  Net loss...........................................     --          --      (327,488)      --             --       (327,488)
  Foreign currency translation adjustment............     --          --            --       --          1,353          1,353
                                                       ------   --------   -----------    -----       --------      ---------
Balance at December 31, 1997.........................    485     248,980      (376,230)      --          1,274       (125,491)
  Issuance of 7,668,976 shares of common
    stock............................................     77      55,505            --       --             --         55,582
  Issuance of 56,921 shares of Class A common
    stock............................................      1           2            --       --             --              3
  Issuance of 990,062 shares of Class A Series II
    common stock.....................................     10          49            --       --             --             59
  Paid-in-kind dividends of 107,073 shares of Series
    B Preferred Stock................................     --      (3,735)                                              (3,735)
  Non-cash compensation expense charge...............     --       3,398            --       --             --          3,398
  Net loss...........................................     --          --       (88,181)      --             --        (88,181)
  Minimum pension liability..........................     --          --            --       --         (1,341)        (1,341)
  Foreign currency translation adjustment............     --          --            --       --          9,187          9,187
                                                       ------   --------   -----------    -----       --------      ---------
Balance at December 31, 1998.........................    573     304,199      (464,411)      --          9,120       (150,519)
  Issuance of 27,603,129 shares of common stock......    276     201,771            --       --             --        202,047
  Issuance of 5,182,829 shares of Class A Series II
    common stock.....................................     52         259            --       --             --            311
  Repurchase of 16,667 shares of common
    stock............................................     --          --            --     (122)            --           (122)
  Repurchase of 666,678 shares of Class A common
    stock............................................     --          --            --      (40)            --            (40)
  Stock issuance costs...............................             (1,903)                    --                        (1,903)
  Paid-in-kind dividends of 115,899 shares of Series
    B Preferred Stock................................     --      (4,240)                                              (4,240)
  Non-cash compensation expense charge...............     --     110,070            --       --             --        110,070
  Net loss...........................................     --          --      (726,342)      --             --       (726,342)
  Minimum pension liability..........................     --          --            --       --            593            593
  Foreign currency translation adjustment............     --          --            --       --        (32,858)       (32,858)
                                                       ------   --------   -----------    -----       --------      ---------
Balance at December 31, 1999.........................  $ 901    $610,156   $(1,190,753)   $(162)      $(23,145)     $(603,003)
                                                       ======   ========   ===========    =====       ========      =========

   The accompanying notes are an integral part of the consolidated financial statements.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                   YEARS ENDED DECEMBER 31,
                                                               ---------------------------------
                                                                 1997        1998        1999
                                                               ---------   ---------   ---------
Cash flows provided by (used in) operating activities:
  Net loss..................................................   $(327,488)  $ (88,181)  $(726,342)
  Adjustments to reconcile net loss to net cash provided by
    (used in) operating activities:
    Write-off of acquired in-process research and
      development...........................................     294,500      20,100      17,600
    Impairment loss.........................................          --          --     468,389
    Loss on disposal of plant, property and equipment.......          --          --      18,762
    Cumulative effect of a change in accounting
      principle -- write-off of start-up costs..............          --          --      22,589
    Extraordinary item -- loss on early extinguishment of
      debt..................................................      12,128          --          --
    Non-cash compensation expense charge....................          --       3,398     110,070
    Depreciation and amortization of intangibles............     110,037     166,606     174,322
    Amortization of deferred financing costs................       6,629       9,354       6,619
    Deferred taxes..........................................     (15,109)    (15,127)    (38,205)
    Change in assets and liabilities, net of acquisitions:
      Accounts receivable...................................      (8,050)    (20,641)    (15,494)
      Inventories...........................................     (15,979)    (19,997)    (13,829)
      Prepaid expenses and other............................      (6,640)    (22,693)      2,182
      Accounts payable and accrued and other liabilities....      38,539     (65,976)     (2,033)
      Income taxes payable..................................      16,339     (10,678)      6,969
                                                               ---------   ---------   ---------
         Net cash provided by (used in) operating
           activities.......................................     104,906     (43,835)     31,599
                                                               ---------   ---------   ---------
Cash flows from investing activities:
  Acquisitions, net of cash acquired of $42,778 for 1997,
    $3,738 for 1998 and $5,022 for 1999.....................    (155,904)   (145,665)   (314,187)
  Capital expenditures......................................    (117,163)   (130,361)   (126,856)
                                                               ---------   ---------   ---------
Net cash used in investing activities.......................    (273,067)   (276,026)   (441,043)
                                                               ---------   ---------   ---------
Cash flows from financing activities:
  Proceeds from issuance of long-term obligations under the
    Credit Agreement........................................          --     103,938     291,000
  Proceeds from the issuance of Senior Subordinated Notes,
    due 2007................................................     400,000          --          --
  Proceeds from the issuance of Series B Senior Subordinated
    Notes, due 2007.........................................          --     104,500          --
  Proceeds from the Subordinated Credit Facility............     216,000          --          --
  Net borrowings on Revolvers...............................          --     117,244      65,943
  Repayment of amounts due under the Credit Agreement.......    (151,964)    (16,000)    (26,125)
  Repayment of amounts under the Chips Loan Notes
    Liability...............................................          --     (33,938)         --
  Repayment of the Subordinated Credit Facility.............    (216,000)         --          --
  Chips Term Loans -- Cash collateral.......................          --          --     (95,295)
  Repayment of other long-term obligations..................     (90,187)    (12,085)     (5,509)
  Equity proceeds...........................................      60,719      55,644     198,293
  Financing fees and other..................................     (34,491)    (15,773)     (7,706)
                                                               ---------   ---------   ---------
Net cash provided by financing activities...................     184,077     303,530     420,601
                                                               ---------   ---------   ---------
Effect of exchange rate changes on cash and cash
  equivalents...............................................      (4,495)     (1,872)      2,347
                                                               ---------   ---------   ---------
Net change in cash and cash equivalents.....................      11,421     (18,203)     13,504
Cash and cash equivalents at beginning of year..............      16,117      27,538       9,335
                                                               ---------   ---------   ---------
Cash and cash equivalents at end of year....................   $  27,538   $   9,335   $  22,839
                                                               =========   =========   =========

   The accompanying notes are an integral part of the consolidated financial statements.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

1. BASIS OF PRESENTATION AND ACQUISITIONS

     Viasystems Group, Inc., a Delaware corporation ("Group"), was formed on August 28, 1996. Viasystems Group, together with its subsidiaries, is herein referred to as the Company. The Company makes strategic acquisitions of electronics manufacturing services ("EMS") and integrates those acquisitions as a global enterprise that is the preferred provider of EMS solutions to original equipment manufacturers of electronic products.

     1997 ACQUISITIONS

     On April 11, 1997, the Company acquired all of the outstanding stock of Forward Group, PLC ("Forward"), a manufacturer of rigid PCBs located in the U.K. The purchase price of approximately $208,483 consisted of cash and notes payable to certain Forward stockholders plus $5,585 of acquisition fees and expenses (the "Forward Acquisition"). The Forward Acquisition and related transaction fees and expenses were funded with (i) $40,000 from the issuance of 1,600,000 shares of Series C Preferred Stock of Viasystems Group, Inc. and (ii) $216,000 from a Subordinated Credit Facility. The Subordinated Credit Facility was paid off with a subsequent debt offering (see Note 9).

     The Forward Acquisition has been accounted for using the purchase method of accounting whereby the total purchase price has been allocated to the assets and liabilities based on their estimated respective fair values. Accordingly, the results of operations of Forward since its acquisition are included in the results of operations of the Company. The Company has allocated a significant portion of the purchase price, as described below, to intangible assets, including approximately $97,800 of in-process R&D valued using a discount rate of 14.0%. The portion of the purchase price allocated to in-process research and development ("in-process R&D") projects that did not have a future alternative use and to which technological feasibility had not been established totaled $97,800 and was charged to expense as of the acquisition date. The other acquired intangibles include developed technology, assembled workforce, and customer list. These intangibles are being amortized over their estimated useful lives of 1-15 years. The remaining unidentified intangible asset has been allocated to goodwill and is being amortized over its estimated useful life of 20 years (see Note 2).

     The total purchase price including fees and expenses has been allocated to the acquired net assets as follows:

Current assets..............................................  $ 57,034
Property, plant and equipment...............................    59,358
Developed technologies......................................    34,800
Assembled workforce.........................................     6,600
Customer list...............................................    13,200
In-process R&D..............................................    97,800
Goodwill....................................................    82,240
Non-current assets..........................................     5,660
Current liabilities.........................................   (86,297)
Non-current liabilities.....................................   (56,327)
                                                              --------
          Total.............................................  $214,068
                                                              ========

     In April 1997, the Company's stockholders and their affiliates formed Chips Holding, Inc., to acquire Interconnection Systems (Holdings) Limited ("ISL"), a manufacturer of rigid PCBs located in the U.K. On April 21, 1997, Chips Holdings, Inc. acquired ISL for $437,500 plus $8,953 of acquisition fees and expenses (the "ISL Acquisition"). The purchase price consisted entirely of notes payable to the former stockholders of ISL. In connection with the transaction, the stockholders of the Company invested $140,000 of equity capital

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES
in Chips Holdings, Inc. On June 6, 1997, Chips Holdings, Inc. merged with the Company and the subsidiaries of Chips Holdings, Inc., including ISL, became subsidiaries of the Company and certain of its subsidiaries (the "Chips Merger") in consideration for the issuance to the Company's stockholders and certain of its affiliates of 23,333,333 shares of the Company common stock valued at $140,000. The Company assumed the $437,500 of notes payable which were incurred by Chips Holdings, Inc. (the "Chips Loan Notes") to finance the ISL Acquisition (see Note 9).

     The ISL Acquisition has been accounted for using the purchase method of accounting whereby the total purchase price has been allocated to the assets and liabilities based on their estimated respective fair values. The Company has allocated a significant portion of the purchase price, as described below, to intangible assets, including approximately $196,700 of in-process R&D valued using a discount rate of 14.0%. The portion of the purchase price allocated to in-process R&D projects that did not have a future alternative use and to which technological feasibility had not been established totaled $196,700 and was charged to expense as of the acquisition date. The other acquired intangibles include developed technology, assembled workforce, and customer list. These intangibles are being amortized over their estimated useful lives of 1-15 years. The remaining unidentified intangible asset has been allocated to goodwill and is being amortized over its estimated useful life of 20 years (see Note 2).

     The Chips Merger was accounted for as a transfer of assets among companies under common control and was recorded at Chips Holdings, Inc.'s historical cost. In the Chips Merger, ISL and its subsidiaries became wholly owned subsidiaries of the Company, and as such, the Company will account for the acquisition of ISL as of the acquisition by Chips Holdings, Inc. and the results of operations of ISL since the acquisition by Chips Holdings, Inc. are included in the results of operations of the Company.

     The total purchase price including fees and expenses has been allocated to the acquired net assets as follows:

Current assets..............................................   $  98,357
Property, plant and equipment...............................     120,329
Developed technologies......................................      66,500
Assembled workforce.........................................       8,000
Customer list...............................................      17,900
In-process R&D..............................................     196,700
Goodwill....................................................     114,042
Non-current assets..........................................      12,971
Current liabilities.........................................     (77,507)
Non-current liabilities.....................................    (110,839)
                                                               ---------
          Total.............................................   $ 446,453
                                                               =========

     Forward's and ISL's (the "1997 Acquisitions") in-process R&D value was comprised of numerous research and development projects that were anticipated to reach completion during 1998 and 1999. At the acquisition date, research and development projects ranged in completion from 10% to 90% complete and total continuing research and development commitments to complete the projects were expected to be approximately $5,900. These estimates were subject to change, given the uncertainties of the development process, and no assurance was given that deviations from these estimates would not occur. The 1999 revenue derived from the in-process R&D projects from the 1997 Acquisitions were significantly lower than anticipated.

     In connection with the acquisition of Forward and ISL the Company's management assessed and evaluated the operations, employment levels and overall strategic fit of each facility acquired. As a result of this assessment and finalization of its plans, the Company recorded certain plant shutdown, downsizing and consolidation accruals as part of the purchase price allocations related to the 1997 Acquisitions.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

     Accruals were established primarily to cover costs associated with the closure of the Selkirk and Galashiels, Scotland facilities and to cover costs associated with the closure of the Manchester, Rugby and Telford, England facilities, each of which was acquired in the Forward Acquisition, and the related severance of approximately 1,600 employees. The accruals cover shutdown costs from the period of the plant closure to the date of disposal, including personnel and severance related costs, lease commitment costs, equipment removal and disposal costs, cleanup and restoration costs and idle plant costs.

     As of December 31, 1999, plant shutdown and downsizing actions related to the 1997 Acquisitions had resulted in the termination of approximately 1,150 employees.

     Due to changes in circumstances, the original plan to close the Telford, England facility was not executed. Therefore, the accrual established for this plan of $3,920 was reversed against goodwill during 1999.

     Details of accrued liabilities related to the 1997 Acquisitions follows:

                                                                DECEMBER 31,
                                                       ------------------------------
                                                        1997       1998        1999
                                                       ------    --------    --------
Balance, beginning of year...........................  $   --    $  8,863    $ 35,046
Provisions (Reversals):
  Personnel and severance costs......................   4,000      22,115      (1,324)
  Equipment removal and disposal.....................   3,300       7,357      (1,685)
  Idle plant costs...................................      --       5,715        (695)
  Cleanup and restoration............................   1,000       3,519        (120)
  Lease commitment costs.............................     563       1,906         (96)
                                                       ------    --------    --------
          Total......................................   8,863      49,475      31,126
                                                       ------    --------    --------
Costs incurred:
  Personnel and severance costs......................      --      (9,979)    (10,992)
  Equipment removal and disposal.....................      --      (1,638)     (5,420)
  Idle plant costs...................................      --        (371)     (1,178)
  Cleanup and restoration............................      --      (2,441)     (1,131)
  Lease commitment costs.............................      --          --        (494)
                                                       ------    --------    --------
          Total......................................      --     (14,429)    (19,215)
                                                       ------    --------    --------
Translation..........................................      --          --      (1,226)
                                                       ------    --------    --------
Balance, end of year.................................  $8,863    $ 35,046    $ 10,685
                                                       ======    ========    ========

     All costs incurred related to the plant closure and downsizing accruals for the 1997 Acquisitions were cash charges except for $2,783 which related to non-cash charges for the disposition of certain assets. Of the remaining $10,685, approximately $3,200 relates to deferred severance, settlement of benefits and related legal costs. Approximately, $7,400 is expected to be used in 2000 for remaining shutdown activities including disposition of the idle Rugby, England and Galashiels, Scotland facilities, final removal of equipment from the sites and settlement of the lease of the Rugby site.

     1998 ACQUISITIONS

     In January 1998, the Company acquired certain assets and assumed certain liabilities of the PCB production facility of Ericsson Telecom AB ("Ericsson") located in Sweden (the "Ericsson Facility"), for a cash purchase price of approximately $7,000. In addition, the Company and Ericsson signed a three-year supply agreement whereby Ericsson committed to purchase 40% of its PCB requirements from the Company.

     In February 1998, the Company acquired all the outstanding shares of Print Service Holding N.V., the parent holding company of Mommers Print Service B.V. ("Mommers"), a PCB manufacturer located in The Netherlands and specializing in the production of high-volume, medium- to high-complexity PCBs and

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES
backplanes, for a cash purchase price of approximately $59,399, plus assumed obligations (the "Mommers Acquisition"). Accordingly, the results of operations of Mommers since its acquisition are included in the results of operations of the Company.

     The Mommers Acquisition has been accounted for using the purchase method of accounting whereby the total purchase price has been allocated to the assets and liabilities based on their estimated respective fair values. The Company has allocated a portion of the purchase price, as described below, to intangible assets, including in-process R&D valued using a discount rate of 13.0%. The portion of the purchase price allocated to in-process R&D projects that did not have a future alternative use and to which technological feasibility had not been established totaled $5,300 and was charged to expense as of the acquisition date. The other acquired intangibles include developed technologies, assembled workforce, and customer list. These intangibles are being amortized over their estimated useful lives of 1-15 years. The remaining unidentified intangible asset has been allocated to goodwill and is being amortized over its estimated useful life of 20 years (see Note 2).

     The total purchase price including fees and expenses has been allocated to the acquired net assets as follows:

Current assets..............................................   $ 24,634
Property, plant and equipment...............................     28,917
Acquired intangibles........................................     13,000
In-process R&D..............................................      5,300
Goodwill....................................................     28,562
Current liabilities.........................................    (29,468)
Non-current liabilities.....................................    (11,546)
                                                               --------
          Total.............................................   $ 59,399
                                                               ========

     Mommers in-process R&D value was comprised of several research and development projects which were scheduled to reach completion beginning in 1999. At the acquisition date, research and development projects ranged in completion from 10% to 90% complete. As of December 31, 1999, the Mommers in-process R&D projects were completed. These projects will require maintenance research and development which are not expected to represent significant costs in 2000 and beyond.

     In March 1998, the Company acquired all the outstanding shares of Zincocelere S.p.A. ("Zincocelere"), a PCB manufacturer located in northern Italy and specializing in the production of high-volume medium- to high-complexity PCBs, for a cash purchase price of approximately $85,012, plus assumed obligations (the "Zincocelere Acquisition").

     The Zincocelere Acquisition has been accounted for using the purchase method of accounting whereby the total purchase price has been allocated to the assets and liabilities based on their estimated respective fair values. The Company has allocated a portion of the purchase price, as described below, to intangible assets, including in-process R&D valued using a discount rate of 13.0%. The portion of the purchase price allocated to in-process R&D projects that did not have a future alternative use and to which technological feasibility had not been established totaled $14,800 and was charged to expense as of the acquisition date. The other acquired intangibles include developed technologies, assembled workforce, and customer list. These intangibles are being amortized over their estimated useful lives of 1-15 years. The remaining unidentified intangible asset has been allocated to goodwill and is being amortized over its estimated useful life of 20 years (see Note 2).

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

     The total purchase price including fees and expenses has been allocated to the acquired net assets as follows:

Current assets..............................................   $ 58,642
Property, plant and equipment...............................     51,620
Acquired intangibles........................................     21,000
In-process R&D..............................................     14,800
Goodwill....................................................     37,680
Current liabilities.........................................    (56,620)
Non-current liabilities.....................................    (42,110)
                                                               --------
          Total.............................................   $ 85,012
                                                               ========

     Zincocelere's in-process R&D value was comprised of numerous research and development projects which were scheduled to reach completion during 1999 and 2000. At the acquisition date, research and development projects ranged in completion from 10% to 90%. As of December 31, 1999, Zincocelere's in-process R&D projects were substantially completed. These projects will require maintenance research and development which are not expected to represent significant costs in 2000 and beyond.

     The Mommers and Zincocelere Acquisitions were funded by a February 1998 offering of $100,000 of 9 3/4% Series B Senior Subordinated Notes due 2007, a $70,000 term loan (see Note 9), and an additional equity contribution of $50,000.

     Mommers' and Zincocelere's (the "1998 Acquisitions") in-process R&D value was comprised of numerous research and development projects which were scheduled to reach completion during periods ranging from 1999 through 2001. These projects will include the introduction of important new technology that will, if successful, enable the advancement of the 1998 Acquisitions' PCB product line. At the acquisition date, research and development projects ranged in completion from 10% to 90% complete and total continuing research and development commitments to complete the projects were expected to be approximately $15,000. These estimates are subject to change, given the uncertainties of the development process, and no assurance can be given that deviations from these estimates will not occur.

     The Company incurred significant charges in 1997 and 1998 related to purchased in-process R&D costs. A portion of the purchase price for acquisitions was attributed to the value of in-process R&D projects and was expensed in accordance with Statement of Accounting Standards No. 2, "Accounting for Research and Development Costs." The Company believes its accounting for purchased in-process R&D was made in accordance with generally accepted accounting principles and valuation practices at the time of the related acquisitions.

     In connection with the acquisitions of Mommers and Zincocelere the Company's management assessed and evaluated the operations, employment levels and overall strategic fit of each facility acquired. As a result of this assessment and finalization of its plans, the Company recorded certain downsizing and consolidation accruals as part of the purchase price allocations related to the 1998 Acquisitions.

     Accruals were established primarily to cover costs associated with downsizing employment levels of the Echt, Netherlands facility by 150 employees and costs associated with eliminating approximately 175 redundant administrative functions related to the 1998 Acquisitions. The accruals cover costs associated with downsizing, including personnel and severance related costs, lease commitment costs and equipment removal and disposal costs.

     As of December 31, 1999 plant downsizing actions related to the 1998 Acquisitions had resulted in the termination of approximately 90 employees.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

     Due to changes in circumstances, the original plan to eliminate approximately 175 redundant administrative functions related to the 1998 Acquisitions was not executed. Therefore the accrual established for this plan of $8,000 was reversed against goodwill during 1999.

     Details of accrued liabilities related to the 1998 Acquisitions follows:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1998       1999
                                                              -------    -------
Balance, beginning of year..................................  $    --    $ 9,336
Provisions (Reversals):
  Personnel and severance costs.............................   10,465     (7,000)
  Equipment removal and disposal............................      533         --
  Lease commitment costs....................................    1,000     (1,000)
                                                              -------    -------
          Total.............................................   11,998      1,336
Costs incurred:
  Personnel and severance costs.............................   (2,662)      (340)
  Equipment removal and disposal............................       --         --
  Lease commitment costs....................................       --         --
                                                              -------    -------
          Total.............................................   (2,662)      (340)
                                                              -------    -------
Translation.................................................       --         --
                                                              -------    -------
Balance, end of year........................................  $ 9,336    $   996
                                                              =======    =======

     All costs incurred related to the downsizing plan have been cash charges. Of the $996 remaining accruals at December 31, 1999, approximately $460 will be used during 2000 to cover continuing severance and related legal costs associated with the downsizing, with the remainder to cover equipment removal and disposition cost upon the final disposition of certain equipment.

     1999 ACQUISITIONS

     In August 1999, the Company acquired the printed circuit board ("PCB") manufacturing division ("Kalex") of Termbray Industries International (Holdings) Limited, a manufacturer of rigid PCBs located in the People's Republic of China, for a net cash purchase price of approximately $301,000 plus acquisition costs of approximately $8,500 (the "Kalex Acquisition"). Accordingly, the results of operations of Kalex since acquisition are included in the results of operations of the Company.

     The Kalex Acquisition has been accounted for using the purchase method of accounting whereby the total purchase price has been allocated to the assets and liabilities based on their estimated respective fair values. The Company has allocated a portion of the purchase price, as described below, to intangible assets, including in-process R&D using a discount rate of 25.0%. The portion of the purchase price allocated to in-process R&D projects that did not have future alternative use totaled $17,600 and was charged to expense as of the acquisition date. The other acquired intangibles include developed technologies, assembled workforce and customer list. These intangibles are being amortized over their estimated useful lives of 1-15 years. The remaining unidentified intangible asset has been allocated to goodwill and is being amortized over its estimated useful life of 20 years.

     Kalex's in-process R&D value was comprised of numerous projects which were scheduled to reach completion during periods ranging from October 1999 through September 2000. At the acquisition date, research and development projects ranged from 65% to 80% complete and total continuing research and development commitments to complete the projects are expected to be approximately $2,400. As of December 31, 1999, one of the projects was completed and the others were 65% to 80% complete. These estimates are subject to change, given the uncertainties of the development process, and no assurance can be

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES
given that deviations from these estimates will not occur. Additionally, these projects will require maintenance research and development after they have reached a state of technological and commercial feasibility. In addition to usage of the companies' internal cash flows, Viasystems will likely provide a substantial amount of funding to complete the company's programs. Remaining development efforts for the in-process research and development programs are complex and include the development of next-generation technological solutions.

     As evidenced by their continued support for these projects, management believes the Company is well positioned to successfully complete each of the major in-process research and development programs. Management believes other in-process projects are on track to be completed and will continue to bear results in future periods. However, there is risk associated with the completion of the projects and there is no assurance that each will meet with either technological or commercial success. The substantial delay or outright failure of the in-process research and development related to Kalex would impact the Company's business, results of operations and cash flows.

     Kalex's total revenues are projected to increase over the next ten years, assuming the successful completion and market acceptance of the in-process research and development programs. Estimated revenue from existing technologies of Kalex are expected to slowly decline over the next six years as the in-process technologies are completed and existing processes and know-how approach obsolescence. The estimated revenues for in-process projects related to Kalex are expected to peak in 2002, and thereafter decline as other new products and technologies are expected to enter the market.

     Kalex's manufacturing facilities are located in the People's Republic of China. Manufacturing in the People's Republic of China entails political and economic risks, including political instability, expropriation and currency controls and fluctuations.

     The total purchase price including fees and expenses has been allocated to the acquired net assets as follows:

Current assets..............................................  $ 55,060
Property, plant and equipment...............................    98,326
Acquired intangibles........................................    89,400
In-process R&D..............................................    17,600
Goodwill....................................................    91,123
Other non-current assets....................................       112
Current liabilities.........................................   (39,410)
Non-current liabilities.....................................    (2,343)
                                                              --------
          Total.............................................  $309,868
                                                              ========

     The Kalex Acquisition was funded with (i) and additional equity contribution of $200,000 and (ii) a portion of a $291,000 term loan borrowing under the Company's senior secured credit facility (see Note 9).

     Included below is unaudited pro forma financial data setting forth condensed results of operations of the Company for the year ended December 31, 1998 and 1999, as though the Kalex Acquisition and the related financing and equity contribution had occurred at January 1, 1998 and January 1, 1999, respectively. In preparing this data, the financial data of Kalex for the year ended March 31, 1998 has been translated at an exchange rate of Hong Kong Dollars ("HK$")7.7490 = U.S.$1.00. The financial data of Kalex for the period prior to acquisition by the Company from January through July 1999 has been translated at an exchange rate

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES
of HK$7.7536 = U.S.$1.00. These exchange rates represent the average rates in effect for the respective periods.

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1998          1999
                                                              ----------    ----------
                                                                    (UNAUDITED)
Net sales...................................................  $1,205,032    $1,194,540
Net loss....................................................     (98,991)     (732,291)

     In April 1999, the Company acquired all of the outstanding shares of PAGG Corporation ("PAGG") located in Milford, Massachusetts, for a cash purchase price of approximately $9,300 plus the issuance of 273,223 shares of the Company's $0.01 per share common stock valued at $2,000 and the issuance of 136,645 warrants to purchase common stock with an exercise price of $10.50 expiring in 2004. Using the Black Scholes method, at the date of issuance, the warrants have no value. PAGG operates multiple surface mount production lines for printed circuit board and backplane assembly and has full box build capabilities. The acquisition was accounted for as a purchase and, accordingly, the results of operations of PAGG since acquisition are included in the results of operations of the Company.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF BUSINESS

     The Company is a leading provider of electronic manufacturing services, with facilities located in the United States, Canada, Mexico, the United Kingdom, the Netherlands, Italy, Sweden, China and Puerto Rico. The Company's customers include a diverse base of manufacturers in the telecommunications, computer and automotive industries throughout North America and Europe.

     PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

     FOREIGN CURRENCY TRANSLATION

     Local currencies have been designated as the functional currency for all subsidiaries. Accordingly, assets and liabilities of foreign subsidiaries are translated at the rates of exchange at the balance sheet date. Income and expense items of these subsidiaries are translated at average monthly rates of exchange. The resultant translation gains and losses are included as a component of stockholders' equity on the consolidated balance sheet. See the consolidated statements of operations and comprehensive income for the impact of such gains and losses on the measurement of comprehensive income.

     DERIVATIVE FINANCIAL INSTRUMENTS

     From time to time, the Company engages in short-term hedging activities to reduce its exposure to foreign currency fluctuations. Such hedging activities are not material and gains and losses from such activities are not significant. There can be no assurance that these hedging activities will eliminate or reduce foreign currency risk.

     INVENTORIES

     Inventories are stated at the lower of cost (valued using the first-in, first-out (FIFO) method) or market. Cost includes raw materials, labor and manufacturing overhead.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

     PROPERTY, PLANT, AND EQUIPMENT

     Property, plant, and equipment are recorded at cost. Repairs and maintenance which do not extend the useful life of an asset are charged to expense as incurred. The useful lives of leasehold improvements are the lesser of the remaining lease term or the useful life of the improvement. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets as follows:

Building....................................................   40 years
Leasehold improvements......................................   10-12 years
Machinery, equipment, systems and other.....................   3-8 years

     DEFERRED FINANCING COSTS

     Deferred financing costs, consisting of fees and other expenses associated with debt financing, are amortized over the term of the related debt using the straight-line method, which approximates the effective interest method.

     INCOME TAXES

     The Company accounts for certain items of income and expense in different periods for financial reporting and income tax purposes. Provisions for deferred income taxes are made in recognition of such temporary differences, where applicable. A valuation allowance is established against deferred tax assets unless the Company believes it is more likely than not that the benefit will be realized.

     INTANGIBLE ASSETS

     Intangible assets consist primarily of identifiable intangibles acquired and goodwill arising from the excess of cost over the fair value of net assets acquired. Amortization of intangible assets is computed using systematic methods over the estimated useful lives of the related assets as follows:

                                                      LIFE              METHOD
                                                      ----              ------
Developed technologies............................  15 years   Double-declining balance
Assembled workforce...............................  1 year     Straight-line
Customer list.....................................  3 years    Straight-line
Goodwill..........................................  20 years   Straight-line

     IMPAIRMENT OF LONG-LIVED ASSETS

     The Company assesses the recoverability of its long-lived assets (including intangible assets) based on their current and anticipated future undiscounted cash flows. In addition, the Company's policy for the recognition and measurement of any impairment of long-lived assets is to assess the current and anticipated future cash flows associated with the impaired asset. An impairment occurs when the cash flows (excluding interest) do not exceed the carrying amount of the asset. The amount of the impairment loss is the difference between the carrying amount of the asset and its estimated fair value.

     REVENUE RECOGNITION

     Sales and related costs of goods sold are included in income when goods are shipped to the customer in accordance with the delivery terms, except in the case of vendor managed inventory arrangements, whereby sales and the related costs of goods sold are included in income when goods are taken into production by the customer.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

     ENVIRONMENTAL LIABILITIES AND EXPENDITURES

     Accruals for environmental matters are recorded in operating expenses when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Accrued liabilities do not include claims against third parties and are not discounted. Costs related to environmental remediation are charged to expense. Other environmental costs are also charged to expense unless they increase the value of the property and/or mitigate or prevent contamination from future operations, in which event they are capitalized.

     STATEMENT OF CASH FLOWS

     For purposes of the Consolidated Statement of Cash Flows, the Company considers investments purchased with an original maturity of three months or less to be cash equivalents.

     USE OF ESTIMATES

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair market value of the Senior Subordinated Notes due 2007 and the Series B Senior Subordinated Notes due 2007 was $372,000 and $93,000, respectively, at December 31, 1998 and was $220,000 and $55,000, respectively, at December 31, 1999. The Company has estimated this fair value data by using current market data. The fair market values of the other financial instruments included in the consolidated financial statements approximate the carrying values of those instruments.

     NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allow a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. The Company has not yet quantified the impacts of adopting SFAS No. 133 on its consolidated financial statements nor has it determined the timing or method of its adoption of SFAS No. 133. However, SFAS No. 133 could increase volatility in earnings and other comprehensive income.

     NEW ACCOUNTING PRONOUNCEMENTS ADOPTED IN 1999

     In April 1998, the FASB adopted Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities," which requires costs of start-up activities and organization costs to be expensed as incurred. SOP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company adopted SOP 98-5 in fiscal year 1999 and reported the write off of the net book value of start-up costs as of January 1, 1999, of $16,942 (net of income tax benefit of $5,647) as a cumulative effect of a change in accounting principle.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

3. IMPAIRMENT LOSS

     The Company has assessed the carrying value of long-lived assets, including goodwill and other acquired intangibles in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." Based on current business enterprise values using common appraisal methods, the assessment has identified impairment of long-lived assets acquired from the Forward, ISL and Zincocelere acquisitions. The calculated business enterprise values determined were compared to the net book value of the related long-lived assets with the difference representing the amount of the impairment loss. The impairment loss for each group of assets was first charged against goodwill with any remaining amounts being charged to the other acquired intangibles and property, plant and equipment, if necessary. The impairment resulted due to significant changes in the markets served by the acquisitions that were not anticipated at the time of each acquisition, most significantly a significant decline in market pricing. The decline in market pricing was due to the convergence of two factors: significant currency fluctuations and the emergence of significant offshore competition from Asia Pacific. While the primary currency for the acquisitions is the U.K. pound sterling, their competitors were in Continental Europe and beginning to emerge from Asia Pacific. The currencies for most of the Continental European and Asia Pacific countries declined significantly against the U.K. pound sterling, which resulted in an improved relative cost position for the competitors and reduced market pricing. This decline in market pricing has resulted in a significant decline in profitability that is not expected to return in the near term.


     In the fourth quarter of fiscal year 1999, the Company recorded a non-cash impairment loss of $468,389 related to the write down of $206,335 related to goodwill, $65,877 related to developed technologies, $847 related to customer lists and $195,330 related to machinery and equipment used in the production of printed circuit boards of the three groups of assets.


4. SUPPLEMENTAL CASH FLOW DISCLOSURE

     Cash paid for interest for the years ended December 31, 1997, 1998 and 1999, was $59,956, $91,068 and $102,343, respectively. Cash paid for income taxes for the years ended December 31, 1997 and 1998 was $4,742 and $20,951, respectively. For the year ended December 31, 1999 net cash received for income tax refunds was $2,701.

     The purchase of the shares of Forward Group was partially funded through the issuance of approximately $24,420 of notes payable to Forward Group's former shareholders. The purchase of shares of ISL was entirely funded through the issuance of approximately $437,500 of loan notes.

     In 1997, the Company received a capital contribution of $118,250 which was transferred to Bisto Funding, Inc. The capital contribution was recorded as a reduction of the carrying amount of the notes payable to the former shareholders of Interconnection Systems (Holdings) Limited (see Note 1). The notes payable recorded by the Company are net of the $118,250 as Bisto Funding, Inc. is contractually obligated to pay such amount to the note holders in the event the notes payable are redeemed (see Note 9).

5. INVENTORIES

     The composition of inventories is as follows:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1998        1999
                                                              --------    --------
Raw materials...............................................  $ 48,497    $ 47,114
Work in process.............................................    39,688      38,688
Finished goods..............................................    42,476      70,016
                                                              --------    --------
          Total.............................................  $130,661    $155,818
                                                              ========    ========

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

6. INTANGIBLE ASSETS

     The composition of intangible assets is as follows:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1998         1999
                                                              ---------    ---------
Developed technologies......................................  $ 139,220    $  51,670
Assembled workforce.........................................     33,907       21,269
Customer list...............................................     55,300       82,072
Goodwill....................................................    320,347      169,713
                                                              ---------    ---------
                                                                548,774      324,724
Less: Accumulated amortization..............................   (127,027)     (63,426)
                                                              ---------    ---------
      Total.................................................  $ 421,747    $ 261,298
                                                              =========    =========

7. PROPERTY, PLANT AND EQUIPMENT

     The composition of property, plant and equipment is as follows:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1998         1999
                                                              ---------    ---------
Land and buildings..........................................  $ 107,563    $ 183,212
Machinery, equipment, systems and other.....................    471,214      488,611
Construction in progress....................................    132,037       31,860
Leasehold improvements......................................      7,496       13,173
                                                              ---------    ---------
                                                                718,310      716,856
Less: Accumulated depreciation..............................   (138,106)    (254,590)
                                                              ---------    ---------
      Total.................................................  $ 580,204    $ 462,266
                                                              =========    =========

8. ACCRUED AND OTHER LIABILITIES

     The composition of accrued and other liabilities is as follows:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1998        1999
                                                              --------    --------
Accrued payroll and related costs...........................  $ 30,596    $ 29,196
Accrued capital expenditures................................    13,040      17,026
Plant shutdown, downsizing and consolidation accruals.......    44,382      11,680
Accrued interest............................................     7,270      16,156
Accrued and other liabilities...............................    46,112      47,417
                                                              --------    --------
          Total.............................................  $141,400    $121,475
                                                              ========    ========

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

9. LONG-TERM OBLIGATIONS

     The composition of long-term obligations is as follows:

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1998          1999
                                                              ----------    ----------
Credit Agreements:
  Term Facilities...........................................  $  175,438    $  347,666
  Revolvers.................................................     117,244       183,187
Senior Subordinated Notes Due 2007..........................     400,000       400,000
Series B Senior Subordinated Notes Due 2007.................     100,000       100,000
Series B Senior Subordinated Notes Due 2007, Premium........       4,211         3,865
Chips Loan Notes Liability..................................     285,312       285,312
Capital lease obligations (see Note 10).....................      22,166         8,051
Other.......................................................      30,124        34,131
                                                              ----------    ----------
                                                               1,134,495     1,362,212
          Less current maturities...........................     (54,534)      (27,663)
                                                              ----------    ----------
                                                              $1,079,961    $1,334,549
                                                              ==========    ==========

     The schedule of principal payments for long-term obligations at December 31, 1999 is as follows:

2000........................................................   $   27,663
2001........................................................       48,844
2002........................................................      156,936
2003........................................................      239,611
2004........................................................       75,647
Thereafter..................................................      813,511
                                                               ----------
                                                               $1,362,212
                                                               ==========

     THIRD AMENDED AND RESTATED CREDIT AGREEMENT

     In connection with the Kalex Acquisition, the Company, as guarantor, and certain of its subsidiaries, as borrowers, entered into a Third Amended and Restated Credit Agreement (the "Credit Agreement") with terms substantially similar to the Second Amended and Restated Credit Agreement. The Credit Agreement was amended to, among other things, establish an additional $291,000 term loan facility (the "New Tranche C Term Loan"), repay $10,125 outstanding under the Chips Term Loans and to cash collateralize future amounts due under the Chips Term Loans by approximately $89,875.

     The Credit Agreement provides for (i) a term loan facility (the "U.S. Term Loan") and a $175,000 revolving credit facility (the "U.S. Revolving Loan" and together with the U.S. Term Loan, the "U.S. Loans"); (ii) a U.S. $25,000 revolving credit facility (the "Canadian Revolving Loan"), (iii) a L32,000 revolving credit facility (the "English Revolving Loan") and a L27,600 revolving credit facility (the "Chips Revolving Loan", and together with the Forward Group Revolving Loan, the "U.K. Revolving Loans", and together with the U.S. Revolving Loan and the Canadian Revolving Loan, the "Revolving Loans") and (iv) U.S.$346,463 Letter of Credit Facility in respect of the Chips Loan Notes comprised of (a) a U.S.$319,250 term loan facility ("the Chips Term Loan" and together with the U.S. Term Loan, the "Term Loans") in respect of the principal portion of the Chips Loan Notes and (b) a U.S.$27,213 facility in respect of interest on the Chips Loan Notes. The Chips Term Loan is an unfunded term loan facility that may be drawn upon by the Company so that it may satisfy the Chips Loan Notes Liability. Borrowings under the

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

Credit Agreement are collateralized by first priority mortgages and liens on substantially all of the material assets of the Company and its subsidiaries.

     The U.S. Term Loan consists of three tranches: (i) $55,000 of tranche B term loans (the "Tranche B Loan"), (ii) $33,000 of tranche C term loans (the "Tranche C Loan"), (iii) $70,000 of Addition Term Loan, (iv) $291,000 New Tranche C Term Loan. The Tranche B Loan amortizes semiannually over eight years, the Tranche C Loan is payable $1,500 on December 31, 2004 and $31,500 on June 30, 2005, and the Additional Term Loan amortizes semiannually over 6.5 years. The New Tranche C Term Loan and the Chips Term Loan amortize semi-annually over six years.

     At December 31, 1998, the Company had approximately $161,200 of available borrowing capacity under the Revolving Loans, of which, approximately $59,900 was available solely for future acquisitions. At December 31, 1999, the Company had approximately $77,830 of available borrowing capacity under the Revolving Loans.

     The U.S. Loans bear interest, at the Company's election, at either: (i) the Eurocurrency Base Rate plus (a) 2.75% (2.5% at December 31, 1999) in the case of the Chips Term Loan and U.S. Revolving Loan, (b) 3.25% (2.75% at December 31,
1999) in the case of the Additional Term Loan, (c) 3.25% (3.0% at December 31,
1999) in the case of Tranche B Loan, or (d) 3.75% (3.5% at December 31, 1999) in the case of Tranche C Loan and the New Tranche C Term Loan; or (ii) the Alternate Base Rate plus (a) 1.75% (1.5% at December 31, 1999) in the case of the Chips Term Loan or U.S. Revolving Loan, (b) 2.25% (1.75% at December 31,
1999) in the case of the Additional Term Loan, (c) 2.25% (2.0% at December 31,
1999) in the case of Tranche B Loan, or (d) 2.75% (2.5% at December 31, 1999) in the case of Tranche C Loan and the new Tranche C Term Loan. The Alternate Base Rate is the highest of The Chase Manhattan Bank's Prime Rate, the Three-Month Secondary CD Rate (as defined therein) plus 1.0%, and the Federal Funds Effective Rate (as defined therein) plus 0.5%. The Canadian Revolving Loan denominated in U.S. dollars bears interest, at Circo Craft's election, at either
(i) the Eurocurrency Base Rate plus 2.75% (2.5% at December 31, 1999) or (ii) the Canadian Alternate Base Rate plus 1.75% (1.5% at December 31, 1999). The Canadian Revolving Loan denominated in Canadian Dollars bears interest, at Circo Craft's election either (i) the Canadian Bankers Acceptance Discount Rate plus 2.75% (2.5% at December 31, 1999) or (ii) the Canadian Prime Rate plus 1.75% (1.5% at December 31, 1999). The Canadian Alternate Base Rate is equal to the higher of Canadian Agent's prime rate or the Federal Funds Effective Rate (as defined in the Credit Agreement) plus 0.5%. The U.K. Revolving Loans and any Chips Term Loans converted to pounds sterling bear interest at the Eurocurrency Base Rate plus 2.75% (2.5% at December 31, 1999). At December 31, 1998 and 1999 the weighted average interest rate on outstanding borrowings under the Credit Agreement was 8.0% and 8.5%, respectively.

     The Company pays a per annum fee equal to the applicable margin on Revolving Loans which bear interest at the Eurocurrency Base Rate, of the average daily face amount of outstanding letters of credit, other than with respect to the Chips Letter of Credit, which fee is equal to the applicable margin on the Chips Term Loan bearing interest at the Eurocurrency Base Rate. The Company pays a Commitment Fee equal to 0.5% on the undrawn portion of the commitments in respect of Revolving Loans and a Facility Fee equal to 0.5% on the Canadian revolving credit commitment.

     The Credit Agreement restricts the Company from, among other things: (i) incurring additional indebtedness (other than permitted indebtedness); (ii) creating liens; (iii) disposing of assets; (iv) guaranteeing indebtedness; (v) merging or selling substantially all of its assets; (vi) declaring and paying certain dividends; (vii) making certain investments and loans; and (viii) entering into certain transactions with affiliates, in each case with certain exceptions customary for credit facilities such as the Amended Senior Credit Facilities. In addition, the Credit Agreement contains financial covenants which require the Company to maintain certain financial ratios and limit the Company's amount of capital expenditures.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

     SENIOR SUBORDINATED NOTES AND SERIES B SENIOR SUBORDINATED NOTES

     In June 1997, Viasystems, Inc. (a wholly owned subsidiary of the Company) completed an offering (the "1997 Offering") of $400,000 of 9 3/4% Senior Subordinated Notes due 2007 (the "1997 Notes"). In February 1998, Viasystems, Inc. completed the offering of an additional $100,000 of 9 3/4% Senior Subordinated Notes due 2007 at a price of 104.5% (the "1998 Notes" and together with the 1997 Notes, the "2007 Notes"). As a condition of the offering of the 1998 Notes, Hicks Muse contributed an additional $50,000 of equity to the Company.

     Interest on the 2007 Notes is due semiannually. The 2007 Notes may not be redeemed prior to June 1, 2002, except in the event of a Change of Control (as defined) or an Initial Public Offering (as defined) and at premium (as defined in the Indenture). The 2007 Notes are redeemable, at the Company's option, at the redemption prices of 104.875% at June 1, 2002, and at decreasing prices to 100% at June 1, 2005, and thereafter, plus accrued interest. In addition, prior to June 1, 2001, the Company may redeem, within specified guidelines, up to $175,000 of the 2007 Notes with proceeds of one or more Equity Offerings (as defined) by Viasystems, Inc. or the Company at a redemption price of 109.75% plus accrued interest.

     CHIPS LOAN NOTES LIABILITY

     In June 1997 and pursuant to the Chips Merger, the Company assumed the $437,500 of Chips Loan Notes, and then entered into a reimbursement obligation which requires it to pay a portion of the Chips Loan Notes in the event such notes are called. The Chips Loan Notes mature on March 31, 2003 and bear interest, payable quarterly, at approximately 6.22% per annum through April 1, 1998, with variable rate thereafter discounted from the U.S. prime rate. The Chips Loan Notes may be called by the holders on or after any interest payment date commencing April 1, 1998. The Chips Loan Notes are collateralized by letters of credit which are in turn collateralized in part by a fully cash collateralized $118,250 reimbursement obligation of Bisto Funding, Inc., a special purpose entity established as a subsidiary of the Company in connection with the acquisition of ISL, with the remainder, including interest on the Chips Loan Notes for one year, collateralized by a reimbursement obligation of the Company (the "Chips Reimbursement Obligation"). As such, the Company's liability for principal under the Chips Loan Notes represents $319,250 (the "Chips Loan Notes Liability"), or the amount achieved by netting the $118,250 of cash collateral held by Bisto Funding, Inc. against the $437,500 of Chips Loan Notes. To the extent the interest income earned by Bisto Funding, Inc. on the $118,250 of cash it holds is insufficient to fund interest on $118,250 of the principal amount of the Chips Loan Notes, the Company will be required pursuant to the terms of the Chips Reimbursement Obligation to fund any such shortfall. Upon redemption of the Chips Loan Notes, the first $118,250 of principal payments will be paid by Bisto Funding, Inc. and the remainder will be funded by the Company in accordance with the Chips Reimbursement Obligation. Although the Chips Loan Notes may be called by the holders on or after any interest payment date commencing April 1, 1998, the Chips Loan Notes have not been classified as current at December 31, 1998 and 1999, since the Company has in place a facility to replace the Chips Loan Notes in the event they are called.

     In April 1998 the holders of the Chips Loan Notes redeemed $152,200 of the Chips Loan Notes. As such, $118,300 of cash held by Bisto Funding, Inc. was paid to the holders of the Chips Loan Notes. The Company borrowed $33,900 of the available Chips Term Loan to fund its portion of the payment of the Chips Loan Notes.

     SENIOR SUBORDINATED CREDIT AGREEMENT

     In April 1997, the Company entered into a $216,000 Senior Subordinated Credit Agreement (the "Subordinated Credit Facility"). The proceeds of the Subordinated Credit Facility were used to repay $20,000 of term loans outstanding under the Credit Agreement and to repay a tender facility used to acquire Forward

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

Group. Amounts due under the Senior Subordinated Credit Facility were repaid with proceeds from the 1997 Offering.

10. COMMITMENTS

     The Company leases certain building and transportation and other equipment under capital and operating leases. Included in property, plant, and equipment as of December 31, 1998 and 1999, was $59,134 and $38,741, respectively, of cost basis and $28,067 and $23,116, respectively, of accumulated depreciation related to equipment held under capital leases. Total rental expense under operating leases $3,005, $3,209 and $3,861 for the years ended December 31, 1997, 1998 and 1999, respectively. Future minimum lease payments under capital leases and operating leases that have initial or remaining noncancelable lease terms in excess of one year are as follows:

YEAR ENDING
DECEMBER 31,                                                  CAPITAL   OPERATING
------------                                                  -------   ---------
   2000.....................................................  $6,737     $ 4,195
   2001.....................................................   1,532       3,664
   2002.....................................................      14       2,530
   2003.....................................................       7       1,714
   2004.....................................................       6       1,511
   Thereafter...............................................       3       2,834
                                                              ------     -------
          Total.............................................   8,299     $16,448
                                                                         =======
   Less: Amounts representing interest......................    (248)
                                                              ------
          Capital lease obligation (see Note 9).............  $8,051
                                                              ======

11. OTHER NONCURRENT LIABILITIES

     Included in other noncurrent liabilities are liabilities for monitoring and oversight fees to Hicks, Muse & Co. Partners L.P. ("Hicks Muse"), a shareholder and affiliate of the Company, (see Note 20) and deferred income related to reimbursement agreements with two governmental agencies in the U.K. (the "U.K. Agreements"). Pursuant to the U.K. Agreements, the agencies have provided funds totaling approximately $27,200 as of December 31, 1999. Funds received by the Company under the U.K. Agreements are not subject to repayment, provided that the Company meets certain employment and capital expenditure requirements at its manufacturing facilities. For the year ended March 31, 1999 the cumulative minimum employment requirements were 1,350 employees and the capital expenditure requirements were L27,000. For the year ended March 31, 2000, the cumulative minimum employment requirements were 1,425 employees and the capital expenditure requirements were L245,000. As the Company has met and management believes that it will continue to meet these requirements, the Company is recognizing the amounts to be received under the U.K. Agreements as a reduction of cost of sales over the life of the U.K. Reimbursement Agreements and, as such, recognized a reduction of cost of sales of approximately $3,134, $3,147 and $3,042 during the years ended December 31, 1997, 1998 and 1999, respectively. In the event the Company failed to achieve the cumulative minimum employment requirements and capital expenditure requirements in the future, the agencies could require the full amount of such funds to be repaid. However, since the Company has already surpassed the employment requirements and the capital expenditure requirements for the full term of the agreements, the Company believes it unlikely that such funds would be required to be repaid.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

12. INCOME TAXES

     The Company accounts for income taxes in accordance with the provisions of SFAS No. 109. The provision (benefit) for income taxes for the years ended December 31, 1997, 1998 and 1999 consisted of the following:

                                                         1997       1998       1999
                                                       --------   --------   --------
Current:
  Federal............................................  $  3,990   $ 13,286   $     --
  State..............................................       920        279         --
  Foreign............................................    18,631     (5,772)     4,269
                                                       --------   --------   --------
                                                         23,541      7,793      4,269
                                                       --------   --------   --------
Deferred:
  Federal............................................    (2,195)    (2,552)        --
  State..............................................      (507)       (35)        --
  Foreign............................................   (12,407)   (12,540)   (32,558)
                                                       --------   --------   --------
                                                        (15,109)   (15,127)   (32,558)
                                                       --------   --------   --------
                                                       $  8,432   $ (7,334)  $(28,289)
                                                       ========   ========   ========

     Reconciliation between the statutory income tax rate and effective tax rate is summarized below:

                                                       1997        1998       1999
                                                     ---------   --------   ---------
U.S. Federal statutory rate........................  $(108,941)  $(33,430)  $(258,191)
Loss on investment in foreign subsidiaries.........         --         --    (130,931)
Amortization of goodwill and write-off of acquired
  in-process research and development costs........    103,077     17,114      77,309
Change in the valuation allowance for deferred
  tax assets.......................................         --         --     244,255
Federal taxes on undistributed foreign earnings
  (loss)...........................................      6,634         --      (4,203)
Equity in earnings of affiliates not taxable due to
  dividends received deduction.....................         --         --      (1,400)
State taxes net of federal benefit.................      1,124        244      (1,956)
Foreign income and withholding taxes in excess of
  U.S. statutory rate..............................      6,456      7,587       8,055
Non-cash compensation expense......................         --      1,189      38,525
Other..............................................         82        (38)        248
                                                     ---------   --------   ---------
                                                     $   8,432   $ (7,334)  $ (28,289)
                                                     =========   ========   =========

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

     The tax effects of significant temporary differences representing deferred tax assets and liabilities are as follows:

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1998           1999
                                                              ------------   ------------
Deferred tax assets:
  Fixed assets..............................................    $     --       $ 38,180
  Accrued liabilities not yet deductible....................      24,976         19,104
  Net operating loss carryforwards..........................      22,848         87,216
  AMT credit carryforwards..................................       3,594            326
  Capital loss carryforwards................................          --        126,391
  Other.....................................................       3,423          9,799
                                                                --------       --------
                                                                  54,841        281,016
     Valuation allowance....................................          --       (244,255)
                                                                --------       --------
                                                                  54,841         36,761
                                                                --------       --------
Deferred tax liabilities:
  Intangibles...............................................     (39,159)       (11,911)
  Fixed assets..............................................     (34,450)        (8,217)
  Other.....................................................      (3,605)        (3,759)
                                                                --------       --------
                                                                 (77,214)       (23,887)
                                                                --------       --------
          Net deferred tax asset (liability)................    $(22,373)      $ 12,874
                                                                ========       ========

     The current deferred tax assets are included in prepaid expenses and other and the long-term deferred tax assets, consisting of net operating loss carryforwards, are in other assets in the Consolidated Balance Sheets.

     The net change in valuation allowance for the year ended December 31, 1999 was an increase of $244,255. This valuation allowance has been provided for the capital loss carryforward and those net operating loss carryforwards which are estimated to expire before they are utilized. Because the capital loss carryforward period is relatively short, a full valuation allowance has been provided against the deferred tax asset.

     Approximate domestic and foreign income (loss) before income tax provision and extraordinary item are as follows:

                                                        YEAR ENDED DECEMBER 31,
                                                   ----------------------------------
                                                     1997         1998        1999
                                                   ---------    --------    ---------
Domestic........................................   $   5,307    $ (1,606)   $(185,633)
Foreign.........................................    (316,567)    (93,909)    (552,056)

     As of December 31, 1999 the Company had the following net operating loss carryforwards: $65,222 in the U.S., $46,658 in the U.K., $6,672 in Puerto Rico, $10,844 in the People's Republic of China, $24,996 in the Netherlands, $2,517 in Italy, and $3,041 in Sweden. The U.S. NOL's expire in 2018 through 2019 where the NOLs in the People's Republic of China and Puerto Rico begin to expire in 2000. The other NOLs carryforward indefinitely. The U.S. also has a capital loss carryforward of $360,000 that will expire in 2004. The Company has not recognized and does not anticipate recognizing a deferred tax liability for approximately $18,000 of undistributed earnings of its foreign subsidiaries because the Company does not expect those earnings to reverse and become taxable to the Company in the foreseeable future.

13. CONTINGENCIES

     The Company is subject to various lawsuits and claims with respect to such matters as patents, product development and other actions arising in the normal course of business. In the opinion of the Company's

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES
management, the ultimate liabilities resulting from such lawsuits and claims will not have a material adverse effect on the Company's financial condition and results of operations and cash flows.

     The Company believes it is in material compliance with applicable environmental laws and regulations and that its environmental controls are adequate to address existing regulatory requirements.

14. STOCKHOLDERS' EQUITY AND PREFERRED STOCK

     The authorized capital stock of the Company at December 31, 1999 consists of 600,000,000 shares of common stock, 50,000,000 shares of Class A common stock, 50,000,000 shares of Class A Series II common stock and 60,000,000 shares of preferred stock, of which 8,000,000 shares are designated as Series A Preferred Stock and 6,000,000 shares are designated as Series B Preferred Stock. All authorized capital stock has a par value of $.01.

     The Class A and Class A Series II common stock may be converted into shares of common stock at the option of the holder at any time. In addition, the Class A and Class A Series II common stock may be converted into common stock at the option of the Company upon the occurrence of a Triggering Event (as defined) or automatically on September 30, 2006 for Class A common stock and April 30, 2006 for Class A Series II common stock. Such conversion is based on a formula set forth in the Company's Certificate of Incorporation. During the years ended December 31, 1997, 1998 and 1999, the Company recorded non-cash compensation charges of $--, $3,398 and $110,070, respectively, which reflect the difference between the cost of the class A and class A series II common stock and the value of the defined conversion feature at those dates.

     Activity for each class of common stock from December 31, 1996 through December 31, 1999 is as follows:

                                                                 CLASS A         CLASS A SERIES II
                                         COMMON STOCK          COMMON STOCK         COMMON STOCK
                                      -------------------   ------------------   ------------------
                                        SHARES     AT PAR    SHARES     AT PAR    SHARES     AT PAR
                                      ----------   ------   ---------   ------   ---------   ------
Balance at December 31, 1996........   5,000,001    $ 50      683,056    $ 7            --    $--
Issuance of common stock............  37,745,833     377           --     --            --     --
Issuance of Class A common stock....          --      --    5,122,917     51            --     --
                                      ----------    ----    ---------    ---     ---------    ---
Balance at December 31, 1997........  42,745,834     427    5,805,973     58            --     --
Issuance of common stock............   7,668,976      77           --     --            --     --
Issuance of Class A common stock....          --      --       56,921      1            --     --
Issuance of Class A Series II common
  stock.............................          --      --           --     --       990,062     10
                                      ----------    ----    ---------    ---     ---------    ---
Balance at December 31, 1998........  50,414,810     504    5,862,894     59       990,062     10
Issuance of common stock............  27,603,129     276           --     --            --     --
Issuance of Class A Series II common
  stock.............................          --      --           --     --     5,182,829     52
Repurchase of common stock, at
  cost..............................     (16,667)     --           --     --            --     --
Repurchase of Class A common
  stock.............................          --      --     (666,678)    --            --     --
                                      ----------    ----    ---------    ---     ---------    ---
Balance at December 31, 1999........  78,001,272    $780    5,196,216    $59     6,172,891    $62
                                      ==========    ====    =========    ===     =========    ===

     Dividends are payable to holders of the common stock, Class A common stock and Class A Series II common stock in amounts as declared by the Company's board of directors, subject to legally available funds and certain agreements. The common stock and Class A common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

     Dividends on the Series B Preferred are cumulative and are payable at an annual rate of $2.00 per share per annum prior to November 30, 2004, $2.50 per share per annum from November 30, 2004 to November 30, 2005, $3.00 per share per annum from November 30, 2005 to November 30, 2006, and $3.50 per share per annum on and after November 30, 2006. Dividends are payable quarterly on February 28, May 31, August 31 and November 30 in each year, commencing on February 28, 1997. The discount on the stock, which represents the difference between the present value of a perpetual dividend stream of $3.50 per year and the current subscription price, is being accreted at the rate of 10.4% per year, over 10 years. Dividend cost associated with the preferred stock is increased for the accretion of discounts. The Company may, at its option, pay quarterly dividends on the Series B Preferred on the first twenty payment dates, if the Credit Agreement prohibits the payment of cash dividends, by issuing a number of additional shares (or fractional shares) of Series B Preferred in respect to each such share (or fractional share) of Series B Preferred then outstanding at the rate of one twenty-fifth of a whole share of Series B Preferred for each $1.00 of dividend declared. Except in the case of a Change in Control (as defined), which currently cannot occur without the consent of shareholders, the Series B Preferred have no provisions for mandatory redemption. At the Company's option, the Series B Preferred is redeemable at any time, at $25 per share, together with accrued and unpaid dividends to the date of redemption.

15. BUSINESS SEGMENT INFORMATION

     The Company operates in one product business segment -- the manufacture and sale of PCBs, which are sold throughout many diverse markets.

     The Company's operations are located worldwide and are analyzed by two geographical segments. The accounting policies of the segments are the same as those described in the "Summary of Significant Accounting Policies" (note 2). Segment data includes intersegment revenues.

     Pertinent financial data by major geographic segments is as follows:

                                                            OPERATING       TOTAL        CAPITAL
                                             NET SALES    INCOME/(LOSS)     ASSETS     EXPENDITURES
                                             ----------   -------------   ----------   ------------
NORTH AMERICA:
  Year ended December 31, 1997.............  $  499,266     $  50,495     $  436,484     $ 42,276
  Year ended December 31, 1998.............     521,920        61,828        509,059       52,350
  Year ended December 31, 1999.............     578,526       (93,573)       521,818       39,441
EUROPE:
  Year ended December 31, 1997.............  $  296,023     $(289,490)    $  632,428     $ 74,887
  Year ended December 31, 1998.............     512,239       (50,494)       945,644       78,011
  Year ended December 31, 1999.............     454,386      (496,239)       362,991       72,704
ASIA:
  Year ended December 31, 1997.............  $       --     $      --     $       --     $     --
  Year ended December 31, 1998.............          --            --             --           --
  Year ended December 31, 1999.............      80,978        (7,684)       327,749       14,711
ELIMINATIONS
  Year ended December 31, 1997.............  $       --     $      --     $       --     $     --
  Year ended December 31, 1998.............      (2,231)           --             --           --
  Year ended December 31, 1999.............     (11,566)           --             --           --
TOTAL:
  Year ended December 31, 1997.............  $  795,289     $(238,995)    $1,068,912     $117,163
  Year ended December 31, 1998.............   1,031,928        11,334      1,454,703      130,361
  Year ended December 31, 1999.............   1,102,324      (597,496)     1,212,558      126,856

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

     Sales by country of destination are as follows:

                                                         YEAR ENDED DECEMBER 31,
                                                    ----------------------------------
                                                      1997        1998         1999
                                                    --------   ----------   ----------
United States.....................................  $436,728   $  453,583   $  512,816
United Kingdom....................................   138,274      189,103      153,083
Sweden............................................    45,168      105,331       78,898
Canada............................................    54,555       47,880       75,016
Other.............................................   120,564      236,031      282,511
                                                    --------   ----------   ----------
          Total...................................  $795,289   $1,031,928   $1,102,324
                                                    ========   ==========   ==========

     Long-lived assets by country are as follows:

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                              ---------------------
                                                                 1998        1999
                                                              ----------   --------
United States...............................................  $  248,065   $210,886
United Kingdom..............................................     575,171     66,522
China.......................................................          --    264,370
The Netherlands.............................................      66,275     59,156
Italy.......................................................     102,874     47,758
Canada......................................................      84,171    105,279
Other.......................................................      14,036     12,440
                                                              ----------   --------
          Total.............................................  $1,090,592   $766,411
                                                              ==========   ========

16. CONCENTRATION OF BUSINESS


     Sales to one customer were 39%, 32% and 30% of net revenues for the years ended December 31, 1997, 1998 and 1999, respectively. When the Company acquired Lucent's captive printed circuit board facility in December 1996, we entered into a supply agreement with Lucent. Under the terms of the supply agreement, the Company was required to reduce over a two year period the pricing to Lucent. As a result in 1998 and 1999 the Company experienced price reductions under the Lucent contract which exceeded industry wide price decreases. Commencing January 1, 1999 the Company began charging Lucent market pricing as required under the supply agreement.


17. STOCK OPTION PLANS

     On February 4, 1997, the Company adopted the 1997 Stock Option Plan (the "Option Plan"), pursuant to which incentive and non-qualified stock options, stock appreciation rights, stock awards, performance awards, and stock units (vesting stock awards) may be issued. A total of 1,401,630 shares of the Company's Common Stock will be reserved for issuance under the Option Plan. The terms and vesting periods of the options granted are to be determined by the board of directors. All options granted under the Option Plan to date have ten year terms and vest over five year periods.


     The Company has also granted performance options ("the Performance Options") to certain key executives. The Performance Options are exercisable only if 1) in the event that certain affiliates of Hicks Muse have, as of the exercise date, realized an overall rate of return of at least 35% per annum, compounded annually, on all equity funds invested by it in the Company and 2) certain liquidity events have occurred, including an initial public offering of the Company's common stock. The exercise price for the Performance Options is initially equal to $6.00 per share for grants made during 1997 and $7.32 per share for grants made during 1998 and 1999 and, effective each anniversary of the grant date, the per share exercise price for the Performance Options is equal to the per share exercise price for the prior year multiplied by 1.08. The

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

Performance Options terminate on the tenth anniversary date of the date of grant. Through December 31, 1999, no compensation expense has been measured on the outstanding performance options as achievement of the performance criteria has not been considered probable.

     In accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," the Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for the Option Plan which allows compensation expense to be measured using the intrinsic value method. As such, compensation cost is calculated as the excess of the market price of the stock at the grant date over the amount an employee must pay to acquire the stock (i.e., the exercise price). Had compensation cost for the Option Plan and the Performance Options been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under Financial Accounting Standards No. 123, pro forma net loss for the years ended December 31, 1997, 1998 and 1999, would have been $(327,588), $(88,359) and $(727,601), respectively. Pro forma basic and diluted loss per weighted average common share would have been $(10.98) and $(12.24) for December 31, 1997, $(1.68) and $(1.89)
for December 31, 1998 and $(10.25) and $(10.88) for December 31, 1999.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes method with the following assumptions: (i) no dividend yield;
(ii) risk free interest rate of 5.5%; (iii) expected life of 5 years; and (iv) volatility factor of 60%.

     The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts of compensation costs. Additional awards in future years are anticipated.

     Changes in the status of the Option Plan are summarized below:

                                                   WEIGHTED                       WEIGHTED
                                                   AVERAGE                        AVERAGE
                                                EXERCISE PRICE     OPTIONS     EXERCISE PRICE   OPTIONS
                                                  PER SHARE      OUTSTANDING     PER SHARE      VESTED
                                                --------------   -----------   --------------   -------
December 31, 1996.............................      $  --               --         $  --             --
  Granted.....................................       6.00          871,667            --             --
  Vested......................................       6.00               --          6.00         33,333
  Forfeited...................................       6.00           (4,166)           --             --
                                                                  --------                      -------
December 31, 1997.............................       6.00          867,501          6.00         33,333
  Granted.....................................       7.32          514,167            --             --
  Vested......................................       6.00               --          6.00        121,000
  Forfeited...................................       6.12         (253,333)           --             --
  Exercised...................................       6.00           (2,500)         6.00         (2,500)
                                                                  --------                      -------
December 31, 1998.............................       6.60        1,125,835          6.00        151,833
  Granted.....................................       7.32        1,521,665            --             --
  Vested......................................                          --          6.49        203,500
  Forfeited...................................       7.23         (209,667)           --             --
  Exercised...................................       6.30           (7,500)         6.30         (7,500)
                                                                  --------                      -------
December 31, 1999.............................      $6.99        2,430,333         $6.30        347,833

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

     Changes in the status of the Performance Options are summarized below:

                                                                 WEIGHTED
                                                                 AVERAGE
                                                              EXERCISE PRICE     OPTIONS     OPTIONS
                                                                PER SHARE      OUTSTANDING   VESTED
                                                              --------------   -----------   -------
August 28, 1996 (inception).................................      $6.00                --      --
  Granted...................................................       6.00           180,865      --
                                                                                ---------      --
December 31, 1996...........................................       6.00           180,865      --
  Granted...................................................       6.00         1,356,484      --
  Vested....................................................         --                --      --
  Forfeited.................................................         --                --      --
                                                                                ---------      --
December 31, 1997...........................................       6.00         1,537,349      --
  Granted...................................................       7.32           277,220      --
  Vested....................................................         --                --
  Forfeited.................................................                                   --
                                                                                ---------      --
December 31, 1998...........................................       6.66         1,814,569      --
  Granted...................................................       7.32           988,328      --
  Vested....................................................         --                --      --
  Forfeited.................................................         --                --      --
  Exercised.................................................         --                --      --
                                                                                ---------      --
December 31, 1999...........................................      $7.26         2,802,897      --
                                                                  =====         =========      ==

     The weighted average grant-date fair value of options granted during 1997, 1998 and 1999 was $1.38, $1.74 and $1.74 per share, respectively. All options outstanding under the Option Plan at December 31, 1999, have exercise prices between $6.00 and $7.32 per share and have weighted average remaining contractual lives of between 9 and 10 years.

     Of the Performance Options outstanding at December 31, 1999, 180,865, 1,356,484, 1,537,349 and 1,814,569 have exercise prices of $7.56, $7.02, $7.92 and $7.32, respectively, and have a weighted average remaining contractual life of approximately 9 years.

18. RETIREMENT PLANS

     The Company has a defined contribution retirement savings plan (the "Plan") covering substantially all domestic employees who meet certain eligibility requirements as to age and length of service. The Plan incorporates the salary deferral provision of Section 401(k) of the Internal Revenue Code and employees may defer up to 15% of compensation or the annual maximum limit prescribed by the Internal Revenue Code. The Company contributes 1% of employees salaries to the Plan and matches a percentage of the employees' deferrals. The Company may also elect to contribute an additional profit-sharing contribution to the Plan at the end of each year. The Company's contributions to the Plan were $807, $1,450 and $2,375 for the years ended December 31, 1997, 1998 and 1999, respectively.

     The Company and its subsidiaries have two defined benefit pension plans covering certain groups of employees in foreign countries. The benefits are based on years of services and final average salary. The Company's funding policy is to make annual contributions to the extent such contributions are actuarially determined.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

     Components of net pension expense are as follows:

                                                           1997      1998      1999
                                                          -------   -------   -------
Service cost (present value of benefits earned in the
  year).................................................  $ 1,821   $ 2,896   $ 2,301
Interest cost on the projected benefit obligation.......    2,699     3,741     3,421
Expected return on assets...............................   (6,970)   (4,872)   (4,780)
Net amortization and deferral...........................    4,016        --        90
                                                          -------   -------   -------
Net periodic pension costs..............................  $ 1,566   $ 1,765   $ 1,032
                                                          =======   =======   =======

     The following table sets forth a reconciliation of the projected benefit obligation:

                                                           1997      1998      1999
                                                          -------   -------   -------
Projected benefit obligation, beginning of year.........  $    --   $54,469   $66,469
Acquisitions............................................   44,977        --        --
Service cost (present value of benefits earned in the
  year).................................................    1,821     2,896     2,301
Interest cost on the projected benefit obligation.......    2,699     3,741     3,421
Plan participant's contributions........................    1,347     2,031     1,587
Actuarial (gain)/loss...................................    4,165     3,915    (7,691)
Benefits paid...........................................     (540)     (980)   (1,733)
Translation.............................................       --       397    (2,330)
                                                          -------   -------   -------
Projected benefit obligation, end of year...............  $54,469   $66,469   $62,024
                                                          =======   =======   =======

     The following table sets forth a reconciliation of the plan assets:

                                                            1997      1998      1999
                                                           -------   -------   -------
Fair value of plan assets, beginning of year.............  $    --   $53,434   $60,695
Acquisitions.............................................   43,675        --        --
Actual return on plan assets.............................    6,976     2,980     7,464
Employer contributions...................................    1,976     2,841     2,737
Plan participant's contributions.........................    1,347     2,031     1,587
Benefits paid............................................     (540)     (980)   (1,733)
Translation..............................................       --       389    (2,128)
                                                           -------   -------   -------
Fair value of plan assets, end of year...................  $53,434   $60,695   $68,622
                                                           =======   =======   =======

     The following table sets forth the plans' funded status and the amounts recognized in the Company's consolidated balance sheet:

                                                               1998      1999
                                                              -------   -------
Projected benefit obligation................................  $66,469   $62,024
Plan assets at fair value, primarily equity and fixed-income
  securities................................................   60,695    68,622
                                                              -------   -------
Plan assets (less than) more than projected benefit
  obligation................................................   (5,774)    6,598
Unrecognized net actuarial loss (gain)......................    5,950    (4,724)
Adjustment required to recognize minimum liability..........   (1,916)   (1,068)
                                                              -------   -------
Net pension (liability) asset...............................  $(1,740)  $   806
                                                              =======   =======

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

     The principal assumptions used are as follows:

                                                               1997      1998      1999
                                                              PERCENT   PERCENT   PERCENT
                                                              -------   -------   -------
Weighted average discount rates.............................   6.75%     5.50%     5.75%
Long term rate of return on plan assets.....................   8.75%     8.00%     8.00%
Salary Growth...............................................   4.75%     4.25%     3.75%
Pension Increases...........................................   3.00%     2.50%     2.75%

19. RESEARCH AND DEVELOPMENT

     Research, development and engineering expenditures for the creation and application of new products and processes were approximately $10,800, $13,400 and $14,400 for the years ended December 31, 1997, 1998 and 1999, respectively.

20. RELATED PARTY TRANSACTIONS

     In connection with the Acquisitions and the related financing, the Company entered into a Monitoring and Oversight Agreement and a Financial Advisory Agreement (together herein defined as the "Agreements") with Hicks Muse (a shareholder and affiliate of the Company) pursuant to which the Company paid Hicks Muse a cash fee of $10,400, $2,463 and $4,684 for the years ended December 31, 1997, 1998 and 1999, respectively, as compensation for financial advisory services. The fees have been allocated to acquisition costs and the debt and equity securities issued in connection with the Acquisitions. The Agreements further provide that the Company shall pay Hicks Muse an annual fee of $1,750 for ten years of monitoring and oversight services, adjusted annually at the end of each fiscal year to an amount equal to .2% of the budgeted consolidated net sales of the Company, but in no event less than $1,750 annually.

     Pursuant to the Chips Merger, the Company assumed the $437,500 of Chips Loan Notes, and the Company entered into a Reimbursement Obligation which requires it to pay a portion of the principal and interest on the Chips Loan Notes in the event such notes are called. In April 1998, the holders of the Chips Loan Notes redeemed $152,188 of the Chips Loan Notes. As such, $118,250 of cash held by Bisto Fundings, Inc. was paid to the holders of the Chips Loan Notes. The remaining $33,938 was paid to the holders of the Chips Loan Notes by the Company. The Company's remaining portion of the Chips Loan Notes at December 31, 1999 is $285,312 (see Note 9).

21. EXTRAORDINARY ITEM

     During the year ended December 31, 1997, the Company recorded, as an extraordinary item, a one-time, non-cash write-off of deferred financing fees of approximately $7,796, net of income tax benefit of $4,332, related to deferred financing fees incurred on debt retired before maturity.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

22. EARNINGS PER SHARE

     Basic earnings per common share amounts are computed using the weighted average number of common shares outstanding during the year. Basic earnings per weighted average common share are computed as follows:

                                                                 YEARS ENDED DECEMBER 31,
                                                           ------------------------------------
                                                              1997         1998         1999
                                                           ----------   ----------   ----------
Loss before cumulative effect of a change in accounting
  principle and extraordinary item.......................  $ (319,692)  $  (88,181)  $ (709,400)
Plus paid-in-kind dividends and accretion on preferred
  stock..................................................      (3,298)      (3,735)      (4,240)
Less loss attributable to Class A common shareholders....      38,643        9,820       54,167
Less loss attributable to Class A Series II common
  shareholders...........................................          --        1,080       38,307
                                                           ----------   ----------   ----------
Loss available to common shareholders before cumulative
  effect of a change in accounting principle and
  extraordinary item.....................................  $ (284,347)  $  (81,016)  $ (621,166)
                                                           ==========   ==========   ==========
Basic weighted average common shares outstanding.........  26,507,409   48,205,838   62,123,268
                                                           ==========   ==========   ==========
Basic loss per weighted average common share before
  cumulative effect of a change in accounting principle
  and extraordinary item.................................  $   (10.73)  $    (1.68)  $   (10.00)
                                                           ==========   ==========   ==========
Basic net loss per weighted average common share.........  $   (10.99)  $    (1.68)  $   (10.24)
                                                           ==========   ==========   ==========

     Losses attributable to Class A and Class A Series II are calculated on a one to one basis using the weighted average shares outstanding before conversion as these classes have identical rights and privileges with respect to dividends and voting as the common shares.

     Diluted earnings per weighted average common share are computed as follows:

                                                                 YEARS ENDED DECEMBER 31,
                                                           ------------------------------------
                                                              1997         1998         1999
                                                           ----------   ----------   ----------
Loss before cumulative effect of a change in accounting
  principle and extraordinary item.......................  $ (319,692)  $  (88,181)  $ (709,400)
Plus paid-in-kind dividends and accretion on preferred
  stock..................................................      (3,298)      (3,735)      (4,240)
                                                           ----------   ----------   ----------
Loss available to common shareholders before cumulative
  effect of a change on accounting principle and
  extraordinary item.....................................  $ (322,990)  $  (91,916)  $ (713,640)
                                                           ==========   ==========   ==========
Weighted average common shares outstanding...............  26,507,409   48,205,838   62,123,268
Common shares assuming conversion of Class A and Class A
  Series II..............................................          --      463,690    5,115,190
                                                           ----------   ----------   ----------
Diluted weighted average common shares outstanding.......  26,507,409   48,669,528   67,238,458
                                                           ==========   ==========   ==========
Diluted loss per weighted average common share before
  cumulative effect of a change in accounting principle
  and extraordinary item.................................  $   (12.19)  $    (1.89)  $   (10.61)
                                                           ==========   ==========   ==========
Diluted net loss per weighted average common share.......  $   (12.48)  $    (1.89)  $   (10.86)
                                                           ==========   ==========   ==========

     Shares assumed in the conversion of Class A and Class A Series II are calculated on an as if converted basis using the formula set forth in the Company's Certificate of Incorporation, which yields a less than one to one ratio.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

     As a result of losses incurred for the years ended December 31, 1997, 1998, and 1999, the following potentially dilutive securities were not included in diluted earnings per share because their inclusion would be anti-dilutive:

                                                                  YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1997        1998        1999
                                                              ---------   ---------   ---------
Performance options.........................................  1,537,349   1,814,569   2,802,900
Stock options...............................................    867,501   1,125,835   2,460,000
Stock warrants..............................................         --          --     136,645

23. SUBSEQUENT EVENTS

     The Company intends to effect a transfer to the Company's existing stockholders of all of the capital stock of certain businesses ("NewCo") in Europe. NewCo consists primarily of the operations formerly conducted by Forward, Zincocelere, ISL and Viasystems Sweden. In consideration for the transfer, NewCo will deliver notes payable to the Company for approximately $124,000 in the aggregate, which will be classified as a component of shareholders' equity. Any difference at the date of transfer between net book value of NewCo ($(131,449) at December 31, 1999) and $124,000 will be accounted for as a reduction or increase to additional paid in capital. The notes will each have a 10 year term and bear interest at a rate of 9% per annum, payable in kind by the issuance of additional notes.

     The Company has signed a letter of intent to acquire all of the outstanding shares of Wirekraft Industries, Inc., a wholly owned subsidiary of International Wire Group, Inc., an affiliate of Hicks Muse, which manufactures and assembles wire harness products. The purchase price is approximately $210,000 in cash. These transactions are expected to occur immediately prior to the Company's anticipated initial public offering. The Company and International Wire Group, Inc. are considered entities under common control. Accordingly, the acquisition will be accounted for on an "as if pooling", with the excess purchase price over book value acquired being accounted for as a distribution to the Company's shareholders.

     On February 4, 2000, certain covenants of the Third Amended and Restated Credit Agreement were amended.

     On January 25, 2000, the Company entered into an agreement with Marconi Communications, Inc. to acquire Marconi's network components & services business for $115 million. This business has manufacturing facilities in Europe and China, where it manufactures products designed primarily for telecommunications customers, including Italtel, Lucent, Marconi, Nokia and Siemens.

24. STOCK SPLIT

     Concurrent with the anticipated initial public offering, the Company will declare a reverse stock split; Each share of common stock, Class A common stock, and Class A Series II common stock will be converted into 1/6 of a share of each respective class. All share and per share data have been restated in anticipation of the reverse split, except for the par value which remains at $0.01 per share.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of Termbray Industries International (Holdings)
Limited.

     We have audited the accompanying combined balance sheet of the Printed Circuit Board Division of Termbray Industries International (Holdings) Limited ("PCB Division") as of 31st March 1999 and the related combined statements of income, of cash flows and of changes in divisional equity for the year ended 31st March 1999, all expressed in Hong Kong Dollars. These combined financial statements are the responsibility of the management of the PCB Division. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in Hong Kong, which are substantially similar, in all material respects, to those generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements audited by us present fairly, in all material respects, the financial position of the PCB Division at 31st March 1999, and the results of its operations and cash flows for the year ended 31st March 1999, in conformity with accounting principles generally accepted in Hong Kong.

     Accounting principles generally accepted in Hong Kong vary in certain significant respects from accounting principles generally accepted in the United States. The application of the latter would have affected the determination of the combined net income expressed in Hong Kong Dollars for the year ended 31st March 1999 and the determination of combined divisional equity also expressed in Hong Kong Dollars at 31st March 1999 to the extent summarised in note 18 to the combined financial statements.

PricewaterhouseCoopers
Certified Public Accountants

Hong Kong, 24th September 1999

              TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LIMITED
                                THE PCB DIVISION

                          COMBINED STATEMENT OF INCOME
                             (AMOUNTS IN THOUSANDS)

                                                                     YEAR ENDED
                                                                     31ST MARCH
                                                                        1999
                                                              NOTE      HK$
                                                              ----   ----------
Net sales...................................................   3     1,341,199
Cost of inventories sold....................................          (934,387)
                                                                     ---------
Gross profit................................................           406,812
Operating expenses
  Salaries and related costs................................           (35,278)
  Sales and marketing expenses..............................           (31,259)
  General and administrative expenses.......................           (65,731)
                                                                     ---------
Income from operations......................................           274,544
Bank interest income........................................             4,607
Interest expense............................................           (28,577)
Other non-operating income..................................            19,592
                                                                     ---------
Income before taxation......................................   4       270,166
Provision for income taxes..................................   5       (23,616)
                                                                     ---------
Net income..................................................           246,550
                                                                     =========

    The accompanying notes are an integral part of these combined financial statements.

              TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LIMITED
                                THE PCB DIVISION

                             COMBINED BALANCE SHEET
                             (AMOUNTS IN THOUSANDS)

                                     ASSETS

                                                                     31ST MARCH
                                                                        1999
                                                              NOTE      HK$
                                                              ----   ----------
Current assets
  Cash and cash equivalents.................................            65,808
  Trade accounts receivable, net............................           206,085
  Inventories, net..........................................    7      185,759
  Prepaid expenses and other assets.........................            58,546
  Due from former related companies.........................    8      174,099
                                                                     ---------
          Total current assets..............................           690,297
          Fixed assets, net.................................    9      799,032
                                                                     ---------
          Total assets......................................         1,489,329
                                                                     =========

                       LIABILITIES AND DIVISIONAL EQUITY
Current liabilities
  Trade accounts payable....................................           133,780
  Bills payable.............................................            24,528
  Other liabilities and accrued charges.....................            44,059
  Current portion of long-term liabilities..................   10      103,787
  Bank loans and overdrafts.................................            42,024
  Income taxes payable......................................             5,943
                                                                     ---------
          Total current liabilities.........................           354,121
Long-term liabilities
  Long-term loans, net of current portion...................   10       34,899
  Deferred taxation.........................................   11       22,503
                                                                     ---------
          Total liabilities.................................           411,523
Shareholders' equity
  Divisional capital........................................   12       15,020
  Retained profits..........................................   13    1,062,786
                                                                     ---------
          Total divisional equity...........................         1,077,806
                                                                     ---------
          Total liabilities and divisional equity...........         1,489,329
                                                                     =========

    The accompanying notes are an integral part of these combined financial statements.

              TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LIMITED
                                THE PCB DIVISION

               COMBINED STATEMENT OF CHANGES IN DIVISIONAL EQUITY
                (AMOUNTS IN THOUSANDS, EXCEPT NUMBER OF SHARES)

                                  ORDINARY SHARES        NON-VOTING DEFERRED SHARES
                             -------------------------   ---------------------------
                              NUMBER OF                   NUMBER OF                                  TOTAL
                               SHARES        AMOUNT         SHARES         AMOUNT      RETAINED    DIVISIONAL
                             OUTSTANDING   OUTSTANDING   OUTSTANDING    OUTSTANDING     PROFITS      EQUITY
                             -----------   -----------   ------------   ------------   ---------   ----------
                                               HK$                          HK$           HK$         HK$
Balance at 1st April
  1998.....................   1,020,007      10,020         50,002         5,000         816,236     831,256
Net income.................          --          --             --            --         246,550     246,550
                              ---------      ------         ------         -----       ---------   ---------
Balance at 31st March
  1999.....................   1,020,007      10,020         50,002         5,000       1,062,786   1,077,806
                              =========      ======         ======         =====       =========   =========

    The accompanying notes are an integral part of these combined financial statements.

              TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LIMITED
                                THE PCB DIVISION

                        COMBINED STATEMENT OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                               YEAR ENDED
                                                               31ST MARCH
                                                                  1999
                                                                  HK$
                                                               ----------
Cash flows from operating activities
  Income before taxation....................................     270,166
  Depreciation of owned fixed assets........................      66,473
  Depreciation of leased fixed assets.......................      14,008
  Interest expense..........................................      20,588
  Interest element of finance lease rental payments.........       7,990
  Interest income...........................................      (4,607)
  Amortisation of pre-operating expenses....................       1,194
  Loss on disposal of fixed assets..........................         194
  Decrease in inventories...................................      56,042
  Decrease in trade receivables, prepaid expenses and other
     assets.................................................      32,853
  Decrease in trade accounts and bills payable, other
     liabilities and accrued charges........................     (54,740)
                                                                --------
Net cash inflow from operating activities...................     410,161
                                                                --------
Returns on investments and servicing of finance
  Interest received.........................................       4,607
  Interest paid.............................................     (20,588)
  Interest element of finance lease rental payments.........      (7,990)
                                                                --------
Net cash outflow from returns on investments and servicing
  of finance................................................     (23,971)
Taxation
Hong Kong profits tax paid..................................     (18,186)
                                                                --------
Taxation paid...............................................     (18,186)
                                                                --------
Investing activities
Purchase of fixed assets....................................     (46,236)
  Proceeds from sale of fixed assets........................       1,974
                                                                --------
Net cash outflow from investing activities..................     (44,262)
                                                                --------
Net cash inflow before financing............................     323,742
                                                                --------
Financing
  Repayment of bank loans...................................    (211,662)
  Capital element of finance lease rental payments..........     (51,919)
  Advances to former related companies......................     (56,415)
                                                                --------
Net cash outflow from financing.............................    (319,996)
                                                                --------

    The accompanying notes are an integral part of these combined financial statements.

              TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LIMITED
                                THE PCB DIVISION

                COMBINED STATEMENT OF CASH FLOWS -- (CONTINUED)
                             (AMOUNTS IN THOUSANDS)

                                                               YEAR ENDED
                                                               31ST MARCH
                                                                  1999
                                                               ----------
Net cash outflow from financing.............................    (319,996)
                                                                --------
Increase in cash and cash equivalents.......................       3,746
Cash and cash equivalents at beginning of the year..........      20,038
                                                                --------
Cash and cash equivalents at end of the year................      23,784
                                                                ========
Analysis of the balances of cash and cash equivalents
  Cash on hand and demand deposits with banks...............      65,808
  Bank loans and overdrafts.................................     (42,024)
                                                                --------
                                                                  23,784
                                                                ========

     Supplemental cash flows information:

                                                                           OBLIGATIONS UNDER
                                                         LONG TERM LOANS    FINANCE LEASES
                                                             HK$'000            HK$'000
                                                         ---------------   -----------------
Analysis of changes in financing during the year
  Balance as at 1st April 1998.........................      283,448            118,819
  Repayment during the year............................     (211,662)           (51,919)
                                                            --------            -------
  Balance as at 31st March 1999........................       71,786             66,900
                                                            ========            =======

The statement of cash flows is prepared in accordance with Hong Kong Statement of Standard Accounting Practice 15 "Cash Flow Statements" which differs in certain respects from U.S. Statement of Financial Accounting Standard 95 ("SFAS 95") "Statement of Cash Flows." The principal differences are explained in note 18.

    The accompanying notes are an integral part of these combined financial statements.

              TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LIMITED
                                THE PCB DIVISION

                   NOTES TO THE COMBINED FINANCIAL STATEMENTS
                (AMOUNTS IN THOUSANDS, UNLESS OTHERWISE STATED)

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

     The Printed Circuit Board Division of Termbray Industries International (Holdings) Limited (the "PCB Division") manufactures and sells laminates, prepreg products and printed circuit boards. The combined financial statements of the PCB Division for the year ended 31st March 1999 include the following former subsidiaries (the "PCB subsidiaries") of Termbray Industries International (Holdings) Limited ("Termbray"), all of which are private companies (or, if incorporated outside Hong Kong, have substantially the same characteristics as a private company):

                                                         PARTICULARS OF
                                   PLACE OF                REGISTERED
                                INCORPORATION/           CAPITAL/ISSUED
NAME OF COMPANY                    OPERATION             SHARE CAPITAL        PRINCIPAL ACTIVITIES
---------------                 --------------           --------------       --------------------
Guangzhou Kalex Laminate     The People's Republic   Registered capital of    Dormant
  Company Limited (iii)        of China                US$28,500,000
Guangzhou Termbray           The People's Republic   Registered capital of    Manufacture and sales
  Electronics Technology       of China                US$28,500,000            of mass lamination
  Company Limited (ii)                                                          and prepreg
                                                                                products
Guangzhou Termbray Circuit   The People's Republic   Registered capital of    Manufacture and sales
  Board Company Limited        of China                US$28,500,000            of printed circuit
  (iv)                                                                          boards
Kalex Circuit Board (Hong    Hong Kong               1,000,000 ordinary       Dormant
  Kong) Limited                                        shares of HK$10 each
Kalex Circuit Board (China)  Hong Kong/The           2 ordinary shares of     Manufacture and sales
  Limited                      People's Republic       HK$100 each and          of printed circuit
                               of China                50,000 non-voting        boards and
                                                       deferred shares of       investment holding
                                                       HK$100 each
Kalex Circuit Board          Hong Kong/The           600,000 ordinary         Manufacture and sales
  (Guangzhou) Limited (i)      People's Republic       shares of US$1 each      of printed circuit
                               of China                                         boards and
                                                                                investment holding
Kalex Multi-Layer Printed    Hong Kong               2 ordinary shares of     Dormant
  Circuit Board Company                                HK$1 each
  Limited (ii)
Kalex Printed Circuit Board  Hong Kong               10,000 ordinary shares   Marketing and sales
  Limited                                              of HK$1 each             of printed circuit
                                                                                boards
Lee Lap & Sons Limited       Hong Kong/The           2 ordinary shares of     Manufacture and sales
                               People's Republic       HK$1 each and 2          of printed circuit
                               of China                non-voting deferred      boards
                                                       shares of HK$1 each

              TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LIMITED
                                THE PCB DIVISION

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                                                         PARTICULARS OF
                                   PLACE OF                REGISTERED
                                INCORPORATION/           CAPITAL/ISSUED
NAME OF COMPANY                    OPERATION             SHARE CAPITAL        PRINCIPAL ACTIVITIES
---------------                 --------------           --------------       --------------------
Termbray Circuit Board       Hong Kong               2 ordinary shares of     Investment holding
  Company Limited                                      HK$1 each
Termbray Laminate Company    Hong Kong/The           10,000 ordinary shares   Manufacture and sales
  Limited                      People's Republic       of HK$1 each             of mass lamination
                               of China                                         and prepreg
                                                                                products
Termbray Property (B.V.I.)   The British Virgin      1 ordinary share of      Property investment
  Limited                      Islands                 US$1

------------

(i)  Directly held by Termbray Circuit Board Company Limited

(ii) Directly held by Kalex Circuit Board (China) Limited

(iii)Directly held by Termbray Laminate Company Limited

(iv) Indirectly held by Termbray Circuit Board Company Limited through Kalex Circuit Board (Guangzhou) Limited

100% of the equity interest, direct or indirect, of the above companies is attributable to the PCB Division.

     The combined financial statements have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission of the United States (the "SEC") for inclusion in a registration statement of public filing in the United States by Viasystems, Inc. They have been prepared on a historical cost basis from the books and records of these subsidiaries on the basis of established accounting methods, practices, procedures and policies (see Note 2) and the accounting judgments and estimation methodologies used by the management of the PCB Division.

     The combined financial statements do not represent the combination of Hong Kong statutory financial statements of the PCB subsidiaries as certain reclassifications and changes in presentation have been made to the financial statements in order to conform more closely to presentations customary in filings with the SEC.

     The combined financial statements have been prepared in accordance with generally accepted accounting principles in Hong Kong and with accounting standards issued by the Hong Kong Society of Accountants ("HKGAAP"). These principles differ in certain significant respects from generally accepted accounting principles in the United States of America ("USGAAP"). The effect of these differences on net income and divisional equity is summarised in Note 18.

     The combined statement of income includes all items of revenue and income generated by the PCB Division, all items of expense directly incurred by it and certain corporate expenses allocated from a subsidiary of Termbray outside the PCB Division in the normal course of business. For additional information concerning expenses allocated by the subsidiary of Termbray to the PCB Division, see Note 16.

     The debt of the PCB Division consists of obligations that are specifically identifiable with associated capital expenditures of the PCB Division. No other debt of Termbray (or related interest expense) has been allocated to the Division. Because of the special purpose of the PCB Division's combined financial statements and the significant related party transactions (as described in Note 16), these combined financial statements may not necessarily be indicative of the combined financial position, results of its operations or cash flows that would have resulted if the Division had been operated as a separate entity. Management believes that the

              TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LIMITED
                                THE PCB DIVISION

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

accounting judgments, estimations and allocations made in preparing these combined financial statements were reasonable.

     All amounts are expressed in Hong Kong Dollars. Unless indicated otherwise, amounts in Hong Kong Dollars have been rounded to the nearest thousand.

2. PRINCIPAL ACCOUNTING POLICIES

     (a) BASIS OF COMBINATION

       (i) The combined financial statements of the PCB Division include the financial statements of the PCB subsidiaries as mentioned in Note 1 for the year ended 31st March 1999. All material intercompany accounts and transactions among the companies included in the PCB Division have been eliminated on combination.

      (ii) Goodwill on consolidation or acquisition of a business, which represents the excess of the cost of investment over the fair value ascribed to the net underlying assets acquired, is charged against reserves to the extent that such reserves are available and any excess is charged against the statement of income in the year of acquisition.

     (b) FIXED ASSETS AND DEPRECIATION

     The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to its present working condition and location for its intended use. Expenditure incurred after the assets have been put into operation, such as repairs and maintenance and overhaul costs, is normally charged to the statement of income in the period in which it is incurred. In situations where it can be clearly demonstrated that the expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of the assets, the expenditure is capitalised as an additional cost of the assets.

       (i) Leasehold land, buildings and improvements

           Leasehold land, buildings and improvements are stated at cost less accumulated amortization or depreciation and any provisions required to reflect recoverable amount.

      (ii) Amortization of leasehold land

           Amortization of leasehold land is calculated to write off its cost on the straight line basis over the unexpired period of the lease. Leasehold land is not amortised until such land has been put into operation.

      (iii) Depreciation of leasehold buildings and improvements

            Depreciation of leasehold buildings and improvements is calculated to write off their costs on the straight line basis over the unexpired periods of the leases or their expected useful lives, whichever is shorter. The principal annual rates used for this purpose are:

         Leasehold buildings      4% or over the unexpired term of the land leases,
                                  whichever is shorter
         Leasehold improvements   10 - 25%

      (iv) Other tangible fixed assets

           Other tangible fixed assets are stated at cost less accumulated depreciation except machinery and equipment acquired before 31st March 1987 which are stated at valuation less accumulated

              TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LIMITED
                                THE PCB DIVISION

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

           depreciation. No depreciation is provided on fixed assets under construction until the assets are put into operation. Depreciation on other tangible fixed assets is calculated to write off their costs on the straight line basis over their expected useful lives. The principal annual rates used for this purpose are:

         Plant and machinery.........................................    10-25%
         Furniture, fixtures and office equipment....................    10-25%
         Moulds, tools, equipment and motor vehicles.................    10-25%

           Advantage has been taken of the transitional relief provided by paragraph 72 of Statement of Standard Accounting Practice 17 "Property, plant and equipment" issued by the Hong Kong Society of Accountants from the requirement to make regular revaluations of the PCB Division's machinery and equipment, which had been carried at revalued amounts prior to 30th September, 1995, and accordingly no further revaluation of such machinery and equipment is carried out.

           A decrease in net carrying amount of an asset arising on revaluation is charged to the statement of income to the extent that it exceeds the surplus, if any, held in revaluation reserve relating to previous revaluation of that particular asset.

       (v) Impairment of fixed assets and other long lived assets

           The carrying amounts of fixed assets are reviewed regularly to assess whether their recoverable amounts have declined below their carrying amounts, based on non-discounted future cash flows. When such a decline has occurred, their carrying amounts are reduced to their recoverable amounts. Recoverable amount is the amount which management expects to recover from the future use of the asset, including its residual value on disposal. The amount of any reduction to recoverable amount is charged to the statement of income.

           For purposes of the reconciliation of the PCB Division's financial statements to US GAAP, where the recoverable amount of fixed and other long lived assets is less than carrying value, an impairment loss is recognized to write the assets down to their fair value. No such impairment losses were required in the year ended 31st March 1999.

      (vi) Costs of restoring and improving fixed assets

           Major costs incurred in restoring fixed assets to their normal working conditions are charged to the statement of income. Improvements are capitalized and depreciated over their expected useful lives.

      (vii) Gain or loss on disposal of fixed assets

            The gain or loss arising on disposal or retirement of an asset is determined as the difference between the sale proceeds and the carrying amount of the asset and is recognised in the statement of income. On disposal of a revalued asset, the attributable revaluation surplus not dealt with in retained profits in prior years is transferred directly to retained profits.

     (viii) Leased assets

            Where assets are acquired through finance leases or hire purchase contracts under which substantially all the risks and rewards of ownership, other than legal title, are transferred to the company, the assets are treated as if they had been purchased. An amount equivalent to the cost is recorded as a fixed asset. The corresponding lease commitments are shown as obligations under finance leases and hire purchase contracts. Payments to the lessor are treated as consisting of capital and interest elements. The interest element is charged to the statement of income using the

              TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LIMITED
                                THE PCB DIVISION

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

            straight line method over the period of the lease. Assets held under finance leases or hire purchase contracts are depreciated over the shorter of lease periods or their estimated useful lives as in (iv) above.

            US GAAP requires interest on finance leases to be recognized so as to ensure a constant periodic rate of interest on the remaining balance of the obligation (the "interest method"). The difference between the straight line method used by the company and the interest method is not material.

            All other leases are accounted for as operating leases (see note (h) below).

     (c) INVENTORIES

     Inventories are stated at the lower of cost and net realisable value. Cost, which comprises all costs of purchase and, where applicable, costs of conversion and other costs that have been incurred in bringing the raw material and work in progress to their present location and condition, is calculated using the first-in, first-out method. Net realisable value of finished goods represents the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.

     Consumable stores are stated at purchase cost less amount allocated to production costs when such assets are consumed.

     (d) FOREIGN CURRENCIES

     Transactions in foreign currencies are translated into Hong Kong dollars at the rates of exchange ruling at the transaction dates. Monetary assets and liabilities denominated in currencies other than Hong Kong dollars are re-translated into Hong Kong dollars at the rates of exchange ruling at the balance sheet date. Exchange difference arising are dealt with in the statement of income.

     (e) DEFERRED TAXATION

     Deferred taxation is accounted for at the current taxation rate in respect of timing differences between profit as computed for taxation purposes and profit as stated in the accounts to the extent that a liability or an asset is expected to be payable or receivable in the foreseeable future. In determining whether a liability is expected to be payable in the foreseeable future the company assesses the effect of its capital expenditure and other plans. If these plans indicate that sufficient accelerated tax allowances will be available to offset the effect of the reversal of timing differences a deferred tax liability is not established for such timing differences, in accordance with the requirements of HKGAAP.

     (f) CAPITALISATION OF BORROWING COSTS

     Borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, i.e. assets that necessarily take a substantial period of time to get ready for their intended use or sale, are capitalised as part of the cost of those assets. Capitalisation of such borrowing costs ceases when the assets are substantially ready for their intended use or sale.

     (g) USE OF ESTIMATES

     The preparation of combined financial statements in conformity with HKGAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses reported during the period. Actual results could differ from these estimates.

              TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LIMITED
                                THE PCB DIVISION

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     (h) OPERATING LEASES

     Rentals payable under operating leases, where substantially all the risks and rewards of ownership of the assets remain with the lessors, are charged to the statement of income on a straight line basis over the term of the relevant lease.

     (i) CASH AND CASH EQUIVALENTS

     Cash and cash equivalents represent short term highly liquid investments which are readily convertible into known amount of cash were within three months of maturity when acquired; less advances from banks repayable within three months from the date of the advance.

     (j) REVENUE RECOGNITION

     Income from processing services is recognised when the relevant services are rendered.

     Sales of goods are recognised when the goods are delivered and title has passed.

     Interest income from bank deposits is accrued on a time proportion basis, by reference to the principal outstanding and at the interest rate applicable.

3. NET SALES

     Net sales represents invoiced value of inventories sold less returns.

4. INCOME BEFORE TAXATION

                                                                1999
                                                                 HK$
                                                               -------
Income before taxation is stated after crediting and
  charging the following :
  Crediting
     Exchange gain..........................................     6,321
     Interest income from bank deposits.....................     4,607
                                                               =======
  Charging
     Cost of inventories sold...............................   934,387
     Depreciation:
       Owned fixed assets...................................    66,473
       Leased fixed assets..................................    14,008
     Operating leases
       Land and buildings...................................       932
       Hire of plant & machinery............................        65
     Interest expense comprises:
       Interest expense on bank loans and overdrafts........    20,588
       Interest element of finance lease rental payments....     7,990
                                                               =======

              TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LIMITED
                                THE PCB DIVISION

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

5. PROVISION FOR INCOME TAXES

                                                                1999
                                                                 HK$
                                                               -------
Hong Kong profits tax.......................................    17,310
Overseas taxation...........................................     2,375
                                                               -------
                                                                19,685
                                                               -------
Deferred tax (note 11)......................................     3,931
                                                               -------
                                                                23,616
                                                               =======

     Hong Kong profits tax has been provided at the rate of 16.0% (1998: 16.5%) on the estimated assessable profit for the year. Taxation on overseas profits has been calculated on the estimated assessable profit for the year at the rates of taxation prevailing in the countries in which the PCB Division operates.

6. TRADE ACCOUNTS RECEIVABLE, NET

                                                                1999
                                                                 HK$
                                                               -------
Trade accounts receivable...................................   213,985
Less: provision for doubtful debts..........................    (7,900)
                                                               -------
                                                               206,085
                                                               =======

7. INVENTORIES, NET

                                                                1999
                                                                 HK$
                                                               -------
Inventories, net at 31st March 1999 consisted of the
  following:
  Raw materials and supplies................................    71,999
  Work in progress and finished goods.......................    80,844
  Consumable stores.........................................    32,916
                                                               -------
                                                               185,759
                                                               =======

     Included in inventories, net at 31st March 1999 was an amount of HK$1,520 carried at net realisable value after making a provision for obsolete inventories of HK$3,256.

8. DUE FROM FORMER RELATED COMPANIES

     The amounts due from former related companies represent advances made to certain subsidiaries of Termbray Industries International (Holdings) Limited outside the PCB Division in order to finance the daily operations of these companies. The amounts due from these former related companies are unsecured, interest free and have no fixed terms of repayment.

              TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LIMITED
                                THE PCB DIVISION

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

9. FIXED ASSETS

                                                             LAND AND
                                               LAND AND      BUILDINGS      FACTORIES,
                                               BUILDINGS    HELD UNDER    STAFF QUARTERS
                                              HELD UNDER    MEDIUM TERM        AND
                                              MEDIUM TERM     LEASES        MACHINERY
                                               LEASES IN      OUTSIDE         UNDER         LEASEHOLD
                                               HONG KONG     HONG KONG     CONSTRUCTION    IMPROVEMENTS
                                                  HK$           HK$            HK$             HK$
                                              -----------   -----------   --------------   ------------
Cost or valuation
  At 1st April 1998.........................    37,413        229,568         61,417         101,379
  Additions.................................        --          3,821         11,354             263
  Reclassification..........................        --             --        (17,545)          4,452
  Disposals.................................        --             --             --            (340)
                                                ------        -------        -------         -------
  At 31st March 1999........................    37,413        233,389         55,226         105,754
                                                ------        -------        -------         -------
Accumulated depreciation
  At 1st April 1998.........................     3,061         10,648             --          42,777
  Charge for the year.......................       935          3,673             --           8,059
  Disposals.................................        --             --             --              --
                                                ------        -------        -------         -------
  At 31st March 1999........................     3,996         14,321             --          50,836
                                                ------        -------        -------         -------
Net book value
  At 31st March 1999........................    33,417        219,068         55,226          54,918
                                                ======        =======        =======         =======

                                                                                 MOULDS,
                                                                  FURNITURE,     TOOLS,
                                                                   FIXTURES     EQUIPMENT
                                                      PLANT AND   AND OFFICE    AND MOTOR
                                                      MACHINERY    EQUIPMENT    VEHICLES      TOTAL
                                                         HK$          HK$          HK$         HK$
                                                      ---------   -----------   ---------   ---------
Cost or valuation
  At 1st April 1998.................................   624,294      23,230       12,737     1,090,038
  Additions.........................................    26,598       3,090        1,110        46,236
  Reclassification..................................    12,803         290           --            --
  Disposals.........................................    (1,662)         --         (688)       (2,690)
                                                       -------      ------       ------     ---------
  At 31st March 1999................................   662,033      26,610       13,159     1,133,584
                                                       -------      ------       ------     ---------
Accumulated depreciation
  At 1st April 1998.................................   182,388      11,379        4,340       254,593
  Charge for the year...............................    62,824       3,378        1,612        80,481
  Disposals.........................................       (40)         --         (482)         (522)
                                                       -------      ------       ------     ---------
  At 31st March 1999................................   245,172      14,757        5,470       334,552
                                                       -------      ------       ------     ---------
Net book value
  At 31st March 1999................................   416,861      11,853        7,689       799,032
                                                       =======      ======       ======     =========

------------

(a) Machinery and equipment with an aggregate carrying book value of approximately HK$93,175 (1998: HK$140,430) as at the balance sheet date were held under finance lease and hire purchase contracts.

(b) Included in the PCB Division's machinery and equipment were an amount of HK$3,508 carried at valuation in 1987 with an aggregate depreciation of HK$3,508 as at 31st March 1999 which would also have had no net carrying value (1998: HK$ nil) had these assets been carried in the financial statements at cost less aggregate depreciation.

              TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LIMITED
                                THE PCB DIVISION

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     All other fixed assets were stated at cost less aggregate depreciation.

(c) Included in the PCB Division's factories, staff quarters and machinery under construction is net interest capitalised of approximately HK$6.2 million. No interest was capitalised during the year.

10. LONG-TERM LIABILITIES

                                                                1999
                                                                 HK$
                                                               -------
Unsecured bank loans repayable:
  Within one year...........................................    69,393
  Within two to five years..................................     2,393
                                                               -------
                                                                71,786
                                                               -------
Obligations under finance leases and hire purchase contracts payable
  Within one year...........................................    34,394
  Within two to five years..................................    32,506
                                                               -------
                                                                66,900
                                                               -------
                                                               138,686
Less: Current portion of long-term liabilities..............   103,787
                                                               -------
                                                                34,899
                                                               =======

11. DEFERRED TAXATION

                                                                1999
                                                                HK$
                                                               ------
At 1st April 1998...........................................   18,572
Transfer from statement of income (note 5)..................    3,931
                                                               ------
At 31st March 1999..........................................   22,503
                                                               ======
Provided in the financial statements in respect of:
  Accelerated depreciation allowances.......................   26,648
  Tax losses................................................   (4,145)
                                                               ------
                                                               22,503
                                                               ======

     The potential deferred taxation not provided for in the financial statements amounts to:

                                                                1999
                                                                HK$
                                                               ------
Accelerated depreciation allowances.........................    2,469
Tax losses..................................................   (1,574)
                                                               ------
                                                                  895
                                                               ======

              TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LIMITED
                                THE PCB DIVISION

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

12. DIVISIONAL CAPITAL

     Divisional capital represents the combination of the share capital of the following former subsidiaries of Termbray.

NAME OF COMPANY          AUTHORISED CAPITAL     1999 HK$        ISSUED CAPITAL       1999 HK$
---------------          ------------------     --------        --------------       --------
Kalex Circuit Board      10 ordinary shares           1,000   2 ordinary shares              200
  (China) Limited        of HK$100 each                       of HK$100 each
                         and 50,000 non-          5,000,000   and 50,000 non-          5,000,000
                         voting deferred                      voting deferred
                         shares of HK$100                     shares of HK$100
                         each                                 each
Kalex Circuit Board      1,000,000 ordinary      10,000,000   1,000,000 ordinary      10,000,000
  (Hong Kong) Limited    shares of HK$10                      shares of HK$10
                         each                                 each
Kalex Printed Circuit    10,000 ordinary             10,000   10,000 ordinary             10,000
  Board Limited          shares of HK$1                       shares of HK$1
                         each                                 each
Lee Lap & Sons Limited   9,998 ordinary               9,998   2 ordinary shares                2
                         shares of HK$1                       of HK$1 each
                         each
                         and 2 non-voting                 2   and 2 non-voting                 2
                         deferred shares of                   deferred shares of
                         HK$1 each                            HK$1 each
Termbray Circuit Board   10,000 ordinary             10,000   2 ordinary shares                2
  Company Limited        shares of HK$1                       of HK$1 each
                         each
Termbray Laminate        10,000 ordinary             10,000   10,000 ordinary             10,000
  Company Limited        shares of HK$1                       shares of HK$1
                         each                                 each
Termbray Property        50,000 ordinary            400,000   1 ordinary share                 8
  (B.V.I.) Limited       shares of US$1                       of US$1
                                              -------------                        -------------
                                              HK$15,441,000                        HK$15,020,214
                                              =============                        =============

              TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LIMITED
                                THE PCB DIVISION

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

13. RETAINED PROFITS

     Retained profits of the PCB Division represents the combination of the post-acquisition profits/(losses) of the following former subsidiaries of Termbray attributable to the PCB Division:

                                                                 1999
                                                                  HK$
                                                               ---------
Guangzhou Kalex Laminate Company Limited....................        (139)
Guangzhou Termbray Electronics Technology Company Limited...     (11,978)
Guangzhou Termbray Circuit Board Company Limited............     (32,395)
Kalex Circuit Board (Hong Kong) Limited.....................      21,090
Kalex Circuit Board (China) Limited.........................     532,423
Kalex Circuit Board (Guangzhou) Limited.....................      47,753
Kalex Multi-Layer Printed Circuit Board Company Limited.....      (1,112)
Kalex Printed Circuit Board Limited.........................       2,212
Lee Lap & Sons Limited......................................     418,726
Termbray Circuit Board Company Limited......................       1,020
Termbray Laminate Company Limited...........................      81,869
Termbray Property (B.V.I.) Limited..........................      10,547
                                                               ---------
                                                               1,070,016
Less: Goodwill previously written off against statement of
  income....................................................      (7,230)
                                                               ---------
                                                               1,062,786
                                                               =========

14. COMMITMENTS

     (a) CAPITAL COMMITMENTS

                                                                1999
                                                                HK$
                                                               ------
Contracted but not provided for
  - purchase of fixed assets................................   16,607
                                                               ======

     (b) OPERATING LEASE COMMITMENTS

     At 31st March 1999 the PCB Division had commitments to make payments in the next twelve months under operating leases which expire as follows:

                                                               1999
                                                               HK$
                                                               ----
Land and buildings
  - Within one year.........................................   367
  - In the second to fifth years inclusive..................   114
                                                               ---
                                                               481
                                                               ===

15. CONTINGENT LIABILITIES

     During the year, certain PCB subsidiaries within the PCB Division purchased production materials amounting to approximately HK$12 million from an outside supplier. Such production materials acquired were subsequently found to be defective and settlement of the purchases was therefore withheld by the Division. Legal actions for settlement of the purchases together with interest were taken by the supplier against these PCB subsidiaries. The Division also instituted a legal action against such supplier claiming

              TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LIMITED
                                THE PCB DIVISION

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

damages which may arise from the materials delivered by the supplier. While the outcome of these proceedings cannot at present be estimated with certainty, based on independent legal advice, management is of the opinion that the outcome of these cases would not have a material adverse impact on the financial position of the PCB Division, and that adequate disclosure having been made, no provision has been made in the financial statements accordingly.

16. RELATED PARTY TRANSACTIONS

     During the year, the PCB Division paid a management fee to a subsidiary of Termbray Industries International (Holdings) Limited amounting to HK$24,802 based on terms agreed by the relevant parties. The management fee was charged by the subsidiary of Termbray for the PCB Division's share of salaries and office expenses and comprised:

     - 95% of total office salaries based on human resources utilised

     - 89% of total management salaries based on estimated management hours, and

     - a pre-fixed percentage of 85% of the total office rental and communications expenses.

17. APPROVAL OF FINANCIAL STATEMENTS

     The financial statements of the PCB Division were approved by the board of directors of Termbray Industries International (Holdings) Limited on 24th September 1999.

              TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LIMITED
                                THE PCB DIVISION

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

18. SUMMARY OF DIFFERENCES BETWEEN HKGAAP AND USGAAP

     The combined financial statements of the PCB Division are prepared in accordance with accounting principles generally accepted in Hong Kong ("HKGAAP"), which differ in certain significant respects from accounting principles generally accepted in the United States of America ("USGAAP"). Differences between HKGAAP and USGAAP which have an effect on the net income, total divisional equity and statement of cash flows of the Division are summarized as follows:

     (a) NET INCOME AND TOTAL DIVISIONAL EQUITY

                                                                     YEAR ENDED
                                                                     31ST MARCH
                                                                        1999
                                                              NOTE      HK$
                                                              ----   ----------
Net income
  As stated under HKGAAP....................................           246,550
  USGAAP adjustments:
     Amortisation of goodwill...............................   (i)        (537)
     Deferred tax liabilities...............................  (ii)      (7,169)
     Capitalisation of interest costs.......................  (iii)      5,769
                                                                     ---------
Net income under USGAAP.....................................           244,613
                                                                     =========
          Total divisional equity
  As stated under HKGAAP....................................         1,077,806
  USGAAP adjustments:
     Goodwill...............................................            10,738
     Accumulated amortisation of goodwill...................   (i)      (3,982)
     Deferred tax liabilities...............................  (ii)      (2,505)
     Capitalisation of interest costs on assets under
      construction..........................................  (iii)      5,769
                                                                     ---------
          Total divisional equity under USGAAP..............         1,087,826
                                                                     =========

      (i) Amortisation of goodwill

          Under HKGAAP, the PCB Division offsets goodwill on acquisition of a business, which represents the excess of the cost of investment over the fair value ascribed to the net underlying assets acquired, against reserves to the extent that such reserves are available and any excess is charged against the statement of income in the year of acquisition.

          Under USGAAP, goodwill on acquisition of a business should be capitalised and amortised. For such purpose, the goodwill is amortised on a straight-line basis over 20 years.

      (ii) Deferred tax liabilities

           Under HKGAAP, deferred taxation is accounted for at the current taxation rate in respect of timing differences between profit as computed for taxation purposes and profit as stated in the accounts to the extent that a liability or an asset is expected to be payable or receivable in the foreseeable future.

           Under USGAAP, the PCB Division is required to recognise deferred tax assets and liabilities for the expected future tax consequences of all events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the temporary differences between the financial reporting basis and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Future tax benefits in respect of tax loss carry forwards are also required to be recognized in

              TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LIMITED
                                THE PCB DIVISION

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

           full. A valuation allowance is required to be established in respect of deferred tax assets to the extent that realisation of such benefits is less likely than not.

           Details of deferred income taxes under USGAAP are disclosed in Note
           (b) below.

     (iii) Under HKGAAP, borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, i.e. assets that necessarily take a substantial period of time to get ready for their intended use or sale, are capitalised as part of the cost of those assets. Interest on borrowings not directly attributable to the acquisition, construction or production of qualifying assets is not capitalizable.

           Under USGAAP, the PCB Division is required to include interest costs as a component of the historical cost of any facilities constructed for the division's own use. Capitalizable interest cost is interest cost incurred that theoretically could have been avoided during the period required to bring a qualifying asset to the condition and location necessary for its intended use if expenditures for qualifying assets had not been made.

     (b) DEFERRED TAX

     Under USGAAP, deferred tax liabilities and assets comprise the following:

                                                               YEAR ENDED
                                                               31ST MARCH
                                                                  1999
                                                                  HK$
                                                               ----------
Deferred tax liabilities
  Accelerated depreciation..................................     29,117
Deferred tax assets
  Tax loss carry forward....................................     (5,719)
  Valuation allowance.......................................      1,610
                                                                 ------
                                                                 25,008
                                                                 ======

     As of 31st March 1999, the PCB Division had accumulated tax losses amounting to $35,741 (the tax effect thereon is $5,719) which may be carried forward and applied to reduce future taxable income which is earned in or derived from Hong Kong. The tax losses have no expiry date. Realization of deferred tax assets associated with tax loss carry forwards is dependent upon generating sufficient taxable income. A valuation allowance has been established against part of such tax losses since management believes it is more likely than not that insufficient taxable income will be generated in the foreseeable future to utilise part of the tax loss carry forwards.

     Certain losses incurred by certain subsidiaries of the PCB Division located in the People's Republic of China ("PRC") are not included on the basis that these losses are considered likely to be utilised in the years in which the profits of these subsidiaries are tax exempt, pursuant to the PRC tax law. Accordingly, the PCB Division will derive no benefit in respect of these losses.

              TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LIMITED
                                THE PCB DIVISION

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Changes in the valuation allowance consist of:

                                                               YEAR ENDED
                                                               31ST MARCH
                                                                  1999
                                                                  HK$
                                                               ----------
Balance at beginning of the year............................        --
                                                                 -----
Additions to income tax expense.............................     1,610
                                                                 -----
Balance at end of the year..................................     1,610
                                                                 =====

     (c) STATEMENT OF CHANGES IN DIVISIONAL EQUITY UNDER USGAAP

                                  ORDINARY SHARES                    NON-VOTING DEFERRED SHARES
                             -------------------------   --------------------------------------------------
                              NUMBER OF                   NUMBER OF
                               SHARES        AMOUNT        SHARES        AMOUNT                    TOTAL
                             OUTSTANDING   OUTSTANDING   OUTSTANDING   OUTSTANDING   RETAINED    DIVISIONAL
                              (NOTE 12)     (NOTE 12)     (NOTE 12)     (NOTE 12)     PROFITS      EQUITY
                             -----------   -----------   -----------   -----------   ---------   ----------
                                               HK$                         HK$          HK$         HK$
Balance at 1st April
  1998.....................   1,020,007      10,020        50,002         5,000        828,193     843,213
Net income.................          --          --            --            --        244,613     244,613
                              ---------      ------        ------         -----      ---------   ---------
Balance at 31st March
  1999.....................   1,020,007      10,020        50,002         5,000      1,072,806   1,087,826
                              =========      ======        ======         =====      =========   =========

     (d) STATEMENT OF CASH FLOWS

     Under HKGAAP, cash flows are presented separately for operating activities; returns on investments and servicing of finance; taxation; investing activities and financing activities. Under USGAAP, however, only three categories of activities are reported, being operating activities; investing activities and financing activities. Cash flows from taxation, returns on investments and servicing of finance would, with the exception of servicing of divisional financing, be included as operating activities under USGAAP. The servicing of divisional financing would be included as financing activities under USGAAP.

     In addition, under USGAAP, cash and cash equivalents do not include bank loans overdrafts repayable within three months from the date of the advance as is the case under HKGAAP. For USGAAP purposes, the Division's cash and cash equivalents would be adjusted as follows:

     Under USGAAP, the following amounts would be reported:

                                                               YEAR ENDED
                                                               31ST MARCH
                                                                  1999
                                                               ----------
                                                                  HK$
Net cash provided from operating activities.................     368,004
Net cash used in investing activities.......................     (44,262)
Net cash used in financing activities.......................    (325,122)
                                                                --------
Decrease in cash and cash equivalents.......................      (1,380)
Cash and cash equivalents at the beginning of year..........      67,188
                                                                --------
Cash and cash equivalents at the end of year................      65,808
                                                                ========

                               [VIASYSTEMS LOGO]

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS (Subject to Completion)

Issued March 23, 2000


                               40,000,000 Shares

                                VIASYSTEMS LOGO

                                  COMMON STOCK
                            ------------------------

VIASYSTEMS GROUP, INC. IS OFFERING SHARES OF ITS COMMON STOCK. THIS IS OUR INITIAL PUBLIC OFFERING AND NO PUBLIC MARKET CURRENTLY EXISTS FOR OUR SHARES. WE ANTICIPATE THAT THE INITIAL PUBLIC OFFERING PRICE WILL BE BETWEEN $16 AND $19 PER SHARE.
                            ------------------------


OUR COMMON STOCK HAS BEEN APPROVED FOR LISTING ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOL "VG."

                            ------------------------

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 11.
                            ------------------------

                              PRICE $     A SHARE
                            ------------------------

                                                UNDERWRITING
                                   PRICE TO     DISCOUNTS AND   PROCEEDS TO
                                    PUBLIC       COMMISSIONS    VIASYSTEMS
                                 ------------   -------------   -----------
Per Share......................             $              $              $
Total..........................  $               $              $

Viasystems Group, Inc. has granted the underwriters the right to purchase up to an additional 6,000,000 shares to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. International Limited expects to deliver the shares to
purchasers on           , 2000.
                            ------------------------

MORGAN STANLEY DEAN WITTER
                                      CREDIT SUISSE FIRST BOSTON
                                                                       CHASE H&Q
BANK OF AMERICA INTERNATIONAL LIMITED
            BEAR, STEARNS INTERNATIONAL LIMITED
                         DEUTSCHE BANC ALEX. BROWN
                                     GOLDMAN SACHS INTERNATIONAL
                                               SALOMON SMITH BARNEY
                                                        WIT SOUNDVIEW

            , 2000

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth fees payable to the Securities and Exchange Commission and the National Association of Securities Dealers, Inc., and other estimated expenses expected to be incurred in connection with the issuance and distribution of securities being registered. All fees and expenses shall be paid by the Registrant.

Securities and Exchange Commission Registration Fee.........  $  230,736
NASD Fee....................................................      30,500
NYSE Listing Fee............................................     575,000
Printing and Engraving Expenses.............................   2,000,000
Accounting Fees and Expenses................................     500,000
Legal Fees and Expenses.....................................   1,000,000
Transfer Agent Fees and Expenses............................      25,000
Miscellaneous...............................................     138,764
                                                              ----------
          Total.............................................  $4,500,000
                                                              ==========

------------
* To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation may indemnify any person, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually or reasonably incurred.

     Article Ninth of the Registrant's Amended and Restated Certificate of Incorporation provides that the Registrant shall indemnify each person who is or was an officer or director of the Registrant to the fullest extent permitted under the DGCL (including the right to be paid expenses incurred in investigating or defending any such proceeding in advance of its final disposition).

     Article Tenth of the Registrant's Amended and Restated Certificate of Incorporation provides that the Registrant's directors shall not be personally liable to the Registrant and its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

     The Registrant has purchased a directors' and officers' liability insurance policy.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Note: All of the following share information gives effect to a 1 for 6 reverse stock split to be effected by the Registrant prior to the offering.

     (a) In March 1997, the Registrant issued 33,333 shares of its common stock, $0.01 par value ("common stock"), to two of its directors for an aggregate purchase price of $200,000. The securities were issued in private placements in reliance on Section 4(2) of the Securities Act.

     (b) In May 1997, the Registrant issued 16,666 shares of its common stock to one of its directors upon exercise of a stock option for an exercise price of $6.00 per share. The securities were issued in a transaction exempt from Section 5 of the Securities Act pursuant to Rule 701 under the Securities Act.

     (c) In June 1997, the Registrant issued 14,166,666 shares of its common stock to the holders of its series A preferred stock in exchange for all of its outstanding shares of series A preferred stock. The securities were issued in reliance on Section 3(a)(9) of the Securities Act.

     (d) In June 1997, the Registrant issued 23,333,333 shares of its common stock to the holders of the series C preferred stock in exchange for all of their outstanding shares of series C preferred stock in connection with the merger of Chips Holdings, Inc. with the Registrant. The securities were issued in reliance on Section 3(a)(9) of the Securities Act.

     (e) In June 1997, the Registrant issued 195,833 shares of its common stock to seven directors, officers and consultants of the Registrant for an aggregate purchase price of $1,175,000. The securities were issued in private placements in reliance on Section 4(2) of the Securities Act.

     (f) In June 1997, the Registrant issued 5,122,916 shares of its class A common stock, $.01 par value ("class A common stock"), to 11 of its officers for an aggregate purchase price of $307,374.99. The securities were issued in a private placement in reliance on Section 4(2) of the Securities Act.

     (g) In April 1998, the Registrant issued 7,663,976 shares of its common stock to two of its existing stockholders, an individual and a limited partnership for an aggregate purchase price of $52,500,250. The securities were issued in private placements in reliance on Section 4(2) of the Securities Act.

     (h) In May 1998, the Registrant issued 56,921 shares of its class A common stock to three of its officers for an aggregate purchase price of $3,415.22. The securities were issued in a private placement in reliance on Section 4(2) of the Securities Act.

     In May 1998, the Registrant issued 990,061 shares of its class A series II common stock, par value $.01 per share ("class A series II common stock") to 11 of its officers for an aggregate purchase price of $59,403.70. The securities were issued in a private placement in reliance on Section 4(2) of the Securities Act.

     (i) In October 1998, the Registrant issued 2,500 shares of its common stock to an employee upon exercise of a stock option for an exercise price of $6.00 per share. The securities were issued in a transaction exempt from Section 5 of the Securities Act pursuant to Rule 701 under the Securities Act.

     (j) In November 1998, the Registrant issued 1,243,833 shares of its class A series II common stock to one of its officers for a purchase price of $74,630.00. The securities were issued in a private placement in reliance on
Section 4(2) of the Securities Act.

     (k) In December 1998, the Registrant issued 2,500 shares of its common stock to an employee upon exercise of a stock option for an exercise price of $6.00 per share. The securities were issued in a transaction exempt from Section 5 of the Securities Act pursuant to Rule 701 under the Securities Act.

     (l) In February 1999, the Registrant issued 2,500 shares of its common stock to an employee upon exercise of a stock option for an exercise price of $6.00 per share. The securities were issued in a transaction exempt from Section 5 of the Securities Act pursuant to Rule 701 under the Securities Act.

     (m) In April 1999, the Registrant issued 273,224 shares of its common stock to the two former stockholders of PAGG Corporation, which the Registrant acquired in a stock purchase transaction in April 1999, as partial consideration for the purchase price of such acquisition for an aggregate amount of $2,000,000. The securities were issued in a private placement in reliance on
Section 4(2) of the Securities Act.


     (n) In August 1999, the Registrant issued 27,322,404 shares of its common stock to HMTF/Viasystems Investments, LLC for $200,000,000 in cash. The securities were issued in a private placement in reliance on Section 4(2) of the Securities Act.


     (o) In August 1999, the Registrant issued 3,957,751 shares of its class A series II common stock to 20 employees and their family members, including trusts for the benefit of those family members for a purchase price of $237,465.07. The securities were issued in a private placement in reliance on
Section 4(2) of the Securities Act.

     (p) In September 1999, the Registrant issued 1,666 shares of its common stock to an employee upon exercise of a stock option for an exercise price of $7.32 per share. The securities were issued in a transaction exempt from Section 5 of the Securities Act pursuant to Rule 701 under the Securities Act.

     (q) In October 1999, the Registrant issued 3,333 shares of its common stock to an employee upon exercise of a stock option for an exercise price of $7.32 per share. The securities were issued in a transaction exempt from Section 5 of the Securities Act pursuant to Rule 701 under the Securities Act.

     The issuances of the securities described in Sections (a), (b), (e), (f),
(g), (h), (j), (m), (n) and (o) above were deemed to be exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. The issuances of the securities described in (i), (k), (l), (p) and (q) above were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 under the Securities Act as transactions by an issuer in compensatory circumstances. The recipients of the above-described securities represented their intention to acquire the securities for investment only and not with a view for distribution thereof. Appropriate legends were affixed to the stock certificates issued in such transactions. All recipients had adequate access, through employment or other relationships, to information about Viasystems.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following exhibits are filed as part of this registration statement:


        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          1.1            -- Form of Underwriting Agreement*
          2.1            -- Securities Purchase Agreement, dated as of October 1,
                            1996, among Viasystems Group, Inc. (formerly known as
                            Circo Craft Holding Company) and certain Purchasers (as
                            defined therein)(3)
          2.2            -- Acquisition Agreement, dated as of November 26, 1996,
                            among Lucent Technologies Inc., Viasystems Group, Inc.
                            (formerly known as Circo Technologies Group, Inc.)and
                            Viasystems, Inc. (formerly known as Circo Craft
                            Technologies, Inc.)(3)
          2.3            -- Agreement and Plan of Merger, dated as of April 11, 1997 by and among Viasystems Group, Inc., HMTF Acquisition,
                            L.P., HMTF U.K. Acquisition Company, Hicks, Muse, Tate &
                            Furst Equity Fund III and HM3 Coinvestors, L.P.(3)
          2.4            -- Agreement and Plan of Merger, dated as of June 5, 1997, by and between Viasystems Group, Inc. and Chips Holdings,
                            Inc.(3)
          2.5            -- Agreement and Plan of Merger, dated as of June 6, 1997, by and between Viasystems, Inc. and Chips Acquisition,
                            Inc.(3)

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          2.6            -- Acquisition Agreement, dated as of January 29, 1998,
                            among Viasystems B.V. and Print Service Holding N.V.(6)
          2.7            -- Sale and Purchase Agreement, dated as of February 11,
                            1998, between Viasystems, S.r.l., as purchaser, European
                            Circuits SA and individuals named therein, as sellers(6)
          2.8            -- Share Purchase Agreement, dated August 1, 1999, among
                            Termbray Electronics (B.V.I.) Limited, Termbray
                            Industries International (Holdings) Limited, Viasystems,
                            Inc. and Viasystems Group, Inc.(8)
          2.9            -- Form of Stock Purchase Agreement, dated March   , 2000,
                            by and among International Wire Group, Inc., Wirekraft
                            Industries, Inc. and Viasystems Group, Inc.*
          3.1            -- Form of Amended and Restated Certificate of Incorporation
                            of Viasystems Group, Inc.*
          3.2            -- Form of Amended and Restated Bylaws of Viasystems Group,
                            Inc.*
          4.1            -- Third Amended and Restated Credit Agreement, dated August
                            5, 1999, among Viasystems Group, Inc., Viasystems, Inc.,
                            the Foreign Subsidiary Borrowers parties thereto, the
                            lenders party thereto, The Chase Manhattan Bank of
                            Canada, Chase Manhattan International Limited, The Chase
                            Manhattan Bank and Chase Securities Inc.(8)
          4.2            -- First Amendment, dated February 4, 2000, to the Third
                            Amended and Restated Credit Agreement, dated August 5,
                            1999, among Viasystems Group, Inc., Viasystems, Inc., the
                            Foreign Subsidiary Borrowers parties thereto, the lenders
                            party thereto, The Chase Manhattan Bank of Canada, Chase
                            Manhattan International Limited, The Chase Manhattan Bank
                            and Chase Securities Inc.*
          4.3            -- Indenture, dated as of June 6, 1997, by and between
                            Viasystems, Inc. and The Bank of New York, as Trustee(3)
          4.4            -- Form of New Note (included in Exhibit 4.3, Exhibit B)
          4.5            -- Indenture, dated as of February 17, 1998, by and between
                            Viasystems, Inc. and The Bank of New York, as Trustee(6)
          4.6            -- Form of Exchange Note (included in Exhibit 4.5, Exhibit
                            B)
          5.1            -- Opinion of Legality of Weil, Gotshal & Manges LLP(1)
         10.1            -- Supply Agreement dated as of November 26, 1996, by and
                            between Lucent Technologies Inc. and Circo Craft
                            Technologies, Inc. (confidential treatment was granted
                            with respect to certain portions of this exhibit)(5)
         10.2            -- Amended and Restated Viasystems Group, Inc. 1997 Stock
                            Option Plan(3)
         10.3            -- Form of Amended and Restated Stock Option Agreement dated
                            as of March   , 2000 between Viasystems Group, Inc. and
                            James N. Mills*
         10.4            -- Form of Amended and Restated Stock Option Agreement dated
                            as of March   , 2000 between Viasystems Group, Inc. and
                            David M. Sindelar*
         10.5            -- Viasystems Group, Inc. Stock Option Agreement, dated as of February 4, 1997, with Richard W. Vieser(4)
         10.6            -- Viasystems Group, Inc. Stock Option Agreement, dated as of February 4, 1997, with Kenneth F. Yontz(4)
         10.7            -- Third Amended and Restated Monitoring and Oversight
                            Agreement, dated as of June 6, 1997, among Viasystems
                            Group, Inc., Viasystems, Inc., Viasystems Technologies
                            Corp., Circo Craft Co. Inc., Viasystems International,
                            Inc., PCB Acquisition Limited, PCB Investments PLC, Chips
                            Acquisition Limited and Hicks, Muse & Co. Partners,
                            L.P.(4)

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         10.8            -- Third Amended and Restated Financial Advisory Agreement
                            dated as of June 6, 1997, among Viasystems Group, Inc.,
                            Viasystems, Inc., Viasystems Technologies Corp., Circo
                            Craft Co. Inc., Viasystems International, Inc., PCB
                            Acquisition Limited, PCB Investments PLC, Chips
                            Acquisition Limited and Hicks, Muse & Co. Partners,
                            L.P.(4)
         10.9            -- Amended and Restated Executive Employment Agreement,
                            dated as of February 16, 2000, by and among Viasystems
                            Group, Inc., Viasystems, Inc., Viasystems Technologies
                            Corp. LLC and James N. Mills*
         10.10           -- Amended and Restated Executive Employment Agreement,
                            dated as of February 16, 2000, by and among Viasystems
                            Group, Inc., Viasystems, Inc., Viasystems Technologies
                            Corp. LLC and David M. Sindelar*
         10.11           -- Agreement, dated as of December 30, 1996, between
                            Viasystems, Inc. (formerly known as Circo Craft
                            Technologies, Inc.) and the Communication Workers of
                            America(4)
         10.12           -- Environmental, Health and Safety Agreement, dated as of
                            November 26, 1996, between Lucent Technologies and
                            Viasystems, Inc. (formerly known as Circo Craft
                            Technologies, Inc.)(3)
         10.13           -- Amended and Restated Executive Employment Agreement,
                            dated as of February 16, 2000, by and among Viasystems
                            Group, Inc., Viasystems, Inc. and Viasystems Technologies
                            Corp. LLC and Timothy L. Conlon*
         10.14           -- Amended and Restated Stockholders Agreement, dated as of
                            June 6, 1997, among Viasystems Group, Inc. and certain
                            stockholders of Viasystems Group, Inc.*
         10.15           -- First Amendment to Amended and Restated Stockholders
                            Agreement, dated as of November 4, 1998, among Viasystems
                            Group, Inc. and certain stockholders of Viasystems Group,
                            Inc.*
         10.16           -- Parts Sourcing Contract, dated as of December 2, 1994,
                            among Wirekraft Industries, Inc. and General Electric
                            Company (Confidential treatment has been granted with
                            respect to certain portions of this exhibit.)(9)
         10.17           -- Agreement dated as of December 29, 1995 among Wirekraft
                            Industries, Inc. and General Electric Company
                            (Confidential treatment has been granted with respect to
                            certain portions of this exhibit.)(10)
         10.18           -- Viasystems Group, Inc. 1999 Key Management Incentive
                            Compensation Plan*
         10.19           -- Form of Contract Manufacturing Agreement, dated March   ,
                            2000, by and between Mommers Print Service BV and
                            Viasystems Sweden AB**
         10.20           -- Form of Contract Manufacturing Agreement, dated March   ,
                            2000, by and between Mommers Print Service BV and
                            Viasystems Tyneside Limited***
         10.21           -- Form of Supply Agreement, dated as of March   , 2000, by
                            and between International Wire Group, Inc. and Wirekraft
                            Industries, Inc.(1)
         21.1            -- Subsidiaries of Viasystems Group, Inc.*
         23.1            -- Consent of Weil, Gotshal & Manges LLP (included in the
                            opinion filed as Exhibit 5.1)
         23.2            -- Consent of PricewaterhouseCoopers LLP(1)

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         23.3            -- Consent of PricewaterhouseCoopers(1)
         24.1            -- Power of Attorney*
         27.1            -- Financial Data Schedule*
         99.1            -- Consent of Director Nominee (Thomas H. O'Brien)*
         99.2            -- Consent of Director Nominee (Alex J. Mandl)*


---------------

 *    Previously filed.


 **   Previously filed as Exhibit 2.10.



 ***  Previously filed as Exhibit 2.11.


 (1) Filed herewith.

 (2) To be filed by amendment.

 (3) Incorporated by reference to the Registration Statement of Viasystems, Inc. on Form S-1. (File No. 333-29727).

 (4) Incorporated by reference to Amendment No. 1 to the Registration Statement of Viasystems, Inc. on Form S-1.

 (5) Incorporated by reference to Amendment No. 2 to the Registration Statement of Viasystems, Inc. on Form S-1.

 (6) Incorporated by reference to Viasystems, Inc.'s 1997 Annual Report on Form 10-K.

 (7) Incorporated by reference to Viasystems, Inc.'s 1998 Annual Report on Form 10-K.

 (8) Incorporated by reference to the Form 8-K/A of Viasystems, Inc. filed on October 15, 1999.

 (9) Incorporated by reference to the Registration Statement of International Wire Group, Inc. on Form S-1 (File No. 333-93970).

(10) Incorporated by reference to International Wire Group, Inc.'s 1995 Annual Report on Form 10-K. (b) FINANCIAL STATEMENT SCHEDULE

PAGE NUMBER                          DESCRIPTION
-----------                          -----------
             Report of Independent Public Accountants on Financial
   S-1       Statement Schedule
   S-2       Schedule II -- Valuation and Qualifying Accounts

     All other schedules are omitted because the required information is not present or is not present in the amounts sufficient to require submission of the schedules, or because the information required is included in the financial statements and notes thereto.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in St. Louis, Missouri, on March 23, 2000.


                                            VIASYSTEMS GROUP, INC.

                                            By:   /s/ DAVID M. SINDELAR
                                             -----------------------------------
                                                     David M. Sindelar
                                                 Senior Vice President and
                                                  Chief Financial Officer

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----

                          *                              Chairman of the Board and      March 23, 2000
-----------------------------------------------------      Chief Executive Officer
                   James N. Mills                          (Principal Executive
                                                           Officer)

                          *                              President, Chief Operating     March 23, 2000
-----------------------------------------------------      Officer and a Director
                  Timothy L. Conlon

                /s/ DAVID M. SINDELAR                    Senior Vice President and      March 23, 2000
-----------------------------------------------------      Chief Financial Officer
                  David M. Sindelar                        (Principal Financial and
                                                           Accounting Officer)

                          *                              Director                       March 23, 2000
-----------------------------------------------------
                    Jack D. Furst

                          *                              Director                       March 23, 2000
-----------------------------------------------------
                  Kenneth F. Yontz

                          *                              Director                       March 23, 2000
-----------------------------------------------------
                   Thomas O. Hicks

                          *                              Director                       March 23, 2000
-----------------------------------------------------
                  Richard W. Vieser


*By:    /s/ DAVID M. SINDELAR
     -------------------------------
           David M. Sindelar,
            Attorney-in-fact

                       REPORT OF INDEPENDENT ACCOUNTANTS


                        ON FINANCIAL STATEMENT SCHEDULE



The Board of Directors of Viasystems Group, Inc.:



     Our audits of the consolidated financial statements referred to in our report dated February 23, 2000, except as the stock split described in Note 24 which is as of March 23, 2000, appearing in this prospectus of Viasystems Group, Inc. and its subsidiaries also included an audit of the financial statement schedule listed in Item 16(b) of this prospectus. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.



PricewaterhouseCoopers LLP



Philadelphia, Pennsylvania


February 23, 2000

                                                                     SCHEDULE II

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

ALLOWANCE FOR DOUBTFUL ACCOUNTS    BALANCE AT                   CHARGES TO                               BALANCE AT
-- DEDUCTED FROM RECEIVABLES IN    BEGINNING                     COST AND     ACCOUNTS     TRANSLATION     END OF
       THE BALANCE SHEET           OF PERIOD     ACQUISITIONS    EXPENSES    WRITTEN OFF   ADJUSTMENTS     PERIOD
-------------------------------   ------------   ------------   ----------   -----------   -----------   ----------
Year Ended December 31, 1997....     $  409         $1,632        $7,176       $(7,636)       $ 992        $2,573
                                     ======         ======        ======       =======        =====        ======
Year Ended December 31, 1998....     $2,573         $1,470        $  158       $  (548)       $ 141        $3,794
                                     ======         ======        ======       =======        =====        ======
Year Ended December 31, 1999....     $3,794         $2,632        $1,784       $  (990)       $(255)       $6,965
                                     ======         ======        ======       =======        =====        ======

                               INDEX TO EXHIBITS


        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          1.1            -- Form of Underwriting Agreement*
          2.1            -- Securities Purchase Agreement, dated as of October 1,
                            1996, among Viasystems Group, Inc. (formerly known as
                            Circo Craft Holding Company) and certain Purchasers (as
                            defined therein)(3)
          2.2            -- Acquisition Agreement, dated as of November 26, 1996,
                            among Lucent Technologies Inc., Viasystems Group, Inc.
                            (formerly known as Circo Technologies Group, Inc.)and
                            Viasystems, Inc. (formerly known as Circo Craft
                            Technologies, Inc.)(3)
          2.3            -- Agreement and Plan of Merger, dated as of April 11, 1997 by and among Viasystems Group, Inc., HMTF Acquisition,
                            L.P., HMTF U.K. Acquisition Company, Hicks, Muse, Tate &
                            Furst Equity Fund III and HM3 Coinvestors, L.P.(3)
          2.4            -- Agreement and Plan of Merger, dated as of June 5, 1997, by and between Viasystems Group, Inc. and Chips Holdings,
                            Inc.(3)
          2.5            -- Agreement and Plan of Merger, dated as of June 6, 1997, by and between Viasystems, Inc. and Chips Acquisition,
                            Inc.(3)
          2.6            -- Acquisition Agreement, dated as of January 29, 1998,
                            among Viasystems B.V. and Print Service Holding N.V.(6)
          2.7            -- Sale and Purchase Agreement, dated as of February 11,
                            1998, between Viasystems, S.r.l., as purchaser, European
                            Circuits SA and individuals named therein, as sellers(6)
          2.8            -- Share Purchase Agreement, dated August 1, 1999, among
                            Termbray Electronics (B.V.I.) Limited, Termbray
                            Industries International (Holdings) Limited, Viasystems,
                            Inc. and Viasystems Group, Inc.(8)
          2.9            -- Form of Stock Purchase Agreement, dated March   , 2000,
                            by and among International Wire Group, Inc., Wirekraft
                            Industries, Inc. and Viasystems Group, Inc.*
          3.1            -- Form of Amended and Restated Certificate of Incorporation
                            of Viasystems Group, Inc.*
          3.2            -- Form of Amended and Restated Bylaws of Viasystems Group,
                            Inc.*
          4.1            -- Third Amended and Restated Credit Agreement, dated August
                            5, 1999, among Viasystems Group, Inc., Viasystems, Inc.,
                            the Foreign Subsidiary Borrowers parties thereto, the
                            lenders party thereto, The Chase Manhattan Bank of
                            Canada, Chase Manhattan International Limited, The Chase
                            Manhattan Bank and Chase Securities Inc.(8)
          4.2            -- First Amendment, dated February 4, 2000, to the Third
                            Amended and Restated Credit Agreement, dated August 5,
                            1999, among Viasystems Group, Inc., Viasystems, Inc., the
                            Foreign Subsidiary Borrowers parties thereto, the lenders
                            party thereto, The Chase Manhattan Bank of Canada, Chase
                            Manhattan International Limited, The Chase Manhattan Bank
                            and Chase Securities Inc.*
          4.3            -- Indenture, dated as of June 6, 1997, by and between
                            Viasystems, Inc. and The Bank of New York, as Trustee(3)
          4.4            -- Form of New Note (included in Exhibit 4.3, Exhibit B)
          4.5            -- Indenture, dated as of February 17, 1998, by and between
                            Viasystems, Inc. and The Bank of New York, as Trustee(6)
          4.6            -- Form of Exchange Note (included in Exhibit 4.5, Exhibit
                            B)

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          5.1            -- Opinion of Legality of Weil, Gotshal & Manges LLP(1)
         10.1            -- Supply Agreement dated as of November 26, 1996, by and
                            between Lucent Technologies Inc. and Circo Craft
                            Technologies, Inc. (confidential treatment was granted
                            with respect to certain portions of this exhibit)(5)
         10.2            -- Amended and Restated Viasystems Group, Inc. 1997 Stock
                            Option Plan(3)
         10.3            -- Form of Amended and Restated Stock Option Agreement dated
                            as of March   , 2000 between Viasystems Group, Inc. and
                            James N. Mills*
         10.4            -- Form of Amended and Restated Stock Option Agreement dated
                            as of March   , 2000 between Viasystems Group, Inc. and
                            David M. Sindelar*
         10.5            -- Viasystems Group, Inc. Stock Option Agreement, dated as of February 4, 1997, with Richard W. Vieser(4)
         10.6            -- Viasystems Group, Inc. Stock Option Agreement, dated as of February 4, 1997, with Kenneth F. Yontz(4)
         10.7            -- Third Amended and Restated Monitoring and Oversight
                            Agreement, dated as of June 6, 1997, among Viasystems
                            Group, Inc., Viasystems, Inc., Viasystems Technologies
                            Corp., Circo Craft Co. Inc., Viasystems International,
                            Inc., PCB Acquisition Limited, PCB Investments PLC, Chips
                            Acquisition Limited and Hicks, Muse & Co. Partners,
                            L.P.(4)
         10.8            -- Third Amended and Restated Financial Advisory Agreement
                            dated as of June 6, 1997, among Viasystems Group, Inc.,
                            Viasystems, Inc., Viasystems Technologies Corp., Circo
                            Craft Co. Inc., Viasystems International, Inc., PCB
                            Acquisition Limited, PCB Investments PLC, Chips
                            Acquisition Limited and Hicks, Muse & Co. Partners,
                            L.P.(4)
         10.9            -- Amended and Restated Executive Employment Agreement,
                            dated as of February 16, 2000, by and among Viasystems
                            Group, Inc., Viasystems, Inc., Viasystems Technologies
                            Corp. LLC and James N. Mills*
         10.10           -- Amended and Restated Executive Employment Agreement,
                            dated as of February 16, 2000, by and among Viasystems
                            Group, Inc., Viasystems, Inc., Viasystems Technologies
                            Corp. LLC and David M. Sindelar*
         10.11           -- Agreement, dated as of December 30, 1996, between
                            Viasystems, Inc. (formerly known as Circo Craft
                            Technologies, Inc.) and the Communication Workers of
                            America(4)
         10.12           -- Environmental, Health and Safety Agreement, dated as of
                            November 26, 1996, between Lucent Technologies and
                            Viasystems, Inc. (formerly known as Circo Craft
                            Technologies, Inc.)(3)
         10.13           -- Amended and Restated Executive Employment Agreement,
                            dated as of February 16, 2000, by and among Viasystems
                            Group, Inc., Viasystems, Inc. and Viasystems Technologies
                            Corp. LLC and Timothy L. Conlon*
         10.14           -- Amended and Restated Stockholders Agreement, dated as of
                            June 6, 1997, among Viasystems Group, Inc. and certain
                            stockholders of Viasystems Group, Inc.*
         10.15           -- First Amendment to Amended and Restated Stockholders
                            Agreement, dated as of November 4, 1998, among Viasystems
                            Group, Inc. and certain stockholders of Viasystems Group,
                            Inc.*
         10.16           -- Parts Sourcing Contract, dated as of December 2, 1994,
                            among Wirekraft Industries, Inc. and General Electric
                            Company (Confidential treatment has been granted with
                            respect to certain portions of this exhibit.)(9)

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         10.17           -- Agreement dated as of December 29, 1995 among Wirekraft
                            Industries, Inc. and General Electric Company
                            (Confidential treatment has been granted with respect to
                            certain portions of this exhibit.)(10)
         10.18           -- Viasystems Group, Inc. 1999 Key Management Incentive
                            Compensation Plan*
         10.19           -- Form of Contract Manufacturing Agreement, dated March   ,
                            2000, by and between Mommers Print Service BV and
                            Viasystems Sweden AB**
         10.20           -- Form of Contract Manufacturing Agreement, dated March   ,
                            2000, by and between Mommers Print Service BV and
                            Viasystems Tyneside Limited***
         10.21           -- Form of Supply Agreement, dated as of March   , 2000, by
                            and between International Wire Group, Inc. and Wirekraft
                            Industries, Inc.(1)
         21.1            -- Subsidiaries of Viasystems Group, Inc.*
         23.1            -- Consent of Weil, Gotshal & Manges LLP (included in the
                            opinion filed as Exhibit 5.1)
         23.2            -- Consent of PricewaterhouseCoopers LLP(1)
         23.3            -- Consent of PricewaterhouseCoopers(1)
         24.1            -- Power of Attorney*
         27.1            -- Financial Data Schedule*
         99.1            -- Consent of Director Nominee (Thomas H. O'Brien)*
         99.2            -- Consent of Director Nominee (Alex J. Mandl)*


---------------

 *    Previously filed.


 **   Previously filed as Exhibit 2.10.



 ***  Previously filed as Exhibit 2.11.


 (1) Filed herewith.

 (2) To be filed by amendment.

 (3) Incorporated by reference to the Registration Statement of Viasystems, Inc. on Form S-1. (File No. 333-29727).

 (4) Incorporated by reference to Amendment No. 1 to the Registration Statement of Viasystems, Inc. on Form S-1.

 (5) Incorporated by reference to Amendment No. 2 to the Registration Statement of Viasystems, Inc. on Form S-1.

 (6) Incorporated by reference to Viasystems, Inc.'s 1997 Annual Report on Form 10-K.

 (7) Incorporated by reference to Viasystems, Inc.'s 1998 Annual Report on Form 10-K.

 (8) Incorporated by reference to the Form 8-K/A of Viasystems, Inc. filed on October 15, 1999.

 (9) Incorporated by reference to the Registration Statement of International Wire Group, Inc. on Form S-1 (File No. 333-93970).

(10) Incorporated by reference to International Wire Group, Inc.'s 1995 Annual Report on Form 10-K.